                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

                             (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

  [X]Preliminary Proxy Statement

  [_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
     6(e)(2))

  [_]Definitive Proxy Statement

  [_]Definitive Additional Materials

  [_]Soliciting Material Pursuant to (S) 240.14a-12

                        SUNBURST HOSPITALITY CORPORATION
      ----------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

      ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [_]No fee required.

  [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    Common Stock, par value $0.01 per share
    ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    9,043,774
    ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    $7.375
    ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    $66,697,833.25
    ------------------------------------------------------------------------

    (5) Total fee paid: $13,339.57

    ------------------------------------------------------------------------

[X]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:
  -------------------------------------

  (2) Form, Schedule or Registration Statement No.:
  -------------------------------------

  (3) Filing Party:
  -------------------------------------

  (4) Date Filed:
  -------------------------------------

                               PRELIMINARY COPY

               SUBJECT TO COMPLETION DATED NOVEMBER 9, 2000

                             [Sunburst Letterhead]

To Our Stockholders:

  You are cordially invited to attend a special meeting of stockholders of
Sunburst Hospitality Corporation to be held at   local time, on      , 2000 at
the Quality Suites Hotel, 3 Research Court, Rockville, Maryland 20850.

  At the special meeting, you will be asked to consider and vote upon the approval and adoption of the Recapitalization Agreement, dated September 20, 2000, that provides for the merger of Nova Finance Company LLC into Sunburst. After the recapitalization, Sunburst will be wholly owned by Stewart Bainum, Jr., Chairman of Sunburst's Board of Directors, James A. MacCutcheon, Co-Chief Executive Officer of Sunburst, other members of Sunburst's management and other members of the Bainum family, who we refer to in this proxy statement as the continuing stockholders. Following the recapitalization, the continuing stockholders will be the sole beneficiaries of the future earnings and growth of Sunburst, if any.

  Under the terms of the agreement, you will be entitled to receive $7.375 in cash, without interest or any other payment thereon, for each share of Sunburst common stock you hold unless you exercise and perfect your appraisal rights under Delaware law. The aggregate amount of consideration that the continuing stockholders will pay to Sunburst's stockholders will be $60.2 million.

  A special committee of the Board of Directors has unanimously determined that the terms of the recapitalization are advisable, and are fair to, and in the best interests of, Sunburst stockholders (other than the continuing stockholders) and has recommended to the Board of Directors that the Recapitalization Agreement and the transactions contemplated by the Recapitalization Agreement be approved and adopted. The special committee is comprised of Directors who are not officers or employees of Sunburst and are not affiliated with the continuing stockholders.

  The Board of Directors formed the special committee of the Board of Directors to evaluate the terms of the recapitalization proposed by the continuing stockholders because the recapitalization involves conflicts of interest arising from the status of the continuing stockholders. The continuing stockholders include members of management, the Board of Directors and significant stockholders. These individuals have interests in the recapitalization that are different from, or in addition to their interests as Sunburst stockholders (including, among others, interests related to employment agreements, restricted stock and options) that create conflicts of interest.

  The Board of Directors, based on the recommendation of the special committee, has determined that the terms of the recapitalization are advisable, and are fair to, and in the best interests of Sunburst's stockholders and has approved the Recapitalization Agreement. The Board of Directors and the special committee unanimously recommend that you vote for the approval and adoption of the Recapitalization Agreement and the transactions contemplated by the Recapitalization Agreement.

  The recapitalization and merger cannot be completed unless, among other things, two-thirds of the outstanding shares are cast in favor of approval and adoption of the Recapitalization Agreement and the transactions contemplated thereby and a majority of outstanding shares held by stockholders other than continuing stockholders vote to approve and adopt the Recapitalization Agreement and the transactions contemplated thereby.

  It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, we urge you to complete, date, sign and return the enclosed proxy card promptly in the enclosed pre-addressed postage-paid envelope. Failure to return a properly executed proxy card or vote at the special meeting will have the same effect as a vote against the Recapitalization Agreement and the transactions contemplated by the Recapitalization Agreement.

                                       Sincerely,

                                       Donald J. Landry
                                       President and Co-Chief Executive
                                        Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This proxy statement is dated      , 2000, and is first being mailed to
stockholders on      , 2000.

                             [Sunburst Letterhead]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           To Be Held on      , 2000

To Our Stockholders:

  We are holding a special meeting of the stockholders of Sunburst Hospitality
Corporation at  , local time, on      , 2000, at       located at the Quality
Suites Hotel, 3 Research Court, Rockville, Maryland 20850. The purpose of the meeting is to:

  . Consider and vote on a proposal to approve and adopt the Recapitalization Agreement, dated as of September 20, 2000, and the transactions contemplated thereby. The Recapitalization Agreement is described in the attached proxy statement.

  . Transact any other business that properly comes before the special meeting or any adjournment(s) or postponement(s) of the special meeting.

  Only those persons who were record holders of Sunburst common stock at the
close of business on      , 2000 will be entitled to notice of, and to vote
at, the special meeting and any adjournment(s) or postponement(s) of the special meeting.

                                          By Order of the Board of Directors,

                                          Douglas H. Verner
                                          Secretary

Silver Spring, Maryland
    , 2000

                Your vote at the special meeting is important.

 Please indicate your vote on the enclosed proxy and return it in the enclosed envelope as soon as possible, even if you plan to attend the meeting.

If you attend the meeting, you will be able to withdraw your proxy and vote in person.

      If you have any questions about voting your shares, please contact:

                           MacKenzie Partners, Inc.
                               156 Fifth Avenue
                              New York, NY 10010
                                (212) 929-5500

                           (212) 929-0308 (fax)
                          proxy@mackenziepartners.com

                              SUMMARY TERM SHEET

  This term sheet highlights the most material terms of the proposed recapitalization. The term sheet may not contain all of the information that is important to you. We encourage you to read the entire proxy statement carefully in its entirety before voting.

Payment for Shares.........
                             In the recapitalization, you will be entitled to receive $7.375 in cash, without interest or any other payment thereon, for each share of Sunburst common stock you own at the time of the recapitalization unless you exercise and perfect your appraisal rights. After the recapitalization, you will not own any Sunburst common stock. See "The Recapitalization and Related Agreements--The Recapitalization
                             Agreement--Consideration in the
                             Recapitalization--Common Stock" at page 38 of this proxy statement.

Continuing Stockholders....
                             After the recapitalization, Sunburst will be wholly owned by Stewart Bainum, Jr., Sunburst's Chairman of the Board, James A. MacCutcheon, Co-Chief Executive Officer, Kevin P. Hanley, Chief Operating Officer, Pamela M. Williams, Assistant General Counsel and Assistant Secretary, Charles
                             G. Warczak, Jr., Chief Financial Officer and
                             Treasurer, and Gregory D. Miller, Senior Vice President, Marketing and Human Resources, and the following members of the Bainum family: Stewart Bainum, Jane L. Bainum, Roberta Bainum, Barbara
                             J. Bainum, Bruce Bainum and entities controlled by members of the Bainum family. We refer to these persons and entities as the continuing stockholders. The continuing stockholders currently hold approximately % of the outstanding common stock of Sunburst. See "The Recapitalization and Related Agreements--The Recapitalization Agree-ment--Consideration in the Recapitalization--Preferred Stock" at page 38 of this proxy statement. Each of the continuing stockholders is identified at page 45 of this proxy statement.

Source of Funds.......       The cash funding necessary to complete the
                             recapitalization is expected to be provided by borrowings under the senior secured credit facilities in the form of a $180 million term loan and an $80 million asset sale bridge loan provided to Sunburst by a syndicate of financial institutions arranged by The Chase Manhattan
                             Bank. "Special Factors--Financing of the
                             Recapitalization" at page 28 of this proxy statement.

Stockholder Vote...........  You are being asked to approve and adopt the
                             Recapitalization Agreement and the transactions contemplated thereby. Our certificate of incorporation requires the Recapitalization Agreement to be approved and adopted by two-thirds of the outstanding shares of common stock. The Recapitalization Agreement requires, in addition, approval and adoption by a majority of the outstanding shares held by stockholders other than continuing stockholders.

                             You should note that current members of
                             management who will not be continuing
                             stockholders -- Donald J. Landry and Douglas H. Verner, who hold 925,973 and 88,635 shares of Sunburst's outstanding common stock, respectively -- have indicated their intention to vote in favor of the proposal and such votes will be counted towards the majority of the shares held by stockholders other than continuing stockholders. See "Information About The Special Meeting" at page 3 of this proxy statement.

Tax Consequences...........
                             Generally, the recapitalization will be taxable for U.S. federal income tax purposes. In general, you will recognize taxable gain or loss for these purposes equal to the difference between the cash received for the shares of common stock that you owned immediately before the recapitalization and your tax basis in those shares. Gain or loss must be determined separately for each block of stock. See "Special Factors--Material Federal Income Tax Consequences of the Recapitalization" at page 36 of this proxy statement.

Conditions.................
                             The completion of the recapitalization is subject to, among others, the following conditions:

                                .  approval by at least two-thirds of the
                                   total number of votes (including a majority of the total number of votes that may be cast by stockholders other than the continuing stockholders) that may be cast by holders of Sunburst capital stock in the election of directors;

                                .  absence of legal prohibitions to or
                                   restraint upon the completion of the
                                   recapitalization;

                                .  the satisfaction of the conditions to
                                   closing under the Heads of Agreement dated
                                   September 20, 2000 between Sunburst and
                                   Choice Hotels International, Inc. and the execution of definitive agreements between Sunburst and Choice Hotels International, Inc. with respect to matters covered by the Heads of Agreement with terms satisfactory to Nova;

                                .  the number of Sunburst stockholders
                                   demanding appraisal rights is not more than 5% of the outstanding common stock; and

                                .  the delivery to Sunburst by Nova of a
                                   solvency opinion or similar materials
                                   relating to the solvency of Sunburst after the transactions satisfactory to the special committee.

                             Each of the conditions to the Recapitalization Agreement may be waived by the party that benefits from the condition, or amended by agreement of the parties. If a material condition of the Recapitalization Agreement is waived or amended, Sunburst will revise the proxy statement and recirculate it to Sunburst's stockholders. See "The Recapitalization and Related Agreements--The Recapitalization Agreement--
                             Principal Conditions to the Completion of the Recapitalization" at page 43 of this proxy statement.

Expenses of the
Recapitalization...........  The expenses of the recapitalization include costs to obtain the financing and fees of financial and legal advisors. If the transaction is completed, all of these costs will be paid by Sunburst. The expenses of the recapitalization are approximately $26.5 million and include fees related to the financing, fees of financial and legal advisors, real estate transaction costs (title, survey, environmental and structural engineering, and recording fees) and the yield maintenance and prepayment fee related to existing financing. If the transaction is not completed, the costs will be paid as follows:

                                . If the transaction is not completed because financing provided for in the commitment letter obtained by Nova fails to close, half the expenses will be paid by Sunburst and half will be paid by Nova, but Nova will not be required to pay more than $700,000 of the costs incurred by Sunburst.

                                . If the transaction is not completed because the necessary stockholder approval is not obtained, Sunburst will pay 90% of the expenses and Nova will pay 10% of the expenses.

                                . If the transaction is not completed because Nova breaches the agreement, Nova will pay the expenses.

                                . If the transaction is not completed for any other reason, Sunburst will pay the expenses.

                             See "The Recapitalization and Related
                             Agreements--The Recapitalization Agreement--
                             Covenants of Sunburst--Expenses" at page 41 of this proxy statement.

Effects of the
Recapitalization...........  After the recapitalization, the continuing stockholders will own Sunburst and you will no longer hold any ownership interest in Sunburst. The continuing stockholders will be the sole beneficiaries of the future earnings and growth of Sunburst, if any. Sunburst will no longer be a public company and its stock will no longer be listed on the New York Stock Exchange. See "Special Factors--Certain Effects of the Recapitalization" at page 21 of this proxy statement.

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:What will I be entitled to receive in the recapitalization, if it is completed?

A: If you hold shares of Sunburst common stock at the time the recapitalization is completed, you will be entitled to receive a cash payment of $7.375 for each share you own at that time.

Q:What is a "recapitalization"?

A: The transaction is called a recapitalization because Sunburst will continue after the transaction, but will have a different capital structure. The effect of the recapitalization is to buy out for cash the interests of all stockholders other than the continuing stockholders. The transaction is structured as a recapitalization for accounting purposes in order to, among other things, facilitate financing for the recapitalization, maintain the continuing stockholders' equity interest in Sunburst and preserve the corporate identity of Sunburst.

Q: Do any of the officers, directors or significant stockholders of Sunburst have a conflict of interest in connection with the transaction?

A: Yes. Members of the continuing stockholder group include directors, employees and significant stockholders of Sunburst. The continuing stockholders have interests that differ from those of other stockholders because they will continue to hold equity interests in Sunburst and because certain continuing stockholders will have employment agreements with Sunburst, hold restricted stock and options in Sunburst and have other interests. These interests are described in detail on pages 23 to 27 of the proxy statement.

Q:Were there procedures in place to mitigate the conflicts of interest?

  Yes. Sunburst and the special committee put in place procedures to ensure that the negotiation of the transaction with the continuing stockholders would be fair to Sunburst's stockholders. These procedures included the formation of a special committee of independent directors that had its own legal and financial advisors, the requirement that a majority of stockholders (other than Nova, the continuing stockholders and their respective affiliates) approve the recapitalization and the ability of the Board of Directors and the special committee to consider unsolicited transactions in some circumstances.

Q:Why did Sunburst agree to enter into this transaction at this time?

A: Sunburst decided to enter into the Recapitalization Agreement because, among other reasons, the recapitalization consideration represented a substantial premium to prevailing market prices for Sunburst's common stock. Since mid-1998, Sunburst had explored numerous strategic alternatives and was unable to structure a satisfactory transaction. Sunburst also was unable to refinance its substantial indebtedness on favorable terms. Moreover, there was significant uncertainty related to Sunburst's future prospects and these factors, among others discussed more fully in "Special Factors--Reasons for Recapitalization," led the special committee and the Board of Directors to conclude that Sunburst should undertake this transaction at this time.

Q:Will I be subject to tax as a result of the transaction?

A: The receipt of cash for shares of common stock in the recapitalization will be a taxable transaction for U.S. federal income tax purposes. Generally, you will recognize gain or loss for these purposes equal to the difference between the cash received for the shares of common stock that you owned immediately before the recapitalization and your tax basis in those shares. Gain or loss must be determined separately for each block of stock. A more complete description of the U.S. federal tax consequences of the transaction is set forth on pages 36 to 37 of the proxy statement. The receipt of cash for common stock in the recapitalization may also be a taxable transaction under applicable state, local, foreign and other tax laws. Tax matters are complicated and the tax consequences of the recapitalization to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the recapitalization to you.

Q: Did the special committee of the Board of Directors of Sunburst receive an opinion regarding the fairness, from a financial point of view, of the recapitalization consideration?

A: Yes. In connection with the recapitalization, the special committee received a written opinion, dated September 20, 2000, from Salomon Smith Barney Inc. as to the fairness, from a financial point of view, of the recapitalization consideration to the holders of Sunburst common stock, other than Nova, the continuing stockholders and their respective affiliates. The full text of Salomon Smith Barney's written opinion dated September 20, 2000 is attached to the back of this proxy statement as Annex
   C. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Salomon Smith Barney's opinion is addressed to the special committee and does not constitute a recommendation to any stockholder with respect to any matters relating to the proposed recapitalization.

Q:Will Salomon Smith Barney update its opinion?

A: Salomon Smith Barney's opinion, dated September 20, 2000, to the special committee speaks as of that date. The special committee currently does not intend to request an updated opinion from Salomon Smith Barney and Salomon Smith Barney does not have any obligation to update, revise or reaffirm its opinion, including at the time of the special meeting of the stockholders. If, however, a material amendment to the Recapitalization Agreement is entered into which modifies the recapitalization consideration, the special committee may at that time seek an updated opinion from Salomon Smith Barney. In making this determination, the special committee would consult with its legal and financial advisors and take into account, consistent with its fiduciary duties, all relevant factors and circumstances existing at the time, including general market, economic and business conditions.

Q:When do you expect the recapitalization to be completed?

A: Immediately after the special meeting, which will be held on      , 2000.

Q:Who can vote on the Recapitalization Agreement?

A: Stockholders of Sunburst common stock at the close of business on      ,
   2000, the record date for the special meeting, are entitled to vote on the proposed transactions.

Q:What do I need to do now?

A: After you have carefully reviewed this proxy statement, please mark your vote on your proxy card and sign, date and mail it in the enclosed return envelope as soon as possible.

Q:How will my proxy be voted if I do not indicate how I intend to vote?

A: If you sign and send in your proxy card, but you do not indicate how you intend to vote, the persons named as proxies on the proxy card will vote FOR the adoption and approval of the Recapitalization Agreement.

Q: How will my proxy be voted if I do not attend the meeting and vote my shares or send in my proxy card?

A: If you do not vote by proxy or attend the meeting and vote your shares, this will have the same effect as a vote AGAINST adoption and approval of the Recapitalization Agreement.

Q:If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not provide instructions, your shares will not be voted by your broker, and this will have the same effect as a vote AGAINST the approval and adoption of the Recapitalization Agreement. If you would like to attend the special meeting, you must obtain a legal proxy from your broker.

Q:Do I have appraisal rights with respect to the recapitalization?

A: You may seek an appraisal of the fair value of your shares in the recapitalization if you comply with all of the requirements of Delaware law. We have summarized these requirements on page 43, and we have attached the relevant section of the General Corporation Law of the State of Delaware as Annex B to the proxy statement. If you exercise your appraisal rights, the Delaware Court of Chancery will appraise the fair value of your shares of Sunburst common stock. The appraised value may be more than, less than or equal to the $7.375 per share paid in the recapitalization.

Q:Can I change my vote after I have mailed my signed proxy card?

A: Yes. You can change your vote at any time before the vote is taken at the special meeting. If you are the record holder of Sunburst common stock, you may change your vote by taking any of the following actions:

  . You may send in a written notice dated later than your proxy card in which you state that you would like to revoke your proxy card;

  . You may send in a new proxy card dated later than your original proxy card; or

  . You can attend the special meeting and vote in person. Simply attending the special meeting without voting will not revoke your proxy. If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the instructions you received from your broker as to how to change your vote.

Q:Should I send in my stock certificates now?

A: No. If the recapitalization is completed, we will send you written instructions advising you how to send in your stock certificates in exchange for the $7.375 per share payment for your shares.

Q:Who can help answer my questions?

A: If you have additional questions about the recapitalization after reviewing the proxy statement, you should contact our proxy solicitor:

                       [LOGO OF MACKENZIE PARTNERS, INC.

                             156 Fifth Avenue

                            New York, NY 10010

                              (212) 929-5500

                           (212) 929-0308 (fax)

                       proxy@mackenziepartners.com

                               TABLE OF CONTENTS

SUMMARY TERM SHEET.........................................................   i

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION................................  iv

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS......................   1

INTRODUCTION...............................................................   2

INFORMATION ABOUT THE SPECIAL MEETING......................................   3
  Date, Time and Place of the Special Meeting..............................   3
  This Proxy Solicitation..................................................   3
  How to Vote Your Shares..................................................   3
  How to Revoke Your Proxy.................................................   4
  Vote Required for Approval...............................................   4

SPECIAL FACTORS............................................................   5
  Background of the Transaction............................................   5
  Sunburst's Purpose for the Recapitalization..............................  11
  Recommendation of the Special Committee and Board of Directors; Fairness
   of the Recapitalization.................................................  11
  Reasons for the Recapitalization.........................................  11
  Opinion of the Special Committee's Financial Advisor.....................  14
  Financial Projections....................................................  18
  Alternatives to the Recapitalization.....................................  19
  Nova's Purpose and Reasons for the Recapitalization......................  20
  Certain Effects of the Recapitalization..................................  21
  Plans for Sunburst After the Recapitalization............................  22
  Conduct of the Business of Sunburst if the Recapitalization is Not
   Completed...............................................................  23
  Conflicts of Interest of Certain Persons in the Recapitalization.........  23
  Arrangements with Continuing Stockholders................................  27
  Rights Agreement.........................................................  27
  Litigation...............................................................  28
  Accounting Treatment.....................................................  28
  Financing of the Recapitalization........................................  28
  The Choice Agreements....................................................  30
  Expenses of the Recapitalization.........................................  35
  Regulatory Requirements..................................................  36
  Material Federal Income Tax Consequences of the Recapitalization.........  36

THE RECAPITALIZATION AND RELATED AGREEMENTS................................  38
  The Recapitalization Agreement...........................................  38
  Exchange and Voting Agreement............................................  44

APPRAISAL RIGHTS...........................................................  48

SUMMARIZED FINANCIAL DATA FOR SUNBURST ....................................  52

MARKET FOR SUNBURST'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS........  53
  Common Stock Market Price Information....................................  53
  Dividend Information.....................................................  53
  Common Stock Purchase Information........................................  54

DIRECTORS AND EXECUTIVE OFFICERS...........................................  55
  Directors of Sunburst....................................................  55
  Executive Officers of Sunburst...........................................  56

                               TABLE OF CONTENTS

  Nova Finance Company LLC..................................................  57

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................  58
  Relationship with Manor Care..............................................  58
  Relationship with Choice..................................................  58

BENEFICIAL OWNERSHIP OF SUNBURST COMMON STOCK...............................  66

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING...............................  68

OTHER MATTERS...............................................................  68

WHERE YOU CAN FIND MORE INFORMATION.........................................  69

--------
Annex A--Recapitalization Agreement, dated as of September 20, 2000, between
         Sunburst Hospitality Corporation and Nova Finance Company LLC
Annex B--Section 262 of the General Corporation Law of the State of Delaware Annex C--Opinion of Salomon Smith Barney Inc.
Annex D--Sunburst's Form 10-K for the Fiscal Year Ended December 31, 1999 Annex E--Sunburst's Form 10-Q for the Quarter Ended June 30, 2000

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

  This proxy statement contains information based on management's beliefs and forward-looking statements that involve a number of risks, uncertainties and assumptions. There can be no assurance that actual results will not materially differ from the forward-looking statements as a result of various factors, including, but not limited to:

  .  Sunburst's ability to consummate the proposed recapitalization;

  .receipt of required regulatory approvals related to the proposed recapitalization;

  .the completion of financing under Nova's commitment letter for the recapitalization;

  .results of litigation, including litigation relating to the recapitalization;

  .competition;

  .government regulation; and

  .general economic and business conditions.

  You should not place undue reliance on forward-looking statements, which reflect management's view only as of the date of this proxy statement. All forward-looking statements included in this proxy statement and all subsequent forward-looking statements attributable to Sunburst or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Sunburst undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

                                 INTRODUCTION

  This proxy statement provides information about a proposed recapitalization of Sunburst Hospitality Corporation that you should read before you vote on the proposed recapitalization. The recapitalization will be voted on at a
special meeting of the stockholders of Sunburst to be held on      , 2000, at
   local time, at the Quality Suites Hotel, 3 Research Court, Rockville, Maryland 20850.

  In the recapitalization, all stockholders other than continuing stockholders will be entitled to receive $7.375 per share in cash, and the continuing stockholders will, in the aggregate, own 100% of Sunburst. The summary term sheet and questions and answers at the beginning of this proxy statement provide a summary of key terms of the recapitalization and information about the special meeting. The remainder of this proxy statement provides detailed information about the recapitalization and the special meeting, and you should carefully review this entire proxy statement.

  Sunburst owns and operates hotels in four categories within the lodging industry: extended-stay, under the brand name "MainStay Suites"; traditional all-suite, under the brand names "Quality Suites" and "Comfort Suites"; full-service, under the brand names "Clarion" and "Quality"; and limited service, under the brand names "Comfort Inn," "Sleep Inn," and "Holiday Inn Express."

  Within each category, hotels are segmented by room prices. The industry generally uses the following segment descriptions: budget, economy, mid-price, upscale and luxury. No specific dollar descriptions are attached to these segment descriptions, as the prices of rooms vary materially market by market. A hotel falls into a respective segment based on its pricing relative to all other hotels in its specific local market. Sunburst's hotels fall into either the mid-price or upscale segments.

  Sunburst's hotels compete in their respective markets with other hotels based on location, price, range of services and guest amenities, plus the quality of customer service and overall product offerings. In most markets, Sunburst's hotels have from 3 to 8 competitors that share general location proximity. No individual hotel brand or hotel operator is a dominant competitor. Common competitively branded hotels would include Holiday Inn, Holiday Inn Express, Days Inn, Best Western, Fairfield Inn, Candlewood Suites, Homestead Village, Hampton Inn and Courtyard Hotels.

  As of September 30, 2000, the Sunburst portfolio included 75 hotels open with 10,329 rooms in 25 states and three hotel development sites. Each hotel is branded with a Choice Hotels International, Inc. brand, except for the Holiday Inn Express. Sunburst is Choice's largest franchisee. Twenty-seven of the 75 hotels, with a net book value of $120.6 million at June 30, 2000, serve as collateral for Sunburst's multi-class mortgage pass-through certificates. Sunburst has not purchased any hotels since February 1997 or opened any newly developed hotels since March 2000. Currently, Sunburst has approximately 3,100 employees, approximately 65 of whom work in Sunburst's Silver Spring, Maryland headquarters. Sunburst's headquarters are located at 10770 Columbia Pike, Silver Spring, Maryland, 20901, telephone: (301) 592-3800.

  In the recapitalization, Nova Finance Company LLC will be merged with and into Sunburst. Nova is a Delaware limited liability company organized, at the direction of the continuing stockholders, for the purpose of facilitating the recapitalization. Nova will cease to exist at the time of the merger. Accordingly, it does not have and is not expected to have any business activities, assets or liabilities, other than those arising under the recapitalization agreement. Nova's business address is 7361 Calhoun Place, Suite 300, Rockville, MD 20855, telephone: (301) 592-3803.

Recent Developments

  Sunburst has received a preliminary offer from a limited service hotel owner/operator to purchase ten of Sunburst's limited service hotels with a book value of $38.7 million for a purchase price of approximately $32.5 million. The offer price is subject to, among other things, approval of the transaction by the boards of directors of both companies and the completion of a due diligence review of these properties to be completed no later than February 2001. Sunburst is engaging in negotiations with this purchaser with respect to the sale of these properties and expects to engage in negotiations with respect to a definitive asset sale agreement. There can be no assurances that a definitive agreement will be executed or that the transaction will be consummated.

                     INFORMATION ABOUT THE SPECIAL MEETING

  The Board of Directors is soliciting your proxy to encourage your participation in the voting at the special meeting and to obtain your support for the recapitalization. You are invited to attend the special meeting and vote your shares directly. If you do not attend the special meeting, you may vote by proxy, which allows you to direct another person to vote your shares at the special meeting on your behalf.

Date, Time and Place of the Special Meeting

  Sunburst will hold the special meeting on      ,   , at   , local time at
the Quality Suites Hotel, 3 Research Court, Rockville, Maryland 20850.

This Proxy Solicitation

  This solicitation contains two parts: the proxy card and this proxy statement. The proxy card is what you use to indicate how you want your shares to be voted. This proxy statement provides you with information on the proposal and other matters that you may find useful in determining how to
vote. On      , 2000, Sunburst began mailing this proxy statement to all people who, according to our stockholder records, owned shares of Sunburst's
common stock at the close of business on      , 2000.

  Proxies are being solicited by and on behalf of Sunburst's Board of Directors. Sunburst will pay the cost of soliciting proxies from its stockholders, as well as all mailing and Commission filing fees incurred in connection with this proxy statement. Sunburst has engaged the services of MacKenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010, to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by Sunburst, MacKenzie Partners, Inc. has agreed to provide consulting and analytic services and provide solicitation services with respect to banks, brokers, institutional investors and individual stockholders. Sunburst has agreed to pay MacKenzie Partners, Inc. a fee of $6,000 plus reasonable out-of-pocket expenses and to indemnify MacKenzie Partners, Inc. against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. In addition to the solicitation of proxies by mail, some of Sunburst's senior officers, including Sunburst's co-CEOs, executive vice presidents and senior vice presidents, may solicit proxies in person or by telephone, mail, facsimile or otherwise, but they will not receive any additional compensation for their services. These senior officers will respond to stockholders' questions, but will not actively solicit votes. Sunburst also will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of stock held of record by them.

How to Vote Your Shares

  You have one vote for each share of Sunburst's common stock that you owned
of record at the close of business on       . The number of shares you own and
may vote at the special meeting is listed on the enclosed proxy card. You may vote your shares at the special meeting in person or by proxy. To vote in person, you must attend the special meeting and obtain and submit a ballot. Sunburst will have ballots for voting in person available at the special meeting. To vote by proxy, you must complete and return the enclosed proxy card. By completing and returning the proxy card, you will direct the persons designated on the proxy card (those persons are known as proxies) to vote your shares at the special meeting in accordance with your instructions. Leland C. Pillsbury and Carole Y. Prest will serve as proxies at the special meeting.

  If you decide to vote by proxy, your proxy card will be valid only if you sign, date and return the proxy card before the special meeting. If you complete the proxy card except for the voting instructions, then your shares will be voted FOR approval and adoption of the Recapitalization Agreement.

How to Revoke Your Proxy

  You can change your vote at any time before the vote is taken at the special meeting. If you are the record holder of Sunburst common stock, you may change your vote by taking any of the following actions:

  . You may send in a written notice dated later than your proxy card in which you state that you would like to revoke your proxy card;

  . You may send in a new proxy card dated later than your original proxy card; or

  . You can attend the special meeting and vote in person. Simply attending the special meeting without voting will not revoke your proxy. If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the instructions you received from your broker as to how to change your vote.

  You may send in a written notice or a facsimile dated later than your proxy card in which you state that you would like to revoke your proxy card. Facsimiles should be sent to MacKenzie Partners, Inc. at (212) 929-0308.

Vote Required for Approval

  The completion of the recapitalization is conditioned on approval and adoption by the holders of two-thirds of all outstanding shares of Sunburst of the Recapitalization Agreement including approval and adoption by a majority of the outstanding shares that are not held by members of the group of
continuing stockholders. Therefore, a total of     shares must be voted in
favor of the proposal and     of these shares must be held by persons other
than the continuing stockholders. The continuing stockholders have agreed to
vote all     shares they hold in favor of the proposal.

  You should also note that current members of management who will not be continuing stockholders -- Donald J. Landry and Douglas H. Verner, who hold 925,973 and 88,635 shares of Sunburst's outstanding common stock, respectively -- have indicated their intention to vote in favor of the proposal and such votes will be counted towards the majority of the shares held by stockholders other than continuing stockholders.

  If you hold your shares with a broker and you do not tell your broker how to vote, your broker does not have the authority to vote on the recapitalization. Accordingly, if you do not instruct your broker how to vote, this will be equivalent to a vote against the recapitalization. In addition, if you abstain from voting on the Recapitalization Agreement, this also will be equivalent to a vote against the proposal.

 Quorum

  On the record date for the special meeting,      , 2000,       shares of
Sunburst's were issued and outstanding. Sunburst's bylaws require that a "quorum" be present at the special meeting to transact business. A quorum will be present if a majority of Sunburst's outstanding common stock, or shares, is represented at the special meeting, in person or by proxy. If a quorum is not present, a vote cannot occur. Abstentions will be counted in determining whether a quorum is present at the special meeting.

                                SPECIAL FACTORS

Background of the Transaction

  Sunburst was created as Choice Hotels International, Inc. in November 1996 when Manor Care, Inc., a nursing home owner, operator and developer, separated its lodging business from its health care business through a spin-off of its lodging business to its stockholders.

  In October 1997, Choice Hotels International, Inc. divested itself of its franchising business through a spin-off of that business to its stockholders. Choice Hotels International, Inc. was renamed Sunburst Hospitality Corporation and retained the business of developing, owning and operating hotels. The franchising business was conducted under the name Choice Hotels International, Inc. Following this transaction, the Bainum family continued to own a significant portion of both Sunburst and Choice Hotels. Stewart Bainum, Jr. (who is referred to throughout this proxy statement as Mr. Bainum) and Barbara Bainum were members of the Choice Hotels Board of Directors, and Mr. Bainum was a member of the Sunburst Board of Directors.

  At the time of the 1997 spin-off, Sunburst's goals included developing approximately twelve extended-stay type hotels per year. Sunburst's development program would have required approximately $60 to $70 million of new capital per year. Sunburst was not able to generate sufficient capital internally. As a result, Sunburst planned to raise the new capital to fund projected growth through an equity offering scheduled for 1998.

  Sunburst identified the mid-priced, extended-stay lodging segment as an attractive area for development. Based on published research that indicated a substantial demand for extended-stay hotels and relatively few existing such facilities, this market was identified as being underserved. Historically, on a national basis, extended-stay hotels have achieved higher occupancy rates than traditional hotels. As a result, Sunburst's extended-stay hotels have historically produced higher returns on investment than its traditional hotels. The operating model that Sunburst devised for the MainStay Suites hotels resulted in higher operating profit margins than for those of its traditionally operated hotels. Management believes that the demand in this segment significantly exceeds supply. The return on investment Sunburst realized on the initial MainStay Suites was superior to the rates of returns it believed it could achieve from alternative investments in the lodging industry. Subsequent projects' returns on investment have varied substantially. This factor, coupled with the slower than expected growth of the MainStay Suites franchise system, diminished Sunburst's interest in continuing to develop MainStay Suites hotels.

  In the first half of 1998, hotel-industry analysts reported concerns about the declining rate of revenue growth in the industry, and cited concerns about new hotel construction that would create new supply in excess of new demand, thereby reducing returns on capital invested in the hotel industry even in the extended-stay lodging segment. Although Sunburst believes that demand on the extended-stay segment has been keeping pace with supply, analysts' concerns in early 1998 caused stock values of almost all hotel companies, including Sunburst's, to decline substantially. By May 1998, when Sunburst attempted to access the equity market, it was unable to secure a sufficient number of buyers for Sunburst's common stock at the then current market price. Sunburst decided to withdraw its offering, and began to explore various options to provide the funds needed for its development program.

  Since early 1998, Sunburst has surveyed the debt markets from time to time to determine whether it could refinance its subordinated debt (of which approximately $136 million, plus interest, is due in October 2002) on favorable terms, and thereby obtain funds needed for growth. At no time during this period was Sunburst able to locate favorable financing.

  In mid-1998, shortly after Sunburst withdrew its equity offering, Sunburst's senior management, including Donald Landry, James MacCutcheon and Kevin Hanley, began to contact potential strategic partners that management identified as companies in its industry that might be interested in engaging in a potential transaction with the company. The goal of these contacts was to obtain capital investments, to sell a number of older hotels or to merge part or all of Sunburst's business with another company, all with the overriding goal of providing funding to enable Sunburst's extended-stay hotel development to continue or otherwise benefiting Sunburst and its stockholders.

  In June 1998, Mr. Landry, Sunburst's CEO, contacted a senior manager of a large hotel real estate investment trust regarding a possible strategic combination. Discussions between Sunburst's senior management and the senior management of this REIT occurred from June through September of 1998, and again in November 1998. These discussions centered on combining that company's extended-stay brand with Sunburst's MainStay Suites extended-stay hotels, either through a sale of one company's extended-stay hotels to the other, or by Sunburst exchanging several of its older hotels with that company for some or all of its extended-stay hotels. That company terminated these discussions without an agreement in late 1998. Discussions were revived again in August 1999, but the discussions terminated when the parties were unable to reach agreement.

  In December 1998, Mr. Landry contacted a leading developer, owner and operator of mid-priced, extended-stay hotels. That company's hotels are similar to Sunburst's MainStay Suites hotels and are one of the leading competitors of the MainStay Suites brand. These discussions continued into early 1999 and focused on a possible merger of Sunburst with that company. These discussions were revived again in June and August 2000, as discussed further below, but a mutually acceptable structure for a merger was never agreed upon.

  In March 1999, following a telephone call from Mr. Landry, senior managers of Sunburst met and corresponded with senior management of another hotel company, which owned a number of mid-priced extended-stay hotels, to explore a possible strategic transaction. Those discussions considered, among other things, Sunburst's acquisition of that company's extended-stay hotels in exchange for certain of Sunburst's older hotels. Those discussions extended over several months, but no agreement was reached. Ultimately, that company decided that it did not want to exchange its newer assets for Sunburst's older assets.

  In June 1999, Mr. Landry of Sunburst contacted senior management of a large, international hotel company regarding the possibility of rebranding Sunburst's MainStay Suites hotels under the name of this company's mid-price extended-stay hotel brand, which is similar to the MainStay concept. Sunburst believed that such a brand conversion would improve occupancy and rates at Sunburst's extended-stay hotels and could improve Sunburst's ability to obtain funding for its extended-stay hotel development program. By this time, Sunburst was slowing its development program because Sunburst had nearly exhausted its funding capacity. Although the parties tentatively reached an agreement regarding the terms of the conversion, Choice Hotels, the franchisor of MainStay Suites brand, threatened to pursue litigation against that company and Sunburst on the bases of interference with contract and breach of contract. In October 1999, Sunburst and Choice engaged in mediated discussions regarding their relationship, which resulted in substantial financial benefits to Sunburst. The benefits included: (1) Choice no longer has a right of first refusal to pick the franchise of any new development by Sunburst; (2) Sunburst could "put" three poorly performing MainStay Suites hotels to Choice at a price equal to the total cost of developing these hotels, which was approximately 20% over the three hotels' aggregate market value, at that time;
(3) Sunburst could reflag any MainStay Suites hotels after October 15, 2002 upon payment of $100,000 per hotel, far less than the liquidated damages which would be due under the franchise agreements; and (4) Sunburst received a credit in the amount of $2,142,887 to be applied against future MainStay franchise fees, and Sunburst may be entitled to future MainStay franchise fee credits based on the difference between actual MainStay financial performance in the future and Sunburst's projected financial performance at the time the hotel was built. In exchange for receiving these benefits, Sunburst agreed not to reflag any MainStay Suite hotels until October 15, 2002. If MainStay Suite hotels are reflagged, Sunburst will not receive future franchise fee credits. As a result of these discussions, Sunburst decided not to proceed with the conversion to the new brand.

   After being contacted by a senior manager of another large, international hotel company in early 2000, Sunburst and that company held discussions that focused on the possibility of that company providing funding to Sunburst to develop a number of that company's extended-stay hotels. These discussions did not result in an agreement because the amount of funding offered by that company was insufficient to justify Sunburst's diversion of attention to the development program of the other company's hotels to the possible detriment of Sunburst's other properties.

  In April 2000, the chief executive officer of a leading developer of both low-price and mid-price extended-stay type hotels contacted Sunburst to discuss potential strategic transactions. Sunburst and that company held discussions during April and May 2000. The hotel developer expressed an interest in exploring a purchase of a number of MainStay Suites hotels from Sunburst. However, the parties were unable to agree on price.

  In April and May 2000, executives from Sunburst met with representatives of a real estate brokerage-investment banking company. That company initiated these contacts based on its belief that an apartment developer might want to enter into a strategic partnership with Sunburst for the development of MainStay Suites hotels, which can be considered half-hotel, half-apartment. These meetings led to Sunburst entering into an agreement with that company in which the company would try to find Sunburst a strategic partner from a list of large, apartment developers and Sunburst agreeing to pay a fee to that company if an agreement was entered into with that strategic partner. No potential strategic partner was ever brought to Sunburst as a result of this agreement.

  During April 2000, Sunburst was contacted by a group of potential financial purchasers, including a large investment bank and two individuals. Following initial conversations, the parties met in May 2000, during which the group indicated a willingness to consider buying Sunburst for $6 per share. The group was informed that it was extremely unlikely that Sunburst's stockholders would agree to that price, but no position was taken by Sunburst as to what an appropriate price would be. Over the following few months the parties continued discussions, including one additional meeting, primarily regarding the possibility of the group acquiring certain of Sunburst's assets. No agreements were ever reached with this group.

  Including the transactions described above, since March 1998, Sunburst management pursued discussions relating to transactions with eighteen strategic buyers and four financial buyers. The discussions with each of the buyers that are not specifically described above were very limited and did not result in any offer with respect to all or part of Sunburst or its assets.

  During the regularly scheduled meeting of the Board of Directors in February 2000, Mr. Bainum expressed an interest in considering a leveraged buyout of Sunburst if market valuations did not increase significantly.

  At the regularly scheduled Board meeting in May 2000, Mr. Bainum expressed again an interest in exploring a leveraged buyout of Sunburst. Mr. Bainum explained that such a transaction would likely include members of his family and certain current members of senior management (the continuing stockholders). Mr. Bainum also stated that any offer for Sunburst stock would be contingent on Sunburst refinancing its debt to Choice Hotels, and he asked that Sunburst management commence discussions with Choice Hotels to determine whether the debt could be refinanced. The Board also noted that, in any event, negotiations on restructuring the debt to Choice Hotels should begin sometime soon given the debt's relatively short maturity and minimal attractive refinancing alternatives. At that time, the Board also discussed the conflict of interest created by Mr. Bainum, the Chairman of the Board of both Sunburst and Choice Hotels, and members of management attempting to engage in a leveraged buyout. The Board considered the need to establish a special committee of independent Board members to analyze any offer from the continuing stockholders.

  Discussions regarding the Choice Hotels indebtedness began in May 2000, and by late July 2000, it appeared that this debt could be restructured on terms that would allow the continuing stockholders to obtain financing to acquire Sunburst's publicly held stock. Because of Mr. Bainum's interest in Choice Hotels, Mr. Bainum recused himself from discussions regarding the restructuring of the Choice Hotels debt.

  On July 24, 2000, acting by unanimous written consent, the Board appointed a special committee, comprised of Paul A. Gould, chairman of the special committee, Leland C. Pillsbury and Keith B. Pitts. The Board authorized the special committee to investigate all opportunities that might enhance the value of Sunburst for its stockholders, including the transaction proposed by the continuing stockholders, and to negotiate any proposed transaction. While the Board established the special committee to consider the transaction proposed by the continuing stockholders, the special committee was given the authority to investigate any transaction that could lead to enhanced stockholder value, and the special committee was not precluded from seeking potential third party purchasers.

  On July 26, 2000, at Mr. Bainum's request, Mr. Gould met with Mr. Bainum at Mr. Gould's office in New York City. At this meeting, Mr. Bainum informed Mr. Gould that the negotiations on the basic economic and business terms of the Choice Hotels debt restructuring had been successful, and that The Chase Manhattan Bank would commit to financing a restructuring of Sunburst's debt and a buyout of the public stockholders. Mr. Bainum further stated that his review of similar transactions led him to conclude that buyers usually pay a 20-25% premium over the market valuation of the acquired company's stock prior to the announcement of the transaction. While no numbers were mentioned at that time, the premium mentioned by Mr. Bainum implied a valuation of between $6.30 and $6.56 per share, based on the closing price of $5.25 for Sunburst on July 25, 2000. Mr. Gould listened to these comments and asked Mr. Bainum to provide the background analysis regarding similar transaction pricing.

  Mr. Gould then convened a series of meetings of the special committee, during which discussions were held regarding retaining a financial advisor and legal counsel for the special committee. The special committee interviewed several investment banking firms with hotel company experience and ultimately engaged Salomon Smith Barney Inc. as its financial advisor. The special committee interviewed several law firms with experience in advising special committees in leveraged buyout transactions and ultimately retained Wilmer, Cutler & Pickering as its legal counsel.

  On August 7, 2000, Mr. Gould called Mr. Bainum to advise him that the special committee expected to review the expression of interest, including the premium suggested by Mr. Bainum, with the special committee's legal and financial advisors, and would then respond to Mr. Bainum with its view.

  On August 14, 2000, the special committee met by teleconference with its legal and financial advisors to review Mr. Gould's discussions with Mr. Bainum. Following that meeting, Mr. Gould called Mr. Bainum and informed Mr. Bainum that the special committee believed that a price considerably higher than the 20-25% premium Mr. Bainum had mentioned on July 26, 2000 would be appropriate and that Mr. Bainum would have to raise the proposed price before discussions could continue. Mr. Bainum stated that he would get back to Mr. Gould if he were going to change his expression of interest.

  On August 21, 2000, Mr. Bainum telephoned Mr. Gould and indicated that the continuing stockholders would be willing to pay $6.75 per share for Sunburst. Mr. Bainum pointed out that this price represented a 50% premium over prices the stock had traded at during the prior month. Mr. Gould asked whether any offer would be supported by committed financing. Mr. Bainum replied that the financing would be committed. Mr. Gould said he would discuss Mr. Bainum's expression of interest with the special committee.

  Later on August 21, 2000, the special committee met by teleconference with its legal and financial advisors to discuss the expression of interest by Mr. Bainum, the preliminary leveraged buyout model that the continuing stockholders had prepared and a business and financial overview of Sunburst.

  On August 22, 2000, the special committee met by teleconference in the morning and afternoon with its legal and financial advisors regarding the expression of interest and valuation matters. Salomon Smith Barney stated that it needed to conduct further diligence to evaluate Mr. Bainum's revised proposal. During this meeting, it was determined that representatives of Salomon Smith Barney would meet with Chase Securities Inc., the financial advisor to the continuing stockholders, to enable Salomon Smith Barney to determine the reasonableness of the assumptions in the leveraged buyout model that the continuing stockholders had prepared.

  On August 22, 2000, Mr. Gould called Mr. Bainum and informed him that the special committee was seeking a higher per share price than the $6.75 Mr. Bainum had proposed on August 21, 2000. Mr. Bainum stated that the continuing stockholders were not prepared to increase their offer above $6.75 per share.

  On August 24, 2000, representatives of Salomon Smith Barney, representatives of Chase Securities Inc. and Messrs. MacCutcheon and Hanley met to discuss the continuing stockholders' belief that Sunburst's stock was worth $6.75 per share. At this meeting, representatives of Salomon Smith Barney and Chase Securities Inc. discussed the basis for the assumptions in the continuing stockholders' leveraged buyout model.

  On August 25, 2000, the special committee held a telephonic meeting with its legal and financial advisors. Salomon Smith Barney reviewed with the special committee its discussions with Chase Securities Inc. and related matters. Salomon Smith Barney again stated, however, that it needed to conduct further due diligence of Sunburst in order to assess Mr. Bainum's revised expression of interest.

  On August 28, 2000, Mr. Gould and Mr. Bainum spoke again by telephone. They each repeated their position on valuation, and neither one was prepared to alter his position.

  On August 30, 2000, the special committee convened a telephonic meeting with its legal and financial advisors. By that time, Salomon Smith Barney had conducted a due diligence review at Sunburst's headquarters. Based on its due diligence, Salomon Smith Barney informed the special committee that it was of the view that a price of $6.75 per share was inadequate from a financial point of view. During this meeting, the special committee also reviewed an indication of interest that Sunburst had received from an extended-stay hotel company. On August 28, 2000 the hotel company indicated a tentative interest in a transaction in which Sunburst would purchase all of the other company's assets, requiring Sunburst to incur additional indebtedness, and Sunburst would purchase from Choice Hotels the franchise agreements related to Sunburst's MainStay Suites extended-stay hotels. The other company would assume management of Sunburst's properties in exchange for management fees from Sunburst. As consideration for these transactions, that company would provide Sunburst with preferential rights to develop the company's new properties and 4,000,000 shares of that company's stock. This potential transaction was rejected because it would not offer direct consideration to Sunburst's stockholders, and it would require Sunburst to increase its debt level. Further, there was significant uncertainty surrounding Sunburst's ability to secure additional financing to effect the potential transaction and thus would not be in the best interests of Sunburst or its stockholders.

  On August 31, 2000 Mr. Bainum contacted Mr. Gould. Mr. Bainum stated that the continuing stockholders considered Sunburst fully valued at $7.00 per share. Mr. Gould said he would review that position with the special committee and respond.

  Later that day, Mr. Gould called Mr. Bainum and informed him that the $7.00 per share price could not be recommended to the stockholders by the special committee, but that the special committee was prepared to recommend an offer of $7.75 per share. After a discussion regarding Sunburst's valuation and Mr. Bainum's view that it would be unlikely that Sunburst would be able to arrange a strategic transaction with another purchaser on terms as favorable as the proposed transaction, Mr. Bainum stated that the continuing stockholders would consider offering $7.25 per share for Sunburst. Mr. Gould said he would review that position with the special committee and respond the next day.

  On September 1, 2000, the special committee met by teleconference with its legal and financial advisors to discuss Mr. Gould's ongoing negotiations with Mr. Bainum. At this meeting, Mr. Gould updated the special committee and its legal and financial advisors as to Mr. Bainum's proposed price of $7.25 per share. The special committee agreed that Mr. Gould should continue negotiations with Mr. Bainum in pursuit of a higher price.

  Later on September 1, 2000, Mr. Gould contacted Mr. Bainum to negotiate the price. Mr. Gould advised Mr. Bainum that the special committee was prepared to recommend a price of $7.50 per share if financing was committed. Mr. Bainum confirmed that financing was committed. Mr. Bainum also stated that the continuing stockholders were unwilling to pay $7.50 per share but would bridge the gap between $7.25 and $7.50 by agreeing to $7.375 per share for Sunburst. Mr. Gould said that he believed that such price would be acceptable to the special committee, and suggested that the continuing stockholders' legal counsel prepare draft transaction documents and forward them through the special committee's legal counsel.

  On September 2, 2000, Cahill Gordon & Reindel, counsel to the continuing stockholders, circulated an initial draft of the recapitalization agreement. By this point, the parties had fully negotiated the cash consideration to be received by the stockholders.

  After receiving the draft of the recapitalization agreement, the continuing stockholders and Cahill Gordon & Reindel conducted negotiations with the special committee and Wilmer, Cutler & Pickering. The special committee and Wilmer, Cutler & Pickering responded to the initial draft with a proposal to limit Sunburst's representations and warranties to the continuing stockholders and to reduce the restrictions on the manner in which Sunburst conducted its operations. The special committee and Wilmer, Cutler & Pickering also proposed to modify the provision regarding the special committee's and the Board's ability to consider proposals from third parties to make clear that they could consider unsolicited offers consistent with the exercise of their fiduciary duties. The special committee and Wilmer, Cutler & Pickering also proposed to eliminate a fee the draft required Sunburst to pay if it entered into an agreement with a third party. The special committee and Wilmer, Cutler & Pickering also stated the special committee's understanding that the closing of the recapitalization would not be contingent on Nova's receipt of financing necessary to effect the transaction.

  On September 6, 2000, Cahill Gordon & Reindel and the continuing stockholders responded to Wilmer, Cutler & Pickering and the special committee's proposed modifications. They generally accepted the proposed changes, but proposed that Sunburst should be required to reimburse the continuing stockholders for expenses incurred in connection with the recapitalization in exchange for eliminating the fee payable if Sunburst abandoned the transaction for another. They also argued that Nova should be able to terminate the transaction if it did not receive financing.

  On September 8, 2000, Wilmer, Cutler & Pickering reported to the special committee that the continuing stockholders wanted to retain financing as a condition and set forth the continuing stockholders' request regarding Sunburst's payment of expenses. The special committee then terminated negotiations because it believed that it could not reach an agreement with the continuing stockholders on these issues.

  Negotiations resumed on September 14, 2000, when Mr. Bainum contacted Mr. Gould to discuss the financing condition and expense issues in general terms and Wilmer, Cutler & Pickering and the continuing stockholders began detailed discussions of these issues and the recourse Sunburst would have if Nova, a shell entity, failed to obtain financing and pay expenses.

  On September 19, 2000, the parties reached agreement regarding these issues. The continuing stockholders agreed to remove the requirement that Nova obtain financing as a condition to closing, and Mr. Bainum agreed to execute a side letter to the Recapitalization Agreement that effectively guaranteed Nova's obligations to reimburse Sunburst for some expenses if the transaction did not close. The parties also agreed on the allocation of expenses as described in "The Recapitalization and Related Agreements--The Recapitalization Agreement-- Covenants of Sunburst--Expenses."

  On September 20, 2000, the special committee met with its legal and financial advisors to discuss the proposed transaction. At this meeting, Wilmer, Cutler & Pickering reviewed the terms of the Recapitalization Agreement. Also at this meeting, Salomon Smith Barney reviewed with the special committee its financial analysis of the $7.375 per share price payable in the recapitalization and delivered to the special committee its opinion to the effect that, as of that date and based on and subject to the matters described in its written opinion, the recapitalization consideration was fair, from a financial point of view, to holders of Sunburst common stock, other than Nova, the continuing stockholders and their respective affiliates. After full discussion, the special committee unanimously determined that the terms of the recapitalization were advisable, fair to, and in the best interests of Sunburst's stockholders, other than Nova, the continuing stockholders and their respective affiliates, and recommended to the Board of Directors and to Sunburst's public stockholders that the Recapitalization Agreement be approved and adopted.

  Immediately following the meeting of the special committee, the Board of Directors of Sunburst met to consider and vote on the recapitalization. The special committee's legal advisors described the material terms of the Recapitalization Agreement, and Salomon Smith Barney described the financial analysis and opinion it had provided to the special committee. The Board of Directors requested a change in the terms of the commitment to the financing that Nova had received from The Chase Manhattan Bank. Specifically, the Board of Directors requested that the maturity date of a portion of the term loan be extended from 18 months to 24 months, and was later advised that the bank had agreed to this change. The Board of Directors also reviewed and approved changes in the employment agreement for Mr. Landry, Sunburst's Co-Chief Executive Officer. The Board unanimously approved and declared the advisability of the Recapitalization Agreement and determined that the recapitalization is in the best interests of, and the consideration provided to stockholders in the recapitalization is fair to, Sunburst and its stockholders (other than Nova, the continuing stockholders and their affiliates) and recommended that the stockholders approve and adopt the Recapitalization Agreement and the transactions contemplated thereby.

  Following the Sunburst Board meeting, Nova and Sunburst executed the Recapitalization Agreement. In addition, Sunburst, Nova and the continuing stockholders executed an Exchange and Voting Agreement, which provides that the continuing stockholders will exchange their Sunburst common stock for preferred stock in Sunburst immediately before the recapitalization and that they will vote for the recapitalization. The exchange of common for preferred will result in the continuing stockholders holding all of the stock of Sunburst after the recapitalization, rather than the cash consideration other stockholders will receive. Sunburst and Nova announced the recapitalization in a press release issued on September 20, 2000.

Sunburst's Purpose for the Recapitalization

  Sunburst's purpose for the recapitalization is to provide Sunburst's stockholders cash for their shares, to permit the continuing stockholders to acquire ownership of Sunburst and to terminate the status of Sunburst as a company with publicly traded equity.

Recommendations of the Special Committee and Board of Directors; Fairness of the Recapitalization

  The special committee of the Board of Directors has unanimously determined that the recapitalization is advisable and in the best interests of, and the consideration in the recapitalization is fair to, Sunburst and its stockholders, other than Nova, the continuing stockholders and their affiliates. The special committee unanimously recommended to the Board of Directors and Sunburst stockholders that the Recapitalization Agreement and the transactions contemplated by the Recapitalization Agreement be approved and adopted. The special committee considered a number of factors in determining to recommend that the Board of Directors and Sunburst stockholders approve and adopt the Recapitalization Agreement and the transactions contemplated thereby as more fully described below under "--Reasons for the Recapitalization."

  The Board of Directors, acting upon the recommendation of the special committee, unanimously determined that the terms of the recapitalization and the Recapitalization Agreement are advisable, and are fair to, and in the best interests of, Sunburst and its stockholders, other than Nova, the continuing stockholders and their respective affiliates.

  The Board of Directors and the special committee unanimously recommend that you vote FOR the approval and adoption of the Recapitalization Agreement and the transactions contemplated thereby.

Reasons for the Recapitalization

  In reaching its recommendation, the special committee and the Board of Directors considered a number of factors that weighed both in favor of and against the transaction, including the following:

  . Current market prices for Sunburst's common stock, including the facts that: $7.375 per share in cash represented a 31% premium over the closing price per share on September 19, 2000 (the last day of trading before the public announcement of the Recapitalization Agreement); Sunburst's common stock had not traded at that level over the past two years: the recapitalization consideration was higher than any price paid by the continuing stockholders during the preceding two years (see page
     54); and the recapitalization consideration represented a 49% premium over the prior six months' average trading price. The special committee and the Board considered the premium over prevailing market prices as a factor weighing in favor of the transaction.

  . The current and prospective environment in which Sunburst operates, and in particular the competitive factors affecting the market for Sunburst's hotels. The special committee and the Board considered that this environment creates risks relating to the continued ownership of the equity of Sunburst and considered the elimination of this risk through a cash offer at a significant premium to prevailing market prices for Sunburst shares a factor weighing in favor of the transaction.

  . The special committee's consideration of strategic alternatives and Sunburst's inability to structure a strategic transaction with another strategic buyer during the past two and one-half years. See""-- Background of the Transaction." The special committee and the Board concluded that the fact that no better alternative had been presented after two and one-half years of considering alternatives was a factor weighing in favor of undertaking the transaction at this time. The special committee and the Board concluded that after two and one-half years, it was unlikely that further investigations of other alternatives would yield a better alternative, and this led them to conclude that accepting the transaction was appropriate at this time.

  . The special committee's analysis that it was unlikely that a strategic acquirer or another financial acquirer would be willing to pay a price higher than $7.375 per share.

  . The special committee and the Board understood that if Sunburst is successful in developing extended- stay hotels and otherwise pursuing its business plan, Sunburst's operating results may improve over time, which could have a positive impact on the value of Sunburst's securities, and that the transaction means that stockholders of Sunburst (other than the continuing stockholders) will not obtain the benefits of that increased value. The special committee and the Board realized that successful future financial performance would depend on a wide variety of factors, including: Sunburst's ability to refinance its existing debt arrangements and obtain long term capital funding; market conditions and Sunburst's success compared to its competitors; and the future demand for and supply of competing hotel properties. The special committee considered the risks and uncertainties associated with Sunburst's future prospects, including the uncertainty of Sunburst's ability to develop its MainStay hotels if it is unable to secure funding, Sunburst's highly leveraged financial position, the relatively flat demand growth for limited service hotels, increased competition from new hotel supply, and the risk of loss of key management and operating personnel in the current competitive employment environment. The special committee and the Board believed that these risks and uncertainties created the possibility that the potential positive impacts would not be realized and the future value of Sunburst's securities would be impaired. The special committee and the Board considered the certainty of the cash consideration offered in the transaction a factor weighing in favor of the transaction in light of the uncertain prospects of Sunburst.

  . The likelihood that the recapitalization would close as a result of the financing commitments that Nova received with respect to the recapitalization. In light of the financing commitments, the special committee and the Board believed that it was very likely that the transaction would be completed on the terms agreed to and this was a factor weighing in favor of the transaction.

  . The manner in which the strategic transaction process was conducted and the fact that the special committee was delegated authority for conducting the strategic transaction process after receipt of Mr. Bainum's expression of interest. None of the members of the special committee are continuing stockholders. These responsibilities included, among other things, the review and analysis of the proposals presented by the continuing stockholders, the engagement of the special committee's own legal and financial advisors, the negotiations with the continuing stockholders and the ultimate determination with respect to the recommendation to the Board of Directors and Sunburst stockholders of the merger and the Recapitalization Agreement. The terms of the Recapitalization Agreement were determined through extensive negotiations between the special committee and its advisors and the continuing stockholders and their advisors. See "--Background of the Transaction" for additional information regarding the negotiations. The special committee and the Board determined that these procedural safeguards enhanced the fairness of the transaction and were a factor weighing in favor of the transaction.

  . The financial presentation of Salomon Smith Barney to the special committee on September 20, 2000, including Salomon Smith Barney's opinion as to the fairness, from a financial point of view and as of the date of the opinion, of the recapitalization consideration to holders of Sunburst common stock, other than Nova, the continuing stockholders and their respective affiliates. The special committee and the Board considered the conclusion reached in this opinion as a factor weighing in favor of the transaction.

  . The terms of the Recapitalization Agreement and related agreements, which do not preclude the Board of Directors or the special committee, in the exercise of their fiduciary duties to stockholders, from considering competing acquisition proposals. The Recapitalization Agreement permits the Board of Directors or the special committee, under circumstances stated in the Recapitalization Agreement, to furnish information to, and participate in negotiations with, persons making bona fide unsolicited written offers. The Recapitalization Agreement permits the Board of Directors to terminate the Recapitalization Agreement and accept an offer if required to do so in the exercise of its fiduciary duties. The special committee and the Board concluded that these provisions gave them the opportunity to accept a different transaction in appropriate circumstances and this was a factor that generally weighed in favor of the transaction, although the fact that Sunburst would be obligated to pay expenses of Nova and the continuing stockholders if it accepted another offer weighed against the transaction. See "The Recapitalization and Related Agreements--The Recapitalization Agreement--Covenants of Sunburst--No Solicitation" and "--Termination of the Recapitalization Agreement" for additional information regarding the Board of Directors' or the special committee's ability to consider competing proposals.

  . The interests of certain directors and executive officers of Sunburst that are different from those of other stockholders. See "--Conflicts of Interest of Certain Persons in the Recapitalization." The special committee, which consists solely of directors who are not officers or employees of Sunburst, and who have no financial interest in the proposed recapitalization different from Sunburst stockholders generally, was aware of these interests and considered them in making its determination. The special committee did not consider that these interests weighed either in favor of or against the transaction.

  . The ability of stockholders who may not support the recapitalization to exercise appraisal rights under the General Corporation Law of the State of Delaware. The General Corporation Law of the State of Delaware provides stockholders with the opportunity to exercise appraisal rights and to seek a determination by the Delaware Court of Chancery as to the fair value of their shares of common stock. The special committee and the Board concluded that the existence of appraisal rights weighed in favor of the transaction because it gave objecting stockholders an opportunity to receive a judicially determined price for their shares. See "Appraisal Rights" for information on how to exercise your appraisal rights.

  . The fact that the per share price to be received pursuant to the recapitalization is payable in cash, eliminating any uncertainties in valuing the recapitalization consideration to be received by Sunburst stockholders, but subjecting most stockholders to taxation on any gain. The certainty of valuation weighed in favor of the transaction but the taxability of the transaction weighed against the transaction.

  . The fact that, under Sunburst's certificate of incorporation, the adoption and approval of the Recapitalization Agreement require the affirmative vote of two-thirds of the outstanding shares of Sunburst entitled to vote on the transactions. The special committee sought additional protections for unaffiliated stockholders by requiring that a majority of Sunburst's outstanding stock held by persons other than Nova, the continuing stockholders and their respective affiliates, approve and adopt the Recapitalization Agreement and related transactions and the availability of these provisions weighed in favor of the transaction.

  In reaching its decision to approve and recommend the Recapitalization Agreement, the Board of Directors relied on the special committee's recommendation and the factors examined by the special committee as described above.

  The foregoing discussion addresses the material information and factors considered by the special committee and the Board of Directors in their consideration of the recapitalization, including factors that support the recapitalization as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the special committee and the Board of Directors did not find it practicable to, and did not specifically make assessments of, quantify or otherwise assign relative weights to the various factors and analyses considered in reaching its determination. The determination to approve the Recapitalization Agreement was made after consideration of all the factors as a whole. The special committee and the Board of Directors did not consider going concern value or liquidation value independent of their analysis of the fairness opinion. In addition, the special committee and the Board of Directors were of the opinion that net book value ($5.80 as of June 30, 2000) was not a useful indicator of Sunburst's value because market values of real estate companies are unrelated to net book value and gave no weight to net book value in reaching their recommendations.

Opinion of the Special Committee's Financial Advisor

  The special committee retained Salomon Smith Barney to act as its exclusive financial advisor in connection with the proposed recapitalization. In connection with this engagement, the special committee requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the consideration to be received in the recapitalization by holders of Sunburst common stock, other than Nova, the continuing stockholders and their respective affiliates. On September 20, 2000, at a meeting of the special committee held to evaluate the proposed recapitalization, Salomon Smith Barney delivered to the special committee an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in the opinion, the recapitalization consideration was fair, from a financial point of view, to the holders of Sunburst common stock, other than Nova, the continuing stockholders and their respective affiliates.

  In arriving at its opinion, Salomon Smith Barney:

  .  reviewed the Recapitalization Agreement and related documents;

  . held discussions with senior officers, directors and other representatives and advisors of Sunburst concerning Sunburst's business, operations and prospects;

  . examined publicly available business and financial information relating to Sunburst;

  . examined financial forecasts and other information and data for Sunburst, including third party appraisals of certain of Sunburst's leasehold interests, which were provided to or otherwise discussed with Salomon Smith Barney by Sunburst's management;

  . reviewed the financial terms of the recapitalization as described in the Recapitalization Agreement in relation to, among other things, current and historical market prices and trading volumes of Sunburst common stock, the historical and projected earnings and other operating data of Sunburst, and the financial condition and capitalization of Sunburst;

  . analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Sunburst; and

  . conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

  In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by Salomon Smith Barney, including information relating to asset sales that Sunburst's management expected to be completed prior to the consummation of the recapitalization, Sunburst's management advised Salomon Smith Barney that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Sunburst's management as to the future financial performance of Sunburst. With respect to third party appraisals provided to or otherwise reviewed by or discussed with Salomon Smith Barney, Salomon Smith Barney assumed, with Sunburst's consent, that the appraisals also were prepared on bases reflecting the best currently available estimates and judgments of the preparers of the appraisals as to the matters covered by the appraisals. Salomon Smith Barney did not make or, with the exception of third party appraisals provided by Sunburst's management, was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Sunburst, and did not make any physical inspection of the properties or assets of Sunburst.

  In connection with its engagement, Salomon Smith Barney was not requested to and did not solicit third party indications of interest in the possible acquisition of all or a part of Sunburst. Salomon Smith Barney was advised by representatives of Sunburst, however, and took into account for purposes of its opinion that Sunburst had held discussions from time to time in the past with third parties regarding a possible business combination or similar transaction involving Sunburst. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the recapitalization as compared to any alternative business strategies that might exist for Sunburst or the effect of any other transaction in which Sunburst might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the recapitalization consideration from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the recapitalization, which was determined through negotiation between Sunburst and Nova. The special committee imposed no other instructions or limitations on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

  The full text of Salomon Smith Barney's written opinion dated September 20, 2000, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. Salomon Smith Barney's opinion is addressed to the special committee and relates only to the fairness of the recapitalization consideration from a financial point of view, does not address any other aspect of the recapitalization or any related transaction and does not constitute a recommendation to any stockholder with respect to any matters relating to the proposed recapitalization.

  In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Salomon Smith Barney's opinion was not based on any single factor or analysis, nor did Salomon Smith Barney attribute particular weight to individual factors or analyses. Rather, Salomon Smith Barney believed that the totality of the factors considered and analyses performed by Salomon Smith Barney in connection with its opinion operated collectively to support its determination as to the fairness of the recapitalization consideration from a financial point of view. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

  In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Sunburst. No company, transaction or business used in those analyses as a comparison is identical to Sunburst or the proposed transaction, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

  The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

  A copy of Salomon Smith Barney's written presentation to the special committee has been filed as an exhibit to the Rule 13e-3 transaction statement on Schedule 13E-3, filed by Sunburst with the Securities and Exchange Commission, and will be available for inspection and copying at Sunburst's principal executive offices during regular business hours by any interested stockholder of Sunburst or any representative of such stockholder who has been so designated in writing and also may be inspected and copied at the office of, and obtained by mail from, the Securities and Exchange Commission.

  Salomon Smith Barney's opinion and analyses were only one of many factors considered by the special committee in its evaluation of the recapitalization and should not be viewed as determinative of the views of the Sunburst board, special committee or management with respect to the recapitalization consideration or the proposed recapitalization. See "--Reasons for the Recapitalization." It should be understood that Salomon Smith Barney's opinion, dated September 20, 2000, to the special committee speaks as of that date. The special committee currently does not intend to request an updated opinion from Salomon Smith Barney and Salomon Smith Barney does not have any obligation to update, revise or reaffirm its opinion, including at the time of the special meeting of the stockholders. If, however, a material amendment to the Recapitalization Agreement is entered into which modifies the recapitalization consideration, the special committee may at that time seek an updated opinion from Salomon Smith Barney. In making this determination, the special committee would consult with its legal and financial advisors and take into account, consistent with its fiduciary duties, all relevant factors and circumstances existing at the time, including general market, economic and business conditions.

  The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated September 20, 2000 to the special committee:

 Selected Companies Analysis

  Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of the following seven selected publicly traded companies in the hotel industry:

  .  Prime Hospitality Corp.

  .  AmeriHost Properties, Inc.

  .  Lodgian, Inc.

  .  Suburban Lodges of America, Inc.

  .  Extended Stay America, Inc.

  .  Equity Inns Inc.

  .  Winston Hotels, Inc.

  All multiples were based on closing stock prices on September 18, 2000. Estimated financial data for the selected companies were based on public filings and research analysts' estimates and estimated financial data for Sunburst were based on internal estimates of Sunburst's management. Salomon Smith Barney compared enterprise values, calculated as equity market value, plus debt, less cash, of Sunburst and the selected companies as a multiple of calendar year 2000 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Salomon Smith Barney applied a range of selected multiples derived from the selected companies of calendar year 2000 estimated EBITDA to corresponding financial data for Sunburst's hotels in order to derive an implied enterprise reference range for Sunburst. An implied equity reference range for Sunburst was then derived by subtracting Sunburst's net debt as of June 30, 2000, as adjusted for the sale of assets sold by Sunburst between June 30, 2000 and September 18, 2000. This analysis resulted in an implied equity reference range for Sunburst of approximately $6.24 to $9.64 per share, as compared to the recapitalization consideration of $7.375 per share.

 Net Asset Valuation Analysis

  Salomon Smith Barney performed a net asset valuation analysis of Sunburst's assets by adding the gross estimated value of Sunburst's assets and Sunburst's estimated year-end 2000 net working capital balance and subtracting Sunburst's estimated year-end 2000 outstanding net debt and estimated transaction costs. The gross estimated value of Sunburst's assets was estimated by capitalizing Sunburst's calendar year 2000 estimated cash flow of its hotels (excluding two hotels under lease and three hotels expected to be sold between September 18, 2000 and December 31, 2000) utilizing capitalization rates of 11.79% to 13.71% and incorporating an estimated value for two of Sunburst's leasehold interests and the estimated value of three parcels of land owned by Sunburst. Estimated financial data for Sunburst were based on internal estimates of Sunburst's management. For the estimated value of Sunburst's leasehold interests in two properties, Salomon Smith Barney used values set forth in drafts of third party appraisals of Sunburst's leasehold interests prepared for the owners of the properties which Sunburst had obtained and provided to Salomon Smith Barney. This analysis resulted in an implied equity reference range for Sunburst of approximately $7.05 to $10.32 per share, as compared to the recapitalization consideration of $7.375 per share.

 Discounted Cash Flow Analysis

  Salomon Smith Barney performed a discounted cash flow analysis of Sunburst to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that Sunburst could generate for fiscal years 2001 through 2005. The range of estimated 2005 terminal values for Sunburst was calculated by adding the calendar year 2005 estimated value for two of Sunburst's leasehold interests to the range of values resulting from applying terminal value multiples of 5.7x to 6.6x to the calendar year 2005 estimated EBITDA of Sunburst's hotels (excluding two hotels under lease and three hotels expected to be sold between September 18, 2000 and December 31, 2000). The present value of the cash flows and terminal values were calculated using discount rates ranging from 12.0% to 14.0%. Salomon Smith Barney then subtracted Sunburst's estimated net debt as of December 31, 2000 from the range of the present values of the cash flows and terminal values and added the estimated value of three parcels of land owned by Sunburst to derive an implied equity reference range for Sunburst. Estimated financial data for Sunburst were based on internal estimates of Sunburst's management. For the estimated value of Sunburst's leasehold interests in two properties, Salomon Smith Barney used values set forth in drafts of third party appraisals of Sunburst's leasehold interests prepared for the owners of the properties which Sunburst had obtained and provided to Salomon Smith Barney. This analysis resulted in an implied equity reference range for Sunburst of approximately $6.42 to $9.86 per share, as compared to the recapitalization consideration of $7.375 per share.

 Liquidation Analysis

  Salomon Smith Barney performed a liquidation analysis of Sunburst's assets utilizing the net asset valuation analysis described above, after adjustment for penalties associated with the prepayment of a portion of Sunburst's indebtedness and estimated taxes associated with the liquidation of its assets. Estimated financial data for Sunburst were based on internal estimates of Sunburst's management. This analysis resulted in an implied equity reference range for Sunburst of approximately $4.68 to $6.81 per share, as compared to the recapitalization consideration of $7.375 per share.

 Other Factors

  In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

  . historical trading prices for Sunburst common stock for the period October 15, 1997 through September 18, 2000 and historical trading volume for Sunburst common stock for the period September 18, 1999 through September 18, 2000;

  . the relationship between movements in Sunburst common stock and movements in the common stock of selected companies in the hotel industry for the period October 15, 1997 through September 18, 2000; and

  .  current market conditions in the limited service hotel industry.

 Miscellaneous

  Under the terms of its engagement, Sunburst has agreed to pay Salomon Smith Barney for its financial advisory services to the special committee an aggregate fee of $1.9 million, of which a portion was payable upon delivery of the opinion and the remainder is contingent upon completion of the recapitalization. Sunburst also has agreed to reimburse Salomon Smith Barney for reasonable travel and other expenses incurred by Salomon Smith Barney in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

  In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Sunburst for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney has in the past provided investment banking services to Sunburst unrelated to the proposed recapitalization, for which services Salomon Smith Barney has received compensation. During the past two years, Salomon Smith Barney has not received any fees from Sunburst. In addition, Salomon Smith Barney and its affiliates, including Citigroup, Inc. and its affiliates, may maintain relationships with Sunburst, Nova and their respective affiliates.

  Salomon Smith Barney is an internationally recognized investment banking firm and was selected by the special committee based on its experience, expertise and familiarity with Sunburst and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Financial Projections

  Sunburst does not as a matter of course make public forecasts as to future revenues, earnings or other financial information. Sunburst did, however, prepare certain projections which it provided to Nova, the continuing stockholders, the special committee and Salomon Smith Barney in connection with the recapitalization. The projections set forth below are included in this proxy statement solely because such information was provided to Nova, the continuing stockholders, the special committee and Salomon Smith Barney.

  The projections set forth below were not prepared by Sunburst with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information. In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by, independent accountants. The projections reflect numerous assumptions, all made by Sunburst's management, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Sunburst's control. Accordingly, there can be no assurance that the assumptions made in preparing the projections set forth below will prove accurate, and actual results may be materially different from those contained in the projections set forth below. See "Cautionary Statement About Forward-Looking Statements" on page 1 of this proxy statement.

  In light of the uncertainties inherent in forward-looking information of any kind, Sunburst cautions against undue reliance on such information. Sunburst does not intend to update or revise such projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, unless required by law.

                                   FISCAL YEARS ENDED DECEMBER 31,
                       --------------------------------------------------------
         ITEM           2000   2001    2002   2003   2004   2005   2006   2007
         ----          ------ ------  ------ ------ ------ ------ ------ ------
                                            (in millions)
Total Revenues........ $209.3 $207.6  $211.0 $214.3 $217.7 $221.2 $224.7 $228.3
Total Expenses........  134.4  135.0   137.1  139.3  141.6  143.8  146.1  148.5
EBITDA................   63.3   62.7    63.8   65.0   66.2   67.4   68.6   69.8
Net Income............    2.7   (1.2)    1.0    2.4    4.2    6.4    9.1   11.4

  In preparing the above seven-year financial projections, Sunburst made a number of assumptions about its markets, their growth rates and other factors that may affect the accuracy of these financial projections. These assumptions included assumptions regarding growth in the number of hotel rooms owned by Sunburst. Sunburst did not project growth in this measure for 2000, assumed an aggregate growth rate of 3.0% for 2001 and assumed a growth rate of 1.5% for the remaining five years. A growth rate of 0% was assumed for the hotels Sunburst has identified as available for sale and a growth rate of 4.2% in 2001 declining to 2.0% in 2007 was assumed for the remaining hotels.

  Sunburst also assumed various expenses, as a percentage of revenue. In general, operating expenses were assumed to be 65.5% of the revenue for all seven years. Corporate overhead was assumed to decline during this time period due to the proposed recapitalization. Overhead was estimated at 5.5% of revenue in 2000 and declined to 4.4% for 2007. Assumptions for capital expenditures, as a percentage of plant, property and equipment, remained fixed at 6%.

  Sunburst also assumed fluctuating interest rates in determining the financial projections. The interest rates at year end were assumed to be 10.31% in 2000, 10.81% in 2001, 11.06% in 2002 and 11.31% for the remaining years.

Alternatives to the Recapitalization

  Since early 1998, Sunburst has pursued a number of alternatives to the recapitalization transaction. As described in "--Background of the Transaction," above, the alternatives included:

  .  raising additional equity capital in the public or private markets;

  .  refinancing of Sunburst's outstanding indebtedness;

  . strategic relationships with other participants in the hotel development, ownership and management business; and

  . acquisitions by unrelated third parties of all or substantial portions of Sunburst's business.

  None of the transactions pursued by Sunburst during this period resulted in an offer that would have resulted in as much consideration to the stockholders of Sunburst as the proposed recapitalization. In addition, during this period, Sunburst has disposed of approximately 22 hotels and used the proceeds to reduce its indebtedness. The special committee determined that the certainty to Sunburst stockholders of receiving cash at the present time, representing a substantial premium to the trading price of Sunburst's common stock, offered a better alternative to stockholders than the risks and uncertainties presented by refinancing.

  Approximately $136 million, plus interest from October 5, 2000, of Sunburst's outstanding subordinated indebtedness is due in October 2002. The upcoming maturity of this amount of subordinated debt prevents Sunburst from incurring the additional obligations that would be necessary to expand its operations and requires Sunburst to develop a plan for retiring or refinancing this debt within the next 24 months.

  Sunburst has, from time to time during the last 18 months, evaluated the feasibility of a new offering of subordinated debt with longer maturities in order to refinance the existing subordinated debt. In general, market conditions for non-investment grade debt issued by hotel real estate companies have been quite unfavorable and

Sunburst concluded that waiting for a better refinancing environment was a more prudent and appropriate course of action. During the last several years only one high yield debt issuance was completed (in 1999) at an interest rate of 12.25%, which is in excess of the 11% that Sunburst is paying under the current subordinated note.

  Since the spring of 1998, management spoke to three different investment bankers from time to time, concluding that there was no opportunity to refinance the subordinated debt with new subordinated debt with a maturity of at least 10 years and an interest rate (either pay-in-kind or cash) less than the 11% being paid to Choice. Furthermore, the terms of the existing senior bank debt precluded serious consideration of alternative forms of financing, such as sale/lease-back transactions. Management hoped that a resurgence of the high-yield market would enable Sunburst to refinance of the note with long-term subordinated debt at an interest rate less than 11%. Sunburst considered refinancing without undergoing the recapitalization but the special committee determined that accepting the price ultimately offered by the continuing stockholders was preferable to completing a refinancing without the recapitalization.

  The financing arranged by and for the benefit of the continuing stockholders could have also been arranged on substantially the same terms for Sunburst. However, reduction of overhead costs, especially those relating to public company costs, by the continuing stockholders results in greater debt capacity than could have been obtained without the transaction. Furthermore, the financing arranged by the continuing stockholders requires that virtually all growth and development activity be curtailed until the absolute level of debt leverage is significantly reduced. Management believed that the typical debt covenants would significantly limit near term growth options through acquisition or development and may have resulted in an even further decline in the market value of Sunburst's publicly traded stock and therefore did not seek to pursue such a refinancing in the absence of the transaction.

  Another alternative that Sunburst considered was to sell sufficient assets to repay its indebtedness between now and October 2002. Sunburst rejected this alternative because it believed that this would reduce the company to a size that would not attract analyst coverage and thus reduce Sunburst's market value.

  Any alternative that involves substantial sales of assets would also cause Sunburst to lose its experienced and skilled hotel management staff if their hotels were placed for sale, which could have a negative effect on sales price and overall financial performance. Also, headquarters management and management at the hotels that were not for sale might seek employment elsewhere as Sunburst reduced its size and as the potential grew that additional hotels might be listed for sale. Furthermore, Sunburst also believed that forced sales over this time frame would cause it to sell its assets for unacceptably low prices.

Nova's Purpose and Reasons for the Recapitalization

  Nova's and the continuing stockholders' purpose of the merger is to effect a leveraged recapitalization of Sunburst in which the continuing stockholders will acquire all of Sunburst's common stock, will control Sunburst and will provide holders of Sunburst common stock a significant premium over the market price at which the shares traded before the announcement of the recapitalization.

  The rules of the SEC require Nova and the continuing stockholders to express their belief as to the fairness of the recapitalization to Sunburst stockholders (other than the continuing stockholders and their affiliates). Nova and the continuing stockholders did not at any time prior to the execution of the Recapitalization Agreement evaluate the fairness of the recapitalization or the recapitalization consideration to Sunburst's public stockholders, however, representatives of the continuing stockholders negotiated the recapitalization with Sunburst's management, Board of Directors and special committee with directly opposing interests to the interests of Nova and the continuing stockholders. Although Nova and the continuing stockholders believe that the recapitalization is substantively and procedurally fair to Sunburst's stockholders (other than the continuing stockholders and their affiliates) on the basis of the factors described below. In reaching this conclusion, Nova and the continuing stockholders considered a number of factors that weighed both in favor of and against the transaction.

  Each of Nova and the continuing stockholders believes that the transaction is substantively and procedurally fair to Sunburst's stockholders (other than the continuing stockholders and their affiliates) on the basis of its observations that:

  . The $7.375 per share in cash consideration being offered in the recapitalization represented approximately 31% premium over the per share closing price of Sunburst common stock on September 19, 2000, the last full trading day prior to the public announcement of the recapitalization. Sunburst's common stock had not traded at that level over the past two years; the recapitalization consideration was higher than any price paid by the continuing stockholders during the preceding two years (see page 54) and the recapitalization consideration represented a 49% premium over the prior six months' average trading price. Nova and the continuing stockholders considered the premium over prevailing market prices as a factor weighing in favor of the transaction.

  . The current and prospective environment in which Sunburst operates, and in particular the competitive factors affecting the market for Sunburst's hotels and the current depressed market for small cap stocks. Nova and the continuing stockholders considered that this environment may improve in the future and that Sunburst's public stockholders would not be able to participate in the growth associated with such an improved environment. Nova and the continuing stockholders considered the potential for an improved market as a factor weighing against the transaction.

  . A special committee of independent directors was established. The special committee retained its own legal and financial advisors and conducted a vigorous process of evaluation and negotiation. Nova and the continuing stockholders considered the establishment of a special committee as a factor weighing in favor of the transaction.

  . The special committee unanimously recommended to the Board of Directors that the recapitalization and Recapitalization Agreement be approved and adopted. Both the special committee and the Board of Directors of Sunburst determined that the Recapitalization Agreement and recapitalization are advisable and in the best interests of Sunburst's public stockholders and that the recapitalization consideration is fair to Sunburst's stockholders. Nova and the continuing stockholders considered this recommendation as a factor weighing in favor of the transaction.

  . Salomon Smith Barney, the financial advisor to the special committee, delivered an opinion dated September 20, 2000 to the special committee, as to the fairness from a financial point of view and as of the date of such opinion, of the recapitalization consideration to the holders of Sunburst common stock (other than Nova, the continuing stockholders and their respective affiliates). Although Nova and the continuing stockholders are not entitled to rely on Salomon Smith Barney's opinion, Nova and the continuing stockholders considered the delivery of this opinion to the special committee as a factor weighing in favor of the transaction.

  . The Recapitalization Agreement requires approval and adoption of the recapitalization by the vote of the holders of at least a majority of Sunburst's stock entitled to vote, including at least a majority of Sunburst's common stock not held by the continuing stockholders. Nova and the continuing stockholders considered this requirement as a factor weighing in favor of the transaction.

  Neither Nova nor the continuing stockholders considered any factors, other than as stated above, regarding the fairness of the recapitalization to Sunburst's public stockholders, as they believe the factors they considered provided a reasonable basis to form their belief. This belief, however, should not be construed as a recommendation to any stockholder as to how you should vote on the recapitalization.


Certain Effects of the Recapitalization

  After the effective time of the recapitalization, current Sunburst stockholders, other than the continuing stockholders, will cease to have ownership interests in Sunburst or rights as Sunburst stockholders. Therefore, the current stockholders of Sunburst, other than the continuing stockholders, will not participate in any future earnings or losses or the growth or decline of Sunburst. Upon completion of the recapitalization, the continuing stockholders will own all of the equity of Sunburst and Sunburst will pay all of the fees and expenses of the recapitalization and related transactions. The continuing stockholders will be the sole beneficiaries of the future earnings and growth of Sunburst, if any. However, the continuing stockholders' equity investment in Sunburst involves substantial risk resulting from the limited liquidity of the investment, the high debt to equity ratio and consequential substantial fixed charges that will apply to Sunburst following the recapitalization.

  As a result of the recapitalization, Sunburst will be a privately-held corporation and there will be no public market for its common stock. After the recapitalization, the common stock will cease to be traded on The New York Stock Exchange and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. Assuming no other securities of Sunburst become subject to registration under the Exchange Act, this termination will make the provisions of the Exchange Act, including the periodic reporting requirements, the short-swing profit recovery provisions of Section 16(b), the going private disclosure rules and the requirement of furnishing a proxy or information statement in connection with stockholders meetings, no longer applicable to Sunburst. After the effective time of the recapitalization, Sunburst will no longer be required to file periodic reports with the Commission.

  It is expected that following completion of the recapitalization, the operations of Sunburst will be conducted substantially as they are currently being conducted. Except as described under "--Plans for Sunburst After the Recapitalization," neither Sunburst nor any of the continuing stockholders has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving Sunburst's corporate structure, business or management, such as a recapitalization, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets. However, Sunburst and the continuing stockholders will continue to evaluate Sunburst's business and operations after the recapitalization, and may develop new plans and proposals that Sunburst or the continuing stockholders consider to be in the best interests of Sunburst and its stockholders.

Plans for Sunburst After the Recapitalization

  Upon completion of the recapitalization, Sunburst will be capitalized with a significant level of debt and will by the terms of that debt be required to, over a short period of time, reduce the level of debt. Management anticipates continuing Sunburst's asset disposition program, whereby hotels not meeting Sunburst's criteria for long term retention are sold and the proceeds are used to reduce debt.

  At the effective time of the recapitalization, Stewart Bainum, Jr., James A. MacCutcheon, Barbara Bainum and up to two additional persons are expected to be the directors of Sunburst. The current officers of Sunburst (other than Donald Landry, Sunburst's Co-Chief Executive Officer, and Douglas Verner, Sunburst's General Counsel) will remain the officers of Sunburst. At the effective time of the recapitalization, Sunburst's certificate of incorporation and by-laws will be amended with terms appropriate for a private corporation.

  Management is currently seeking to sell seven hotels with an aggregate of 1,257 rooms at a book value of $41.8 million. The proceeds from the sale of these seven hotels will be used to reduce outstanding indebtedness. In the next 24 months, management anticipates listing approximately 15 additional hotels for sale, including 10 hotels with respect to which it has received a preliminary offer. The terms of the recapitalization financing will require that asset sale proceeds of a least $80 million be utilized to reduce debt within two years from the date of closing the recapitalization. Therefore all net proceeds from hotel sales will be used to repay the $80 million term loan. See "Financing of the Recapitalization."


  Sunburst has not paid dividends or made distributions to its stockholders other than a 1997 special distribution of the common stock of Choice Hotels Franchising, Inc. (now known as Choice Hotels International, Inc.). After the recapitalization, the Board of Directors will evaluate whether to make dividends or other distributions on the basis of, among other things, available cash, alternative uses of cash, restrictions in financing agreements and the need to preserve cash for future debt service payments, and the tax status of the corporation and its shareholders. After the recapitlization, Sunburst may elect to become a Subchapter S corporation, which could result in stockholders being attributed income of Sunburst whether or not distributed. If this occurs, it may increase the likelihood that the Board of Directors will decide to declare a dividend or other distribution.

  As the term of the recapitalization financing is, from two to seven years, Sunburst anticipates attempting to subsequently refinance portions of that debt with new, long term mortgage financing secured by hotels. However, the terms of the recapitalization financing prohibit longer term financing until Sunburst's overall debt level is significantly reduced.

Conduct of the Business of Sunburst if the Recapitalization is Not Completed

  In the event that this or a similar transaction does not close, the Board of Directors will reevaluate Sunburst's strategic direction. Absent a significant change in the capital markets, management believes that growth opportunities will remain limited as Sunburst will remain capital constrained. Also inhibiting Sunburst's hotel development opportunities is the continuing pace of new development by Sunburst's competitors which limits the availability of (and increases the cost of) appropriate sites and increases new room supply in many markets in excess of new demand.

  Strategically, Sunburst also would have to address its capital structure in the near term. The approximately $136 million subordinated note, plus interest, due to Choice Hotels in October 2002 will need to be refinanced before any longer term debt can be arranged. An agreement to refinance the Choice note has been reached contingent upon the recapitalization closing. If the recapitalization does not close, management expects to commence new negotiations with Choice to refinance some or all of the note in order to extend overall debt maturities.

  Until such time as the Board adopts a new or different long-term strategy, Sunburst would continue to utilize cash generated from operating activities to reduce total debt. In addition, Sunburst's management anticipates continuing the asset disposition program whereby assets not meeting Sunburst's criteria for long term retention are sold and the proceeds are utilized to repay debt. As this program results in some contraction in Sunburst's size and scale, management anticipates that continuing to look for opportunities to reduce fixed costs, inclusive of corporate overhead, would remain a priority.

  Finally, while not specifically contemplated by the Board, Sunburst may also utilize some portion of the cash generated from operating activities and the asset disposition program to repurchase shares in the open market.

Conflicts of Interest of Certain Persons in the Recapitalization

  In considering the recommendations of Sunburst's special committee and the Board of Directors with respect to the Recapitalization Agreement, Sunburst stockholders should be aware that certain directors and members of management of Sunburst have interests in the recapitalization that are different from, or in addition to, their interests as Sunburst stockholders generally. These interests include the fact that the continuing stockholders--who will together own 100% of Sunburst following the recapitalization--include Mr. Bainum and entities he owns or controls and Mr. MacCutcheon, and the other interests described below. Sunburst's special committee and the Board of Directors were aware of these interests and considered them, among other matters, in approving the recapitalization.

Summary

  The following tables summarize the monetary value that will be available to directors and executive officers of Sunburst if the recapitalization does or does not occur. The value of options and restricted stock is based on the market price of Sunburst on November 6, 2000 of $6.8125 per share assuming the recapitalization does not occur, and on the $7.375 to be paid per share in the transaction assuming the recapitalization does occur.

    Interest in Sunburst assuming the recapitalization does not occur:

                                                                    Restricted
Individual                                Salary     Option Value   Stock Value
----------                              -----------  ------------- -------------
Stewart Bainum, Jr..................... $ 60,000.00  $  234,463.31 $  123,544.69
James A. MacCutcheon...................  350,000.00     382,968.78  2,052,279.00
Donald J. Landry.......................  450,000.00*  1,237,994.21  3,532,989.75
Kevin P. Hanley........................  210,000.00              0  1,082,472.19
Pamela M. Williams.....................  149,000.00              0    325,875.94

--------

 * Receives compensation under Employment Agreement through 4/30/03.

      Interest in Sunburst assuming the recapitalization does occur:

                                                                  Value of
                                                                   Grants
                                                   Restricted   Received Upon
Individual                Salary    Option Value   Stock Value     Closing
----------              ----------- ------------- ------------- -------------
Stewart Bainum, Jr..... $ 60,000.00 $  279,639.73 $  133,745.63 $           0
James A. MacCutcheon...  350,000.00    442,736.10  2,221,733.50  2,379,160.00**
Donald J. Landry.......  450,000.00  1,471,511.02  3,824,704.50             0
Kevin P. Hanley........  210,000.00             0  1,171,850.63  1,182,500.13**
Pamela M. Williams.....  149,000.00             0    352,783.13    571,002.00**

--------

** The new equity incentives will vest:

   (1)25% upon the closing of the recapitalization;

   (2)37 1/2% upon the earlier of three years or completion of asset disposition program;

   (3)37 1/2% over three years; and

   (4)100% upon a change of control as defined in the current Sunburst long term incentive plan.



 Employment and Related Agreements

  As part of the recapitalization, Sunburst will enter into employment agreements with the following continuing stockholders substantially on the terms set forth below. As noted below, the continuing stockholders who are executive officers of Sunburst will be permitted to sell up to 50% of their existing vested and unvested equity incentives at a price of $7.375 per shares (less the exercise price, in the case of options sold) immediately after the closing of the recapitalization. The following table sets forth the number of shares and the aggregate proceeds available to each person.

                                                           Number
                                                             of      Aggregate
Individual                                                 Shares    Proceeds
----------                                                 ------- -------------
James A. MacCutcheon...................................... 150,626 $1,110,866.75
Kevin P. Hanley...........................................  79,448    585,925.31
Pamela M. Williams........................................  23,918    176,395.25

  Prior to the recapitalization, Sunburst will enter into a new employment agreement with James A. MacCutcheon pursuant to which, Mr. MacCutcheon will act as Sunburst's President and Chief Executive Officer. The agreement will have a term of three years and will provide for a base salary of $350,000 per annum, subject to annual adjustments, and an annual bonus of up to 60% of his base compensation, based upon Sunburst's performance. The agreement will also provide for new equity incentives in the amount of 322,598 shares. The new equity incentives will vest as follows:

  .   25% upon the closing of the recapitalization;

  .   37 1/2% upon the earlier of 3 years or completion of the asset disposition program;

  .   37 1/2% over 3 years; and

  .   100% upon a change of control as defined in the current Sunburst long term incentive plan.

  Mr. MacCutcheon will, at his option, be permitted immediately after the closing of the recapitalization to sell to Sunburst up to 50% of his existing vested and unvested equity incentives, which total 303,986 shares, at a price of $7.375 per share (less the exercise price, in the case of options sold).

  Prior to the recapitalization, Sunburst will enter into an employment agreement with Kevin P. Hanley pursuant to which Mr. Hanley will act as Sunburst's Executive Vice President and Chief Operating Officer. The agreement will have a term of 5 years and will provide for a base salary of $210,000 per annum, subject to annual adjustments, and an annual bonus of up to 50% of his base compensation based on Sunburst's performance. The agreement will also provide for new equity incentives in the amount of 160,339 shares. The new equity incentives will vest as follows:

  .   25% upon the closing of the recapitalization;

  .   37 1/2% upon the earlier of 5 years or completion of the asset disposition program;

  .   37 1/2% over 5 years; and

  . 100% upon a change of control as defined in the current Sunburst long term incentive plan.

  Mr. Hanley will, at his option, be permitted immediately after the closing of the recapitalization to sell to Sunburst up to 50% of his existing vested and unvested equity incentives, which total 160,339 shares, at a price of $7.375 per share (less the exercise price, in the case of options).

  Prior to the recapitalization, Sunburst will enter into an employment agreement with Pamela M. Williams pursuant to which Ms. Williams will act as Sunburst's Senior Vice President and General Counsel. The agreement will have a term of 5 years and will provide for a base salary of $149,000 per annum, subject to annual adjustments, and an annual bonus of up to 45% of her base compensation based on Sunburst's performance. The agreement will also provide for new equity incentives in the amount of 77,424 shares. The new equity incentives will vest as follows:

  .  25% upon the closing of the recapitalization;

  . 37 1/2% upon the earlier of 5 years or completion of the asset disposition program;

  .  37 1/2% over 5 years; and

  . 100% upon a change of control as defined in the current Sunburst long term incentive plan.

  Ms. Williams will, at her option, be permitted immediately after the closing to cash out up to 50% of her existing vested and unvested equity incentives which total 48,622 shares, at a price of $7.375 per share (less the exercise price, in the case of options sold).

  In connection with the execution of the recapitalization, Donald J. Landry has entered into a new employment agreement which provides, among other things:

  .  that he has resigned as Chief Executive Officer;

  . that he will continue as Co-Chief Executive Officer for 60 days or such longer period at Sunburst's option, up to December 31, 2000;

  . that all of his restricted stock and options will be cashed out in the recapitalization at a price of $7.375 per share and the difference between the option exercise price and $7.375, respectively;

  . that he provide consulting services to Sunburst from January 1, 2001 through April 30, 2003;

  . that he be paid a bi-weekly salary of $17,307 during the term of the agreement;

  . that he be paid a bonus of $270,000 on December 31, 2001 and December 31, 2002; and

  . that he receive other customary fringe benefits including: reimbursement for business expenses, an automobile allowance, club membership, health and medical benefits, 401(k) and vacation benefits.

 Stock Options

  Under the Recapitalization Agreement, each outstanding stock option held by any person other than a continuing stockholder whether vested or not, will be canceled and holders of options with an exercise price per share that is less than the recapitalization consideration received by the stockholders will receive an amount equal to the recapitalization consideration less the applicable exercise price and any applicable withholding tax for each such share. Any option, whether vested or not, with an exercise price that is equal to or more than the recapitalization consideration will be canceled. Stock options held by continuing stockholders will not be affected by the recapitalization but will be subject to the provisions of the stockholders agreement. See "Special Factors--Certain Arrangements with Continuing Stockholders--Employment and Related Agreements." The number of options held by each of the continuing stockholders as of the date of this proxy statement is set forth in "The Recapitalization and Related Agreements--Exchange and Voting Agreement--Exchange of Common Stock."

  The following table sets forth the amounts directors of Sunburst will receive as consideration for the cancellation of their previously awarded stock options.

                                                                   Consideration
Individual                                                           Received
----------                                                         -------------
Paul A. Gould.....................................................
Keith B. Pitts....................................................
Carole Y. Prest...................................................
Donald J. Landry..................................................

 Restricted Stock Awards

  Under the Recapitalization Agreement, all existing restricted stock held by any person other than a continuing stockholder or an individual who is not offered continuing employment after the recapitalization will be canceled immediately prior to the recapitalization and converted into the right to receive an amount equal to the recapitalization consideration at $7.375 per share in cash as follows:

  . notwithstanding the existing restrictions on the restricted stock, the restrictions on 50% of amounts received for restricted stock will lapse on the first anniversary of the effective time of the recapitalization and the restrictions on the remaining 50% will lapse on the second anniversary of the effective time of the recapitalization; and

  . amounts to be received in exchange for restricted stock will bear interest from the effective time at the simple annual rate equal to the rate for U.S. Treasury Notes with a one year maturity as of the effective time. This rate will be reset on each monthly anniversary of the effective time.

  The 710,921 share of restricted stock held by continuing stockholders will be converted into shares of preferred stock and shall be subject to the provisions of the stockholders agreement. See "Special Factors--Certain Arrangements with Continuing Stockholders" for a description of plans to issue additional options and restricted stock to continuing stockholders at the time of the completion of the recapitalization.

  Restricted stock held by individuals who are not offered continuing employment after the recapitalization shall be accelerated and paid out upon completion of the recapitalization as set forth in the table below.

                                                           Number
                                                             of      Aggregate
Individual                                                 Shares    Proceeds
----------                                                 ------- -------------
Paul A. Gould.............................................  15,134 $  111,613.25
Keith B. Pitts............................................  15,572    114,843.50
Carole Y. Prest...........................................  17,322    127,749.75
Donald J. Landry.......................................... 518,605  3,824,711.88
Christine A. Shreve.......................................  17,507    129,114.13

 Indemnification and Insurance

  Under the Recapitalization Agreement, Nova has agreed to cause Sunburst and its successors and assigns to:

  . for a period of six years after the recapitalization, indemnify and hold harmless present and former Directors and officers of Sunburst and its subsidiaries for all acts or omissions occurring before the recapitalization, including the transactions contemplated by the Recapitalization Agreement, to the fullest extent permitted by law or provided under Sunburst's certificate of incorporation or bylaws as of the date of the Recapitalization Agreement; and

  . provide, for a period of six years after the recapitalization, an insurance and indemnification policy that grants Sunburst's officers and Directors coverage no less favorable than Sunburst's policy in effect on September 20, 2000; provided, however, that in no event will Sunburst's annual premium payments for this coverage exceed 200% of the annual premiums currently paid by Sunburst; and provided, further, that if the annual premiums for this coverage exceed that amount, Sunburst will provide a policy providing the best available coverage obtainable for premiums not exceeding that amount.

 Directors Fees for Special Committee Members

  The members of the special committee received fees for their service on the special committee equal to $1,600 for every four hours of meetings attended. As of the date of this proxy statement, the three members of the special committee had each received an aggregate of $4,800 in fees for their service in the special committee.

Arrangements with Continuing Stockholders

 Stockholders' Agreement

  Under the Exchange and Voting Agreement, the continuing stockholders will exchange each of their owned shares for shares of preferred stock which, as part of the recapitalization, will be converted into common shares of the surviving corporation. Pursuant to the Exchange and Voting Agreement, the continuing stockholders will enter into a stockholders' agreement with respect to the continuing stockholders' shares after the recapitalization. The stockholders' agreement will provide restrictions on holders of Sunburst's common stock largely related to Sunburst's qualifications as a subchapter S corporation.

  The stockholders agreement also will provide for bring-along rights for the Bainum family if they decide to sell an amount of stock that represents at least 50% of the voting power of Sunburst. In addition, stockholders will be given customary tag-along and piggy-back registration rights with respect to their shares. Stockholders also will have a right of first offer to purchase their pro rata share of any additional equity securities sold by Sunburst, except for shares sold by Sunburst:

  .  to management as part of a management compensation plan;

  . in connection with any merger, acquisition or similar transaction with a third party that is not an affiliate of the Bainum family; or

  . as part of an initial public offering. Sunburst and the stockholders will be given customary buy/sell and right of first refusal rights, subject to certain limited exceptions.

Rights Agreement

  On February 23, 1998, Sunburst approved and adopted a rights agreement under which Sunburst distributed to holders of its common stock on April 3, 1998, rights to purchase its series A junior participating preferred stock to ensure that any strategic transaction undertaken by Sunburst will be one in which all stockholders can receive fair and equal treatment, and to guard against partial tender offers, open market accumulations and other abusive tactics that might result in unfair treatment of stockholders. Sunburst distributed one right to purchase the series A junior participating preferred stock for each outstanding share of Sunburst common stock.

  Effective September 20, 2000, Sunburst amended its rights agreement to clarify that the rights are not exercisable as a result of the Recapitalization Agreement or the recapitalization and agreed to cause the rights to expire immediately prior to the consummation of the recapitalization.

Litigation

  Following Sunburst's announcement on September 20, 2000 of the recapitalization and merger, Sunburst, its directors, and some of its past and present officers, were named as defendants in five purported stockholders class action lawsuits filed in the Delaware Court of Chancery. The named plaintiffs in these suits are: Robert Frost, Audrey Goldberg, Jerry Krim, J.
B. McBride and Filippo Teresi. These lawsuits have been consolidated.

  The lawsuits allege, among other things, that the recapitalization consideration of $7.375 per share contemplated by the Recapitalization Agreement is inadequate, and that the individual defendants have breached their fiduciary duties to the stockholders by approving the transaction. Among other things, the complaints seek a court order enjoining the recapitalization and/or damages.

  The defendants intend to defend the lawsuits vigorously.

Accounting Treatment

  The transaction is expected to be treated as a recapitalization for accounting purposes, as Sunburst will not meet the requirements for a new accounting basis as a result of the interests of the continuing stockholders. A recapitalization is a transaction structured to transfer the controlling interest of an operating entity to a new investor, with some owners also retaining an ownership interest. A recapitalization results in no change in the accounting basis of the assets or liabilities presented in the stand-alone financial statements of the operating entity. The consideration paid for the shares is accounted for as a reduction in equity.

Financing of the Recapitalization

  General

  We currently estimate that the cash funds required to consummate the recapitalization, including to refinance Sunburst's indebtedness and pay fees and expenses, will be approximately $260 million. These cash proceeds are expected to be funded with borrowings under the senior secured credit facilities provided to Sunburst by a group of financial institutions arranged by The Chase Manhattan Bank. The following table sets forth the cash sources and uses of funds in connection with the recapitalization assuming a December 31, 2000 closing.

        Sources           (in millions)
        -------           -------------
Term Loan...............     $180.0
Asset Sale Bridge Loan..       80.0
                             ------
Total...................     $260.0
                             ======

          Uses           (in millions)
          ----           -------------
Cash payment on Choice
 Note...................    $ 96.0
Retirement of Existing
 Debt...................      71.0
Recapitalization
 Consideration..........      60.2
Additional Working
 Capital................       6.3
Fees and Expenses.......      26.5
                            ------
Total...................    $260.0
                            ======

  In addition to the cash sources and uses described above, as partial consideration for the refinancing of the Choice subordinated note, Sunburst will issue to Choice a new senior subordinate discount note with an initial accreted value of $60.0 million, will transfer a hotel property to Choice and will enter into or amend certain agreements as described below under "--The Choice Indebtedness." Sunburst has not arranged any alternative financing in the event that it does not receive funding under the senior secured credit facilities that are expected to be arranged by The Chase Manhattan Bank.

  Senior Secured Credit Facilities

  Term Loan Facilities and Revolving Facility. The Chase Manhattan Bank has delivered a commitment letter, dated September 20, 2000, providing for senior secured credit facilities to be made available to Sunburst, subject to the terms and conditions set forth therein, by a syndicate of financial institutions pursuant to a credit agreement to be entered into prior to the consummation of the recapitalization. The Chase Manhattan Bank will act as administrative agent and syndication agent in connection with the credit facilities, and Chase Securities Inc. will act as advisor, lead arranger and sole book manager.

  The terms of the commitment letter provide for senior secured term loan facilities in an aggregate principal amount of $270 million to be allocated between two tranches of $180 million and $80 million, which facilities will be used to finance the recapitalization, and a senior secured revolving credit facility in an aggregate principal amount of up to $20 million (a portion of which will be available in the form of letters of credit), which will be used for working capital requirements.

  Maturities; Amortization. The $190 million term loan facility and the revolving facility will mature five years after the closing date, and the $80 million term loan facility will mature 24 months after the closing date. Each tranche of the term loan facilities will amortize in nominal quarterly installments, with payments based on available cash flow, subject to minimum quarterly requirements. The revolving facility will be payable in full at maturity.

  Interest. The commitment letter provides that the term loan facilities and the revolving facility will, in general, bear interest at a rate per annum equal to, at the option of Sunburst, either the eurodollar rate (the London interbank offered rate for eurodollar deposits as adjusted for statutory reserve requirements) plus the applicable margin (as defined below), or the alternate base rate, which is the higher of (a) The Chase Manhattan Bank's prime rate or (b) the federal funds effective rate of 0.5%, plus the applicable margin.

  Prior to the repayment in full of the loans under the term loan facility, the applicable margin for loans bearing interest based on the eurodollar rate will be 3.50%, and the applicable margin for loans bearing interest based on the alternate base rate will be 2.50%. Upon the repayment in full of the loans under the $80 million term loan facility and provided that no event of default has occurred and is continuing, the applicable margin will be subject to reduction based on Sunburst's total leverage ratio.

  Overdue principal will bear interest at the otherwise applicable interest rate plus 2% per annum, and overdue interest and other amounts will bear interest at the rate otherwise applicable to loans bearing interest at the alternate base rate plus 2% per annum.

  Fees. The commitment letter provides that a commitment fee on the undrawn portion of the commitment of each lender (including The Chase Manhattan Bank) under the revolving facility will begin to accrue on the closing date and will be payable quarterly in arrears. The commitment fee will accrue at a rate of 0.50% per annum.

  Mandatory Prepayment. The commitment letter provides that Sunburst will be required to prepay the loans under the term loan facilities with (a) 100% of the net proceeds of any indebtedness issued by Sunburst or any of its subsidiaries, subject to certain exceptions to be agreed, and (b) 100% of the net proceeds of any issuances of equity and excess cash flow, which percentage will be subject, in each case, to reduction to 50% upon the repayment in full of the $80 million term loan facility and the maintenance of a total leverage ratio of 3.5 to 1.0 or less, and (c) 100% of the net proceeds of asset sales (including proceeds of casualty and condemnation).

  To the extent that the amount of any mandatory prepayment exceeds the outstanding loans under the term loan facilities, the commitments under the revolving facility will be reduced.

  Voluntary Prepayment. The commitment letter provides that Sunburst may, at its option, prepay the loans under the term loan facilities, in minimum principal amounts to be agreed upon.

  Security. Under the commitment letter, the facilities and the related guarantees will be secured by a perfected first priority mortgage lien on or security interest in all of Sunburst's tangible and intangible assets (including, without limitation, real property, leases, rents and income attributable to the real property, management agreements, franchise agreements, licensing agreements and other licenses, permits and agreements relating to the ownership and operation of the real property, intellectual property, and all of the capital stock of each of its direct and indirect domestic subsidiaries).

  Covenants. The commitment letter provides that the term loan facilities and the revolving facility will contain affirmative covenants and negative covenants customary for facilities of this type, including negative covenants relating to, among other things, limitations on: indebtedness; liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; amendments to merger agreement; and lines of business limited to ownership and operation of hospitality properties in the United States.

  In addition, the term loan facilities and the revolving facility will contain financial covenants relating to, among other things, minimum net worth, minimum fixed charge coverage, minimum interest coverage, and maximum total and senior leverage.

  Events of Default. The commitment letter provides for events of default under the term loan facilities and the revolving facility customary for facilities of this type.

  Conditions to Commitment. The Chase Manhattan Bank's commitment under the commitment letter and Chase Securities, Inc.'s agreement to perform the services described under the commitment letter are subject to:

  . there not occurring or becoming known to them any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of Sunburst and its subsidiaries, taken as a whole;

  . them not becoming aware after September 20, 2000 of any material information or other material matter (including any matter relating to financial models and underlying assumptions relating to the projections) affecting the recapitalization or the parties to the recapitalization that in their judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to them before such date;

  . there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in their judgment, could materially impair the syndication of the credit activities;

  . their satisfaction that before and during the syndication of the credit facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Sunburst or any of its affiliates;

  . the negotiation, execution and delivery on or before December 15, 2000 of definitive documentation with respect to the credit facilities satisfactory to The Chase Manhattan Bank and its counsel, and

  . the other customary conditions as set forth or referred to in the related credit documents.

  Side Letter with The Chase Manhattan Bank and Chase Securities Inc. On September 20, 2000, Mr. Bainum entered into a side letter agreement with The Chase Manhattan Bank and Chase Securities Inc. under which Mr. Bainum agreed to assist Chase Securities Inc. in syndicating the credit facility and to pay the fees described in the fee letter and the engagement letter if the closing of the recapitalization does not occur.

  Indemnification Letter with The Chase Manhattan Bank and Chase Securities Inc. On September 20, 2000, Sunburst entered into a letter agreement with The Chase Manhattan Bank and Chase Securities Inc. pursuant to which Sunburst agreed, among other things, to indemnify The Chase Manhattan Bank, Chase Securities Inc., their affiliates and respective officers, directors, employees and agents against claims arising out of or in connection with the engagement letter.

The Choice Agreements

  In connection with the spin-off of Choice International from Sunburst in 1997, Sunburst became indebted to Choice pursuant to a subordinated term note in the amount of $115 million, which is referred to as the Subordinated Note. Including accrued interest through October 5, 2000, Sunburst is now indebted to Choice for approximately $136 million pursuant to the Subordinated Note. The recapitalization would constitute an event of default under the Subordinated Note, and Sunburst and Choice have accordingly entered into an agreement pursuant to which Sunburst will repay this indebtedness in part and incur new indebtedness to Choice for the remaining amount. The terms of this refinancing and the terms of the new indebtedness are set out in "Heads of Agreement" and "Senior Subordinated Discount Note", respectively. The Heads of Agreement includes additional provisions which are described in "Heads of Agreement" below.

  Heads of Agreement

  Surrender of Subordinated Note; Issuance of Senior Subordinated Discount Notes; Certain Cash Payments; and Hotel Conveyance. The Heads of Agreement provides that, on the closing date, Choice shall surrender the Subordinated Note to Sunburst, and Sunburst shall either:

  . issue to Choice $60 million initial accreted value ($70.831 million principal amount at maturity) of its 11.375% Senior Subordinated Discount Notes maturing seven years after the closing date;

  .  pay to Choice $50 million in cash; or

  . issue to Choice less than $60 million initial accreted value of Senior Subordinated Discount Notes and pay to Choice an amount in cash equal to the product of:

    .  $60 million less the initial accreted value of the Senior
       Subordinated Discount Notes issued to be issued to Choice; and

    .  0.8333.

  If any Senior Subordinated Discount Notes are issued, on the closing date, Sunburst will enter into an Indenture providing for the issuance of the Senior Subordinated Discount Notes and a Registration Rights Agreement providing for registration rights with respect thereto. The Senior Subordinated Discount Notes and the Registration Rights Agreement are described below under "-- Senior Subordinated Discount Notes." As of the date of this proxy statement, Sunburst expects that it will issue $60 million initial accreted value of the Senior Subordinated Discount Notes to Choice. Additional information regarding the terms of the Senior Subordinated Discount Notes is set forth under "Senior Subordinated Discount Notes," below.

  The Heads of Agreement also provides that Sunburst shall pay to Choice on the closing date an amount in cash equal to $75,783,004 plus the amount of accrued but unpaid interest on the principal balance of the Subordinated Note from and including September 20, 2000 and through but excluding the closing date. In addition, on the closing date, Sunburst shall convey to Choice the hotel development site located in Mt. Laurel, New Jersey.

  Amended and Restated Agreements. The Heads of Agreement provides that, on the closing date, Sunburst and Choice will enter into an Amended and Restated Strategic Alliance Agreement and an Amended and Restated Omnibus Amendment to Franchising Agreements, the terms of which are described below under "Certain Relationships and Related Transactions--Relationship with Choice."

  Marketing and Rating of the Senior Subordinated Discount Notes. Pursuant to the Heads of Agreement, Sunburst has agreed to use all commercially reasonable efforts to, and to cause its affiliates and advisors to, take any and all actions necessary in the reasonable judgment of Choice and its advisors in order to enable Choice to sell the Senior Subordinated Discount Notes in one or more sales under a shelf registration under the Securities Act of 1933 or one private placement exempt from the registration requirements thereof (which may take the form of a Rule 144A private placement with a subsequent registered exchange offer) not inconsistent with the terms of the Registration Rights Agreement, but which shall include all actions of an issuer of securities in an offering under Rule 144A. In addition, Sunburst has agreed to use all commercially reasonable best efforts to cause the Senior Subordinated Discount Notes to be rated by Standard & Poor's and Moody's (or, if one of such rating agencies shall not rate the Senior Subordinated Discount Notes, by Fitch as an alternate rating agency) prior to the closing date. If the Senior Subordinated Discount Notes shall not be rated by such two rating agencies on or prior to the closing date, Sunburst has agreed to pay to Choice $900,000 as liquidated damages. The Heads of Agreement provides that Sunburst's agreement to market the Senior Subordinated Discount Notes, including obtaining a rating and any due diligence that may be required by prospective investors, is subject to reimbursement of Sunburst's time and expenses by Choice.

  Representations and Warranties. As an inducement to enter into the Heads of Agreement, Sunburst made representations and warranties to Choice regarding the following matters:

  .  Sunburst's right, power and authority to convey the Mt. Laurel site;

  . litigation, proceedings, investigations, claims, judgments, awards or orders affecting the Mt. Laurel site;

  .  environmental matters affecting the Mt. Laurel site;

  . delivery of the existing environmental survey and land survey with respect to the Mt. Laurel site; and

  . information regarding the transactions contemplated by the Recapitalization Agreement.

  Indemnification. Pursuant to the Heads of Agreement, Sunburst has agreed to indemnify Choice and any of its affiliates from any damages which result from any material breach of or inaccuracy in the representations, warranties and covenants of Sunburst in the Heads of Agreement, or from injuries to persons or property that occur or arise out of the Mt. Laurel hotel prior to the closing. In addition, Choice has agreed to indemnify Sunburst and any of its affiliates from any damages relating to the Mt. Laurel site resulting solely from facts or circumstances occurring from and after the closing.

  Conditions to Closing. The obligations of each of Sunburst and Choice to consummate the closing under the Heads of Agreement are subject to the following conditions:

  . there being no injunction or court order restraining the transactions contemplated by the Heads of Agreement, no pending or threatened action or proceeding seeking to restrain or invalidate any of these transactions and no law or regulation adopted making any of these transactions illegal;

  . there having been obtained all governmental approvals required in connection with the transactions contemplated by the Heads of Agreement; and

  . all conditions to closing of the merger under the Recapitalization Agreement shall have been satisfied.

  Sunburst's obligation to consummate the closing under the Heads of Agreement is also subject to the following additional conditions:

  . Choice shall have delivered to Sunburst the Subordinated Note marked "cancelled"; and

  . Choice shall have executed the Amended and Restated Strategic Alliance Agreement and the Amended and Restated Omnibus Amendment to Franchising Agreements.

  Choice's obligation to consummate the closing under the Heads of Agreement is also subject to the following additional conditions:

  . Sunburst shall have delivered to Choice free and clear title to the Mt. Laurel site;

  . Sunburst's covenants, representations and warranties shall have been correct when made and on the closing date;

  . the transactions contemplated by the Recapitalization Agreement shall have been consummated substantially as set forth therein;

  .  Sunburst shall have made the required cash payments to Choice;

  . if Senior Subordinated Discount Notes are issued, Sunburst shall have executed the Indenture and the Registration Rights Agreement; and

  . the following documents relating to the Mt. Laurel site shall have been delivered to Choice:

    .  a special warranty deed;

    .  an assignment of contracts;

    .  a title insurance policy and related documentation; and

    .  certain certificates, affidavits and resolutions.

  Termination. The Heads of Agreement may be terminated:

  .  by written agreement of Sunburst and Choice;

  . by either party if the other party breaches the agreement and does not cure the breach within thirty days; or

  .  if the Closing has not occurred on or prior to February 28, 2001.

  Senior Subordinated Discount Notes

  Principal, Maturity and Interest. Pursuant to the terms of the Heads of Agreement, Sunburst may issue up to $70.831 million principal amount at maturity of the Senior Subordinated Discount Notes. The Senior Subordinated Discount Notes will mature seven years after the closing date. The Senior Subordinated Notes will be issued at substantial discount from their principal amount at maturity. Original issue discount on the Senior Subordinated Discount Notes will accrete at a rate of 11.375%, compounded semi-annually, to $70.831 million eighteen months after the closing date. Cash interest will not accrue on the Senior Subordinated Discount Notes prior to eighteen months after the closing date. Thereafter, cash interest will accrue on the Senior Subordinated Discount Notes at the rate of 11.375% per annum and will be payable semi-annually in arrears.

  Ranking and Guarantees. The Senior Subordinated Discount Notes will be general unsecured obligations of Sunburst ranking subordinate in right of payment to all senior debt of Sunburst. The Senior Subordinated Discount Notes will be guaranteed by each domestic restricted subsidiary of Sunburst, other than certain future special purpose finance subsidiaries. The guarantee of each guarantor will be subordinate in right of payment to all senior debt of such guarantor.

  Optional Redemption. At any time prior to the fourth anniversary of the closing date, Sunburst may redeem all, but not less than all, of the Senior Subordinated Discount Notes at a redemption price equal to 100% of the accreted value of the Senior Subordinated Discount Notes redeemed plus an applicable premium and all accrued unpaid interest and liquidated damages, if any, to the date of redemption. After the fourth anniversary of the closing date, Sunburst may redeem all or part of the Senior Subordinated Discount Notes at the redemption price (expressed as percentages of principal amount at maturity) set forth below plus accrued and unpaid interest and liquidated damages, if any, on the Senior Subordinated Discount Notes to be redeemed to the applicable redemption date, if redeemed during the twelve month period beginning on the anniversary of the closing date indicated below:

      Fourth anniversary.............................................  105.6875%
      Fifth anniversary.............................................. 102.84375%
      Sixth anniversary and thereafter...............................       100%

  Offer to Purchase. In the event of a change of control of Sunburst, Sunburst will be obligated to make an offer to purchase all of the outstanding Senior Subordinated Discount Notes at a purchase price equal to 101% of the accreted value of the Senior Subordinated Discount Notes plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. In addition, Sunburst will be required under certain circumstances to make an offer to purchase Senior Subordinated Discount Notes at a purchase price equal to 100% of the accreted value thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, with the net cash proceeds from certain asset sales.

  Certain Covenants. The Indenture governing the Senior Subordinated Discount Notes will contain covenants which will include restrictions with respect to the following matters:

  .  restricted payments;

  .  incurrence of indebtedness and issuance of preferred stock;

  .  liens;

  . dividend and other payment restrictions affecting restricted subsidiaries;

  . mergers, consolidations and sales of all or substantially all of Sunburst's assets;

  .  transactions with affiliates;

  .  additional subsidiary guarantees;

  .  designation of restricted and unrestricted subsidiaries;

  . issuances and sales of equity interests in wholly owned restricted subsidiaries;

  .  payments for consents; and

  .  other senior subordinated debt.

  Events of Default. Each of the following will constitute an event of default under the Indenture:

  . default for thirty days in the payment when due of interest on, or liquidated damages with respect to, the Senior Subordinated Discount Notes whether or not prohibited by the subordination provisions of the Indenture;

  . default in payment when due of the principal of, or premium, if any, on the Senior Subordinated Discount Notes, whether or not prohibited by the subordination provisions of the Indenture;

  . failure by Sunburst or any of its subsidiaries to comply with the provisions described under "--Offers to Purchase" or the covenants relating to restricted payments, incurrence of indebtedness and issuance of preferred stock or mergers, consolidations or sale of all or substantially all of Sunburst's assets;

  . failure by Sunburst or any of its subsidiaries for sixty days after notice to comply with any of the other agreements in the Indenture;

  . default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Sunburst or any of its subsidiaries (or the payment of which is guaranteed by Sunburst or any of its subsidiaries), if that default:

             . is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default; or

             . results in the acceleration of such indebtedness prior to its express maturity,

                 . and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10 million or more;

  . failure by Sunburst or any of its subsidiaries to pay final judgments aggregating in excess of $10 million, which judgments are not paid, bonded, discharged or stayed for a period of sixty days;

  . except as permitted by the Indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its subsidiary guarantee; and

  . certain events of bankruptcy or insolvency described in the Indenture with respect to Sunburst or any of its restricted subsidiaries that are significant subsidiaries.

  Registration Rights Agreement. Any Senior Subordinated Notes issued on the closing date will not have been registered under the Securities Act of 1933 and, unless so registered, will not be able to be offered or sold except pursuant to an exception from, or in a transaction not subject to, the registration requirements of the

Securities Act of 1933. Sunburst has agreed to enter into the Registration Rights Agreement which will provide that, at the request of Choice, Sunburst will file, within forty-five days of such request, a registration statement with respect to an offer to exchange the Senior Subordinated Discount Notes for a series of notes with terms substantially identical to the Senior Subordinated Discount Notes, will use its best efforts to cause such registration statement to be declared effective within 180 days of the Choice request and will use its best efforts to issue the new notes on or prior to thirty business days after the date on which such registration statement is declared effective. In addition, the Registration Rights Agreement will provide that under certain circumstances, Sunburst will become obligated to use its best efforts to file a shelf registration statement within thirty days after such obligation arises, and to use its best efforts, cause such shelf registration statement to be declared effective on or prior to ninety days after such obligation arises.

  The Registration Rights Agreement will provide that in the event Sunburst does comply with certain of its obligations set forth therein, Sunburst will be obligated to pay certain liquidated damages to the holders of the Senior Subordinated Discount Notes.

Expenses of the Recapitalization

  The estimated fees and expenses incurred and to be incurred in connection with the merger by Sunburst and Nova are set forth in the tables below:

 Sunburst's Expenses

                                                                (in thousands)
Prepayment penalty on existing debt............................    $11,890
Title, survey, appraisal and environmental costs...............      2,123
Special committee financial advisor fees and expenses..........      1,950
Special committee legal fees and expenses......................        200
Special committee member fees..................................         15
Printing and mailing expenses..................................        200
Accounting fees................................................         50
Paying agent fees and expenses.................................         10
Proxy solicitation agent fees and expenses.....................         10
SEC filing fee.................................................         12
Miscellaneous..................................................        220
                                                                   -------
    Total......................................................    $16,680
                                                                   -------

 Nova's Expenses

Financing commitment ticking fees, financial advisor fees and
 expenses......................................................    $ 7,550
Lender's legal fees and expenses...............................        800
Nova legal fees and expenses...................................        750
Mortgage recording taxes.......................................        500
Miscellaneous..................................................        220
                                                                   -------
    Total......................................................    $ 9,820
                                                                   -------
  Total Expenses...............................................    $26,500
                                                                   =======

  The Recapitalization Agreement provides that Sunburst shall pay all of the costs and expenses it incurs in connection with the Recapitalization Agreement; provided, however, that:

  . if the Recapitalization Agreement is terminated as a result of a breach by Nova of the Recapitalization Agreement or a breach by the continuing stockholders under the Exchange and Voting Agreement, then Nova will pay or reimburse Sunburst for all of Sunburst's expenses;

  . if the Recapitalization Agreement is not completed because financing provided for in the commitment letter obtained by Nova fails to close, then Nova will pay or reimburse Sunburst for 50% of Sunburst's expenses, but not to exceed $700,000 in the aggregate; and

  . if the Recapitalization Agreement is terminated because the merger is not approved by Sunburst stockholders in accordance with the terms of the Recapitalization Agreement, then Nova will pay or reimburse Sunburst for 10% of Sunburst's expenses.

  The Recapitalization Agreement also provides that at the earlier of the effective time of the merger or the termination of the Recapitalization Agreement, Sunburst shall pay or reimburse Nova for all of the costs and expenses it incurs in connection with the Recapitalization Agreement; provided, however, that:

  . if the Recapitalization Agreement is terminated as a result of a breach by Nova of the Recapitalization Agreement or a breach by the continuing stockholders of the Exchange and Voting Agreement, then Sunburst will not be obligated to pay or reimburse Nova for any of Nova's expenses;

  . if the Recapitalization Agreement is not completed because financing provided for in the commitment letter obtained by Nova fails to close, then Sunburst will only be obligated to pay or reimburse Nova for 50% of Nova's expenses; and

  . if the Recapitalization Agreement is terminated because the merger is not approved by Sunburst stockholders in accordance with the terms of the Recapitalization Agreement, then Sunburst shall only be obligated to pay or reimburse Nova for 90% of Nova's expenses.

  See "The Recapitalization and Related Agreements--The Recapitalization Agreement--Covenants of Sunburst--Expenses."

  For information regarding the payment of fees and expenses to members of the special committee, see "--Conflict of Interest of Certain Persons in the Recapitalization--Directors' Fees For Special Committee Members." For information regarding the terms of Salomon Smith Barney's engagement by the special committee, see "--Opinion of the Special Committee's Financial Advisor." For information regarding the terms of Chase Securities Inc.'s engagement by Nova and the terms of Chase's commitment letter, see "-- Financing of the Recapitalization."

  Neither Sunburst nor Nova will pay any fees or commissions to any broker or dealer or any other person (other than the proxy solicitation agent) for soliciting proxies with regard to the merger. Brokers, banks and other custodians, nominees and fiduciaries will upon request be reimbursed by Sunburst for reasonable out-of-pocket expenses incurred by them in forwarding proxy soliciting materials to the beneficial owners of Sunburst's stock.

Regulatory Requirements

  No party to the Recapitalization Agreement is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (and the rules and regulations promulgated thereunder) to file a Notification and Report Form in connection therewith.

Material Federal Income Tax Consequences of the Recapitalization

  The following is a summary of the material U.S. federal income tax consequences of the recapitalization to holders of common stock (including holders exercising appraisal rights) other than persons who will continue to own common stock after the recapitalization either directly or through related persons. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of common stock or to holders who are subject to special treatment under U.S. federal income tax law (including, for example, banks, insurance companies, financial institutions, tax-exempt investors, S corporations, dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, and holders who acquired common stock through the exercise of employee stock options or other compensation arrangements). In addition, this summary does not address the tax consequences of the recapitalization under applicable state, local or foreign laws. You should consult your own tax advisor as to the particular tax consequences to you of the recapitalization, including the application of any state, local or foreign tax laws.

  The receipt of cash by holders of common stock in the recapitalization or upon exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. A holder of common stock generally will recognize gain or loss in an amount equal to the difference between the cash received by the holder and that holder's adjusted tax basis in the holder's common stock. Gain or loss must be determined separately for each block of stock. That gain or loss generally will be capital gain or loss if the common stock is held as a capital asset. Any capital gain or loss generally will be long-term capital gain or loss if the common stock has been held by the holder for more than one year. If the common stock has been held by the holder for one year or less, any capital gain or loss will generally be taxed as a short-term capital gain or loss. Net long-term capital gain will generally be taxable to non-corporate taxpayers at a rate not to exceed 20% for U.S. federal income tax purposes. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income. Unused capital losses may be carried forward to future tax years, subject to certain limitations.

  The tax consequences described in the immediately preceding paragraph may not apply to a stockholder who, immediately after the recapitalization, owns directly or is treated as owning constructively, under the attribution rules of Section 318 of the Internal Revenue Code of 1986, any shares of Sunburst stock. The cash received by such a stockholder may, in some circumstances, be treated as ordinary dividend income.

  Payments of cash to a stockholder in exchange for shares of common stock owned by the stockholder may be subject to a backup withholding tax at a rate of 31%, unless the stockholder:

  .  is a corporation or comes within certain exempt categories; or

  . provides a correct tax identification number to the payer, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of backup withholding rules.

  The letter of transmittal, which will be sent to the former stockholders of Sunburst following the effective time if the recapitalization is consummated, will include a substitute Form W-9 on which stockholders can provide the information required to avoid backup withholding. A stockholder who does not provide a correct tax identification number may be subject to penalties imposed by the Internal Revenue Service. Any backup withholding tax collected does not constitute additional tax and is creditable against the stockholder's U.S. federal income tax liability, provided that certain conditions are met. Stockholders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of an exemption therefrom if the stockholders cannot or do not make the certifications required by the substitute Form W-9.

                  THE RECAPITALIZATION AND RELATED AGREEMENTS

The Recapitalization Agreement

  The following is a summary of the material terms of the Recapitalization Agreement. The following description may not contain all the information about it that is important to you. We encourage you to read the Recapitalization Agreement itself, which is attached as Annex A and incorporated herein by reference.

 The Recapitalization

  The Recapitalization Agreement provides that, as promptly as practicable after all of the conditions to the merger have been satisfied or waived, Nova will be merged with and into Sunburst, after which its separate existence will cease and Sunburst will be the surviving corporation. Each of the conditions to the Recapitalization Agreement may be waived by the party that benefits from the condition, or amended by agreement of the parties. If a material condition of the Recapitalization Agreement is waived or amended, Sunburst will revise the proxy statement and recirculate it to Sunburst's stockholders. The merger will become effective at the time the applicable certificate of merger is filed with the secretary of state of Delaware, or at a later time, as specified in that certificate of merger.

 Consideration in the Recapitalization

  Common Stock At the effective time of the merger, each share of issued and outstanding Sunburst common stock (other than shares for which appraisal rights have been perfected) will be converted into the right to receive $7.375 in cash. Each share of Sunburst common stock held by Sunburst as treasury shares or by any subsidiary of Sunburst will be canceled and retired.

  Preferred Stock Immediately before the merger, the continuing stockholders will exchange their common stock for Sunburst preferred stock. The class A preferred stock will be held by the continuing stockholders and will be converted into common stock of Sunburst in the merger. Thus, the continuing stockholders will continue to own equity interests in Sunburst after the recapitalization. See "The Recapitalization Agreement and Related Agreements-- Exchange and Voting Agreement."

 Appraisal Rights

  Stockholders who do not vote in favor of the recapitalization, who properly demand appraisal of their shares and who otherwise comply with the applicable requirements of the General Corporation Law of the State of Delaware are entitled to appraisal rights. Sunburst has agreed to notify Nova of any demands of appraisals and to allow Nova to conduct all negotiations regarding demands of appraisals. These matters are further discussed below under the heading "Appraisal Rights."

 Options and Restricted Stock Awards

  Pursuant to the Recapitalization Agreement, each outstanding Sunburst employee stock option held by any person other than a continuing stockholder, whether or not vested, will be canceled and holders of options with an exercise price that is less than the merger consideration will receive the merger consideration, which will be reduced by the exercise price for the option. Each option, whether vested or unvested, that has an exercise price equal to or greater than the merger consideration with all adjustments, will be canceled.

  All existing restricted stock held by any person other than a continuing stockholder or an individual who is not offered continuing employment after the recapitalization will be canceled immediately prior to the recapitalization and converted into the right to receive an amount equal to the merger consideration of $7.375 per share in cash as follows:

  . notwithstanding the existing restrictions on the restricted stock, the restrictions on 50% of amounts received for restricted stock will lapse on the first anniversary of the effective time of the merger and the restrictions on the remaining 50% will lapse on the second anniversary of the effective time of the merger; and

  . amounts to be received in exchange for restricted stock will bear interest from the effective time at the simple annual rate equal to the rate for U.S. Treasury Notes with a one year maturity as of the effective time. This rate will be reset on each monthly anniversary of the effective time.

  Restricted stock held by continuing stockholders will be converted into shares of preferred stock and shall be subject to the provisions of the stockholders agreement. Restricted stock held by individuals who are not offered continuing employment after the recapitalization shall be accelerated and paid out upon completion of the recapitalization.

 Exchange of Shares

  Prior to the recapitalization, Nova will appoint an exchange agent for the payment of the merger consideration. All fees and expenses of the exchange agent will be borne by Sunburst. Nova and Sunburst will provide the exchange agent (prior to or at the effective time) funds in an amount sufficient to pay the aggregate merger consideration.

  Following the merger, the exchange agent will mail to each holder of Sunburst common stock a letter of transmittal and instructions. For a period of three months, holders may surrender their certificates and a duly executed letter of transmittal to the exchange agent. Thereafter, holders may surrender their certificates and a duly executed letter of transmittal to Sunburst. In either case, upon surrender, the holders will receive the merger consideration multiplied by the number of shares formerly represented by the certificate. Until surrendered, each certificate will only represent the right to receive the merger consideration.

  The merger consideration paid pursuant to the merger will be paid in full to the holder of shares without interest, and will be subject to reduction only for any applicable U.S. federal or other withholding or stock transfer taxes payable by such holder.

 The Surviving Corporation

  The certificate of incorporation in the form of Exhibit C to the Recapitalization Agreement, attached to this proxy statement as Annex A, will be Sunburst's certificate of incorporation and the bylaw amendments in the form of Exhibit D to the Recapitalization Agreement, attached to this proxy statement as Annex A, will become effective, in each case at the effective time of the recapitalization. The Directors of Nova will be the initial Directors of Sunburst after the recapitalization. The officers of Sunburst immediately prior to the recapitalization will be the officers of Sunburst after the recapitalization, except for Mr. Landry and Mr. Verner.

 Representations and Warranties of Sunburst and Nova

  Sunburst and Nova make a number of reciprocal representations and warranties as to, among other things, due incorporation and good standing, corporate authority to enter into the contemplated transactions, information supplied for use in this document, absence of conflicts, required consents, filings with governmental entities, disclosure in required SEC filings and finders' fees. Representations and warranties made solely by Sunburst relate to the following items: capitalization, ownership of subsidiaries and equity investments, delivery of SEC filings, absence of certain changes, absence of undisclosed material liabilities, compliance with laws and court orders, inapplicability of state takeover statutes and the amending of Sunburst rights agreement for the purpose of rendering it inapplicable to the merger. Representations and warranties made solely by Nova relate to receipt of commitment letters and other financing matters, the authorized membership interests in Nova and the continuing stockholders' lack of knowledge of inaccuracies in Sunburst's representations and warranties.

  Many of these representations and warranties will not be deemed breached unless the breach of the representation or warranty has a material adverse effect on Sunburst. For purposes of the Recapitalization Agreement, material adverse effect can be one of two things. The first is a material adverse effect on the condition (financial or otherwise), business, assets, properties, results of operations or prospects of Sunburst and its subsidiaries, taken as a whole, or an effect which is materially adverse to the ability of Sunburst to consummate the transactions contemplated by the Recapitalization Agreement, other than any material adverse effects resulting or arising from:

  .  changes relating to the securities market in general;

  . changes in circumstances or conditions affecting the hotel industry in general;

  .  changes in general economic conditions; or

  .  changes resulting from the announcement of the merger.

A material adverse effect can also be an effect that is materially adverse to the ability of Sunburst to consummate the merger or the other transactions contemplated by the Recapitalization Agreement, other than effects arising out of the matters covered in the last three bullet points listed above.

  The representations and warranties in the Recapitalization Agreement do not survive the recapitalization.

 Covenants of Sunburst

  Interim Operations. Sunburst has agreed to, and to cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business, consistent with past practice, and use all commercially reasonable efforts to preserve intact current business organizations, to keep available the services of current officers and employees, to preserve relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with Sunburst or a subsidiary and to preserve good will.

  Subject to certain exceptions, Sunburst has agreed not to, and to cause each of its subsidiaries not to, without the consent of Nova, which shall not be unreasonably withheld:

  . make capital expenditures that would in the aggregate cause total capital expenditures for the period from January 1, 2000 to the date of the merger to exceed the amounts set forth in the most recent version of the business plan provided to Nova;

  . sell, lease, license or otherwise dispose of any subsidiary or any material amount of assets, securities or property;

  . amend its corporate charter/organizational documents, or alter its corporate structure or its capitalization or the ownership of any subsidiary;

  . declare any dividends; split, combine, reclassify, or alter the terms of any securities of Sunburst or its subsidiaries;

  .  encumber capital stock of Sunburst or any subsidiary of Sunburst;

  .  make any material acquisitions of equity interest or assets;

  . incur, assume, guarantee, or modify any additional obligations excluding certain transactions consistent with Sunburst's and its subsidiaries' past practices;

  . increase compensation or severance payable to any Sunburst Director or officer or enter into any employment or severance agreement with any new management employee of Sunburst or its subsidiaries;

  .  make any changes to Sunburst's accounting methods; or

  . take any action which would make any representation or warranty inaccurate in any material respect or omit to take any action necessary to prevent any representation or warranty from being materially inaccurate.

  Access to Information. Sunburst has agreed that it and its subsidiaries will give Nova reasonable access to the books and records and other information concerning the business of Sunburst and its subsidiaries.

  Stockholder Meeting; Proxy Material. Sunburst has agreed to take all commercially reasonable actions and do all things necessary or advisable under the Recapitalization Agreement and applicable laws to hold a stockholders' special meeting, to make the appropriate filings with the SEC, to mail the proxy statements to the stockholders, to obtain the necessary stockholder approvals, and to comply with all applicable legal requirements.

  No Solicitation. Sunburst has agreed not to take the following actions (other than in connection with the recapitalization):

  . seek, initiate, solicit or encourage any individual or entity to make an acquisition proposal;

  . engage in negotiations or discussions concerning an acquisition proposal with any person or group;

  . disclose any non-public information relating to Sunburst or give access to any of the properties, employees, books or records of Sunburst or its subsidiaries, in connection with any acquisition proposal; or

  . approve or recommend or agree to approve or recommend any acquisition proposal.

  Notwithstanding the foregoing, in response to an unsolicited acquisition proposal, the Board of Directors may furnish information and participate in discussions if the special committee in good faith determines after considering advice of its outside counsel that doing so is required by the Board of Directors' and special committee's fiduciary duties. Prior to furnishing such information or participating in such discussions, Sunburst also must notify Nova of the identity of the entity making the acquisition proposal and of the terms and conditions of the proposal.

  The Recapitalization Agreement defines "acquisition proposal" as an offer or proposal for a merger or other business combination involving Sunburst and its subsidiaries for an acquisition or purchase of more than 10% of Sunburst's voting securities or assets.

  Sunburst Special Committee's and Board of Directors' Covenant to Recommend. The special committee and the Board of Directors have agreed to recommend the approval and adoption of the Recapitalization Agreement to Sunburst's stockholders. Either the special committee or the Board of Directors, however, can withdraw, or modify in a manner adverse to Nova, its recommendation if the special committee determines in good faith after consultation with its outside legal counsel that taking such action is required in the exercise of its respective fiduciary duties to Sunburst's stockholders.

  State Takeover Laws. Sunburst will, upon the request of Nova, take all reasonable steps to render inapplicable and to assist in any challenge by Nova to the validity or applicability of any state takeover law to the recapitalization.

  Reports. Sunburst has agreed to provide Nova with internal financial information.

  Preferred Stock. Sunburst has agreed to authorize and designate the rights of the class A convertible preferred stock, which will be the preferred stock for which the continuing stockholders will exchange their common stock prior to the effective time of the merger.

  Section 16 Matters. Sunburst has agreed to take all steps necessary in order to have the transactions contemplated by the Recapitalization Agreement exempt from Section 16(b) of the Exchange Act.

  Expenses. If the proposed merger occurs, Sunburst has agreed to pay its own expenses and Nova's expenses in connection with the recapitalization including, without limitation, title, survey and environmental costs relating to obtaining financing, as well as costs associated with obtaining stockholder and regulatory approvals. However:

  . if the Recapitalization Agreement is terminated because of a material failure on the part of Nova to perform its representations or warranties under the Recapitalization Agreement or the Exchange and Voting Agreement, Nova will pay all of Sunburst's expenses related to the transactions and all of its own expenses related to the transactions;

  . if the agreement is not completed because financing provided for in the commitment letter obtained by Nova fails to close, Nova will pay the lesser of (i) 50% of Sunburst's expenses related to the transactions and 50% of its own expenses related to the transactions or (ii) $700,000, and

  . if the agreement is terminated as a result of a failure to obtain the stockholder approval required by the Recapitalization Agreement, Nova will reimburse Sunburst for 10% of Sunburst's expenses related to the transactions and 10% of its own expenses related to the transactions.

 Covenants of Nova

  Director and Officer Liability. Nova has agreed that the surviving corporation will, to the extent provided in the Recapitalization Agreement:

  . indemnify and hold harmless the present and former officers and Directors of Sunburst and each of its subsidiaries for a period of six years after the merger for acts or omissions occurring at or prior to the effective time of the merger; and

  . provide officers' and Directors' liability insurance coverage for a period of six years after the effective time for acts or omissions occurring prior to the merger.

  Financing Arrangements. Nova has agreed to use commercially reasonable efforts to obtain financing sufficient to pay amounts required by the Recapitalization Agreement for the common stock and to pay other amounts required to complete the recapitalization.

 Covenants of Sunburst and Nova

  Commercially Reasonable Efforts. Sunburst and Nova have agreed to use commercially reasonable efforts to complete the recapitalization, including cooperating with banks to obtain debt financing and making necessary Hart-Scott-Rodino filings, if any.

  Certain Filings. Sunburst and Nova have agreed:

  . to make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if necessary; and

  . to cooperate with one another in connection with the preparation of the Sunburst proxy statement and Schedule 13E-3, in making any other filings, furnishing information required in connection with the recapitalization or with the Sunburst proxy statement and seeking to obtain any required actions, consents, approvals or waivers in a timely manner.

  Public Announcements. Nova and Sunburst have agreed to consult with each other before issuing any press release or making any public statement with respect to the Recapitalization Agreement or the transactions.

  Notices of Certain Events. Nova and Sunburst have agreed to promptly notify the other of:

  .  notices or other communication relating to the transactions;

  . any litigation commenced or threatened against Sunburst or its subsidiaries;

  . the occurrence or non-occurrence of any fact or event that would reasonably be likely to cause any representation or warranty to be untrue or to cause any covenant, condition or agreement not to be complied with or satisfied; or

  . any failure of either party to comply with or satisfy any covenant, condition or agreement.

  Confidentiality. Prior to the effectiveness of the recapitalization and after any termination of the Recapitalization Agreement, each party has agreed to hold in confidence all confidential documents and information concerning the other party except information that is required to be disclosed in this proxy statement and the related Schedule 13E-3 or is otherwise required to be disclosed by any governmental authority.

 Principal Conditions to the Completion of the Recapitalization

  Mutual Closing Conditions. Each party's obligation to complete the recapitalization is subject to the satisfaction of the following conditions:

  . approval by holders of at least two-thirds of the total number of votes (including a majority of the total number of votes that may be cast by stockholders other than the continuing stockholders) that may be cast by holders of Sunburst capital stock in the election of directors;

  . expiration of the waiting period under the Hart-Scott-Rodino Act in order to complete the recapitalization and merger;

  . absence of legal prohibitions to or restraint upon the completion of the recapitalization; and

  . completion of all requisite actions or filings with any governmental authority.

  Additional Closing Conditions for Nova's Benefit. The obligations of Nova to complete the recapitalization are subject to the satisfaction of the following additional conditions, among others:

  . Sunburst's performance in all material respects of all of its obligations under the Recapitalization Agreement;

  . the representations and warranties of Sunburst must be true in all material respects;

  . the non-occurrence since the date of the Recapitalization Agreement of any events that could reasonably be expected to have a material adverse effect;

  . the satisfaction of the conditions to closing under the Heads of Agreement dated September 20, 2000 between Sunburst and Choice Hotels International, Inc. and the execution of definitive agreements between Sunburst and Choice Hotels International, Inc. with respect to matters covered by the Heads of Agreement with terms satisfactory to Nova;

  . the class A preferred shares having been issued to the continuing stockholders; and

  . the number of Sunburst stockholders demanding appraisal rights is not more than 5% of the outstanding common stock.

  Additional Closing Conditions for Sunburst's Benefit. Sunburst's obligation to complete the recapitalization is subject to the satisfaction of the following additional conditions:

  . Nova's performance in all material respects of all of its obligations under the Recapitalization Agreement and the Exchange and Voting Agreement;

  . the performance by the continuing stockholders in all material respects of their obligations under the Exchange and Voting Agreement;

  . Nova's representations and warranties must be true in all material respects; and

  . the delivery to Sunburst by Nova of copies of such materials relating to the solvency of Sunburst after the transactions as are provided to the lender pursuant to the commitment letter, or, if no such materials are required, similar materials satisfactory to the special committee.

 Termination

  The Recapitalization Agreement may be terminated and the recapitalization may be abandoned at any time prior to the effective time of the recapitalization:

  .  by mutual written consent;

  . by either party, if: (i) the recapitalization has not been completed before February 28, 2001, but the Recapitalization Agreement may not be terminated for this reason by a party whose breach of any provision of the Recapitalization Agreement resulted in the failure of the recapitalization to be completed by February 28, 2001; (ii) the completion of the recapitalization is legally prohibited by final and non-appealable order or by law; or (iii) the Sunburst stockholders fail to give the required approval to the Recapitalization Agreement and recapitalization;

  . by Nova, (i) if Sunburst breaches or fails to perform any representation, warranty, covenant or agreement and cannot cure it by February 28, 2001; or (ii) if the special committee or Board of Directors (acting through the special committee) of Sunburst (a) shall have failed to make, or withdrawn, or modified or conditioned in a manner adverse to Nova, its approval or recommendation of the Recapitalization Agreement or the recapitalization or (b) shall have approved or recommended or agreed to approve or recommend any other acquisition proposal; or

  . by Sunburst, (i) if Nova breaches or fails to perform any representation, warranty, covenant or agreement set forth in the Recapitalization Agreement or the Exchange and Voting Agreement and cannot cure it by February 28, 2001; (ii) if any of the continuing stockholders breaches or fails to perform any representation, warranty, covenant or agreement under the Exchange and Voting Agreement; or (iii) following receipt of a bona fide acquisition proposal, only to the extent that the special committee shall have concluded in good faith (upon the advice of legal counsel) that such action is required by the special committee's (and the Board of Directors') fiduciary duties to the Sunburst stockholders under applicable law.

  Amendments; No Waivers. Any provision of the Recapitalization Agreement may be amended or waived prior to the effective time of the recapitalization merger if the amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Recapitalization Agreement, or in the case of a waiver, by each party against whom the waiver is to be effective, subject to applicable law.

Exchange and Voting Agreement

  The following is a summary of the material terms of the Exchange and Voting Agreement.

 General

  As an inducement to Nova and Sunburst to enter into the Recapitalization Agreement, the continuing stockholders entered into an Exchange and Voting Agreement with Nova and Sunburst dated as of September 18, 2000. As of the date of the Exchange and Voting Agreement, the continuing stockholders beneficially owned approximately % of the outstanding Sunburst common stock.

 Voting

  Pursuant to the Exchange and Voting Agreement, the continuing stockholders have agreed, among other things, to vote all Sunburst common stock owned or subsequently acquired by them to approve and adopt the Recapitalization Agreement and each other action or agreement related to the Recapitalization Agreement. The continuing stockholders have also agreed that they will vote against the approval of any acquisition proposal, reorganization or similar transaction that would result in a material breach of Sunburst's obligations under the Recapitalization Agreement or that would frustrate or delay the merger. The continuing stockholders have agreed not to grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of their Sunburst common stock.

 Exchange of Common Stock

  Each of the continuing stockholders agreed to exchange its common stock for class A preferred stock. The following chart shows the number of shares of common stock that the continuing stockholders are exchanging for preferred stock and the number of options that they own.

                                                                 Owned
Name of Shareholder                                             Shares   Options
-------------------                                            --------- -------
Realty Investment Company, Inc.(1)............................ 1,189,289     --

The Stewart Bainum Declaration of Trust....................... 2,011,636     --
 Dated May 23, 1995(2)

The Jane L. Bainum Declaration of Trust.......................   266,237     --
 Dated May 23, 1995(3)

The Barbara J. Bainum Declaration of Trust....................   669,349     --
 Dated December 20, 1996(4)

The Stewart W. Bainum, Jr. Declaration of Trust...............   874,729     --
 Dated March 13, 1996(5)

The Bruce Bainum Declaration of Trust.........................   635,457     --
 Dated March 13, 1997(6)

The Roberta Bainum Irrevocable Grantor Trust(7)...............   655,457     --

Mid Pines Associates Limited Partnership(8)...................   593,209     --

Cambridge Investment Company, LLC(9)..........................    85,000     --

Stewart Bainum(10)............................................     2,745     863

Stewart W. Bainum, Jr.........................................    18,135  95,001

Barbara J. Bainum.............................................       424     --

Bruce Bainum..................................................    31,500     --

James A. MacCutcheon(11)......................................   303,986 106,253

Kevin P. Hanley(12)...........................................   160,339     --

Pamela M. Williams(13)........................................    48,622     --

Charles Warczak(14)...........................................    91,272  24,045

Gregory Miller(15)............................................   113,085     --
                                                               --------- -------

  Total....................................................... 7,750,471 226,162
                                                               ========= =======

--------
 (1) Realty Investment Company, Inc., a real estate management and investment company in which Stewart Bainum, Jr. has shared voting rights; Mr. Stewart Bainum and his wife, Jane Bainum have shared voting authority; Bruce Bainum, Declaration of Trust, has voting stock and shared voting authority; Ms. Roberta Bainum has shared voting authority as a director; and the Barbara Bainum Declaration of Trust has voting stock and shared voting authority.
 (2) The Stewart Bainum Declaration of Trust Dated May 23, 1995 of which Mr. Bainum is the sole trustee and beneficiary.

 (3) The Jane L. Bainum Declaration of Trust Dated May 23, 1995 of which Ms. Bainum is the sole trustee and beneficiary.
 (4) The Barbara Bainum Declaration of Trust Dated December 20, 1996 of which Ms. Bainum is the sole trustee and beneficiary.
 (5) The Stewart W. Bainum, Jr. Declaration of Trust Dated March 13, 1996 of which Mr. Bainum is the sole trustee and beneficiary.
 (6) The Bruce Bainum Declaration of Trust Dated March 13, 1997 of which Mr. Bainum is sole trustee and beneficiary.
 (7) The Roberta Bainum Irrevocable Trust Dated March 13, 1997, in which Mr. Bruce Bainum is trustee and has sole voting authority.
 (8) Mid Pines Associates Limited Partnership, Mr. Bainum Jr. is managing general partner and has shared voting authority, Ms. Barbara Bainum is a general partner with shared voting authority; Mr. Bruce Bainum is general partner and has shared voting authority; and Ms. Roberta Bainum is general partner and has shared voting authority.
 (9) Cambridge Investment Company, LLC, Mr. Stewart Bainum is managing member with sole authority to vote the shares.
(10)  Of the owned shares listed, 3,200 are restricted shares.
(11)  Of the owned shares listed, 301,252 are restricted shares.
(12)  Of the owned shares listed, 158,895 are restricted shares.
(13)  Of the owned shares listed, 47,835 are restricted shares.
(14)  Of the owned shares listed, 90,180 are restricted shares.
(15)  Of the owned shares listed, 112,029 are restricted shares.

  Total number of shares outstanding immediately after the merger will be
approximately     shares of common stock. Each share of class A preferred
stock will be converted into ten shares of common stock of Sunburst in the merger.

 Transfer and Acquisition Restrictions

  None of the continuing stockholders may:

  . transfer their Sunburst common stock except to other continuing stockholders;

  . acquire additional Sunburst common stock except for options and restricted stock granted under Sunburst's option plans;

  . enter into any voting arrangement or understanding other than under the Exchange and Voting Agreement, whether by proxy, voting agreement or otherwise, with respect to any of its owned shares or options; or

  . take any action that would make any of its representations or warranties contained in the Exchange and Voting Agreement untrue or incorrect or have the effect of preventing or impeding such stockholder from performing any of its obligations under the Exchange and Voting Agreement.

 Appraisal Rights

  The continuing stockholders have irrevocably waived their rights to demand appraisal of their stock.

 Other Covenants

  The continuing stockholders and Nova have also agreed to the following:

  . the continuing stockholders will enter into the stockholders' agreement described above under "Special Factors--Arrangements with Continuing Stockholders"; and

  . Nova will not conduct any business activities and will not incur any liabilities prior to the completion of the merger.

 Termination

  The Exchange and Voting Agreement terminates upon the termination of the Recapitalization Agreement or the effective date of the recapitalization.

                               APPRAISAL RIGHTS

  Sunburst stockholders who do not vote in favor of the adoption of the Recapitalization Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights and to receive cash for their Sunburst shares in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL").

  Sunburst stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established by Section
262. Under Section 262, where a transaction is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the Recapitalization Agreement by Sunburst's stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes that notice, and Section 262 is reprinted in its entirety and attached hereto as Annex B.

  If a Sunburst stockholder exercises appraisal rights in connection with the recapitalization under Section 262, any Sunburst shares with respect to which such rights have been exercised and perfected will not be converted into shares in the surviving corporation or into cash, as provided for in the Recapitalization Agreement, but instead will be converted into the right to receive a cash payment of the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the recapitalization, together with a fair rate of interest, as may be determined by the Delaware Court of Chancery (the "Court") pursuant to the laws of the State of Delaware.

  This proxy statement is being sent by personal delivery or by mail to all
Sunburst stockholders of record on       and constitutes notice of the
appraisal rights available to such Sunburst stockholders under Section 262.

  The following discussion does not purport to be a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to the full text of Section 262. This discussion and the full text of Section 262 should be reviewed carefully by any holder of Sunburst common stock who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth therein may result in the loss of appraisal rights.

  Sunburst stockholders who follow the procedures in Section 262 will be entitled to have their Sunburst shares appraised by the Court and to payment of the "fair value" of such Sunburst shares as of the effective date of the recapitalization.

  A holder of record of shares of Sunburst stock who desires to exercise appraisal rights must: (i) hold shares of Sunburst common stock on the date of the making of a demand for appraisal; (ii) continuously hold such shares through the effective time; (iii) deliver a properly executed written demand for appraisal to Sunburst prior to the taking of the vote on the Recapitalization Agreement; (iv) file any necessary petition in the Court, as more fully described below, within 120 days after the effective date of the recapitalization; and (v) otherwise satisfy all of the conditions described more fully below and in Annex B.

  A record holder of shares of Sunburst common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective date and who otherwise complies with the statutory requirements of Section 262 will be entitled, if the merger is consummated, to receive payment of the fair value of his/her shares of Sunburst as appraised by the Court. All references in Section 262 and in this summary of appraisal rights to a "stockholder" or "holders of shares of Sunburst common stock" are to the record holder or record holders of shares of Sunburst common stock.

  A holder of shares of Sunburst common stock wishing to exercise the holder's appraisal rights must deliver to Sunburst, before the vote on the adoption of the Recapitalization Agreement at the special meeting, a written demand for the appraisal of their shares and must not vote in favor of the adoption of the Recapitalization Agreement. A holder of shares of Sunburst common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A vote against the adoption of the Recapitalization Agreement will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The demand must reasonably inform Sunburst of the identity of the holder as well as the intention of the holder to demand an appraisal of "fair value" of the shares held by the holder.

  Only a Sunburst stockholder of record (or his, her or its duly appointed representative) is entitled to assert appraisal rights for the Sunburst shares registered in the Sunburst stockholder's name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing the shares of Sunburst common stock. A person having a beneficial interest in shares of Sunburst common stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect any appraisal rights. If the shares of Sunburst are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of Sunburst are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all such joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. A record owner, such as a broker, fiduciary or other nominee, who holds shares of Sunburst common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Sunburst common stock outstanding in the name of such record owner. Stockholders who hold their shares of Sunburst common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

  A stockholder who desires to exercise appraisal rights should mail or deliver his or her written demand to: Sunburst Hospitality Corporation, 10770 Columbia Pike; Silver Spring, Maryland 20901; Attention: Douglas H. Verner, Secretary.

  Within 10 days after the effective time of the recapitalization, Sunburst must notify each holder of Sunburst common stock who has complied with Section 262 and who has not voted in favor of the adoption of the Recapitalization Agreement that the recapitalization has become effective. Within 120 days after the effective date, but not thereafter, the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of the dissenting Sunburst stockholders. The surviving corporation does not currently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of
Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Sunburst not voted in favor of the merger and the aggregate number of shares of Sunburst common stock with respect to which demands for appraisal were received by the surviving corporation and the number of holders of such shares. Such written statement must be mailed within 10 days after the written request therefore has been received by the surviving corporation, or within 10 days after expiration of the time for delivery of demands for appraisal under
Section 262, whichever is later.

  If a petition for an appraisal is timely filed, and a copy thereof is served upon Sunburst, Sunburst will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Court is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court may require the holders of shares of Sunburst common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court may dismiss the proceedings as to the stockholder.

  After determining the holders of the Sunburst common stock entitled to appraisal, the Court will appraise the shares of Sunburst common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which are known or which can be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

  Stockholders considering seeking appraisal should recognize that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the shares of common stock or cash to be issued pursuant to the Recapitalization Agreement to holders of Sunburst common stock if they do not seek appraisal of their shares. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder's exclusive remedy. The cost of the appraisal proceeding may be determined by the Court and taxed against the parties, as the Court deems equitable in the circumstances. Upon application of a stockholder of Sunburst, the Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

  Any holder of shares of Sunburst common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective date, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

  At any time within 60 days after the effective time of the Recapitalization Agreement, any holder of Sunburst common stock will have the right to withdraw such demand for appraisal and to accept the terms offered in the merger; after this period, such holder may withdraw such demand for appraisal only with the written consent of the surviving corporation. In addition, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. If no petition for appraisal is filed with the Court within 120 days after the effective time, stockholders' rights to appraisal will cease, and all holders of shares of Sunburst will be entitled to receive the consideration from the merger. Inasmuch as the surviving corporation has no obligation to file such a petition, and has no present intention to do so, any holder of shares of Sunburst common stock who desires such a petition to be filed is advised to file it on a timely basis.

  Failure to take any required step in connection with the exercise of appraisal rights may result in termination of such rights. In view of the complexity of these provisions of the DGCL, stockholders who are considering exercising their rights under Section 262 of the DGCL should consult with their legal advisors.

                    SUMMARIZED FINANCIAL DATA FOR SUNBURST

  The following table sets forth financial data for Sunburst Hospitality Corporation. The financial information for Sunburst as of and for each of the two fiscal years ended December 31, 1998 and December 31, 1999 has been derived from the audited financial statements of Sunburst. The financial information as of and for the six months ended June 30, 1999 and June 30, 2000, respectively, has been derived from the unaudited financial statements of Sunburst for such periods. For more financial information, please refer to Sunburst's Form 10-K for the year ended December 31, 1999 and its Form 10-Q for the quarter ended June 30, 2000, which are attached as Annexes D and E, respectively, to this proxy statement.

                                       Year Ended          Six Months Ended
                                      December 31,             June 30,
                                    ------------------  -----------------------
                                      1998      1999       1999        2000
                                    --------  --------  ----------- -----------
                                                        (Unaudited) (Unaudited)
                                     (Amounts in thousands except per share
                                                     data.)
Revenue...........................  $204,096  $210,036   $105,977    $107,732
Operating Income Before Net Real
 Estate Gains.....................    31,271    35,210     20,295      19,882
Net Real Estate Gains (Losses)....    (4,264)    1,878        --        7,639
Operating Income..................    35,535    37,088     20,295      27,521
Income before Extraordinary Item
 and Change in Accounting.........     3,688     7,307      4,732       8,247
Extraordinary Item, net of income
 taxes............................      (308)     (772)      (433)       (176)
Change in Accounting, net of
 income taxes.....................       --       (559)      (599)        --
                                    --------  --------   --------    --------
Net Income........................     3,380     5,936      3,700       8,071
Diluted Earnings before
 Extraordinary Item and Change in
 Accounting.......................       .18       .38        .24         .53
Extraordinary Loss Per Share......      (.01)     (.04)      (.02)       (.01)
Accounting Change.................       --       (.03)      (.03)        --
                                    --------  --------   --------    --------
Diluted Earnings Per Share........       .17       .31        .19         .52
Current Assets....................    11,384    10,816     12,726      17,951
Non-Current Assets................   411,127   402,373    415,683     375,365
Current Liabilities...............    32,633    30,096     37,370      30,773
Non-Current Liabilities...........   287,241   300,046    286,942     270,830
Diluted Book Value Per Share
 (unaudited)(/1/).................      5.23      5.61       5.46        5.80
Ratio of Earnings to Fixed Charges
 (unaudited)(/2/).................      1.16      1.28       1.61        1.63

--------
(/1/The)diluted book value per share is calculated by dividing total stockholders' equity by the number of shares of common stock outstanding for the period presented, including the potential effect of all other securities that would be dilutive to common stockholders, if exercised.

(/2/The)ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest.

      MARKET FOR SUNBURST'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock Market Price Information

  Sunburst's common stock is traded on the New York Stock Exchange under the symbol "SNB." The following table shows, for the quarters indicated, the range of bid prices for Sunburst Hospitality Corporation's common stock as reported by the New York Stock Exchange.

                                                           Sunburst Hospitality
                                                           Corporation's Common
                                                                   Stock
                                                           ---------------------
                                                              High        Low
                                                           ----------- ---------
Fiscal Year ending December 31, 2000
  Quarter ended March 31, 2000............................    5 3/4      4 1/2
  Quarter ended June 30, 2000.............................    5 1/8      4 1/8
  Quarter ended September 30, 2000........................      6.9375     4.375
  October 1, 2000-November 8, 2000........................      6.9375    6.5625
Fiscal Year ended December 31, 1999
  Quarter ended March 31, 1999............................    5 1/8      3 3/4
  Quarter ended June 30, 1999.............................    6 3/16     3 7/8
  Quarter ended September 30, 1999........................    6 3/4      5 5/8
  Quarter ended December 31, 1999.........................    6 1/4      4 7/8
Fiscal Year ended December 31, 1998
  Quarter ended March 31, 1998............................    9 15/16    8 1/4
  Quarter ended June 30, 1998.............................     9         5 3/8
  Quarter ended September 30, 1998........................    6 7/8       3
  Quarter ended December 31, 1998.........................    4 3/4      4 7/16

  On September 19, 2000, the last full trading day prior to the public announcement of the Recapitalization Agreement, the closing price for Sunburst's common stock on the New York Stock Exchange was $5 5/8. On November 8, 2000, the last trading day before the date of this proxy statement, the closing price of the common stock, as reported on the New York Stock Exchange, was $6.875. You are urged to obtain current market quotations for Sunburst Hospitality Corporation's common stock before making any decision with respect to the merger.

Dividend Information

  On October 15, 1997, Sunburst made a special dividend, consisting of the distribution to holders of Sunburst's common stock, on a share-for-share basis, of all of the outstanding shares of the common stock of Choice Hotels Franchising, Inc. (now known as Choice Hotels International, Inc.). This was the only dividend paid since November 4, 1996. Sunburst does not anticipate the payment of any cash dividends on its common stock in the foreseeable future. Although there are currently no express limitations on the payment of dividends, payments of dividends on Sunburst's common stock may be subject to limitations as may be imposed by Sunburst's credit facilities from time to time. The declaration of dividends will be subject to the discretion of the Board of Directors.

  Following the recapitalization, the ability of Sunburst to pay dividends will be limited by the maintenance covenants in the senior secured credit facilities. The commitment letter provides that the term loan facility and the revolving credit facility will include negative covenants relating to, among other things limitations on dividends and other payments in respect of capital stock. See "Special Factors--Financing of the Recapitalization--Covenants."

  As of      , 2000, there were approximately     holders of Sunburst's common
stock.

Common Stock Purchase Information

  The following table sets forth the common stock purchases by Sunburst over the last two years. Sunburst has not made any purchases since first quarter 2000, and it did not make any purchases before third quarter 1998.

                                                               Per Share
                                                        ------------------------
                                  Number of   Cost of        Range
                                   Shares     Shares    ----------------
          Quarter Ended           Acquired   Acquired     Hi      Low    Average
          -------------           --------- ----------- ------- -------- -------
September 30, 1998...............    27,111 $   111,344 $4 3/8  $4 1/16   $4.11
December 31, 1998................   513,314   2,139,137  4 9/16  3 11/16   4.17
March 31, 1999...................   405,700   1,787,764  4 3/4   4 1/4     4.41
June 30, 1999....................   106,000     491,270  5 9/16  4 1/4     4.63
September 30, 1999...............   342,494   2,049,847  6 1/2   5 11/16   5.99
December 31, 1999................ 4,515,265  22,882,383  5 7/8   5         5.07
March 31, 2000...................    90,000     461,250  5 1/8   5 1/8     5.13
                                  --------- -----------
  Totals......................... 5,999,884 $29,922,995
                                  ========= ===========

  The following table sets forth stock purchases by the Schedule 13E-3 filing persons within the last two years. No sales of stock by these persons were made during the 60 days before this proxy statement.

                  Purchaser                      Date   # of Shares* Price/Share
                  ---------                    -------- ------------ -----------
James MacCutcheon............................. 12/03/98       100      $  4.00
James MacCutcheon............................. 12/11/98     2,500      $  4.00
James MacCutcheon*............................   9/6/00    19,718      $1.7871
Stewart Bainum*...............................  9/28/00       334      $6.1680
Stewart Bainum, Jr.*..........................  10/2/00    15,000      $1.7871

--------
* These shares represent purchases made pursuant to the exercise of previously awarded stock options that were about to expire.

                       DIRECTORS AND EXECUTIVE OFFICERS

Directors of Sunburst

  The Board of Directors of Sunburst Hospitality Corporation is divided into three classes--Class I, Class II and Class III. This classification indicates when each Director's term of office will expire. The term of office for Class I Directors will expire in 2003. The term of office for Class II Directors will expire in 2001. The term of office for Class III Directors will expire in 2002.

  Set forth below is each Director's name, age, length of service on the Board of Directors, present principal occupation, recent employment history, and any other current Directorships.

  The business address of each Director is 10770 Columbia Pike, Silver Spring, Maryland 20901.

  Stewart Bainum, Jr., 54, has been Chairman of the Board of Sunburst from November 1996 to July 1998 and since December 1998. Mr. Bainum was also a member of the Board of Sunburst's predecessors from 1982 to July 1998, Chairman of the Board of Choice Hotels International, Inc. from March 1987 to November 1996 and since October 1997. Mr. Bainum has been Chairman of the Board of Manor Care since September 1998, Chairman of the Board and Chief Executive Officer of Manor Care and Manor Care Health Services, Inc. from March 1987 to September 1998, Chief Executive Officer of Manor Care since March 1987 and President since June 1989. He has also been Vice Chairman of the Board of Vitalink since December 1994; Director of Manor Care since August 1981, of Vitalink since September 1991 and of MCHS since 1976. Mr. Bainum will continue in his position as Chairman of the Board and will continue to hold his equity interests in Sunburst after the merger. See "The Recapitalization and Related Agreements--Exchange and Voting Agreement."

  Paul A. Gould, 54, Managing Director of Allen & Company Incorporated (investment banking firm) for more than five years. Mr. Gould also held other positions at Allen & Company Incorporated since 1973. He has been Director of Sunburst since November 1996. Mr. Gould also serves as a Director of Liberty Media Corporation and Ascent Entertainment Group. Class II Director.

  Donald J. Landry, 51, has been Co-Chief Executive Officer since September 20, 2000. He has been President of Sunburst since July 1999 and Vice Chairman of Sunburst since October 1997. He was Chief Executive Officer from October 1997 to September 2000, President of Choice Hotels International, Inc. from January 1995 to October 1997 and President of Manor Care Hotel Division from March 1992 to November 1996. As a result of the merger and pursuant to a new employment agreement, Mr. Landry will resign as Chief Executive Officer and Director of Sunburst. All of Mr. Landry's options and restricted stock will be cashed out in the merger. Class III Director. See "Special Factors--Conflicts of Interest of Certain Persons in the Recapitalization--Employment and Related Agreements."

  Leland C. Pillsbury, 53, Founder, Chairman and CEO of Thayer Lodging Group, Inc. (one of the 10 largest private owner/developer of hotels in the U.S.) He has held those positions with Thayer since 1989. Mr. Pillsbury also has been a Director of Sunburst since April 1999. Class III Director.

  Keith B. Pitts, 42, has been a member of the Board of Sunburst since November 1997. Executive Vice President, Vanguard Heath Systems from July 1999 to present; Chairman and Chief Executive Officer of the Mariner Post-Acute Network, Inc. from November 1997 to June 1999; Consultant to Apollo from August 1997 to November 1997; Consultant to Tenet Healthcare Corp. from February 1997 to August 1997; Executive Vice President and Chief Financial Officer of OrNda Health Corp. from August 1992 until its merger with Tenet in January 1997. Class I Director.

  Carole Y. Prest, 48, has been a member of the Board of Sunburst since November 1997. Principal, Heidrick & Struggles International, Inc. since August 2000; President, Maridea LLC, a strategy consulting firm, from December 1998 to present; Senior Vice President, Strategy, Marketing and Product Development for Manor Care from September 1997 to November 1998; President and Chairman of the Board, Manor Care Foundation, April 1997 to November 1998; Vice President, Corporate Strategic Planning, September 1995, through September 1997; Vice President and General Manager and various other positions at Genrad 1985 through 1994. Director:

Board of Advisors, Integrated Healthcare Networks; Washington, D.C. Board of Governors, Operation Smile; and Greater Washington Board of Directors, Arthritis Foundation. Class I Director.

  Christine A. Shreve, 42, has been a member of the Board of Sunburst since June 1998. Ms. Shreve also has served as President, Shreve, Bowersox, P.C., an independent accounting firm, since 1992. Director: Realty Investment Company. Class I Director.

Executive Officers of Sunburst

  The name, age, title, present principal occupation, business address and other material occupations, positions, offices and employment of each of the executive officers of Sunburst are set forth below. Each of the executive officers listed below except Donald J. Landry, Douglas H. Verner and Gregory
D. Miller, are continuing stockholders. The business address of each executive officer is 10770 Columbia Pike, Silver Spring, Maryland 20901, unless otherwise indicated. For a discussion of employment agreements that will be entered into with certain members of management after the recapitalization. See "Special Factors--Arrangements with Continuing Stockholders--Employment and Related Agreements."

          Name           Age                             Position
          ----           ---                             --------
Donald J. Landry........  51 Vice Chairman, Co-Chief Executive Officer and President

James A. MacCutcheon....  48 Co-Chief Executive Officer

Kevin P. Hanley.........  42 Executive Vice President and Chief Operating Officer

Gregory D. Miller.......  47 Senior Vice President, Marketing and Human Resources

Douglas H. Verner.......  46 Senior Vice President, General Counsel & Secretary

Charles G. Warczak,       52 Senior Vice President and Chief Financial Officer and Treasurer
 Jr. ...................

Pamela M. Williams......  45 Vice President, Assistant General Counsel and Assistant Secretary

  Donald J. Landry. Mr. Landry has been Co-Chief Executive Officer since September 20, 2000. He has been President of Sunburst since July 1999 and Vice Chairman of Sunburst since October 1997. He was Chief Executive Officer from October 1997 to September 2000, President of Choice Hotels International, Inc. from January 1995 to October 1997 and President of Manor Care Hotel Division from March 1992 to November 1996. Mr. Landry has also held various executive positions with Richfield Hotel Management, Inc. and its predecessors for more than 16 years, including President of MHM Corporation. As a result of the merger and pursuant to a new employment agreement, Mr. Landry will resign as Chief Executive Officer and Director of Sunburst. Mr. Landry will act as Co-Chief Executive Officer for a period of 60 days beginning September 20, 2000. See "Special Factors--Arrangements with Continuing Stockholders--Employment and Related Agreements."

  James A. MacCutcheon. Mr. MacCutcheon has been Co-Chief Executive Officer of Sunburst since September 20, 2000. He was Chief Financial Officer and Treasurer of Sunburst from November 1996 through September 20, 2000; Executive Vice President from November 1996 to September 2000; and Senior Vice President, Chief Financial Officer and Treasurer of Sunburst from September 1993 to November 1996. Mr. MacCutcheon was also Senior Vice President, Chief Financial Officer and Treasurer of Manor Care, Inc. from October 1987 through November 1996, Treasurer of Vitalink from September 1992 to January 1997 and a Director of Vitalink from September 1994 to June 1998. Prior to 1987, Mr. MacCutcheon was a partner with Arthur Andersen & Co. On September 20, 2000, Mr. MacCutcheon was elected by the Board of Directors to the position of Co-Chief Executive Officer and will become President and Chief Executive Officer on November 19, 2000.

  Kevin P. Hanley. Mr. Hanley has been Executive Vice President and Chief Operating Officer of Sunburst since September 20, 2000. Before that, he was Senior Vice President, Development and Extended-Stay of Sunburst from June 1999 to September 2000 and Vice President, Real Estate and Development of Sunburst from

December 1994 to June 1999. Mr. Hanley was also Vice President, Real Estate and Development of MCHD from December 1994 to November 1996, Executive Vice President of Hospitality Investment Trust from September 1994 to November 1994, and has held various positions with Motel 6, L.P. since January 1987. On September 20, 2000, Mr. Hanley was elected by the Board of Directors to the position of Executive Vice President, Chief Operating Officer.

  Gregory D. Miller. Mr. Miller has been Senior Vice President, Marketing and Human Resources of Sunburst since June 1999 and Senior Vice President, Human Resources from October 1997 to June 1999. Mr. Miller was also Vice President, Marketing of MCHS from March 1995 to October 1997.

  Douglas H. Verner. Mr. Verner has been Senior Vice President, General Counsel and Secretary of Sunburst since March 1998. He was also Executive Vice President, General Counsel and Secretary of Chartwell Leisure Inc. from January 1996 to March 1998 and Senior Vice President, General Counsel and Secretary of Forte Hotels, Inc. from November 1990 to November 1996. Mr. Verner will resign effective upon the closing of the transaction.

  Charles G. Warczak, Jr. Mr. Warczak has been Senior Vice President, Chief Financial Officer and Treasurer since September 20, 2000. Before that, Mr. Warczak was Vice President, Finance and Systems of Sunburst October 1997 to September 2000, Vice President, Hotel Accounting of Sunburst from March 1997 to October 1997 and Vice President, Finance and Controller of Sunburst from November 1996 to March 1997. Mr. Warczak was also Vice President, Finance of Manor Care from 1992 to November 1996. On September 20, 2000, Mr. Warczak was elected by the Board of Directors to the position of Senior Vice President, Chief Financial Officer & Treasurer.

  Pamela M. Williams. Ms. Williams has been Vice President, Assistant General Counsel and Assistant Secretary of Sunburst since October 1997, Senior Attorney of Sunburst from December 1996 to October 1997 and Attorney from November 1996 to December 1996. Ms. Williams was also Attorney of Manor Care from December 1995 to November 1996 and an Associate at Hogan and Hartson, L.L.P. from August 1988 to December 1995. Ms. Williams will become the Senior Vice President, General Counsel and Secretary effective upon the closing of the transaction.

Nova Finance Company LLC

  Set forth below is the name of each member of Nova, the present principal occupation and employment of each such member and a brief description of his principal occupation and business experience during at least the last five years. Each member of Nova has been a member of Nova since it was formed in July 2000. Each person listed below is a citizen of the United States. The business address for Messrs. Bainum and MacCutcheon is 7361 Calhoun Place, Suite 300, Rockville, MD 20855 and the telephone number at that address is
(301) 592-3803.

  Stewart W. Bainum, Jr. Mr. Bainum has been Chairman of the Board of Sunburst from November 1996 to July 1998 and since December 1998. Mr. Bainum was also a member of the board of Sunburst's predecessors from 1982 to July 1998, Chairman of the Board of Choice Hotels International, Inc. from March 1987 to November 1996 and since October 1997. Mr. Bainum has been Chairman of the Board of Manor Care since September 1998, Chairman of the Board and Chief Executive Officer of Manor Care and Manor Care Health Services, Inc. ("MCHS") from March 1987 to September 1998, Chief Executive Officer of Manor Care since March 1987 and President since June 1989. He has also been Vice Chairman of the Board of Vitalink Pharmacy Services, Inc. ("Vitalink") since December 1994; Director of Manor Care since August 1981, of Vitalink since September 1991 and of MCHS since 1976.

  James A. MacCutcheon. Mr. MacCutcheon has been Co-Chief Executive Officer of Sunburst since September 20, 2000, Executive Vice President, Chief Financial Officer and Treasurer of Sunburst from November 1996 to September 2000 and Senior Vice President, Chief Financial Officer and Treasurer of Sunburst from September 1993 to November 1996. Mr. MacCutcheon was also Senior Vice President, Chief Financial Officer and Treasurer of Manor Care from October 1987 through November 1996, Treasurer of Vitalink from September 1992 to January 1997 and a Director of Vitalink from September 1994 to June 1998.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Manor Care

  Stewart Bainum, Jr. is the Chairman of Sunburst's Board of Directors and of Manor Care's Board of Directors.

 Manor Care Lease Agreements

  Sunburst was part of Manor Care, Inc. ("Manor Care") until November 1, 1996, when the stock of Sunburst was distributed as a dividend to Manor Care stockholders. That distribution is referred to as the Manor Care Spin-off.

  In connection with the Manor Care Spin-off, Sunburst and Manor Care entered into a lease agreement with respect to the complex at 10750 and 10770 Columbia Pike, Silver Spring, Maryland (the "Silver Spring Complex") at which Sunburst's principal executive offices were located (the "Silver Spring Lease"). After the Spin-off, Sunburst remained obligated under the Silver Spring Lease and had subleased space at 10750 Columbia Pike to Choice Hotels International, Inc. ("Choice") pursuant to a sublease. In June 1998, Manor Care sold the Silver Spring Complex and Sunburst entered into a new lease with the new owner. The sublease was terminated.

  Sunburst and Manor Care also entered into a sublease agreement with respect to certain office space in Gaithersburg, Maryland (the "Gaithersburg Lease") pursuant to which Sunburst was obligated to rent from Manor Care, certain additional space as such space became available during the 30-month period following the date of the Manor Care Spin-off. The Gaithersburg lease was terminated in February 1999.

  In addition, at the time of the Manor Care Spin-off, the parties entered into a sublease agreement with respect to the Comfort Inn N.W., Pikesville, Maryland, pursuant to which Sunburst subleases the property from Manor Care on the same terms and conditions that govern Manor Care's rights and interests under the lease relating to such property. No payments are made to Manor Care under the sublease.

  During the twelve-month period ended December 31, 1999, Sunburst paid to Manor Care $4,000,000. The $4,000,000 payment consisted of (1) $1,500,000 for sums due pursuant to the Gaithersburg and Silver Spring Leases for the period ending February 1999; (2) $1,500,000 under the Corporate Services Agreement for risk management, benefits, travel, payroll, computer, telephone and procurement services; and (3) $1,000,000 for the fixed annual consulting fee. In February 1999, Sunburst entered into a release with Manor Care which effectively terminated the consulting services payment obligation and all other sums that were due under the Corporate Services Agreement.

 Corporate Services Agreement

  Sunburst and Manor Care entered into the Corporate Services Agreement (the "Corporate Services Agreement") which provides for the provision, by Manor Care, of certain corporate services, including administrative, accounting, systems and, for a fixed annual fee of $1.0 million, certain consulting services. The term of the Consulting Services Agreement is 30 months from November 1, 1996. Sunburst terminated all services except the consulting services under the Corporate Service Agreement in the first quarter of 1998. In February 1999, Sunburst entered into a release with Manor Care that effectively terminated the consulting services payment obligation.

Relationship with Choice

  On October 16, 1997, Sunburst distributed as a dividend to its stockholders the stock of Choice Hotels. That distribution is known as the Choice Spin-off. In connection with the Choice Spin-off, Sunburst and Choice entered into certain agreements intended to govern the relationship between the parties after the Choice Spin-off. In addition, Sunburst is Choice's largest franchisee. The material terms of certain of these agreements and other arrangements, entered into between Sunburst and Choice, including the Franchise Agreements with respect to Sunburst's hotels, are described below.

  Stewart Bainum, Jr. serves as Chairman of the Boards of Directors of both Sunburst and Choice. As a result of the Choice Spin-off, Mr. Bainum and certain other officers and directors of Sunburst and Choice, own shares and/or options or other right to acquire shares in each of Sunburst and Choice. Appropriate policies and procedures are followed by the Boards of Directors of Choice and Sunburst to limit the involvement of the overlapping directors (and, if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either Choice or Sunburst on certain matters which present a conflict between the two companies.

 Distribution Agreement

  In connection with the Choice Spin-off, Sunburst and Choice entered into a Distribution Agreement which provided for, among other things, the principal corporate transactions required to effect the Choice Spin-off, the assumption by Choice of all liabilities relating to its business and the allocation between Sunburst and Choice of certain other liabilities, certain indemnification obligations of Sunburst and Choice and certain other agreements governing the relationship between Sunburst and Choice with respect to or in consequence of the Choice Spin-off.

  Subject to certain exceptions, Choice has agreed to indemnify Sunburst and its subsidiaries against any loss, liability or expense incurred or suffered by Sunburst or its subsidiaries arising out of or related to the failure by Choice to perform or otherwise discharge liabilities allocated to and assumed by Choice under the Distribution Agreement, and Sunburst has agreed to indemnify Choice against any loss, liability or expense incurred or suffered by Choice arising out of or related to the failure by Sunburst to perform or otherwise discharge the liabilities retained by Sunburst under the Distribution Agreement. The foregoing cross-indemnities do not apply to indemnification for tax claims and liabilities, which are addressed in the Tax Sharing Agreement described below.

  To avoid adversely affecting the intended tax consequences of the Choice Spin-off, each of Choice and Sunburst has agreed to comply in all material respects with each representation and statement made to any taxing authority in connection with the IRS tax ruling or any other tax ruling obtained by Choice and Sunburst in connection with the Choice Spin-off.

  Under the Distribution Agreement, each of Choice and Sunburst has been granted access to certain records and information in the possession of the other, and it requires the retention of such information in its possession for specified periods and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of Choice and Sunburst to obtain the consent of the other prior to waiving any shared privilege.

  In accordance with the Distribution Agreement, Choice agreed to assume and pay certain liabilities of Sunburst, subject to Choice maintaining a minimum net worth of $40 million, at the date of the Choice Spin-off. As of December 31, 1997, Sunburst reflected a $19.9 million payable due to Choice on its consolidated balance sheet plus other accounts payable to Choice of approximately $5.1 million. In 1998, net payments of approximately $8 million were paid in cash to Choice. On December 28, 1998, Sunburst and Choice amended the Strategic Alliance Agreement (defined below). As part of that amendment, Choice exchanged the remaining $17 million balance in return for, among other things, the termination of Sunburst's option for the exclusive rights to the MainStay Suites brand and a commitment by Sunburst to build a total of 25 MainStay Suites.

 Strategic Alliance Agreement

  At the time of the Choice Spin-off, Choice and Sunburst entered into a Strategic Alliance Agreement pursuant to which: (i) Sunburst granted a right of first refusal to Choice to franchise any lodging property that Sunburst develops or acquires and intends to operate under franchise; (ii) Sunburst has also agreed, barring a material change in market conditions, to continue to develop Sleep Inns and MainStay Suites hotels so that it will have opened a total of 14 Sleep Inns and 15 MainStay Suites hotels by October 15, 2001 (48 months after the Distribution Date); (iii) Choice has granted to Sunburst an option, exercisable under certain circumstances, to purchase the brand names, marks, franchise agreements and other assets of the MainStay Suites hotel system; (iv) Choice and Sunburst have agreed to continue to cooperate with respect to matters of mutual interest, including new product and concept testing for Choice in hotels owned by Sunburst; and (v) Sunburst has authorized Choice to negotiate with third party vendors on Sunburst's behalf for the purchase of certain items. The Strategic Alliance Agreement extends for a term of 20 years. Either party had the right to terminate the Strategic Alliance Agreement on its fifth, tenth, and fifteenth anniversaries.

  On December 28, 1998, Choice and Sunburst amended the Strategic Alliance Agreement to: (i) cancel Sunburst's option to acquire the MainStay Suites system; (ii) reduce or eliminate liquidated damages with respect the termination of franchise agreements entered into before December 12, 1998 (except for MainStay Suites and Sleep Inn franchise agreements); (iii) cap liquidated damages for termination of MainStay Suites and Sleep Inn franchise agreements; (iv) change Sunburst's development obligations to 13 Sleep Inns and 21 MainStay Suites by October 15, 2001; and (v) provide certain other global amendments to Sunburst's franchise agreements.

  On February 29, 2000, Choice and Sunburst again amended the Strategic Alliance Agreement to (i) clarify that liquidated damages in the event of termination of the MainStay Suites and Sleep Inn license agreements would be $100,000; (ii) prevent Sunburst from terminating the MainStay Suites license agreements before October 15, 2002; (iii) provide Sunburst a credit for MainStay Suites franchise fees if certain financial performance criteria are not achieved by Sunburst's MainStay Suites as a group; (iv) terminate the Non-Competition Agreement (discussed below) between Choice Hotels and Sunburst;
(v) eliminate Choice's right of first refusal on Sunburst hotels; (vi) permit Sunburst to build non-Choice branded hotels provided that expenditure on those hotels does not exceed expenditure on the last four MainStay Suites hotels Sunburst has committed to build; (vii) provide a put/call option for Choice to acquire three of Sunburst's poorer performing MainStay Suites hotels in 2000 at a price equal to Sunburst's original cost, with the proceeds used to reduce the balance of Sunburst's term note to Choice, and (viii) provide for payment in full of the term note in the event of a change in control of Sunburst.

 Amended and Restated Strategic Alliance Agreement

  An Amended and Restated Strategic Alliance Agreement will become effective upon closing of the recapitalization. The Amended and Restated Strategic Alliance Agreement will provide that, until October 15, 2002, Sunburst shall give Choice written notice at least fourteen days prior to executing a franchise application with a third party with respect to the franchising of a hotel or lodging property. Choice shall have the opportunity to present Sunburst with a plan to brand the hotel or lodging property with one of its brands, provided that Sunburst shall have no obligation to enter into an agreement with Choice to use any of its brands on the hotel or lodging property. In addition, in the event any Choice-branded Sunburst hotel is sold prior to October 15, 2002, the property improvement plan for any such hotel imposed by Choice as a condition for relicensing will be essentially limited to items necessary to pass Choice's quality assurance review. Accordingly, passing hotels will be subject to a minimal or no property improvement plan, and failing hotels will be subject to correcting only those items that caused the quality assurance review failure.

  The Amended and Restated Strategic Alliance Agreement will provide that the following properties shall be included in the 21 MainStay Suites hotels comprising the "MainStay quota," notwithstanding Sunburst's transfer of such hotels:

  . the three MainStay Suites properties previously transferred to Choice pursuant to a put-call agreement between Sunburst and Choice;

  . two other MainStay Suites properties identified and as agreed by the parties; and

  . any MainStay Suites property sold, transferred or conveyed by Sunburst, if such property is relicensed by the new owner or transferee as a MainStay Suites property under market terms acceptable to Choice.

  In addition, the Amended and Restated Strategic Alliance Agreement will provide that if Sunburst completes the construction of any new hotel properties on or prior to October 15, 2003, the first four (or such lesser number as are constructed) of such newly constructed hotel properties will be branded with a Choice brand.

 Amendment and Guaranty

  In connection with the Choice Spin-off, Choice entered into the Amendment and Guaranty for the purpose of adding Choice as a party to certain agreements entered into between Sunburst and Manor Care in connection with the Manor Care Spin-off and adding Choice as a guarantor of certain payment obligations of Sunburst to Manor Care pursuant to agreements between Sunburst and Manor Care. Virtually all these obligations have now been satisfied.

 Term Note

  In connection with the Choice Spin-off, Choice loaned to Sunburst approximately $115 million which was used by Sunburst to repay approximately $96 million outstanding under a pre-existing credit facility and to repay that portion of the former choice indebtedness under a note to Manor Care allocated to Sunburst in connection with the Manor Care Spin-off (approximately $37 million).

  This loan is represented by the Choice Subordinated Note in an aggregate principal amount of $136 million as of October 5, 2000. The Choice Subordinated Note matures in October 2002 and accrues interest at a rate equal to 11% per annum. The Choice Subordinated Note is subordinated to all senior debt of Sunburst and contains certain restrictive covenants comparable to those contained in Sunburst's senior credit facility (including restrictions on Sunburst's ability to make certain investments, incur debt, pay dividends, dispose of assets and create liens on its assets).

  The Choice Subordinated Note will be refinanced in connection with the recapitalization. See "Special Factors--Financing of the Recapitalization-- Heads of Agreement."


 Corporate Services Agreement

  In connection with the Choice Spin-Off, Sunburst and Choice entered into a Corporate Services Agreement, which provides that Choice will provide to Sunburst certain corporate support services, including human resources, accounting, tax and computer systems support, and Sunburst will provide to Choice certain services including asset management and accounts payable processing. As of March 31, 1999, all services provided by either party under the Corporate Services Agreement, except for human resources and tax services provided by Choice, were terminated. During fiscal year 1999, Choice paid Sunburst $42,165.00 and Sunburst paid Choice $494,004.00 for services under the Corporate Services Agreement.

 Consulting Agreement

  In connection with the Choice Spin-Off, Sunburst and Choice entered into a Consulting Agreement in which Sunburst will provide consulting and advisory services to Choice related to financial issues affecting Choice. The term of the agreement commenced October 15, 1997 and terminates on November 1, 2001. Sunburst is entitled to an annual retainer fee equal to 30% of the annual compensation (including base salary, incentive bonus and fringe benefits) paid to James A. MacCutcheon by Sunburst during such period. If Mr. MacCutcheon ceases to be employed by Sunburst, the agreement can be terminated by either party, but if terminated by Choice, then Choice shall pay Sunburst a termination fee equal to 30% of any amount due from Sunburst to Mr. MacCutcheon under his employment agreement as a result of his separation. During fiscal year 1999, Choice paid Sunburst $157,726 pursuant to the Consulting Agreement.

 Tax Sharing Agreement

  Choice and Sunburst have entered into a Tax Sharing Agreement for purposes of allocating tax liabilities from before the Choice Spin-off among Choice and Sunburst and their respective subsidiaries. In general,

Sunburst will be responsible for (i) filing consolidated federal income tax returns for Sunburst affiliated group and combined or consolidated state tax returns for any group that includes a member of Sunburst affiliated group, including in each case Choice and its subsidiaries, for the periods of time that such companies were members of the applicable group and (ii) paying the taxes relating to such tax returns to the applicable taxing authorities (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). Choice will reimburse Sunburst for the portion of such taxes that relates to Choice and its subsidiaries, as determined based on their hypothetical separate Sunburst income tax liabilities. Choice and Sunburst have agreed to cooperate with each other, and to share information, in preparing such tax returns and in dealing with other tax matters.

 Employee Benefits Allocation Agreement

  In connection with the Choice Spin-off, Choice and Sunburst entered into an Employee Benefits and Other Employment Matters Allocation Agreement (the "Employee Benefits Allocation Agreement"). The Employee Benefits Allocation Agreement provides for the allocation subsequent to the Choice Spin-off of employee benefits, as they relate to employees who remained employed by Sunburst or its subsidiaries ("Sunburst Employees") after the Spin-off and employees who are employed by Choice or its subsidiaries after the Spin-off ("Choice Employees"). Pursuant to the Employee Benefits Allocation Agreement, Sunburst will continue sponsorship of the various Sunburst profit sharing plans, stock plans and health and welfare plans with respect to Sunburst Employees. Choice has established a number of plans that allow it to provide to its employees substantially the same benefits currently provided to them as employees of Sunburst. The Employee Benefits Allocation Agreement provides for cross-guarantees between Choice and Sunburst with respect to the payment of benefits under certain plans and for cross-indemnification with respect to employment-related claim relating to prior to the Choice Spin-off.

  The Employee Benefits Allocation Agreement also provided for the adjustment of outstanding options to purchase shares of Sunburst common stock held by Sunburst employees, Choice employees and employees of Manor Care who held such options as a result of the Manor Care Spin-off.

 Transitional Service Agreements

  In connection with the Choice Spin-Off, Choice and Sunburst entered into a number of agreements pursuant to which Choice provided certain continuing services to Sunburst for a transitional period. Such services were provided on market terms and conditions. The primary transitional services agreements were an Employee Benefits Administration Agreement and a Tax Administration Agreement. Pursuant to the Employee Benefits Administration Agreement, Choice provided certain benefits, compensation and other services. The other services included benefit plan administration and accounting, COBRA administration, regulatory compliance and certain fiduciary services. Pursuant to the Tax Administration Agreement, Choice provided certain sales, use, occupancy, and personal property tax return administration, audit and appeals services for Sunburst. All of these service agreements were terminated as of December 31, 1999.

 Franchise Agreements

  The Clarion, Comfort, Econo Lodge, Sleep Inn, Quality, MainStay Suites and Rodeway marks are each owned by Choice. Each hotel property owned by Sunburst is subject to a franchise agreement between Choice and Sunburst, as franchisee (the "Franchise Agreements"). (The material terms of such agreements are described below.) Total fees paid to Choice for franchising, royalty, marketing and reservation fees for fiscal year 1999 were $10.2 million. Choice and Sunburst will amend the Franchise Agreements at closing of the recapitalization as described under "Amendments to Franchising Agreements," below.

  Term. Each Franchise Agreement has an initial term of 20 years, except the agreement for the Rodeway Inn in Tempe, Arizona, which is a year-to-year agreement. The Rodeway Inn was sold in September 1999. The Franchise Agreements have varying original dates, from 1982 through 1996. Certain Franchise Agreements allow for unilateral termination by either party on the 5th, 10th, or 15th anniversary of the Franchise Agreement. In addition, all franchise agreements allow for early termination by Sunburst, subject to liquidated damage provisions, which range from zero dollars to a maximum of $100,000 per property.

  Termination by Sunburst. Sunburst (except with respect to one property as described below) may terminate a Franchise Agreement if Choice defaults on its material obligations under such Franchise Agreement and fails to cure such defaults within 30 days following written notice. The Franchise Agreement with respect to the Quality Hotel--Arlington (the "Non-Standard Franchise Agreement") does not allow such a termination.

  Termination by Choice. Choice (except with respect to the Non-Standard Franchise Agreement) may suspend or terminate a Franchise Agreement at any time, if, among other things, Sunburst (a) fails to submit reports when due;
(b) fails to pay amounts due under such Franchise Agreement; (c) fails to pay its debts generally as they become due; or (d) receives two or more notices of default for similar reasons for any 12 month period. Choice (except with respect to the Non-Standard Franchise Agreement) may terminate a Franchise Agreement immediately upon notice to Sunburst if, among other things, (a) certain bankruptcy events occur with respect to Sunburst; (b) Sunburst loses possession or the right to possession of the Property; (c) Sunburst breaches transfer restrictions in the related Franchise Agreement; (d) any action is taken to dissolve or liquidate Sunburst; or (e) there is a threat or danger to the public health and safety in the continued operation of the Property.

  The Non-Standard Franchise Agreement has termination provisions similar to those in the other Franchise Agreements. Choice may terminate the Non-Standard Franchise Agreement immediately upon notice to Sunburst if, among other things, (a) certain bankruptcy events occur with respect to Sunburst; (b) certain breaches of the related agreements are not remedied; (c) any action is taken to dissolve or liquidate Sunburst; or (d) legal proceedings against Sunburst are not dismissed within a certain period of time.

  Fees. The Franchise Agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% to 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.5% plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues (or 1% of monthly gross room revenues plus $1.00 per room confirmed through Choice's reservation system). The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if Choice raises such fees uniformly among all its franchisees, generally. Late payments (i) will be a breach of the Franchise Agreement and (ii) will accrue interest from the date of delinquency at a rate of 1.5% per month or portion thereof.

  In December 1998, Sunburst and Choice entered into an agreement which provides that (i) Sunburst shall pay an application fee of $20,000 on all future MainStay Suites franchise agreements, and (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten MainStay Suites franchise agreements entered into after the amendment.

  Certain Covenants. The Franchise Agreements impose certain affirmative obligations upon Choice including: (a) to lend the Franchisee an operations manual; (b) to utilize money collected from marketing and reservation fees to promote those aspects of the franchise business; and (c) to periodically inspect the Property. The Franchise Agreements also impose affirmative obligations upon Sunburst including: (a) to participate in a specified reservation system; (b) to keep and comply with the up-to-date version of Choice's rules and regulations for properly running the specified franchise;
(c) to prepare monthly financial and other records; (d) to not interfere with the franchised mark(s) and Choice's rights thereto; and (e) to maintain certain specified insurance policies.

  Assignments. Sunburst is currently prohibited from directly or indirectly selling, assigning, transferring, conveying, pledging or mortgaging its interest in the Franchise Agreement, or any equity interest in such franchise interests without the consent of Choice except that, among other things, certain percentages of ownership interests in Sunburst may be transferred without Choice's consent. Choice's consent to such transfers, will not be given unless, among other things: (a) all monetary obligations due under the Franchise Agreement are paid to Choice; (b) no defaults under the Franchise Agreement remain uncured;
(c) the transferee agrees in writing to upgrade the related property to the then-current standards; and (d) the transferee agrees to remain liable for all obligations under the Franchise Agreement so transferred.

  Choice is permitted to assign all or any part of its rights or obligations under the Franchise Agreements. However, the Franchise Agreements (with the exception of the Non-Standard Franchise Agreement) do not permit Choice to absolve itself from the obligations that it transfers under the Franchise Agreement. Upon the assignment of Choice's obligations under the Non-Standard Franchise Agreement, Choice will no longer be liable with respect to the obligations it so transfers.

 Amendments to Franchising Agreements

  In connection with the recapitalization, Choice and Sunburst expect to amend the Franchising Agreements as follows.

  Liquidated Damages Provision. The amended Franchising Agreements will provide that all Franchising Agreements by and between Choice and Sunburst (or any of their respective predecessors or affiliates), except any Franchising Agreements related to Mainstay Suites and Sleep Inns or any other hotel owned by Sunburst that carried a Choice brand which is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice brand, which are referred to herein as "reflagged hotels," will be amended such that any references to liquidated damages are deleted. In addition, so long as Sunburst is not in default under the Senior Subordinated Discount Notes and Choice remains the holder of such Notes, any liquidated damages to be paid with respect to any MainStay Suites hotels, Sleep Inns or reflagged hotel will not exceed a maximum of $100,000.

  Reflagging. The amended Franchising Agreements will provide that Sunburst will not reflag any of the twenty-one MainStay Suites hotels included in the MainStay quota or seek termination of any related Franchising Agreement or allow any other brand to be flagged to any such hotel prior to October 15, 2003; provided, however, Sunburst may prior to October 15, 2003 reflag, or permit the reflagging of, up to two of these properties and may sell, transfer or convey any such MainStay Suites hotel if such property is relicensed by the new owner or transferee as a MainStay Suites hotel under market terms acceptable to Choice. The amended Franchising Agreements will provide that after October 15, 2003, Sunburst may reflag any MainStay Suites hotels and terminate any such Franchising Agreement, and Choice shall waive any claim against Sunburst for damages caused by such reflagging or termination, including liquidated damages, if Sunburst gives thirty days prior written notice to Choice and Sunburst pays $100,000 as a termination fee for each MainStay Suites hotel, other than the two properties referred to above, that is to be reflagged or for which the Franchising Agreement is to be terminated.

  Other Amendments to Franchising Agreements. The amended Franchising Agreements will provide that Sunburst shall pay to Choice an application fee of $20,000 upon execution of any new Franchising Agreement with Choice. In addition, no royalty, marketing or reservation fees shall be payable for a period of two years with respect to the first ten Franchising Agreements entered into by Sunburst after December 28, 1998; and at the end of such period, the initial fee schedule will commence. These ten Franchising Agreements shall contain a provision permitting termination by either party only on the tenth or fifteenth anniversary of the date of the contract.

  The amended Franchising Agreements will provide that if Sunburst sells any property that is the subject of an existing Franchising Agreement with Choice:

  . if that property is not past due on any fees and is not failing a quality assurance review, Choice will enter into a new Franchising Agreement on customary market terms with the buyer (without addendum or property improvement plan); and

  . if that property is not past due on any fees but is failing a quality assurance review, Choice will enter into a Franchising Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

  Franchise Fee Credits. The amended Franchising Agreements will provide that Choice shall establish an account to serve as a mechanism for administering the "shortfall balance." The initial amount credited to the shortfall balance shall be $2,142,887, which represents the amount by which an agreed upon target cumulative EBITDA for MainStay Suites hotels subject to the MainStay quota (excluding properties previously sold to Choice) for the period from October 1, 1996 through December 31, 1999 exceeds the actual cumulative EBITDA for such period. For each year beginning January 1, 2001 until the shortfall freeze date, as defined below, the shortfall balance shall be adjusted by 50% of the amount, if any, by which the target cumulative EBITDA for the preceding year exceeds the actual cumulative EBITDA for such MainStay Suites hotels for such year. Each year, on or prior to February 15 of such year, Sunburst shall determine the actual cumulative EBITDA for the preceding year in a manner consistent with the calculation of the target cumulative EBITDA and whether an adjustment is warranted and shall deliver written notice thereof to Choice together with the monthly operating statements for each applicable hotel. From and after the earlier of October 15, 2003 and the first year in which no adjustment is required, i.e., the "shortfall freeze date," no further adjustments shall be determined and the shortfall balance shall thereafter be zero.

  The shortfall balance, if any, shall be applied by Sunburst as a credit against royalty, reservation and marketing fees payable to Choice as follows:

  . first, to fees payable pursuant to the Franchising Agreements related to the MainStay Suites hotels subject to the MainStay quota for each month prior to the tenth anniversary of the date of each such Franchising Agreement; and

  . second, to fees payable pursuant to Franchising Agreements for other MainStay Suites hotels or for any other brand developed by Choice.

  Prior to the shortfall freeze date, any remainder of the shortfall balance shall carry forward until used. From and after the shortfall freeze date, the shortfall balance shall be zero.

 Non-Competition Agreement

  In connection with the Choice Spin-Off, Choice and Sunburst entered into a non-competition agreement that defines the rights and obligations with respect to certain businesses to be operated by Choice and Sunburst. Under the non-competition agreement, Sunburst was prohibited from conducting any business that competes with the franchise business operated by Choice. Sunburst was also prohibited from acquiring any entity conducting a business that competes with Choice. During the term of the non-competition agreement, Choice was prohibited from conducting any business that competes with the business operated by Sunburst. Choice was also prohibited from acquiring any entity conducting a business that competes Sunburst.

  On February 29, 2000, the Non-Competition Agreement was terminated.

                 BENEFICIAL OWNERSHIP OF SUNBURST COMMON STOCK

  The following table sets forth the amount of Sunburst's common stock beneficially owned by (i) each Director of Sunburst, (ii) Sunburst's chief executive officer and its other four most highly compensated executive officers, (iii) all officers and Directors of Sunburst as a group and (iv) all persons who are known by Sunburst to own beneficially more than 5% of Sunburst's common stock, as of September 19, 2000. Unless otherwise specified, the address for each of them is 10770 Columbia Pike, Silver Spring, Maryland, 20901.

                                               Shares of
                                              Common Stock    Percent of Shares
Name of Beneficial Owner                   Beneficially Owned  Outstanding(1)
------------------------                   ------------------ -----------------
Stewart Bainum, Jr.+.....................      2,764,562(2)         17.46%
Paul A. Gould............................        146,322(3)             *
Kevin P. Hanley..........................        164,405(4)             *
Donald J. Landry.........................        925,973(5)          5.85%
James A. MacCutcheon.....................        441,755(6)             *
Gregory Miller...........................        117,072(7)             *
Leland C. Pillsbury......................         11,865(8)             *
Keith B. Pitts...........................         11,634(9)             *
Carole Y. Prest..........................         22,016(10)            *
Christine A. Shreve......................         18,656(11)            *
All Directors and Officers as a Group (10
 persons)................................      4,624,260(12)        29.20%
Barbara Bainum+..........................      2,475,706(13)        15.63%
Bruce Bainum+............................      3,582,340(14)        19.75%
Stewart Bainum+..........................      3,580,107(15)        22.60%
Roberta Bainum+..........................      1,805,933(16)        11.40%
Ronald Baron.............................      1,105,960(17)         6.98%
Eric S. Dobbin...........................        893,650(18)         5.64%

--------
*   Less than 1% of class.
+ The Bainum family and affiliated companies together control approximately 44.59% of Sunburst stock.
 (1) Percentages are based on 15,834,543 shares outstanding on September 19, 2000 plus, for each person, the shares which would be issued assuming that such person exercises all options he or she holds which are exercisable on such date or become exercisable within 60 days thereafter.
 (2) Includes 18,135 shares owned directly by Mr. Bainum, Jr. and 874,729 shares owned directly by the Stewart Bainum, Jr. Declaration of Trust dated March 13, 1996, the sole trustee and beneficiary of which is the reporting person. Also includes 1,189,289 shares held directly by Realty Investment Company, Inc. ("Realty"), a real estate management and investment company in which Mr. Bainum, Jr. has shared voting authority; 593,209 shares owned by Mid Pines Associates Limited Partnership ("Mid Pines"), in which Mr. Bainum, Jr. is managing general partner and has shared voting authority, and 3,533 shares owned by the Foundation for Maryland's Future, in which Mr. Bainum, Jr. is the sole Director. Also includes 85,667 shares which Mr. Bainum, Jr. has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.
 (3) Includes 125,641 shares held directly by Mr. Gould, 15,134 shares of restricted stock granted under the Non-Employee Director Stock Compensation Plan to Mr. Gould which are not vested but which Mr. Gould has the right to vote and 6,147 shares which Mr. Gould has a right to acquire pursuant to stock options which are currently exercisable or become exercisable within 60 days of the Record Date.
 (4) Includes 5,510 shares held directly by Mr. Hanley and 158,895 shares of restricted stock of which 30,780 are vested deferred and 128,115 are not vested, both of which Mr. Hanley has the right to vote.
 (5) Includes 2,745 shares owned directly by Mr. Landry and 347,820 shares Mr. Landry has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date and 518,605 shares of restricted stock of which 116,517 are vested deferred and 402,088 are not vested, both of which Mr. Landry has the right to vote. Also includes 3,495 shares which Mr. Landry has the right to receive on termination of his employment pursuant to the terms of the 401(k) Plan.

 (6) Includes 45,068 shares owned directly by Mr. MacCutcheon and 1,084 and 1,167 shares, respectively, which Mr. MacCutcheon has the right to receive upon termination of his employment pursuant to the 401(k) Plan and the Non-Qualified Plan. Also includes 75 shares held by minor children. Beneficial ownership of such shares is disclaimed. Also includes 93,109 shares Mr. MacCutcheon has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date and 301,252 shares of restricted stock of which 71,662 are vested deferred and 229,590 are not vested, both of which Mr. MacCutcheon has the right to vote.
 (7) Includes 4,253 held directly by Mr. Miller and 269 and 521 shares, respectively, which Mr. Miller has the right to receive upon termination of his employment pursuant to the terms of the 401(k) Plan and the Non-Qualified Plan. Also includes 112,029 shares of restricted stock of which 19,695 are vested deferred and 92,334 are not vested, both of which Mr. Miller has the right to vote.
 (8) Consists of 11,865 shares granted under the Non-Employee Director Stock Compensation Plan which are not vested. Mr. Pillsbury has the right to vote all 11,865 shares.
 (9) Consists of 15,572 restricted shares granted under the Non-Employee Director Stock Compensation Plan which are not vested. Mr. Pitts has the right to vote all 15,572 shares. Also includes 1,667 shares Mr. Pitts has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.
(10) Includes 17,322 restricted shares granted under the Non-Employee Director Stock Compensation Plan which are not vested. Ms. Prest has the right to vote all 17,322 shares. Also includes 4,694 shares Ms. Prest has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date.
(11) Includes 1,599 shares held directly by Ms. Shreve and 17,057 restricted shares granted under the Non-Employee Director stock Compensation Plan which are not vested. Ms. Shreve has the right to vote all 17,507 shares.
(12) Includes a total of 4,624,260 shares which the officers and Directors included in the group have the right to acquire pursuant to stock options which are presently exercisable, or exercisable within 60 days of the Record Date, and a total of 4,848 shares and 1,688 shares, respectively, which such Directors and officers have the right to receive upon termination of their employment with Sunburst pursuant to the terms of the 401(k) Plan and the Non-Qualified Savings Plan.
(13) Includes 424 shares held directly by Ms. Bainum. Also includes 593,209 shares owned by Mid Pines, in which Ms. Bainum is a general partner and has shared voting authority, 1,189,289 shares owned by Realty in which Ms. Bainum's trust has voting stock and shared voting authority, 23,435 shares owned by Commonweal Foundation, in which Ms. Bainum is a Director and has shared voting authority and 669,349 shares owned directly by Barbara Bainum Declaration of Trust dated December 20, 1996, the sole trustee and beneficiary is the reporting person.
(14) Includes 31,500 shares held directly by Mr. Bainum and 635,457 shares owned directly by the Bruce Bainum Declaration of Trust dated March 13, 1997, the sole trustee and beneficiary is the reporting person. Also includes 593,209 shares owned by Mid Pines, in which Mr. Bainum is a general partner and has shared voting authority, 1,189,289 shares owned by Realty in which Mr. Bainum's trust has voting stock and shared voting authority, and 23,435 shares owned by Commonweal Foundation, in which Mr. Bainum is a Director and has shared voting authority. Also includes 655,457 shares owned by the Roberta Bainum Irrevocable Trust in which Mr. Bainum is the trustee and has sole voting authority.
(15) Includes 512 shares held directly by Mr. Bainum and 2,011,636 shares held directly by the Stewart Bainum Declaration of Trust, dated May 23, 1995, of which Mr. Bainum is the sole trustee and beneficiary, his interest in 85,000 shares owned by Cambridge Investment, LLC in which Mr. Bainum is the managing member with sole authority to vote the shares; 1,189,289 shares held directly by Realty, in which Mr. Bainum and his wife have shared voting authority; and 23,435 shares held by the Commonweal Foundation of which Mr. Bainum is Chairman of the Board of Directors and has shared voting authority. Also includes 266,237 shares held by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum's wife, and 798 shares which Mr. Bainum has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date. Also includes 3,200 shares of restricted stock granted under Sunburst's Non-Employee Director Stock

    Compensation Plan ("Non-Employee Director Stock Compensation Plan") to Mr. Bainum which are not vested but which Mr. Bainum has the right to vote.
(16) Includes 1,189,290 shares held directly by Realty in which Ms. Bainum has shared voting authority as a Director; 593,209 shares owned by Mid-Pines in which Ms. Bainum is a general partner and has shared voting authority; and 23,435 shares owned by Commonweal Foundation of which Ms. Bainum is a Director and has shared voting authority.
(17) As of December 31, 1999, based on a Schedule 13-D, filed by Mr. Baron with the Securities and Exchange Commission. Mr. Baron's address is 450 Park Avenue, Suite 2800, New York, New York 10022.
(18) As of December 31, 1999, based on a Schedule 13-G filed by Mr. Dobbin with the Securities and Exchange Commission. Mr. Dobbin filed on behalf of Hamilton Partners Limited. Mr. Dobbin's address is 415 Madison Avenue, New York, New York 10017.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  Under Sunburst's bylaws, nominations for director may be made only by the Board of Directors or a committee of the Board, or by a stockholder entitled to vote who has delivered notice to Sunburst not less than 60, nor more than 90, days before the first anniversary of the preceding year's annual meeting, unless the meeting is advanced by more than 30 days. If the recapitalization is not completed, the deadline for submitting stockholder nominations for the 2001 Sunburst annual meeting will be March 10, 2001.

  The bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting (which includes stockholder proposals that Sunburst is required to set forth in its proxy statement under Commission Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the board or by a stockholder entitled to vote who has delivered notice to Sunburst (containing certain information specified in the bylaws) within the time limits described above for a nomination for the election of a director. These requirements are separate and apart from, and in addition to, the Commission's requirements that a stockholder must comply with in order to have a stockholder proposal included in Sunburst's proxy statement under Commission Rule 14a-8.

  If the recapitalization is not completed, stockholder proposals intended to be presented at Sunburst's 2001 annual meeting of Stockholders must be received by Sunburst's corporate secretary no later than March 10, 2001. Those proposals must meet the requirements set forth in the rules and regulations of the Commission in order to be eligible for inclusion in Sunburst's 2001 proxy materials.

                                 OTHER MATTERS

  The Board of Directors does not presently know of any matters to be presented for consideration at the special meeting. If other matters are presented, the proxies named in the accompanying proxy will have discretionary authority to vote in accordance with their best judgment.

                      WHERE YOU CAN FIND MORE INFORMATION

  This proxy statement provides you with summary information about the proposed recapitalization. In addition, attached hereto as Annex A is a copy of the Recapitalization Agreement and the discussion contained in this proxy statement is qualified in its entirety by the terms of the Recapitalization Agreement. In addition to the other attachments, we encourage you to review the Recapitalization Agreement and the Annexes carefully.

  Sunburst is "incorporating by reference" information into this proxy statement. This means that Sunburst can disclose important information to you by referring you to another document that is filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this proxy statement, except that some information in the incorporated by reference documents may have been superseded by information that is included directly in this document, or any future filings with the Securities and Exchange Commission made before the merger date. The following documents are incorporated by reference in this proxy statement and are deemed to be a part hereof:

  (1) Sunburst's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

  (2) Sunburst's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

  (3) Sunburst's Current Reports on Form 8-K filed on September 25, 2000 and September 28, 2000.

  All documents filed by Sunburst with the Securities and Exchange Commission subsequent to the date of this proxy statement and prior to the closing of the merger shall be deemed to be incorporated by reference in the proxy statement and to be part hereof from the date of filing of such documents. Sunburst will provide, without charge, to each person to whom a copy of this proxy statement is delivered, on the request of such person, a copy of any or all of the documents incorporated by reference, including any exhibits specifically requested. Written requests for such copies should be directed to:

                       Sunburst Hospitality Corporation
                              10770 Columbia Pike
                         Silver Spring, Maryland 20901
                          Attention: General Counsel

             Telephone inquires may be directed to (301) 592-3800.

  If you need additional information to make a decision on whether to consent, you may request such information from Douglas H. Verner of Sunburst. No other person has been authorized to give any information or to make any representations not contained in this proxy statement in connection with the matters described in this proxy statement. You should not rely on any information from other sources as having been authorized by Sunburst or Nova. The delivery of this proxy statement shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

  All information contained herein relating to Nova, its management and stockholders has been supplied by Nova. All information contained herein relating to Sunburst, its management and stockholders, federal income tax considerations for Sunburst stockholders and Sunburst stockholders' appraisal rights have been supplied by Sunburst.

                                                                         ANNEX A

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--------------------------------------------------------------------------------




                           RECAPITALIZATION AGREEMENT

                                  dated as of

                               September 20, 2000

                                    between

                        SUNBURST HOSPITALITY CORPORATION

                                      and

                            NOVA FINANCE COMPANY LLC




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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                   ARTICLE 1

                                  Definitions

 Section 1.01. Definitions................................................   A-2

                                   ARTICLE 2

                                   The Merger

 Section 2.01. The Merger.................................................   A-5
 Section 2.02. Effective Time.............................................   A-5
 Section 2.03. Effect of the Merger.......................................   A-5
 Section 2.04. Effect on Securities, Etc. ................................   A-5
 Section 2.05. Dissenting Shares..........................................   A-6
 Section 2.06. Treatment of Options and Restricted Stock..................   A-6
 Section 2.07. Surrender of Shares........................................   A-7
 Section 2.08. Lost, Stolen or Destroyed Certificates.....................   A-8
 Section 2.09. Further Action.............................................   A-8

                                   ARTICLE 3

                           The Surviving Corporation

 Section 3.01. Certificate of Incorporation; By-Laws......................   A-9
 Section 3.02. Directors and Officers.....................................   A-9

                                   ARTICLE 4

                 Representations and Warranties of the Company

 Section 4.01. Corporate Existence and Power..............................   A-9
 Section 4.02. Corporate Authorization....................................   A-9
 Section 4.03. Governmental Authorization.................................  A-10
 Section 4.04. Non-Contravention..........................................  A-10
 Section 4.05. Finders' Fees..............................................  A-10
 Section 4.06. Antitakeover Statutes and Rights Agreement.................  A-10
 Section 4.07. Capitalization.............................................  A-11
 Section 4.08. Subsidiaries; Equity Investments...........................  A-11
 Section 4.09. Disclosure Documents.......................................  A-12
 Section 4.10. Absence of Material Adverse Effect.........................  A-12

                                   ARTICLE 5

              Representations and Warranties of Merger Subsidiary

 Section 5.01. Existence and Power........................................  A-12
 Section 5.02. Authorization..............................................  A-12
 Section 5.03. Governmental Authorization.................................  A-12
 Section 5.04. Non-Contravention..........................................  A-13
 Section 5.05. Finders' Fees..............................................  A-13
 Section 5.06. Disclosure Documents.......................................  A-13
 Section 5.07. Financing..................................................  A-13

                                                                            Page
                                                                            ----

                                   ARTICLE 6

                            Covenants of the Company

 Section 6.01.  Conduct of the Company....................................  A-14
 Section 6.02.  Access to Information.....................................  A-15
 Section 6.03.  Stockholder Meeting; Proxy Material.......................  A-16
 Section 6.04.  No Solicitation...........................................  A-16
 Section 6.05.  State Takeover Laws.......................................  A-16
 Section 6.06.  Reports...................................................  A-16
 Section 6.07.  Issuance of Class A Preferred Stock.......................  A-17
 Section 6.08.  Section 16 Matters........................................  A-17
 Section 6.09.  Expenses..................................................  A-17

                                   ARTICLE 7

                         Covenants of Merger Subsidiary

 Section 7.01.  Director and Officer Liability............................  A-18
 Section 7.02.  Financing Arrangements....................................  A-18

                                   ARTICLE 8

                 Covenants of Merger Subsidiary and the Company

 Section 8.01.  Commercially Reasonable Efforts...........................  A-19
 Section 8.02.  Certain Filings...........................................  A-19
 Section 8.03.  Public Announcements......................................  A-19
 Section 8.04.  Notices of Certain Events.................................  A-19
 Section 8.05.  Confidentiality...........................................  A-20

                                   ARTICLE 9

                            Conditions to the Merger

 Section 9.01.  Conditions to Obligations of Each Party...................  A-20
 Section 9.02.  Conditions to the Obligations of Merger Subsidiary........  A-20
 Section 9.03.  Conditions to the Obligations of the Company..............  A-21

                                   ARTICLE 10

                                  Termination

 Section 10.01. Termination...............................................  A-21
 Section 10.02. Effect of Termination.....................................  A-22

                                                                            Page
                                                                            ----

                                   ARTICLE 11

                                 Miscellaneous

 Section 11.01. Notices...................................................  A-22
 Section 11.02. Survival of Representations and Warranties................  A-23
 Section 11.03. Amendments; No Waivers....................................  A-23
 Section 11.04. Successors and Assigns....................................  A-23
 Section 11.05. Governing Law.............................................  A-23
 Section 11.06. Jurisdiction..............................................  A-24
 Section 11.07. Waiver of Jury Trial......................................  A-24
 Section 11.08. Counterparts; Effectiveness; Enforcement..................  A-24
 Section 11.09. Entire Agreement..........................................  A-24
 Section 11.10. Captions..................................................  A-24
 Section 11.11. Severability..............................................  A-24
 Section 11.12. Specific Performance......................................  A-24

EXHIBITS

 Exhibit A --Exchange and Voting Agreement
 Exhibit B --Form of Certificate of Merger
           --Form of Amended Restated Certificate of Incorporation of
 Exhibit C Surviving Corporation
 Exhibit D --Form of Amended By-Laws
           --Form of Certificate of Designation of Class A Preferred
 Exhibit E Stock

SCHEDULES

 Schedule A --Continuing Stockholders

                          RECAPITALIZATION AGREEMENT

  RECAPITALIZATION AGREEMENT dated as of September 20, 2000 between Sunburst Hospitality Corporation, a Delaware corporation (the "Company"), and Nova Finance Company LLC, a Delaware limited liability company ("Merger Subsidiary").

                             W I T N E S S E T H :

  WHEREAS, the members of Merger Subsidiary seek to acquire a controlling interest in the Company through a merger, to be accounted for as a recapitalization under generally accepted accounting principles, in which Merger Subsidiary will merge with and into the Company, with the shares of the Company being converted into the right to receive the Merger Consideration (as defined below), subject to certain exceptions described in this Agreement (the "Merger"); and

  WHEREAS, a Special Committee (as defined herein) of the board of directors of the Company (the "Board of Directors") has (i) approved the Merger (as defined herein), (ii) has recommended the approval of the Merger by the Board of Directors, (iii) has determined that the Merger is advisable to and in the best interests of the holders of the Company's capital stock (the "Company Stockholders"), other than the Continuing Stockholders (as defined herein),
(iv) has determined that the Merger Consideration (as defined herein) is fair to the Company Stockholders, other than the Continuing Stockholders, and (v) has approved and recommended the approval of this Agreement to the Board of Directors; and

  WHEREAS, the Board of Directors, subsequent to the recommendation of the Special Committee, has approved the Merger and this Agreement and determined that it is advisable and in the best interests of the Company Stockholders, other than the Continuing Stockholders, for the Company to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions"), upon the terms and subject to the conditions set forth herein; and

  WHEREAS, as an inducement to the parties to enter into this Agreement, the Continuing Stockholders have entered into an Exchange and Voting Agreement in substantially the form attached hereto as Exhibit A (the "Exchange and Voting Agreement"), whereby they have agreed to exchange certain Shares (as defined herein) owned by them immediately prior to the Effective Time (as defined herein) for newly issued shares of Class A Preferred Stock, par value $0.01 per share and liquidation preference $1.00 per share, of the Company ("Class A Preferred Stock"), and they have agreed to vote their Shares in favor of the Transactions; and

  WHEREAS, the members and managers of Merger Subsidiary have approved this Agreement and the Merger in accordance with the applicable provisions of the Limited Liability Company Act of the State of Delaware (the "DLLCA") and upon the terms and subject to the conditions set forth herein.

  NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  Definitions

    Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

  "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, (i) any acquisition or purchase of 10% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any acquisition or purchase of an equity interest in the Company representing in excess of 10% of the power to vote for the election of a majority of the directors of the Company, or any tender offer or exchange offer for equity securities of the Company as a result of which the offeror would hold such an equity interest in the Company or (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving (a) the Company or (b) any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the Company and its Subsidiaries, in each case other than the Transactions.

  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

  "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Common Stock" means the series of common stock, par value $0.01 per share, of the Company designated as "Common Stock."

  "Continuing Stockholder Exchange Shares" has the meaning specified in the Exchange and Voting Agreement.

  "Continuing Stockholders" means the shareholders of the Company identified on Schedule A hereto.

  "Exchange Date" has the meaning specified in the Exchange and Voting
Agreement.

  "Governmental Authority" means any federal, state or local government or any court, administrative agency or commission or other governmental or regulatory agency, authority or official, in each case, whether domestic, foreign or supranational.

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  "Lien" means, with respect to any property or asset, any mortgage, deed of trust, deed to secure debt, lien, assignment, pledge, charge, security interest, claim, levy, purchase option, call, right of first refusal, preemptive or similar right of any Person or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a lien or security interest and any filing of or agreement to file a financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Material Adverse Effect" means either (i) a material adverse effect on the condition (financial or otherwise), business, assets, properties, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) an effect which is materially adverse to the ability of the Company to consummate the Transactions, other than (A) effects or changes relating to (x) the securities markets in general, (y) conditions in the Company's industry in general, or (z) general economic conditions, or (B) effects or changes resulting from the announcement of the Transactions.

  "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

  "Option Plans" means, collectively, the Company's 1996 Long-Term Incentive Plan, 1997 Non-Employee Director Stock Compensation Plan and Non-Employee Director Stock Option and Deferred Compensation Plan.

  "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

  "Rights" means the rights granted under the Rights Agreement.

  "Rights Agreement" means the Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, dated February 23, 1998.

  "SEC" means the Securities and Exchange Commission.

  "Shares" means shares of Common Stock.

  "Special Committee" means the Special Committee of the Board of Directors formed to, among other things, evaluate the Transactions.

  "Subsidiary" means, with respect to any Person, any corporation, partnership, association, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to such corporation, partnership, association, limited liability company or other organization are at any time directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

  "Surviving Corporation Common Shares" means the common stock, par value $0.01 per share, of the Surviving Corporation.

  Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

  (b) Each of the following terms is defined in the Section set forth opposite such term:

      Term                                                              Section
      Bank.............................................................   5.07
      Board of Directors............................................... Recitals
      Certificate of Merger............................................   2.02
      Class A Converted Shares.........................................   2.04
      Class A Merger Consideration.....................................   2.04
      Class A Preferred Stock.......................................... Recitals
      Commitment Letter................................................   5.07
      Company.......................................................... Recitals
      Company Expenses.................................................   6.09
      Company Proxy Statement..........................................   4.09
      Company Representatives..........................................   6.02
      Company SEC Documents............................................   4.07
      Company Securities...............................................   4.05
      Company Stockholder Meeting......................................   6.03
      Company Stockholders............................................. Recitals
      Company Subsidiary Securities....................................   4.06
      DGCL.............................................................   2.01
      DLLCA............................................................ Recitals
      Dissenting Shares................................................   2.05
      DOJ..............................................................   8.01
      Effective Time...................................................   2.02
      End Date.........................................................  10.01
      Exchange Agent...................................................   2.07
      Exchange and Voting Agreement.................................... Recitals
      Converted Share..................................................   2.04
      FTC..............................................................   8.01
      GAAP.............................................................   6.01
      Indemnified Person...............................................   7.01
      Merger........................................................... Recitals
      Merger Consideration.............................................   2.04
      Merger Subsidiary................................................ Recitals
      Merger Subsidiary Common Shares..................................   2.04
      Merger Subsidiary Representatives................................   6.02
      Option...........................................................   2.06
      Preferred Stock..................................................   4.05
      Restricted Stock.................................................   2.06
      Schedule 13E-3...................................................   4.09
      Series A Preferred Stock.........................................   2.04
      Surviving Corporation............................................   2.01
      Title, Survey and Environmental Costs............................   6.09
      Transactions..................................................... Recitals

                                   ARTICLE 2

                                  The Merger

    Section 2.01. The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the General Corporation Law of the State of Delaware (the "DGCL"), and the DLLCA, Merger Subsidiary shall be merged with and into the Company, the separate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation").

    Section 2.02. Effective Time. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.01, as promptly as practicable (and in any event within two Business Days) after the satisfaction or waiver of the conditions set forth in Article 9 hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL and the DLLCA (the "Certificate of Merger") in the form of Exhibit B attached hereto, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the DLLCA. The Merger shall become effective at the time of such filing or at such later time specified in the Certificate of Merger (the "Effective Time"). Prior to such filing, a closing shall be held at such time as may be agreed upon by Merger Subsidiary and the Company, at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, unless another place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article 9 hereof.

    Section 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the DLLCA.

    Section 2.04. Effect on Securities, Etc.

    (a) Capital Stock of Merger Subsidiary. At the Effective Time, each membership interest of Merger Subsidiary ("Merger Subsidiary Common Shares") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable Surviving Corporation Common Share.

    (b) Cancellation of Treasury Stock. Each Share that is owned by the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

    (c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than (x) Shares constituting Restricted Stock, which will be treated as provided in Section 2.06(b), (y) Dissenting Shares and (z) Shares owned by any Subsidiary of the Company) (each of such Shares, other than Shares referred to in clauses (x), (y) and (z), a "Converted Share") shall, by virtue of the Merger, be converted into the right to receive from the Surviving Corporation after the Merger cash in an amount equal to (i) $7.375 (the "Merger Consideration"). Each such Converted Share shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such Converted Shares shall, to the extent such certificate formerly represented such Converted Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto, upon surrender of such certificate in accordance with
Section 2.07 hereof.

    (d) Conversion of Class A Preferred Stock. Each share of the Company's Class A Preferred Stock issued and outstanding immediately prior to the Effective Time (the "Class A Converted Shares") shall, by virtue of the Merger, be converted into ten Surviving Corporation Common Shares (with fractional Class A Converted Shares converted into that number of Surviving Corporation Common Shares equal to the product of

(i) such fraction of a Class A Converted Share and (ii) ten) (the "Class A Merger Consideration"). Each such Class A Converted Share (or fractional Class A Converted Share) shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each such holder of a certificate formerly representing any such Class A Converted Shares (or fractional Class A Converted Share) shall, to the extent such certificate formerly represented such Class A Converted Shares (or fractional Class A Converted Share), cease to have any rights with respect thereto, except the right to receive the Class A Merger Consideration applicable thereto, upon surrender of such certificate in accordance with Section 2.07 hereof.

    Section 2.05. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares or Class A Preferred Stock issued and outstanding immediately prior to the Effective Time, and held by a holder who has the right to demand payment for and any appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision), who perfects his demand for the appraisal of the fair value of his Shares or Class A Preferred Stock in accordance with the DGCL and who, as of the Effective Time, has neither effectively withdrawn nor lost his right to make such demand (such Shares or Class A Preferred Stock, the "Dissenting Shares"), shall not be converted into or represent a right to receive the consideration for his Shares or Class A Preferred Stock specified in Section 2.04, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

    (b) Notwithstanding the provisions of Section 2.05(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) his right to make such demand, then as of the Effective Time or the occurrence of such event, whichever occurs later, such dissenting holder's Shares or Class A Preferred Stock shall thereafter represent only the right to receive the consideration for Shares or Class A Preferred Stock specified in
Section 2.04, without interest thereon, upon surrender of the certificates representing such Shares or Class A Preferred Stock.

    (c) The Company shall give Merger Subsidiary, prior to the Effective Time,
(i) prompt notice of any written demands for appraisal of the fair value of any Shares or Class A Preferred Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company after the date hereof and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or the payment of the fair cash value of any such Shares or Class A Preferred Stock under the DGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal or the payment of the fair cash value of any Shares or Class A Preferred Stock and shall not, except with the prior written consent of Merger Subsidiary, settle or offer to settle any such demands.

    Section 2.06. Treatment of Options and Restricted Stock.

    (a) At or immediately prior to the Effective Time, each outstanding stock option (each, an "Option") to purchase shares granted under any of the Option Plans held by any person other than a Continuing Stockholder, whether or not vested, shall be cancelled, and holders of such Options with an exercise price below the Merger Consideration shall receive from the Surviving Corporation (subject to any applicable withholding taxes) an amount per Option equal to the Merger Consideration less the exercise price for such Option. Options held by Continuing Stockholders shall not be affected or modified pursuant to this Agreement, but shall be subject to the provisions of the stockholder agreement contemplated by the Exchange and Voting Agreement.

    (b) Each share of restricted stock granted under any of the Option Plans ("Restricted Stock") held by any person other than a Continuing Stockholder or an individual who is not offered continuing employment shall be converted into the right to receive an amount equal to the Merger Consideration and, notwithstanding the existing restrictions with respect to such Restricted Stock, such restrictions with respect to 50% of such amounts shall lapse on the first anniversary of the Effective Time and such restrictions with respect to the remaining 50% of such amounts shall lapse on the second anniversary of the Effective Time. Such amounts shall bear interest from the Effective Time to the date of payment at the simple annual rate equal to the rate for U.S. Treasury Notes with a one year maturity as of the Effective Time, which rate shall be reset monthly on the one-month anniversary to the Effective Time. Restricted Stock held by Continuing Stockholders which shall have been exchanged for Class A Preferred Stock pursuant to the Exchange and Voting Agreement, shall be converted into the right to receive the Class A Merger Consideration pursuant to Section 2.04(d) and shall be subject to the provisions of the stockholders agreement contemplated by the Exchange and Voting Agreement. Restricted Stock held by an individual who is not offered continuing employment shall have their Restricted Stock accelerated and paid out on the Closing Date.

    (c) Prior to the Effective Time, the Board of Directors and (i) the Key Executive Stock Option Plan Committee shall have taken all necessary action with respect to the Option Plans to give effect to the provisions of this
Section 2.06(a) and (b) and (ii) shall not have taken any action to determine that the Transactions constitute a "change of control" under any of the Option Plans.

    Section 2.07. Surrender of Shares. (a) Prior to the Effective Time, Merger Subsidiary shall appoint a bank or trust company which is reasonably satisfactory to the Company to act as the exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. All of the fees and expenses of the Exchange Agent shall be borne by the Surviving Corporation. The Surviving Corporation will serve in the capacity of exchange agent with respect to the Class A Merger Consideration and will, at the Effective Time, upon receipt of the stock certificates for Class A Converted Shares duly endorsed and in form for transfer with accompanying stock powers duly executed in blank, exchange such stock certificates for new stock certificates representing the Class A Merger Consideration in accordance with Section 2.04(d).

    (b) At or prior to the Effective Time, there will be deposited with the Exchange Agent cash in an amount equal to the aggregate Merger Consideration (in an amount equal to the number of Converted Shares multiplied by the Merger Consideration) in immediately available funds. The Exchange Agent shall invest the funds as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

    (c) Promptly following the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail to each holder of record as of immediately prior to the Effective Time of a certificate representing Converted Shares converted upon the Merger pursuant to this Agreement (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each holder of a certificate or certificates representing Converted Shares converted upon the Merger pursuant to this Agreement may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending three months after the Effective Time. Upon the due surrender of certificates representing Converted Shares, the Surviving Corporation shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor the Merger Consideration multiplied by the number of Converted Shares formerly represented by such certificate that have been so converted. Until so surrendered, each such certificate shall represent solely the right to receive the Merger Consideration.

    (d) If any payment or issuance in respect of Shares or Class A Preferred Stock under this Section 2.07 is to be made to a Person other than the Person in whose name a surrendered certificate is registered, it shall be a condition to such payment or issuance that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment or issuance shall have paid any transfer and other taxes required by reason of such payment or issuance in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable.

    (e) At and after the Effective Time, no further transfer of Shares or Class A Preferred Stock which have been converted pursuant to Section 2.04 of this Agreement shall be made, other than transfers of such securities that have occurred prior to the Effective Time. In the event that, after the Effective Time, certificates representing Shares or Class A Preferred Stock which have been converted pursuant to Section 2.04 of this Agreement are presented to the Surviving Corporation, they shall be canceled and exchanged in the manner contemplated by Section 2.04 and as provided in this Section 2.07.

    (f) The Merger Consideration paid in the Merger shall be paid in full to the holder of Shares without interest thereon, and shall be subject to reduction only for any applicable United States federal or other withholding or stock transfer taxes payable by such holder.

    (g) Promptly following the date which is three months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the Transactions, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares may surrender such certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor the consideration due to such holder pursuant to Section 2.04 of this Agreement, without any interest thereon.

    (h) None of Merger Subsidiary, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Shares or Class A Preferred Stock for any cash or securities delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

    Section 2.08. Lost, Stolen or Destroyed Certificates. In the event any certificates representing Shares or Class A Preferred Stock shall have been lost, stolen or destroyed, the Exchange Agent or the Surviving Corporation, as applicable, shall deliver the Merger Consideration or Class A Merger Consideration, as the case may be, pursuant to Section 2.04 hereof in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver an indemnity against any claim that may be made against the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

    Section 2.09. Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to put the Surviving Corporation in possession of all assets and property of every description and every interest, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of the Company and Merger Subsidiary, the officers and directors of the Surviving Corporation are fully authorized in the name of their respective corporations immediately prior to the Effective Time or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE 3

                           The Surviving Corporation

    Section 3.01. Certificate of Incorporation; By-Laws.

    (a) Certificate of Incorporation. The amended and restated certificate of incorporation of the Company, as changed and as set forth on Exhibit C hereto, shall from and after the Effective Time be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such restated certificate of incorporation.

    (b) By-Laws. The by-laws of the Company, as changed and as set forth on Exhibit D hereto, shall be the by-laws of the Surviving Corporation until thereafter amended as provided in its amended and restated certificate of incorporation and by the DGCL.

    Section 3.02. Directors and Officers. (a) The directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the Board of Directors will approve, prior to the Merger, the directors of Merger Subsidiary as the directors of the Surviving Corporation.

    (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed or until their earlier resignation, removal from office or death.

                                   ARTICLE 4

                 Representations and Warranties of the Company

  The Company represents and warrants to Merger Subsidiary that, except as set forth in the section or subsection of the disclosure schedule delivered by the Company to Merger Subsidiary immediately prior to execution of this Agreement corresponding to the relevant section or subsection of this Article 4:

    Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own or lease and operate its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which have not had and would not have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified have not had and would not have, individually or in the aggregate, a Material Adverse Effect.

    Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company's corporate powers and, except for the required approval of the Company Stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of not less than two-thirds of the total number of votes that may be cast by holders of capital stock of the Company in the election of directors is the only vote of the holders of the Company's capital stock required under the DGCL and the Company's amended and restated certificate of incorporation and by-laws in connection with the consummation of the Merger. The Company and Merger Subsidiary, however, have agreed that the vote necessary to approve the Merger shall be such two-thirds vote including a majority of the total number of votes that may be cast by holders (other than Continuing Stockholders) of capital stock of the Company. This Agreement constitutes a valid and binding agreement of the Company.

  (b) The Special Committee has received the opinion of Salomon Smith Barney Inc. to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than the Merger Subsidiary, Continuing Stockholders and their respective affiliates).

  (c) At a meeting duly called and held, the Special Committee has unanimously determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company Stockholders (other than the Continuing Stockholders) and resolved to recommend that the Board of Directors approve and declare advisable this Agreement and the Transactions.

  (d) At a meeting duly called and held, the Board of Directors, subsequent to the unanimous recommendation of the Special Committee, approved the Merger and this Agreement, determined that it is advisable and in the best interests of Company Stockholders (other than Continuing Stockholders) to consummate the Merger and the other Transactions, and resolved to recommend approval of the Merger and this Agreement by Company Stockholders.

    Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority, other than
(i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and (iii) compliance with any applicable requirements of the 1934 Act and any other applicable securities laws, whether state or foreign except for those failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the amended and restated certificate of incorporation or by-laws of the Company, (ii) assuming compliance with the matters referred to in Section 4.02 and 4.03 hereof, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree,
(iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets, properties or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset or property of the Company or any of its Subsidiaries, except for such failures to obtain any such consent or other conflicts, violations, breaches, actions, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to above that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 4.05. Finders' Fees. Except for Salomon Smith Barney Inc., copies of whose engagement agreement have been provided to Merger Subsidiary, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

    Section 4.06. Antitakeover Statutes and Rights Agreement. (a) The Company has validly elected not to be, and is not, governed by the restrictions on "business combinations" contained in Section 203 of the DGCL, and, accordingly, neither the restrictions of such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such Transactions.

  (b) The Company has taken all action necessary to render the Rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement, and the Transactions. Prior to the Effective

Time, the Rights Agreement will be amended such that it will expire and all Rights will be canceled immediately prior to the Effective Time and the Rights Agreement will have no force or effect on or after the Effective Time.

    Section 4.07. Capitalization. (a) The authorized capital stock of the Company consists of 60,000,000 shares of common stock, par value $0.01 per share, of which 25,000,000 shares have been designated as Common Stock, and 5,000,000 shares, par value $1.00 per share, of preferred stock (the "Preferred Stock"). As of the close of business on September 19, 2000, (i) 15,834,543 shares of Common Stock (and 15,854,543 related Rights) were issued and outstanding, (ii) no shares of Preferred Stock were issued or outstanding, and (iii) 7,437,707 shares of Common Stock were held by the Company in its treasury. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

  (b) As of the date hereof, 300,000 shares of Preferred Stock have been designated as Series A Junior Participating Preferred and are reserved for issuance pursuant to the Rights.

  (c) As of the date hereof:

       (i) 3,956,666 Shares were reserved for issuance pursuant to options granted under the Option Plans, of which 1,158,737 were outstanding and 903,984 are vested and exercisable as of the date hereof without regard to any "change of control" trigger in an Option Plan or option agreement governing such Options; and

       (ii) 1,347,178 Shares of Restricted Stock were the subject of awards under the Option Plans, of which 295,271 are vested deferred Shares.

  (d) Except as set forth in this Section 4.07(d) or as contemplated by
Section 6.07, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into, exercisable for or exchangeable for capital stock or voting securities of the Company or (iv) stock appreciation, phantom stock or similar rights with respect to the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. A list of the holders of Options, the number of Options held by each such holder, the exercise prices, the date of grant and vesting schedule of each such Option are set forth in Section 4.07(d) of the Company's disclosure schedule. A list of the holders of Restricted Stock, the number of Shares of Restricted Stock held by each such holder and the date of grant and vesting schedule thereof is set forth in Section 4.07(d) of the Company's disclosure schedule. A list of the persons entitled to deferred Restricted Stock, the number of Shares of deferred Restricted Stock to which each such person is entitled and the date or dates on which payment of the Shares is scheduled to be made is set forth in Section 4.07(d) of the Company's disclosure schedule.

    Section 4.08. Subsidiaries; Equity Investments. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own or lease and operate its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified has not had and would not have, individually or in the aggregate, a Material Adverse Effect.

    (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). All of the outstanding shares of capital stock of each Subsidiary of the Company have been validly issued and are fully paid and non-assessable. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company or (iii) stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

    Section 4.09. Disclosure Documents. (i) The proxy statement of the Company to be filed with the SEC in connection with the Merger (the "Company Proxy Statement") and any amendments or supplements thereto and (ii) the statement on Schedule 13E-3 to be filed by the Company concurrently with the filing of the Company Proxy Statement (such statement, as amended or supplemented, is referred to herein as the "Schedule 13E-3") and any amendments or supplements thereto will each, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to Company Stockholders, and at the time such stockholders vote on the adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement or the Schedule 13E-3 based upon information furnished in writing to the Company by or on behalf of Merger Subsidiary for use therein.

    Section 4.10. Absence of Material Adverse Effect. As of the date of this Agreement, since June 30, 2000, there has not been any event, occurrence, development or state of circumstances or facts that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                                   ARTICLE 5

              Representations and Warranties of Merger Subsidiary

        Merger Subsidiary represents and warrants to the Company that:

    Section 5.01. Existence and Power. Merger Subsidiary is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has all limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Merger Subsidiary was formed solely for the purpose of engaging in the Transactions. Since the date of its formation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Subsidiary has no Subsidiaries.

    Section 5.02. Authorization. The execution, delivery and performance by Merger Subsidiary of this Agreement and the consummation by Merger Subsidiary of the Transactions are within the limited liability company powers of Merger Subsidiary and have been duly authorized by all necessary limited liability company action. This Agreement constitutes a valid and binding agreement of Merger Subsidiary.

    Section 5.03. Governmental Authorization. The execution, delivery and performance by Merger Subsidiary of this Agreement and the consummation by Merger Subsidiary of the Transactions require no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act and any other securities laws, whether state or foreign and (iv) any actions or filings the absence of which could not materially impair the ability of Merger Subsidiary to consummate the Transactions.

    Section 5.04. Non-Contravention. The execution, delivery and performance by Merger Subsidiary of this Agreement and the consummation by Merger Subsidiary of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of any limited liability company agreement or organizational document of Merger Subsidiary,
(ii) assuming compliance with the matters referred to in Section 5.03 hereof, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Merger Subsidiary or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Merger Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of Merger Subsidiary, except for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that could not materially impair the ability of Merger Subsidiary to consummate the Transactions.

    Section 5.05. Membership Interests. The authorized membership interests of the Merger Subsidiary consists of 100 membership interests.

    Section 5.06. Finders' Fees. Except for Chase Securities Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Merger Subsidiary who might be entitled to any fee or commission from the Company.

    Section 5.07. Disclosure Documents. None of the information provided in writing by Merger Subsidiary for inclusion (i) in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the time the Company Stockholders vote on adoption of this Agreement or (ii) in the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    Section 5.08. Financing. Merger Subsidiary has received and furnished copies to the Company of (i) a commitment letter to provide financing to the Company (including the Summary of Terms and Conditions annexed thereto, the "Commitment Letter") with The Chase Manhattan Bank (the "Bank") dated as of September 18, 2000. As of the date hereof (i) the Commitment Letter has not been withdrawn and is in full force and effect and (ii) Merger Subsidiary has no reason to believe that any of the conditions set forth in the Commitment Letter will not be satisfied.

    Section 5.09. Merger Subsidiary's Representations. Merger Subsidiary acknowledges that prior to the date hereof, none of the officers or directors of the Company who are Continuing Stockholders has any knowledge of any representation or warranty of the Company being untrue or inaccurate in any material respect. If a manager of Merger Subsidiary or any of the Continuing Stockholders had knowledge prior to the execution of this Agreement of any breach by the Company of any representation, warranty, covenant, agreement or condition of this Agreement, such breach shall not be deemed to be a breach of this Agreement for any purpose hereunder, and neither Merger Subsidiary nor any Continuing Stockholder shall have any claim or recourse against the Company, its Subsidiaries, and each of their respective officers, directors, employees, counsel advisors and representatives (collectively, the "Company Representatives") with respect to such breach.

                                   ARTICLE 6

                           Covenants of the Company

  The Company covenants that, except as set forth in the section or subsection of the disclosure schedule delivered by the Company to Merger Subsidiary immediately prior to execution of this Agreement corresponding to the relevant section or subsection of this Article 6:

  Section 6.01. Conduct of the Company. Except as expressly provided in this Agreement or as expressly agreed to in writing by Merger Subsidiary, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, without the consent of Merger Subsidiary, which shall not be unreasonably withheld:

    (a) expend funds for capital expenditures that in the aggregate would cause total capital expenditures for the period from January 1, 2000 to the Effective Time to exceed the amounts set forth in the most recent version of the business plan previously provided to Merger Subsidiary;

    (b) sell, lease, license or otherwise dispose of any capital stock of any Subsidiary, any hotels or any material amount of other assets, securities or property of the Company and its Subsidiaries, taken as a whole, except pursuant to existing contracts or commitments;

    (c) amend or change through merger, recapitalization or otherwise, its certificate of incorporation, by-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company; combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

    (d) except for issuances of Shares upon exercise of presently outstanding Options, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

    (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned Subsidiary of the Company may declare and pay a dividend, or make advances, to the Company or another wholly-owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) except as required by the terms of any security as in effect on the date hereof and as set forth in Section 6.01(e) of the Company's disclosure schedule, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of the Company's securities, including shares of Company Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities;

    (f) make or agree to make any acquisition of any equity interest (whether through a purchase of stock, establishment of a joint venture or otherwise), property or asset which is material to the Company and its Subsidiaries, taken as a whole, except for (i) purchases of inventory and supplies in the ordinary course of business or (ii) pursuant to purchase orders entered into in the ordinary course of business;

    (g) (i) (A) incur any indebtedness for borrowed money, except for borrowings and reborrowings not in excess of $20.0 million and borrowings and reborrowings under the Company's existing credit facilities and intercompany indebtedness, (B) issue or sell any debt securities (except intercompany debt securities) or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (C) make any loans, advances (other than to employees of and consultants to the Company for travel and other reasonable and customary expenses incurred in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect Subsidiary of the Company or (D) assume, guarantee (other than guarantees of obligations of the Company's Subsidiaries entered into in the ordinary course of business consistent with past practice) or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than obligations of Subsidiaries and the endorsements of negotiable instruments for collection in the ordinary course of business consistent with past practice), or (ii) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the transactions prohibited by this Section 6.01(g);

    (h) increase the compensation or severance payable or to become payable to its directors or officers or enter into any employment or severance agreement with any new management employee of the Company or any of its Subsidiaries, except for an agreement entered into in the ordinary course of business consistent with past practice and providing for annual base compensation not to exceed $450,000;

    (i) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement;

    (j) take any action to change any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles ("GAAP"), Regulation S-X under the 1934 Act or other applicable law or regulation;

    (k) (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time; or

    (l) authorize, or commit or agree to take, any of the foregoing actions. Notwithstanding anything to the contrary in this Section 6.01, the Company shall not be in breach of its obligations under this Section 6.01 if the action alleged to violate this Section 6.01 was approved in advance in writing by the Special Committee.

    Section 6.02. Access to Information. From the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries, and each of the Company Representatives to, give Merger Subsidiary and its members, managers, employees, counsel, advisors, representatives (collectively, the "Merger Subsidiary Representatives") and representatives of financing sources identified by Merger Subsidiary reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives and the Company's Subsidiaries to furnish Merger Subsidiary and the Merger Subsidiary Representatives and representatives of financing sources identified by Merger Subsidiary with such financial and operating data and such other information with respect to the properties, assets, business and operations of the Company and its Subsidiaries as Merger Subsidiary and representatives of financing sources identified by Merger Subsidiary may from time to time reasonably request.

  Section 6.03. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of the Company Stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and the Merger. Subject to Section
6.04 hereof, the Board of Directors and the Special Committee shall recommend adoption of this Agreement and the Merger by the Company Stockholders. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, use all commercially reasonable efforts to have cleared by the SEC and thereafter mail to the Company Stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting,
(ii) subject to Section 6.04, use all commercially reasonable efforts to obtain the necessary approvals by the Company Stockholders of this Agreement and the Transactions and (iii) otherwise comply with all legal requirements applicable to such meeting.

  Section 6.04. No Solicitation. (a) The Company agrees that it will not, directly or indirectly through any officer, Subsidiary, Affiliate, director, employee, stockholder, representative, agent or other Person, (i) seek, initiate, solicit or encourage any Person to make an Acquisition Proposal,
(ii) engage in negotiations or discussions concerning an Acquisition Proposal with any Person or group, (iii) disclose any non-public information relating to the Company or give access to the properties, employees, books or records of the Company or any of its Subsidiaries to any Person or group in connection with any Acquisition Proposal or (iv) approve or recommend or agree to approve or recommend any Acquisition Proposal; provided that nothing herein shall prevent the Special Committee or the Board of Directors (acting through the Special Committee) (either directly or indirectly through advisors, agents or other intermediaries) from (a) furnishing information in writing or orally pursuant to a customary confidentiality agreement concerning the Company and its businesses, properties or assets to any Person (a "Third Party") in response to any unsolicited inquiry, proposal or offer, (b) engaging in discussions or negotiations with such a Third Party that has made such inquiry, proposal or offer, (c) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the 1934 Act or otherwise making disclosure to its stockholders, (d) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in
Section 4.02 hereof, and/or (e) terminating this Agreement but in each case referred to in clauses (a) through (e), only to the extent that the Special Committee shall have concluded in good faith (upon the advice of legal counsel) that such action is required by the Special Committee's (and the Board of Directors') fiduciary duties to the stockholders of the Company under applicable law.

   (b) The Company shall notify Merger Subsidiary in writing promptly (but in no event later than the end of the Business Day following receipt thereof) of the receipt of, or of any change to or modification of, any Acquisition Proposal (including a copy thereof if in writing), the terms and conditions of such Acquisition Proposal and the identity of the Person making it.

   (c) The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal; provided, however, that nothing in this paragraph 6.04(c) shall prohibit the Company from taking any of the actions permitted by the proviso in paragraph 6.04(a) hereof with a Third Party with whom the Company has had discussions prior to the date of this Agreement so long as the Third Party initiates such actions after termination by the Company of any existing activities, discussions or negotiations.

  Section 6.05. State Takeover Laws. The Company shall, upon the request of Merger Subsidiary, take all reasonable steps to render inapplicable and to assist in any challenge by Merger Subsidiary to the validity or applicability to the Transactions, including the Merger, of any state takeover law.

  Section 6.06. Reports. From the date of this Agreement, the Company shall provide Merger Subsidiary with monthly financial statements in the existing reporting format (balance sheet, cash flow statement, income statement and, if available, notes thereto), broken out by property, no later than the tenth Business Day following the end of each calendar month following the date of this Agreement; provided that for calendar months that are also the end of a calendar quarter, the Company may provide such financial information to Merger Subsidiary on the same date such information is publicly released in accordance with the past practice of the Company.

    Section 6.07. Issuance of Class A Preferred Stock. Promptly after the date hereof, the Company shall file with the Secretary of State of the State of Delaware a certificate of designation having the terms set forth as Exhibit E attached hereto establishing and designating 797,441 shares of Class A Preferred Stock. Upon the surrender of each Continuing Stockholder Exchange Share on the Exchange Date (which will be the same day as the Effective Time occurs) in accordance with the Exchange and Voting Agreement, the Company shall promptly on such date issue one-tenth of a share of Class A Preferred Stock, without additional consideration therefor to the holder thereof, and such shares of Class A Preferred Stock shall be validly issued, fully paid and nonassessable. The Shares so exchanged for Class A Preferred Stock shall be treasury shares.

    Section 6.08. Section 16 Matters. The Company shall take all such steps as may be required to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each officer and director who is subject to Section 16 of the 1934 Act to be exempt from Section 16(b) of the 1934 Act, including, without limitation, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

    Section 6.09. Expenses; Real Property Surveys and Title Insurance. (a) The Company shall pay all costs and expenses it incurs in connection with this Agreement, including, without limitation, Title, Survey and Environmental Costs, costs incurred in the preparation, printing, mailing and filing of the proxy statement and filing for all necessary regulatory approvals and the fees and expenses of Counsel to the Company and the Special Committee ("Company Expenses"); provided, however, that if this Agreement is terminated pursuant to Section 10.01(f) hereof, Merger Subsidiary will pay or reimburse the Company, as the case may be, for all of the Company Expenses; provided, further, however, that if this Agreement is terminated as a result of the failure of the Bank to provide the financing under the Commitment Letter, Merger Subsidiary will pay or reimburse the Company, as the case may be, for fifty percent (50%) of the Company Expenses, but not to exceed seven hundred thousand dollars ($700,000) in the aggregate; and provided, further, however, that if this Agreement is terminated pursuant to Section 10.01(b)(iii) hereof, Merger Subsidiary shall pay or reimburse the Company, as the case may be, for ten percent (10%) of the Company Expenses.

   (b) At the earlier of the Effective Time or termination of this Agreement, the Company shall pay or reimburse all fees and expenses of Merger Subsidiary (including, without limitation, expenses payable to all banks, investment banking firms and other financial institutions (which shall include, without limitation, fees and expenses of such banks', firms' and institutions' legal counsel), and all fees and expenses of counsel, accountants, financial printers, experts and consultants to Merger Subsidiary and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Transactions and the other matters contemplated by this Agreement and the financing thereof (such fees and expenses being referred to herein as "Merger Subsidiary Expenses"); provided, however, that no such expenses shall be payable or reimbursable by the Company if this Agreement is terminated pursuant to Section 10.01(f) hereof; provided, further, however, that if this Agreement is terminated as a result of the failure of the Bank to provide the financing under the Commitment Letter, Merger Subsidiary will pay or reimburse the Company, as the case may be, for fifty percent (50%) of the Merger Subsidiary Expenses; and provided, further, however, that if this Agreement is terminated pursuant to Section 10.01(b)(iii) hereof, Merger Subsidiary shall pay or reimburse the Company, as the case may be, for ten percent (10%) of the Merger Subsidiary Expenses. Merger Subsidiary has provided the Company with copies of all existing agreements under which Merger Subsidiary Expenses (other than those of counsel to Merger Subsidiary) may be payable or reimbursable by the Company. Merger Subsidiary will not enter into any additional agreements under which Merger Subsidiary Expenses may be payable or reimbursable by the Company without the approval of the Special Committee, which approval shall not be unreasonably withheld.

    (c) Prior to the Effective Time, the Company shall, at its sole cost and expense deliver to Merger Subsidiary and the Bank (i) a title insurance policy or commitment issued by a title insurance company reasonably satisfactory to Merger Subsidiary with respect to each owned real property and material leased real property of the Company and its Subsidiaries in form and substance reasonably satisfactory to Merger Subsidiary, (ii) a current property survey with respect to each such owned real property and material leased real property, in each case, in such form as shall be required by the title insurance company to omit the so called standard survey exceptions from the title insurance policies or commitments issued at the Effective Time and (iii) such environmental and engineering reports as Merger Subsidiary shall reasonably request. The Company and its Subsidiaries shall, at or prior to the Effective Time, deliver or cause to be delivered such affidavits, certificates, instruments and information as shall be reasonably required to induce the title insurance company to issue the title insurance policies or commitments contemplated in the immediately preceding sentence (1) free of any exceptions for (A) rights of parties in possession other than the insured, (B) rights of first refusal or options to purchase, (C) Liens or rights to Liens for services, materials or labor and (D) taxes, general and special assessments, supplemental taxes and assessments other than those that are not yet due and payable and (2) together with endorsements regarding access, non-imputation, contiguity and so-called comprehensive and extended coverage. The Company's costs and expenses in complying with this Section 6.09(c) are referred to herein as "Title, Survey and Environmental Costs."

                                   ARTICLE 7

                        Covenants of Merger Subsidiary

    Section 7.01. Director and Officer Liability. The Surviving Corporation hereby agrees to do the following:

    (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and each of its Subsidiaries (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable laws or provided under the Company's amended and restated certificate of incorporation and by-laws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

    (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such annual premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance; and provided, further, that if the premiums with respect to such insurance exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance, the Surviving Corporation shall be obligated to obtain such insurance with the maximum coverage as can be obtained at an annual premium equal to 200% of the annual premiums paid by the Company as of the date hereof.

    (c) The rights of each Indemnified Person under this Section 7.01 shall be in addition to any rights such Person may have under the restated certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under the DGCL or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

    Section 7.02. Financing Arrangements. Merger Subsidiary shall use its commercially reasonable efforts to obtain the financing contemplated by the Commitment Letter.

                                   ARTICLE 8

                Covenants of Merger Subsidiary and the Company

    Section 8.01. Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement and to the fiduciary duties of the Board of Directors under applicable law (as determined by such directors in good faith), the Company and Merger Subsidiary will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions, including, to assist Merger Subsidiary and will use commercially reasonable efforts to cooperate in all respects with Merger Subsidiary and the Bank and other lenders in order for Merger Subsidiary to establish its contemplated debt financing arrangements under the Commitment Letter or otherwise. The Company shall sign, no later than the date hereof, the Chase side letter relating to the indemnification of the Bank and Chase Securities, Inc. In furtherance and not in limitation of the foregoing, the Company and Merger Subsidiary agree to make, if required, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

   (b) Each of Merger Subsidiary and the Company shall use all commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person.

    Section 8.02. Certain Filings. The Company and Merger Subsidiary shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers.

    Section 8.03. Public Announcements. Merger Subsidiary and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

    Section 8.04. Notices of Certain Events. Each of the Company and Merger Subsidiary shall promptly notify the other of:

   (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
   (b) any notice or other communication from any Governmental Authority in connection with the Transactions;

    (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or that relate to the consummation of the Transactions;

    (d) the occurrence or non-occurrence of any fact or event which would be reasonably likely:

      (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or

      (ii) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied; and

    (e) any failure of the Company or Merger Subsidiary, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

    Section 8.05. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Merger Subsidiary and the Company will hold, and will use all commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the Transactions except information that is required to be disclosed in the Company Proxy Statement and the Schedule 13E-3 or is otherwise required to be disclosed to any Governmental Authority.

                                   ARTICLE 9

                           Conditions to the Merger

    Section 9.01. Conditions to Obligations of Each Party. The obligations of the Company and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) this Agreement and the Merger shall have been approved at the Company Stockholder Meeting by the holders of not less than two-thirds of the total number of votes (including a majority of the total number of votes that may be cast by holders other than the Continuing Stockholders) that may be cast by holders of capital stock of the Company in the election of directors;

    (b) any applicable waiting period under the HSR Act relating to the Transactions shall have expired;

    (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

    (d) all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the Merger, shall have been taken, made or obtained.

    Section 9.02. Conditions to the Obligations of Merger Subsidiary. The obligations of Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

    (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (without regard to any qualification with respect to materiality or to having a Material Adverse Effect) shall be true in all material respects at and as of the Effective Time as if made at and as of such time, (iii) since the date of this Agreement, there has not been any event, occurrence, development or state of circumstances or facts that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iv) Merger Subsidiary shall have received a certificate signed by a duly authorized officer of the Company to the foregoing effect;

    (b) all conditions to closing under the Heads of Agreement dated September 20, 2000 between the Company and Choice Hotels International, Inc. shall have been satisfied and the Company shall have entered into definitive agreements with Choice Hotels International, Inc. with respect to the matters covered by the Heads of Agreement, the terms of which are satisfactory to Merger Subsidiary;

    (c) the Class A Preferred Stock shall have been issued prior to the Effective Time to the Continuing Stockholders in accordance with the terms of this Agreement and the Exchange and Voting Agreement; and

    (d) the total number of Dissenting Shares shall not exceed 5% of the Shares outstanding immediately prior to the exchange contemplated by the Exchange and Voting Agreement.

    Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

    (a) (i) Merger Subsidiary shall have performed in all material respects all of its obligations hereunder and under the Exchange and Voting Agreement required to be performed by it at or prior to the Effective Time,
  (ii) the representations and warranties of Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Merger Subsidiary pursuant hereto (without regard to any qualification with respect to materiality or to having a Material Adverse Effect) shall be true in all material respects at and as of the Effective Time as if made at and as of such time, and (iii) the Company shall have received a certificate signed by a duly authorized manager of Merger Subsidiary to the foregoing effect.

    (b) The Continuing Shareholders shall have performed in all material respects all of their obligations under the Exchange and Voting Agreement required to be performed by them at or prior to the Effective Time.

    (c) Merger Subsidiary shall have delivered to the Company copies of such certificates or such other similar materials relating to the solvency of the Company after giving effect to the Transactions and the financing contemplated by the Commitment Letter as shall have been delivered to the lender providing the Commitment Letter and the Stockholders and the Company may rely on such certificates or other materials with the same effect as if they had been issued to the Company and the Stockholders. If the lender does not require such information, Merger Subsidiary shall be required to deliver to the Company a certificate or such similar materials in form and substance satisfactory to the Special Committee from the Company's Chief Financial Officer relating to the solvency after giving effect to the Transactions and the financing described herein.

                                  ARTICLE 10

                                  Termination

    Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the Company Stockholders):

    (a) By mutual written agreement of the Company and Merger Subsidiary;

    (b) by either the Company or Merger Subsidiary, if:

      (i) the Merger has not been consummated on or before February 28, 2001 (the "End Date"), provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

      (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Company or Merger Subsidiary from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable; or

      (iii) this Agreement and the Merger shall not have been adopted in accordance with this Agreement by the Company Stockholders at the Company Stockholder Meeting (or any adjournment thereof);

     (c) by Merger Subsidiary if the Special Committee or Board of Directors (acting through the Special Committee) (i) shall have failed to make, or withdrawn, or modified or conditioned in a manner adverse to Merger Subsidiary, its approval or recommendation of this Agreement or the Merger or (ii) shall have approved or recommended or agreed to approve or recommend any Acquisition Proposal;

     (d) by the Special Committee or the Board (acting through the Special Committee) as provided in Section 6.04;

     (e) by Merger Subsidiary, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) hereof not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

     (f) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Merger Subsidiary set forth in this Agreement or the Exchange and Voting Agreement, or if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Continuing Shareholders under the Exchange and Voting Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) or (b) hereof not to be satisfied, and such condition is incapable of being satisfied by the End Date.

  The party desiring to terminate this Agreement pursuant to this Section
10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

    Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01 hereof, this Agreement shall become void and of no effect without liability of any party (or any stockholder, member, manager, director, officer, employee, agent, consultant or representative of such party) to the other party hereto. The provisions of Sections 8.05, 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to
Section 10.01.

                                  ARTICLE 11

                                 Miscellaneous
    Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or electronic transmission with confirmed receipt) and shall be given, if to Merger Subsidiary, to:

    Nova Finance Company LLC
    10770 Columbia Pike
    Silver Spring, MD 20901
    Fax: (301) 592-3991
    Attn: James A. MacCutcheon

  with a copy to:

    Cahill Gordon & Reindel
    80 Pine Street
    New York, New York 10005
    Fax: (212) 269-5420
    Attn: W. Leslie Duffy, Esq.

  if to the Company, to:

    Sunburst Hospitality Corporation
    10770 Columbia Pike
    Silver Spring, MD 20901
    Fax: (301) 592-3830
    Attn: General Counsel

  and to:

    The Special Committee of the Company
    c/o Allen & Company, Inc.
    711 Fifth Avenue
    New York, NY 10022
    Fax: (212) 832-6878
    Attn: Paul A. Gould

  with a copy to:

    Wilmer, Cutler & Pickering
    2445 M Street, N.W.
    Washington, DC 20037-1420
    Fax: (202) 663-6363
    Attn: Richard W. Cass, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., and such day is a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

    Section 11.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except for the agreements set forth in Sections 6.09, 7.01, 8.05, 10.02, 11.04, 11.06, 11.07 and 11.08
which shall survive the Effective Time or the termination of this Agreement regardless of any investigation made by or on behalf of the Company or Merger Subsidiary or any of their respective officers or directors.

    Section 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    Section 11.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

    Section 11.05. Governing Law. The validity, construction and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

  Section 11.06. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 hereof shall be deemed effective service of process on such party.

  Section 11.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

  Section 11.08. Counterparts; Effectiveness; Enforcement. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 7.01, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Notwithstanding any of the terms or provisions of this Agreement, (a) the Company agrees that neither it nor any person acting on its behalf may assert any claim or cause of action against any of the Continuing Stockholders or any of their respective affiliates (other than Merger Subsidiary), agents, officers or employees in connection with or arising out of this Agreement or the transactions contemplated hereby and (b) Merger Subsidiary agrees that its sole remedy for any damages arising out of any breach of this Agreement by the Company shall be limited to the payment or reimbursement of Merger Subsidiary Expenses as provided in Section 6.09 hereof.

  Section 11.09. Entire Agreement. This Agreement (including the exhibits and schedules referred to herein) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Exhibits referred to herein are incorporated by reference herein and shall constitute a part of this Agreement.

  Section 11.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

  Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the Transactions be consummated as originally contemplated to the fullest extent possible.

  Section 11.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          Sunburst Hospitality Corporation


                                          By: /s/ Douglas H. Verner____________
                                            Name: Douglas H. Verner
                                            Title: Senior Vice President

                                          Nova Finance Company LLC


                                          By: /s/ James A. MacCutcheon_________
                                            Name: James A. MacCutcheon
                                            Title: Director

                                    ANNEX B

               GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ((S)) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one (1) or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ((S)) 251 (other than a merger effected pursuant to ((S)) 251(g) of this title), ((S)) 252, ((S)) 254, ((S)) 257, ((S)) 258, ((S)) 263
or ((S)) 264 of this title:

  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ((S)) 251 of this title.

  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ((S))((S)) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ((S)) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

  (2) If the merger or consolidation was approved pursuant to ((S)) 228 or ((S)) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    ANNEX C

                    [LETTERHEAD OF SALOMON SMITH BARNEY INC.]


September 20, 2000

The Special Committee of the Board of Directors
Sunburst Hospitality Corporation
10770 Columbia Pike
Silver Spring, Maryland 20901

Members of the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Sunburst Hospitality Corporation ("Sunburst"), other than Nova Finance Company LLC ("Merger Sub"), the Continuing Stockholders (defined below) and their respective affiliates, of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Recapitalization Agreement, dated as of September 20, 2000 (the "Agreement"), between Sunburst and Merger Sub. As more fully described in the Recapitalization Agreement, (i) Merger Sub will be merged with and into Sunburst (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of Sunburst ("Sunburst Common Stock"), other than shares of Sunburst Common Stock held by affiliates of Sunburst who have entered into an exchange and voting agreement in connection with the Merger (the "Continuing Stockholders"), will be converted into the right to receive $7.375 in cash (the "Merger Consideration").

In arriving at our opinion, we reviewed the Recapitalization Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of Sunburst concerning the business, operations and prospects of Sunburst. We examined certain publicly available business and financial information relating to Sunburst as well as certain financial forecasts and other information and data for Sunburst, including third party appraisals of certain of Sunburst's leasehold interests, which were provided to or otherwise discussed with us by the management of Sunburst. We reviewed the financial terms of the Merger as set forth in the Recapitalization Agreement in relation to, among other things: current and historical market prices and trading volumes of Sunburst Common Stock; the historical and projected earnings and other operating data of Sunburst; and the financial condition and capitalization of Sunburst. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Sunburst. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, including information relating to certain asset sales expected by the management of Sunburst to be completed prior to consummation of the Merger, we have been advised by the management of Sunburst that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sunburst as to the future financial performance of Sunburst. With respect to third party appraisals provided to or otherwise reviewed by or discussed with us, we have assumed, with your consent, that such appraisals also were prepared on bases reflecting the best currently available estimates and judgments of the preparers thereof as to the matters covered thereby. We have not made or, with the

The Special Committee of the Board of Directors
Sunburst Hospitality Corporation
September 20, 2000
Page 2


exception of certain third party appraisals provided to us by the management of Sunburst, been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sunburst nor have we made any physical inspection of the properties or assets of Sunburst. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Sunburst. We have been advised by representatives of Sunburst, however, and have taken into account for purposes of our opinion, that Sunburst has held discussions from time to time in the past with third parties regarding a possible business combination or similar transaction involving Sunburst. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Sunburst or the effect of any other transaction in which Sunburst might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has acted as financial advisor to the Special Committee in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon delivery of this opinion. We have in the past provided investment banking services to Sunburst unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Sunburst and its affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Merger Sub, Sunburst and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Special Committee in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Sunburst Common Stock (other than Merger Sub, the Continuing Stockholders and their respective affiliates).


Very truly yours,

/s/ SALOMON SMITH BARNEY INC.

SALOMON SMITH BARNEY INC.

                                    ANNEX D

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                             ---------------------
                                   FORM 10-K

                       FOR ANNUAL AND TRANSITION REPORTS
                    PURSUANT TO SECTIONS 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED, EFFECTIVE OCTOBER 7, 1996].
For the fiscal year ended December 31, 1999
                                      OR
[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].
For the transition period from            to
                       Commission file number 001-11915
                                              ---------
                       SUNBURST HOSPITALITY CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

                 DELAWARE                                        52-1985619
        (State or Other Jurisdiction                          (I.R.S. Employer
      of Incorporation or Organization)                      Identification No.)

  10770 Columbia Pike, Silver Spring, Maryland                       20901
    (Address of Principal Executive Offices)                        ZipCode

Registrant's telephone number, including area code (301) 592-3800
Securities registered pursuant to Section 12(b) of the Act:



          Title of Each Class                                   Name of Each Exchange on Which Registered
          -------------------                                   -----------------------------------------
Common Stock, Par Value $.01 per share                                  New York Stock Exchange
Securities registered pursuant to Section 12(g) of the Act:


               -------------------------------------------------
                               (Title of Class)

               -------------------------------------------------
                               (Title of Class)

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed in Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months as for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-K or any amendment to this Form 10-K.

     The aggregate market value of voting stock of Sunburst Hospitality Corporation held by non-affiliates was $29,673,343 as of March 27, 2000 based upon a closing price of $4.50 per share.

             APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY
                 PROCEEDINGS DURING THE PRECEDING FIVE YEARS:
     Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes [_] No [_]
                  (APPLICABLE ONLY TO CORPORATE REGISTRANTS)
     The number of shares outstanding of Sunburst Hospitality Corporation's common stock at March 27, 2000 was 15,358,837.
                     DOCUMENTS INCORPORATED BY REFERENCE.

     PART III Proxy Statement dated April 10, 2000.

===============================================================================

                                    PART I


Item 1.  Business

         Sunburst Hospitality Corporation ("Sunburst" or the "Company") owns and operates hotels in one of four principal categories within the lodging industry: extended-stay, traditional all-suites, full service and limited service. As of March 1, 2000, the Sunburst portfolio included 83 hotels open with 11,365 rooms in 27 States and 3 hotels under construction or in development. Each hotel is branded with a Choice Hotels International, Inc. ("Choice") brand. Sunburst is Choice's largest franchisee. The Company is in the process of converting its Miami Springs Comfort Inn hotel to a Holiday Inn Express and expects to complete the conversion in June 2000. Twenty-eight of the 83 hotels, with a net book value of $124.9 million at December 31, 1999, serve as collateral for the Company's multi-class mortgage pass-through certificates.

         Sunburst has a successful record of managing ahead of industry cycles. Prior to an industry downturn in the late 1980s, the Company was able to liquidate a substantial portion of its existing hotel portfolio. Then in 1992, the Company began to opportunistically acquire hotels at prices well below their replacement cost. All of these hotels have benefited from a significant investment of capital used to renovate and upgrade the properties. The hotels have also benefited from the installation of professional management and marketing systems. In the past four years the Company has responded to changing industry cycles by shifting its development strategy to the new construction of mid-market, all-suite extended-stay hotels and has opened 21 such hotels, all branded MainStay Suites.

         Sunburst's strategy is to: (i) actively manage the Company's existing portfolio and optimize performance by applying proven operating systems and procedures, (ii) sell hotels projected to underperform and redeploying capital into higher yielding assets; (iii) develop extended-stay hotels to capitalize on the positive fundamentals of the extended-stay opportunity; and (iv) selectively pursue development and repositioning opportunities.

Historical Acquisition Strategy

         The primary focus of Sunburst from 1992 through 1996 was the acquisition of hotels. During this period many hotels were facing financial hardship, creating an opportunity for Sunburst to acquire properties at prices well below replacement cost. Sunburst's strategy was to acquire and renovate the hotels, install professional management and marketing systems, and in some cases reposition the hotels to a different brand or service level. Between 1992 and 1997, Sunburst acquired 55 hotels, containing 7,809 rooms, for an aggregate purchase price of $187.7 million. Approximately $95.6 million was spent on additional capital improvements to those hotels. The total investment basis in the 55 acquired hotels is approximately 60% of the estimated replacement value of the hotels at their respective dates of acquisition.

         The Company believes that there are currently limited opportunities to acquire hotels at a substantial discount to replacement value. As a result, no hotels have been acquired by the Company since February 1997. The Company will evaluate acquisitions on an opportunistic basis when it believes that long-term value can be created.

Hotel Development

         The Company's recent strategy to concentrate on the development of mid-market, extended-stay hotels is intended to capitalize on the demand/supply imbalance in that niche. Historically, these hotels have produced higher than average returns on investment and management believes that demand in this segment significantly exceeds supply.

         Sunburst's focus on external development is geared to capitalize on the under-served, high-growth, mid-priced extended-stay all-suite segment, and the development of other high-quality, consumer-focused hotels.

                  The following is a list of new hotels developed by Sunburst since 1994 or under development as of March 1, 2000.

                                                                                                    Year of Opening
                                                                                                    ---------------
Market                                                                           Brand
------                                                                           -----
Dallas/Plano, TX................................................           Sleep Inn                     1994
San Antonio, TX.................................................           Sleep Inn                     1995
Baton Rouge, LA.................................................           Sleep Inn                     1996
Houston/Airport, TX.............................................           Sleep Inn                     1996
Austin/Round Rock, TX...........................................           Sleep Inn                     1996
Dallas/Plano, TX................................................           MainStay Suites               1996
Raleigh, NC.....................................................           Sleep Inn                     1997
Dallas/Arlington, TX............................................           Sleep Inn                     1997
Kansas City/Airport, MO.........................................           Sleep Inn                     1997
Charlotte, NC...................................................           Sleep Inn                     1997
Rockville, MD...................................................           Sleep Inn                     1997
Providence/Airport, RI..........................................           MainStay Suites               1997
Cincinnati/Blue Ash, OH ........................................           MainStay Suites               1997
Kansas City/Airport, MO.........................................           MainStay Suites               1998
Indianapolis, IN................................................           MainStay Suites               1998
Louisville, KY..................................................           MainStay Suites               1998
Greenville, SC..................................................           MainStay Suites               1998
Denver/Airport, CO..............................................           Sleep Inn                     1998
Orlando/Lake Mary, FL  .........................................           MainStay Suites               1998
Denver/Tech Center, CO .........................................           MainStay Suites               1999
Jacksonville, FL ...............................................           MainStay Suites               1998
Nashville, Brentwood, TN .......................................           MainStay Suites               1998
Miami/Airport, FL  .............................................           MainStay Suites               1998
Pittsburgh/Airport, PA  ........................................           MainStay Suites               1998
Fishkill/Poughkeepsie, NY ......................................           MainStay Suites               1998
Denver/Tech Center, CO  ........................................           Sleep Inn                     1999
Tempe, AZ ......................................................           MainStay Suites               1999
Miami/Airport, FL ..............................................           Sleep Inn                     1999
Annapolis, MD ..................................................           MainStay Suites               1999
Peabody, MA ....................................................           MainStay Suites               1999
Raleigh, NC ....................................................           MainStay Suites               1999
North Charleston, SC ...........................................           MainStay Suites               1999
Malvern, PA ....................................................           MainStay Suites               1999
Secaucus, NJ ...................................................           MainStay Suites               2000
Mt. Laurel, NJ (1) .............................................           MainStay Suites               2000
Schaumberg, IL (1)..............................................           MainStay Suites               2001
Bedford, MA (1).................................................           MainStay Suites               2001

__________
(1)   Hotel under development at December 31, 1999.

         Sunburst's focus on developing the mid-market, extended-stay product is based on statistics indicating the demand/supply imbalance. According to various industry studies, demand in the extended-stay market is strong, yet supply is limited, particularly in the mid-price segment. Industry sources define extended-stay as stays of five or more nights and reported that demand accommodated in extended-stay hotels grew faster than supply in 1999. By applying its hotel real estate development expertise, Sunburst is targeting markets with ideal conditions for the extended-stay product and building MainStay Suites hotels.

         The MainStay Suites brand, which was created by the Company in conjunction with Choice Hotels International, Inc, has a unique product design and service package which enhance property level appeal, productivity and profitability. Among the MainStay brand's most unique features are the automated check-in kiosk (which allows guests to check in and out without assistance from an employee) and the optional daily light touch housekeeping (full housekeeping just every five days). These features enable MainStay Suites hotels to operate with fewer full time equivalent employees than a similar limited service hotel.

         Sunburst anticipates that its extended-stay projects can produce stabilized, unleveraged pre-tax property level returns on investment of approximately 15%. This belief is supported by the Company's experience at the MainStay Suites hotels that are nearing stabilization. Projections are based on rate and occupancy forecasts generated internally by the Company and by external feasibility consultants, as well as internal operating guidelines, land cost and projected construction costs. The ultimate returns will, however, be impacted by a number of factors, including the extent of new competitive supply in each market, and there can be no assurance that projected returns will be achieved or that actual results will not differ materially. (See Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward Looking Statements, below.)

         Each of the Company's MainStay Suites hotels averages approximately 100 suites and are developed on 2.5 to 3.0 acres of land in suburban office parks or locations in close proximity to major employers, restaurants and retail amenities. MainStay Suites feature high quality, interior corridor building construction with amenities and features provided in direct response to consumer demand. The suites feature bedroom areas, a living room area with a pull-out couch or recliner, private bathroom and fully furnished kitchen. The kitchen includes a full-size refrigerator, dishwasher, microwave, stove, coffee maker, toaster and all cooking utensils. Each suite also features an over-sized counter which serves as an eating area and work center, along with two ergonomic chairs. Suite alternatives include a studio suite or one-bedroom suite. Each suite includes two direct dial phone lines with data ports, voice mail and other automated phone services.

Hotel Dispositions

         During 1999, the Company sold eleven hotels for $37.0 million. At December 31, 1999, the Company had an additional seven hotels, with a total net book value of $34.5 million, being marketed for sale. The Company anticipates closing on the sale of these hotels during 2000. The Company has sold one hotel since December 31, 1999.

Operations

         Sunburst's owned and managed hotels typically operate under one of the Choice brand names. Sunburst's hotels take advantage of the same systems and services available to Choice franchisees with respect to a particular brand. The hotels participate in Choice's central reservation system, marketing and advertising efforts and volume purchasing discounts and are subject to Choice's same quality assurance program. In addition, Sunburst has instituted the following systems in the hotels it operates.

 .    Yield Management. An automated yield management system allows each property's management to take advantage of the supply and demand conditions in the local marketplace. The automated system performs calculations and suggests pricing strategies to the local hotel management. The system continuously updates information based on the availability of room supply, reservation volume and projected demand and stay patterns within each hotel.

 .    Training. Sunburst has developed a training system for all guest services representatives that teaches the basic sales techniques. A computerized guest comment system solicits the comments of guests and the experiences they had at the hotel while providing management with immediate guest feedback.

 .    E-Commerce. Sunburst has several electronic commerce initiatives aimed at producing incremental revenue and improving productivity. Approximately 1.6% of the Company's room revenue were booked through Internet sites and the Company expects that to increase to at least 3% in 2000. The Company also expects to install an Internet-based procurement system in 2000 which is expected to reduce the overall cost of purchasing various supplies.

 .    Information Systems. Each of the Sunburst-operated hotels has a computerized front desk and accounting system and all units are connected to Sunburst's own wide area network. These systems allow key financial indicators (such as daily occupancy and revenue) to be immediately gathered from each hotel and electronically transmitted to the key operating officers and managers of Sunburst. Instant access to information allows management to quickly spot trends and make corrections and changes where necessary. The system also allows for cost savings in the accounting and bookkeeping departments of each hotel.

 .    Time and Attendance System. Sunburst hotels maintain labor scheduling and automated time and attendance systems that are tied into a central payroll system at the corporate headquarters. This computerized method of scheduling and tracking time provides for scheduling based on up-to-date occupancy projections and allows management to make quick decisions on controlling labor costs.

 .    Capital Reinvestment Program. Each of Sunburst's hotels completes a detailed capital spending budget annually. The hotels spend on average 5%-7% of total revenues on capital improvements annually. This reinvestment allows the hotels to maintain a competitive advantage in the local markets.

 .    Annual Business Planning Process. Each hotel prepares a zero-based annual business plan which incorporates historical performance and market conditions. The plan, which is reviewed and approved by senior management, provides detailed strategies in the key operating areas of marketing, guest services and food and beverage. The annual plan serves as a fundamental measurement of management's performance.

The Hotel Properties

         Sunburst's hotel properties serve four categories of the lodging industry; traditional all-suite, extended-stay, full service and limited service.

                               ALL SUITE HOTELS

         All-Suite Hotels. Sunburst has five hotels in the traditional all-suite segment. Sunburst's all-suite hotel properties compete in the mid-price and upscale price segments.

                          Brand                          Number of Hotels             Number of Rooms       Price Segment
                          -----                          ----------------             ---------------       -------------
Quality Suites.................................                  3                           345              upscale
Comfort Suites.................................                  2                           232             mid-price

                             EXTENDED-STAY HOTELS

         Extended-Stay Hotels. Sunburst has 21 hotels with another 3 under construction or in development in the extended-stay segment. All are branded MainStay Suites and compete in the mid-price price segment.

Brand                                                        Number of Hotels    Number of Rooms      Price Segment
-----                                                        ----------------    ---------------      -------------
MainStay Suites........................................             21               2,054              mid-price


                              FULL SERVICE HOTELS

         Full Service Hotels. Sunburst has 16 hotels in the full service segment. Sunburst's full service hotels compete in the mid-price and upscale price segments. The table below identifies Sunburst's full service hotels by brand and price segment.

Brand                                                        Number of Hotels    Number of Rooms      Price Segment
-----                                                        ----------------    ---------------      -------------
Clarion Hotel & Inns...................................             11               2,126               upscale
Quality Hotel & Inns...................................              5               1,327              mid-price


                            LIMITED SERVICE HOTELS

         Limited Service Hotels. Sunburst has 41 hotels in the limited service segment open. Sunburst's limited service hotel properties compete in the mid-price price segments. The table below identifies Sunburst's limited service hotels by brand and price segment.

Brand                                                        Number of Hotels    Number of Rooms      Price Segment
-----                                                        ----------------    ---------------      -------------
Comfort Inns...........................................             22               3,173              mid-price
Quality Inns...........................................              6                 661              mid-price
Sleep Inns.............................................             13               1,447              mid-price


Franchise and Strategic Alliance Agreements

         Each Franchise Agreement with Choice Hotels International, Inc. has an initial term of twenty years. The Franchise Agreements have varying original dates, from 1982 through 1998. Certain Franchise Agreements allow for unilateral termination by either party on the 5th, 10th, or 15th anniversary of the Franchise Agreement. Sunburst's Franchise Agreements with Choice allow for early termination by Sunburst, subject to liquidated damage provisions which range from zero dollars to a maximum of $100,000 per property.

         The Franchise Agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% to 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.5% plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues (or 1% of monthly gross room revenues plus $1.00 per room confirmed through Choice's reservation system). The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if Choice raises such fees uniformly among all its franchisees, generally. Late payments (i) will be a breach of the Franchise Agreement and (ii) will accrue interest from the date of delinquency at a rate of 1.5% per month or portion thereof.

         At the time of the Spin-off and as subsequently amended, Choice and the Company entered into a Strategic Alliance Agreement pursuant to which: (i) requires the Company to give Choice two weeks notice of the filing of a hotel franchise application with any competitor of Choice; (ii) the Company has also agreed, barring a material change in market conditions, to continue to develop MainStay Suites hotels so that it will have opened a total 25 MainStay Suites hotels by October 15, 2001; (iii) Choice will provide certain credits against MainStay Suites franchise fees otherwise payable by the Company if certain financial performance goals for those hotels are not achieved; (iv) Choice and the Company have agreed to continue to cooperate with respect to matters of mutual interest, including new product and concept testing for Choice in hotels owned by the Company; and (v) the Company has authorized Choice, on a non-exclusive basis, to negotiate with third-party vendors on the Company's behalf for the purchase of certain items. The Strategic Alliance Agreement expires on October 15, 2002.

Competition

         The Company is a leading owner and operator of hotels in the United States. Competition in the United States lodging industry is generally based on convenience of location, price, range of services and guest amenities offered, plus the quality of customer service and overall product. Newer, recently constructed hotels compete effectively against older hotels if such hotels are not refurbished on a regular basis. The effect of local economic conditions on the Company's results is reduced by the Company's geographic diversity of its properties, which are located in 27 States, as well as its range of products and room rates.

Seasonality

         The Company's principal sources of revenue are revenues generated by its properties. The Company experiences seasonal revenue patterns similar to those of the lodging industry in general. This seasonality can be expected to cause quarterly fluctuations in the Company's revenues, profit margins and net income.

Regulation and Environmental Matters

         The Company's hotels are subject to numerous federal, state and local government regulations, including those pertaining to the preparation and sale of food and beverages (such as health and liquor license laws), building and zoning requirements and laws governing a hotel owner's relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. While the Company's operations have not been materially affected by such regulations, the Company cannot predict the effect of future regulations or legislation.

         The hotel properties are subject to environmental regulations under Federal, state and local laws. Certain of these laws may require a current or previous owner or operator of real estate to clean up designated hazardous or toxic substances or petroleum product releases affecting the property. In addition, the owner or operator may be held liable to a governmental entity or to third parties for damages or costs incurred by such parties in connection with the contamination. The Company does not believe that it is subject to any material environmental liability.

Employees

         At December 31, 1999, Sunburst employed approximately 3,500 employees. As is typical in the lodging industry, the Company experiences high rates of employee turnover. Less than 5% of the Company's employees are represented by unions. All of the Company's union employees are employed at Comfort Inn by the Bay, San Francisco, California. The Company considers its relations with its employees to be good.

Item 2.  Properties
                 The following chart lists by market segment Sunburst's hotels at March 1, 2000.


                                                                                                             Year
                                                                                          No. of      Constructed/Last
Hotel                                                             Market                   Rooms      Major Renovation
-----                                                             ------                  ------      ----------------
Traditional All-Suite
    Upscale
    Quality Suites Deerfield.....................    Fort Lauderdale, Florida               107           1991/1995
    Quality Suites...............................    Raleigh, North Carolina                114           1988/1994
    Quality Suites Shady Grove...................    Rockville, Maryland                    124           1978/1996
    Mid-Price
    Comfort Suites Haverhill.....................    Boston, Massachusetts                  131           1989/1997
    Comfort Suites Deerfield.....................    Fort Lauderdale, Florida               101           1991/1995

Extended-Stay
    Mid-Price
    MainStay Suites Plano........................    Dallas, Texas                          96              1996
    MainStay Suites Warwick......................    Providence, Rhode Island               94              1997
    MainStay Suites Blue Ash.....................    Cincinnati, Ohio                       100             1997
    MainStay Suites Airport......................    Kansas City, Missouri                  88              1998
    MainStay Suites Northwest....................    Indianapolis, Indiana                  88              1997
    MainStay Suites Louisville...................    Louisville, Kentucky                   100             1998
    MainStay Suites Tech Center..................    Denver, Colorado                       100             1998
    MainStay Suites Lake Mary....................    Orlando, Florida                       100             1998
    MainStay Suites South Pointe.................    Jacksonville, Florida                  100             1998
    MainStay Suites Greenville...................    Greenville, South Carolina             100             1998
    MainStay Suites Brentwood....................    Nashville, Tennessee                   100             1998
    MainStay Suites Miami Springs................    Miami Springs, Florida                 102             1998
    MainStay Suites Fishkill.....................    Fishkill, New York                     106             1998
    MainStay Suites Annapolis....................    Annapolis, Maryland                    97              1999
    MainStay Suites Pittsburgh...................    Pittsburgh, Pennsylvania               100             1998
    MainStay Suites Raleigh......................    Raleigh, North Carolina                88              1999
    MainStay Suites Tempe .......................    Tempe, Arizona                         94              1999
    MainStay Suites Peabody .....................    Peabody, Massachusetts                 94              1999
    MainStay Suites King of Prussia .............    Malvern, PA                            78              1999
    MainStay Suites N. Charleston................    Charleston, SC                         97              1999
    MainStay Suites Secaucus.....................    Secaucus, NJ                           132             2000

Full Service
    Upscale
    Clarion Hotel Baltimore......................    Baltimore, Maryland                    103           1927/1996
    Clarion Hotel Worthington....................    Columbus, Ohio                         231           1975/1996
    Clarion Hotel Richardson.....................    Dallas, Texas                          296           1982/1995
    Clarion on the Lake..........................    Hot Springs, Arkansas                  151           1965/1997
    Clarion Hotel Miami Airport..................    Miami, Florida                         109           1970/1996
    Clarion Hotel Hollywood Beach................    Miami-Ft. Lauderdale, Florida          309           1972/1996
    Clarion Hotel................................    Mobile, Alabama                        251           1979/1994
    Clarion Hotel Virginia Beach.................    Norfolk-Virginia Beach, Virginia       149           1985/1995
    Clarion Hotel Roanoke........................    Roanoke, Virginia                      154           1981/1997
    Clarion Hotel Springfield....................    Springfield, Missouri                  199           1974/1997
    Clarion Hotel................................    Charlotte, North Carolina              174           1974/1997

    Mid-Price
    Quality Inn South Point......................    Jacksonville, Florida                   184        1988/1994
    Quality Hotel Airport........................    Los Angeles, California                 278        1971/1994
    Quality Hotel Maingate Anaheim(1)............    Los Angeles, California                 284        1970/1995
    Quality Inn & Suites Hampton.................    Norfolk-Virginia Beach, Virginia        189        1972/1995
    Quality Hotel Arlington......................    Washington, DC                          392        1962/1997

Limited Service
    Mid-Price
    Comfort Inn Albuquerque......................    Albuquerque, New Mexico                 118        1985/1996
    Quality Inn Anderson.........................    Anderson, South Carolina                121        1988/1995
    Comfort Inn N.W. Pikesville(2)...............    Baltimore, Maryland                     190        1964/1994
    Comfort Inn University.......................    Baton Rouge, Louisiana                  150        1972/1994
    Comfort Inn Danvers..........................    Boston, Massachusetts                   140        1972/1997
    Comfort Inn Brooklyn.........................    Brooklyn, New York                       70        1926/1997
    Comfort Inn Canton...........................    Canton, Ohio                            124        1989/1994
    Comfort Inn Charlotte........................    Charlotte, North Carolina               150        1985/1996
    Quality Inn & Suites--Crown Point.............   Charlotte, North Carolina               100        1988/1996
    Comfort Inn Middleburg Heights...............    Cleveland, Ohio                         136             1989
    Quality Inn Plymouth.........................    Detroit, Michigan                       123        1989/1996
    Comfort Inn Deerfield Beach..................    Fort Lauderdale, Florida                 69        1975/1997
    Comfort Inn Hershey..........................    Hershey, Pennsylvania                   125        1990/1997
    Comfort Inn Hilton Head......................    Hilton Head, South Carolina             150        1988/1996
    Quality Inn & Suites Indianapolis............    Indianapolis, Indiana                   116        1982/1996
    Comfort Inn Collierville.....................    Memphis, Tennessee                       95        1984/1996
    Comfort Inn & Suites, Miami Springs..........    Miami, Florida                          165        1970/1996
    Comfort Inn Miami Springs....................    Miami, Florida                          110        1986/1996
    Comfort Inn Miami Beach......................    Miami, Florida                          153        1952/1997
    Comfort Inn--Lee Road........................    Orlando, Florida                        145        1985/1994
    Comfort Inn Portland.........................    Portland, Maine                         127        1984/1996
    Quality Inn Richmond.........................    Richmond, Virginia                      193        1985/1997
    Quality Inn Midvalley........................    Salt Lake City, Utah                    131        1972/1995
    Comfort Inn by the Bay(1)....................    San Francisco, California               138        1971/1996
    Comfort Inn Westport.........................    St. Louis, Missouri                     169        1971/1995
    Comfort Inn Tyson's..........................    Washington, DC                          250        1982/1995
    Comfort Inn West Palm Beach..................    West Palm Beach, Florida                162        1974/1995
    Comfort Inn Wichita..........................    Wichita, Kansas                         114        1985/1997
    Sleep Inn Round Rock.........................    Austin, Texas                           107             1996
    Sleep Inn Six Flags..........................    Dallas-Fort Worth, Texas                124             1997
    Sleep Inn Baton Rouge........................    Baton Rouge, Louisiana                  101             1996
    Sleep Inn Plano..............................    Dallas, Texas                           102             1994
    Sleep Inn Intercontinental...................    Houston, Texas                          107             1996
    Sleep Inn Raleigh............................    Raleigh, North Carolina                 107             1996
    Sleep Inn San Antonio........................    San Antonio, Texas                      107             1995
    Sleep Inn University.........................    Charlotte, North Carolina               121             1997
    Sleep Inn Airport............................    Kansas City, Missouri                   107             1997
    Sleep Inn Rockville..........................    Washington, DC                          107             1997
    Sleep Inn Airport............................    Denver, Colorado                        119             1998
    Sleep Inn Denver Tech........................    Denver, Colorado                        119             1999
    Sleep Inn Miami Airport......................    Miami Springs, Florida                  119             1999

(1)  Leased property

(2)  Hotel on leased land

         The following chart shows operating statistics for all of Sunburst's owned and managed hotels presented by market segment for the three fiscal years ended May 31, 1997, the seven months ended December 31, 1997, and the twelve months ended December 31, 1998 and 1999.

                                  FY 1995                             FY 1996                            FY 1997
                     ----------------------------------  ---------------------------------- ----------------------------------
                      ADR(2)  Occupancy(3)  RevPAR(4)    ADR(2)    Occupancy(3)  RevPAR(4)   ADR(2)   Occupancy(3)   RevPAR(4)
                     -------  ------------  ---------    ------    -----------   ---------  -------   -----------    ---------
Traditional
All-Suite.........    $58.74      61.34%     $36.03       $64.70      69.00%     $44.65       $70.55       73.42%      51.80%
Extended-Stay.....         -          -           -            -          -           -        57.09       65.55       37.42
Full Service......     54.04      65.43       35.36        58.85      65.41       38.49        63.25       67.05       42.41
Limited Service...     48.39      69.15       33.46        53.36      67.11       35.81        56.39       69.23       39.04
All Hotels........     51.28      67.10       34.40        55.97      66.61       37.28        59.60       68.69       40.94

                            Seven months ended
                           December 31, 1997(1)            Year ended December 31, 1998         Year ended December 31, 1999
                     ----------------------------------  ---------------------------------   -----------------------------------
                      ADR(2)   Occupancy(3)  RevPAR(4)   ADR(2)   Occupancy(3)   RevPAR(4)    ADR(2)   Occupancy(3)   RevPAR(4)
                      ------   ------------  --------    ------   ------------   ---------    ------   ------------   --------
Traditional
All-Suite.........    $70.03      72.05%      $50.45      $75.27      72.65%      $54.69      $76.96        70.76%     $54.45
Extended-Stay.....     61.57      48.64        29.95       56.03      57.17        32.04       57.82        70.24       40.62
Full Service......     65.23      66.46        43.35       67.69      66.81        45.23       69.37        65.01       45.09
Limited Service...     59.11      68.01        40.20       59.98      67.36        40.40       63.40        66.95       42.45
All Hotels........     61.81      67.41        41.67       62.90      66.57        41.87       64.22        66.80       42.88

_______________________________________
     (1) The information provided in the table above for the seven months ended December 31, 1997 is not representative of a full fiscal year due to the seasonality of the hotel industry.
     (2) Average Daily Rate ("ADR") is determined by dividing room revenue by the number of rooms occupied on a daily basis for the applicable period.
     (3) Occupancy is determined by dividing the number of guest rooms occupied on a daily basis by the total number of guest rooms available for the period.
     (4) Revenue Per Available Room ("RevPAR") is calculated by multiplying the percentage of occupied rooms by the average daily room rate realized.

                                                                                     Seven Months
                                                                                        Ended       Year Ended     Year Ended
                                                    Fiscal Year Ended May 31,        December 31,  December 31,   December 31,
                                                 1995         1996         1997        1997 (1)        1998           1999
                                              ------------ ------------ ------------ ------------- ------------- ---------------
Number of properties, end of period.......          48           65           71            76            86             83
Number of rooms, end of period............       7,941        9,713       10,330        10,885        11,910         11,351
Average occupancy percentage..............       67.10%       66.61%       68.70%        67.41%        66.57%         66.80%
Average daily room rate (ADR).............      $51.28       $55.97       $59.62       $ 61.81       $ 62.90        $ 64.22
RevPAR....................................      $34.40       $37.28       $40.96       $ 41.67       $ 41.87        $ 42.88
--------------------------------------------------------------------------------------------------------------------------------

___________________________________________
(1) The information provided in the table above for the seven months ended December 31, 1997 is not representative of a full fiscal year due to the seasonality of the hotel industry.

Item 3.  Legal Proceedings

         The Company is not a party to any litigation, other than routine litigation incidental to its business. None of such litigation, either individually or in the aggregate, is expected to be material to the business, financial condition or results of operations of the Company.

Item 4.  Submission of Matters to a Vote of Security Holders

         No matters were submitted to a vote of security holders during the fourth quarter of the fiscal year ended December 31, 1999.

Executive Officers Of Sunburst Hospitality Corporation

         The name, age, title, present principal occupation, business address and other material occupations, positions, offices and employment of each of the executive officers of Sunburst are set forth below. The business address of each executive officer is 10770 Columbia Pike, Silver Spring, Maryland 20901, unless otherwise indicated.

Name                                    Age       Position
----                                    ---       --------
Stewart Bainum, Jr................      55        Chairman of the Board of Directors
Donald J. Landry..................      51        Vice Chairman, Chief Executive Officer and President
James A. MacCutcheon..............      47        Executive Vice President, Chief Financial Officer and Treasurer
Kevin P. Hanley...................      42        Senior Vice President, Development and Extended-Stay
Gregory D. Miller.................      45        Senior Vice President, Marketing and Human Resources
Douglas H. Verner.................      46        Senior Vice President, General Counsel & Secretary
Charles G. Warczak, Jr............      52        Vice President, Finance and Systems
Pamela M. Williams................      44        Vice President, Assistant General Counsel and Assistant Secretary

Stewart Bainum, Jr., Chairman of the Board of the Company since December 1998 and from November 1996 to July 1998; Chairman of the Board of Choice from March 1987 to November 1996 and since October 1997; Chairman of the Board and Chief Executive Officer of Manor Care, Inc. from March 1987 through September 1998; Chairman of the Board of HCR/Manor Care since September 1998; Vice Chairman of the Board of Manor Care and subsidiaries from June 1982 to March 1987; Director of Manor Care since August 1981, of Vitalink from September 1991 through June 1998; President of MCHS from May 1990 to May 1991; Chairman of the Board and Chief Executive Officer of Vitalink from September 1991 to February 1995 and President and Chief Executive Officer from March 1987 to September 1991.

Donald J Landry. Chief Executive Officer, President and Vice Chairman of the Company since July 1999; Chief Executive Officer and Vice Chairman of the Company since October 1997; President of the Company from January 1995 to October 1997; President of Manor Care Hotel Division ("MCHD") from March 1992 to November 1996; various executive positions with Richfield Hotel Management, Inc. and its predecessors for more than 20 years, including President of MHM Corporation.

James A. MacCutcheon. Executive Vice President, Chief Financial Officer and Treasurer of the Company since November 1996; Senior Vice President, Chief Financial Officer and Treasurer of the Company from September 1993 to November 1996; Senior Vice President, Chief Financial Officer and Treasurer of Manor Care from October 1987 through November 1996; Treasurer of Vitalink from September 1992 to January 1997 and a Director of Vitalink from September 1994 to June 1998.

Kevin P. Hanley. Senior Vice President, Development and Extended Stay of the Company since June 1999; Vice President, Real Estate and Development of the Company from December 1994 to June 1999; Vice President, Real Estate and Development of MCHD from December 1994 to November 1996; Executive Vice President of Hospitality Investment Trust from September 1994 to November 1994; Senior Vice President; Development and

Acquisitions of Motel 6, L.P. from May 1992 to September 1994; various other positions with Motel 6, L.P. since January 1987.

Gregory D. Miller. Senior Vice President, Marketing and Human Resources of the Company since June 1999, Senior Vice President, Human Resources from October 1997 to June 1999; Vice President, Marketing of MCHS from March 1995 to October 1997; Vice President, Strategic Planning of Manor Care from May 1992 to September 1995.

Douglas H. Verner. Senior Vice President, General Counsel and Secretary of the Company since March 1998; Executive Vice President, General Counsel and Secretary of Chartwell Leisure from January 1996 to March 1998; Senior Vice President, General Counsel and Secretary of Forte Hotels, Inc. from November 1990 to November 1996.

Charles G. Warczak, Jr. Vice President, Finance and Systems of the Company since October 1997; Vice President, Hotel Accounting of the Company from March 1997 to October 1997; Vice President, Finance and Controller of the Company from November 1996 to March 1997; Vice President, Finance of Manor Care from 1992 to November 1996.

Pamela M. Williams. Vice President, Assistant General Counsel and Assistant Secretary of the Company since October 1997; Senior Attorney of the Company from December 1996 to October 1997, Attorney from November 1996 to December 1996; Attorney of Manor Care from December 1995 to November 1996; Associate of Hogan and Hartson, L.L.P. from August 1988 to December 1995.

                                    PART II


Item 5.  Market for Registrant's Common Equity and Related Stockholder Matters

         The shares of Sunburst's Common Stock are listed and traded on the New York Stock Exchange. The following table sets forth the high and low sales prices of Sunburst's Common Stock since it began trading on November 4, 1996:

                                                             High        Low
FISCAL YEAR ENDED MAY 31, 1997
     November 4 - November 30, 1996                         $     16    $13 3/4
     Quarter ended February 28, 1997                          17 5/8         15
     Quarter ended May 31, 1997                               15 7/8     12 3/4
TRANSITION PERIOD ENDED DECEMBER 31, 1997 (1)
     Quarter ended August 30, 1997                           19 5/16     15 1/2
     Quarter ended November 30, 1997 (2)
          Prior to October 15, 1997                           20 3/8     18 3/4
          October 15, 1997 through November 30, 1997          11 5/8      9 1/8
     December 1, 1997 - December 31, 1997                     10 1/4      8 5/8
FISCAL YEAR ENDED DECEMBER 31, 1998
     Quarter ended March 31, 1998                            9 15/16      8 1/4
     Quarter ended June 30, 1998                                   9      5 3/8
     Quarter ended September 30, 1998                          6 7/8          3
     Quarter ended December 31, 1998                           4 3/4     4 7/16
FISCAL YEAR ENDED DECEMBER 31, 1999
     Quarter ended March 31, 1999                              5 1/8      3 3/4
     Quarter ended June 30, 1999                              6 3/16      3 7/8
     Quarter ended September 30, 1999                          6 3/4      5 5/8
     Quarter ended December 31, 1999                           6 1/4      4 7/8

-------------
(1) On September 16, 1997, the Company changed its fiscal year-end from May 31 to December 31. The Company elected to continue reporting its operations pursuant to its historical fiscal quarters during the transition period ended December 31, 1997.
(2) On October 15, 1997, the Company spun off the Choice Franchising Business through a special dividend to the Company's shareholders of all of the common stock of Choice and effected a one-for-three reverse stock split. The stock prices for the quarter ended November 30, 1997 have not been adjusted to give effect to the substantially simultaneous spin-off of Choice and the reverse stock split. Accordingly, the high and low sales prices are presented for both the period prior to and after the Choice Spin-Off and the reverse stock split.

         On October 15, 1997, the Company made a special dividend, consisting of the distribution to holders of the Company's common stock, on a share-for-share basis, of all of the outstanding shares of the common stock of Choice Hotels Franchising, Inc. (now known as Choice Hotels International, Inc.). This was the only dividend paid since November 4, 1996. The Company does not anticipate the payment of any cash dividends on its common stock in the foreseeable future. Payments of dividends on Company common stock may be subject to limitations as may be imposed by the Company's credit facilities from time to time. The declaration of dividends will be subject to the discretion of the Board of Directors.

         As of March 20, 2000, there were approximately 7,631 holders of the Company's common stock.

Item 6.  Selected Financial Data

                                                    For the year  For the year  For the seven
                                                       ended         ended      months ended        For the fiscal year ended
                                                    December 31,  December 31,  December 31,                 May 31,
                                                                                              -----------------------------------
                                                        1999          1998          1997         1997        1996         1995
                                                    ------------  ------------  ------------- ----------   ---------   ----------
Statement of Income Data

Total revenues                                         $ 210,036     $ 204,096     $ 114,553   $ 185,753   $ 154,625   $  114,514

Hotel operating expenses                                 138,181       131,881        77,134     129,699     114,403       87,588
Corporate expense                                         10,405        13,961         8,244       7,691       8,026        6,038
                                                    ------------  ------------  ------------  ----------   ---------   ----------

Recurring EBITDA                                          61,450        58,254        29,175      48,363      32,196       20,888

Provision for asset impairment/ (net gains
on property dispositions)                                 (1,878)        4,264         5,119           -      24,595            -
Depreciation and amortization
                                                          26,240        26,983        14,246      20,632      16,636       12,513
Interest expense                                          24,677        20,756        10,138      15,891      12,839        9,155
                                                    ------------  ------------  ------------  ----------   ---------   ----------

Income/(loss) from continuing operations
   before income taxes                                    12,411         6,251          (328)     11,840     (21,874)        (780)

Income taxes                                               5,104         2,563           (44)      5,035      (8,523)        (323)
                                                    ------------  ------------  ------------  ----------   ---------   ----------

Income/(loss) from continuing operations                   7,307         3,688          (284)      6,805     (13,351)        (457)

Discontinued operations (1)                                    -             -        16,369      35,219      21,809       17,268
                                                    ------------  ------------  ------------  ----------   ---------   ----------

Net income before extraordinary loss and
cumulative effect of a change in accounting
    principle                                              7,307         3,688        16,085      42,024       8,458       16,811

Extraordinary loss from early debt
redemption, net of $476, $201 and $747  tax benefit,
    respectively                                            (772)         (308)            -      (1,144)          -            -

Cumulative effect of a change in accounting,
principle net of $421 tax benefit                           (599)            -             -           -           -            -
                                                    ------------  ------------  ------------  ----------   ---------   ----------

Net income                                             $   5,936     $   3,380    $   16,085   $  40,880   $   8,458   $   16,811


Basic earnings per share data
    From continuing operations                         $    0.38     $    0.18    $    (0.01)  $    0.32   $   (0.64)  $    (0.02)
    From discontinued operations                               -             -          0.82        1.69        1.05         0.83

    From extraordinary items                               (0.04)        (0.01)            -       (0.05)          -            -

    From cumulative effect of a change in
    accounting principle                                   (0.03)            -             -           -           -            -
                                                    ------------  ------------  ------------  ----------   ---------   ----------
    Net income                                         $    0.31     $    0.17     $    0.81   $    1.96   $    0.41   $     0.81
                                                    ============  ============  ============  ==========   =========   ==========

Diluted earnings per share data
    From continuing operations                         $    0.38     $    0.18    $    (0.01)  $    0.32   $   (0.64)  $    (0.02)
    From discontinued operations
                                                               -             -          0.82        1.66        1.05         0.83
    From extraordinary items
                                                           (0.04)        (0.01)            -       (0.05)          -            -
    From cumulative effect of a change in
    accounting principle                                   (0.03)            -             -           -           -            -
                                                    ------------  ------------  ------------  ----------   ---------   ----------
    Net income                                         $    0.31     $    0.17     $    0.81   $    1.93   $    0.41   $     0.81
                                                    ============  ============  ============  ==========   =========   ==========

Weighted average common shares outstanding (2)            19,036        19,956        19,979      20,893      20,876       20,827
                                                    ============  ============= ============  ===========  =========   ==========

1) Discontinued operations represents the income of the discontinued franchising business less applicable income taxes of $11,825, $25,165, $15,923, and $13,467, respectively.

2) Weighted average common shares outstanding represents the weighted average common shares outstanding of the Company's parent Manor Care, Inc. for fiscal years 1995 and 1996. Fiscal year 1997 represents the weighted average common shares of Manor Care, Inc. for the period through November 1, 1997. The period following November 1, 1997 represents the weighted average common shares of the Company. Fiscal year 1995 through 1997 have been adjusted for the one-for-three reverse stock split.

                                                               As of December 31,                        As of May 31,
                                                    ----------------------------------------- ------------------------------------
                                                        1999          1998          1997         1997        1996         1995
                                                    ------------- ------------- ------------- -----------  ----------  -----------
Balance Sheet Data
    Total assets                                         413,189       422,511       400,983     426,429     328,311      254,229
    Notes payable to Manor Care, Inc.                          -             -             -      37,022     147,023      119,823
    Total debt                                           293,663       281,189       248,120     260,369     163,497      137,122
    Total liabilities                                    330,142       319,874       311,676     301,942     180,752      188,400
    Equity or investments and advances
       from Parent                                        83,047       102,637        89,307     124,487     147,559       65,829

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

         The Company owned and operated 83 hotels with 11,351 rooms in 26 states at December 31, 1999. The hotels are under the brand names Comfort, Clarion, Sleep, Quality and MainStay Suites. The Company's continuing business consists primarily of guest room revenue, meeting room revenue, and food and beverage revenue from owned and operated hotels.

Comparison of Calendar Year 1999 and Calendar Year 1998
-------------------------------------------------------

         The following tables present calendar quarter and full calendar year information showing the results of operations of the Company's ongoing hotel operations for 1999 and 1998 (in thousands, unaudited).

                                                 Quarter Ending
                               ------------------------------------------------
                                March 31   June 30    September 30  December 31
                               ------------------------------------------------

Year ended December 31, 1999
     Revenue                     $50,272     $55,706    $56,771      $47,287
     Recurring EBITDA (1)         14,831      18,133     17,852       10,634

Year ended December 31, 1998
     Revenue                     $46,139     $54,440    $56,320      $47,197
     Recurring EBITDA (1)         12,549      16,518     16,719       12,468

________________________
(1) Recurring EBITDA consists of the sum of net income (loss), interest expense, income taxes, and depreciation and amortization and non-recurring charges for the Company's ongoing operations. EBITDA is presented because such data is used by certain investors to determine the Company's ability to meet debt service, fund capital expenditures and expand its business. The Company considers EBITDA to be an indicative measure of operating performance particularly due to the large amount of depreciation and amortization. Such information should not be considered an alternative to net income, operating income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP. Cash expenditures (including nondiscretionary expenditures) for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentation and therefore EBITDA does not represent funds available for management's discretionary use.

                                                        Year ending
                                                        December 31,
                                                   ---------------------------
                                                     1999            1998
                                                   ---------------------------
Revenues
   Rooms                                             $184,833        $178,755
   Food and beverage                                   17,153          17,247
   Other                                                8,050           8,094
                                                   --------------------------
         Total revenues                               210,036         204,096
                                                   --------------------------

Hotel operating expenses                              138,181         131,881
Corporate expense                                      10,405          13,961
                                                   --------------------------

Recurring EBITDA                                       61,450          58,254
                                                   --------------------------

(Net gains on  property dispositions)/
provision for asset impairment                         (1,878)          4,264
Depreciation and amortization                          26,240          26,983
Interest expense                                       24,677          20,756
                                                   --------------------------

Income from continuing operations before
   income taxes                                             12,411     6,251
      Income taxes                                           5,104     2,563
                                                       -----------------------
Income from continuing operations                           $7,307    $3,688
                                                       =======================

Basic earnings per share from continuing operations         $ 0.38    $ 0.18
                                                       =======================

         Total revenues increased from $204.1 million in 1998 to $210.0 million in 1999, an increase of 2.9%. The Company utilizes Revenue per Available Room ("RevPAR"), which is calculated by multiplying the percentage of occupied rooms by the average daily room rate realized, as a measure of the operating performance of its hotels. RevPAR for those properties opened at least one year remained consistent with prior year. RevPAR for the extended-stay portfolio increased a full 26%, as these newly-developed hotels continued to ramp up. With the growth in its REVPAR and an increase from 13 to 20 open extended-stay hotels, extended-stay revenue increased from $12.3 million in 1998 to $25.1 million in 1999. This increase in revenue was largely offset by the sale of eleven hotels.

         Corporate expense amounted to $10.4 million, a decrease of approximately $3.6 million or 25.5% from the prior year. Corporate expense amounted to 4.9% of revenues during 1999 as compared to 6.8% during 1998. A number of initiatives to reduce overhead resulted in the overall cost reduction. Initiatives included corporate level staffing reductions, consolidation of office space, sub-leasing of excess office space and termination of various service agreements with formerly affiliated entities.

Recurring earnings before interest, taxes, depreciation and amortization ("Recurring EBITDA") increased 5.5%, to $61.5 million in 1999 from $58.3 million in 1998. Recurring EBITDA margin for 1999 was 29.3% as compared to 28.5% in 1998.

Included in net gains on property dispositions and provision for asset impairment were $1.9 million of pre-tax net gains on sales of eleven hotels in 1999 and a pre-tax charge of approximately $4.3 million against earnings in 1998 to reduce several hotels being marketed for sale to estimated net realizable value, net of disposition costs.

Interest expense increased 18.9% to $24.7 million in 1999 from $20.8 million in 1998. The increase is principally the result of additional borrowings associated with the Company's development of hotels as well as an increase in the effective rate utilized to accrue interest on the subordinated note payable to Choice. The Choice note's effective rate is 10.6% if outstanding through maturity in 2002.

         Income from continuing operations of $7.3 million, increased 98% from $3.7 million in 1998.


Comparison of Calendar Year 1998 and Calendar Year 1997 (Domestic Hotels)
-------------------------------------------------------------------------

         The following tables present calendar quarter and full calendar year information showing the results of operations of the Company's ongoing domestic hotel operations for 1998 and 1997 (in thousands, unaudited).

                                                                     Quarter Ending
                                          ----------------------------------------------------------------------
                                              March 31          June 30        September 30      December 31
                                          ----------------------------------------------------------------------
Year ended December 31, 1998
     Domestic Revenue                              $46,139           $54,440          $56,320           $47,197
     Recurring Domestic EBITDA (2)                  12,549            16,518           16,719            12,468

Year ended December 31, 1997
     Domestic Revenue                              $41,258           $46,982          $49,052           $42,760
     Recurring Domestic EBITDA (2)                  11,793            15,484           14,092             8,413

____________________________
(2) Recurring domestic EBITDA consists of the sum of net income (loss), interest expense, income taxes, and depreciation and amortization and non-recurring charges for the Company's ongoing domestic operations. EBITDA is presented because such data is used by certain investors to determine the Company's ability to meet debt service, fund capital expenditures and expand its business. The Company considers EBITDA to be an indicative measure of operating performance particularly due to the large amount of depreciation and amortization. Such information should not be considered an alternative to net income, operating income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP. Cash expenditures (including nondiscretionary expenditures) for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentation and therefore EBITDA does not represent funds available for management's discretionary use.

                                                   Year ending
                                                   December 31,
                                          -----------------------------
                                               1998             1997
                                          -----------------------------
Revenues
   Rooms                                        $178,755      $ 157,380
   Food and beverage                              17,247         14,991
   Other                                           8,094          7,681
                                          -----------------------------
         Total revenues                          204,096        180,052
                                          -----------------------------

Hotel operating expenses                         131,881        119,190
Corporate expense                                 13,961         11,079
                                          -----------------------------

Recurring EBITDA                                  58,254         49,783
                                          -----------------------------

Provision for asset impairment and other
  non-recurring charges                            4,264          5,119
Depreciation and amortization                     26,983         22,372
Interest expense                                  20,756         16,461
                                          -----------------------------

Income from continuing operations before
   income taxes                                    6,251          5,831
      Income taxes                                 2,563          2,537
                                          -----------------------------
Income from continuing operations               $  3,688      $   3,294
                                          =============================

Basic earnings per share from continuing
operations                                      $   0.18      $    0.16
                                          =============================


         Hotel revenues increased from $180.1 million in calendar 1997 to $204.1 million in 1998, an increase of 13.3%. Increases in revenue were the result of an increase in the size of the Company's portfolio and improved RevPAR. The portfolio increased from 76 hotels at December 31, 1997 to 86 hotels at December 31,1998, an increase of 9.4% in the number of rooms. Gross operating margin (operating income before corporate expense, depreciation and amortization and non-recurring charges) increased from 21.4% in 1997 to 22.0% in 1998.

         Food and beverage ("F&B") revenues increased 15.1% and F&B operating margins increased from 20.1% to 23.6% as a result of an increased focus on improving F&B operating margins.

         The increase in depreciation expense from 1997 to 1998 is the result of the growth in the portfolio. While two, older limited service hotels were sold during 1998, the Company opened 12 newly-constructed hotels.

          Calendar year 1998 represented the first full year operating as a separate, stand-alone company and, accordingly, general corporate expense increased from 6.2% of revenues to 6.8% of revenues in 1998. Recurring domestic EBITDA increased 17% to $58.3 million in 1998 from $49.8 million in 1997. Recurring domestic EBITDA margin for 1998 was 28.5% as compared to 27.7% in 1997.

          Included in provision for asset impairment and other non-recurring charges in 1998 were non-cash write-downs of approximately $4 million (pre-tax) to reduce several hotels being marketed for sale to estimated net realizable value, net of disposition costs. In 1997, non-recurring loss provisions of approximately $5 million (pre-tax) were recorded in order to reserve for various items related to the Manor Care and Choice spin-offs.

          Interest expense increased from $16.5 million to $20.8 million in 1998, an increase of 26.1%. The increase results from an increased amount of debt outstanding over the respective periods. The Company's debt has increased over the period to fund the development of hotels.

          Income from continuing operations of $3.7 million, increased 12% from $3.3 million in 1997.

          Not reflected in the above discussion are the European hotel operations which were spun-off to shareholders along with the discontinued franchise business. In 1997, European hotel operations contributed $7.0 million of revenue and $0.40 in EBITDA, through the spin-off date in October, 1997.


Liquidity and Capital Resources
-------------------------------

          The Company maintains an $80 million committed line of credit with a group of four banks to support on-going operations and to fulfill capital requirements. The Credit Facility expires in October 2000. Availability under that line of credit is a function of trailing cash flow, but amounted to the full $80.0 million at December 31, 1999. Borrowings under the line amounted to $51 million at December 31, 1999. The Company is currently negotiating a one year extension of the bank facility, which will include a reduction in the commitment to $60 million.

         At the distribution date, the Company owed Choice $115.0 million in the form of a pay-in-kind subordinated note with a five year maturity. The note provides financial flexibility due to the fact that accrued interest is not payable until maturity.

          On April 23, 1997, the Company, through its indirect subsidiary, First Choice Properties, completed an offering of $117.5 million multi-class mortgage pass-through certificates (the "CMBS debt"). This CMBS debt is non-recourse and is collateralized by 28 hotel properties with a net book value of $124.9 million owned by the Company. The CMBS debt carries a 7.8% blended weighted average interest rate and has a final maturity of May 5, 2012. The hotel properties so collateralized reported EBITDA of $29.7 million for calendar year 1999. The Company used the proceeds to repay debt payable to its former parent, Manor Care, Inc.

          The Company intends to develop MainStay Suites, a mid-priced extended-stay hotel product. At December 31, 1999, 20 MainStay Suites were open and operating with another four hotels under development. The cost to develop a MainStay Suites hotel approximates $5.5 to $6.0 million. In order for the Company to continue on a long-term basis a development program, additional capital will be required.

          The Company's objective is to reduce its overall leverage while continuing to grow through development. The Company continuously evaluates its existing portfolio and seeks to sell hotels that have limited upside potential or that are projected to under-perform in order to redeploy capital into higher yielding assets. The Company identified eleven such hotels that were sold in 1999 for total proceeds of $37.0 million. As of December 31, 1999, an additional seven hotels are being marketed for sale in 2000. Proceeds from asset sales in 1999 were used to purchase shares for Treasury and reduce debt, including $9.2 million of CMBS debt which resulted in a pre-payment penalty of $772,000, after tax.

          Net cash provided by continuing operating activities was $45.4 million for the year ended December 31, 1999, as compared to $35.3 million, for the year ended December 31, 1998.

          The Company's Board of Directors authorized Treasury share purchase programs aggregating six million shares. As of December 31, 1999, 5,911,366 shares were purchased at an aggregate cost of $29.6 million. The program was completed in January 2000. The Company does not anticipate expanding the Treasury share purchase program, at least until such time as additional financing is arranged.

          At December 31, 1999, the Company's debt to book capitalization amounted to 78.0% and debt to market capitalization was 77.9%. Debt to recurring EBITDA amounted to 4.8:1 and recurring EBITDA to interest was 2.4:1 for calendar year 1999. Senior debt to recurring EBITDA was 2.4:1 for 1999 and recurring EBITDA to cash interest was 5.9:1 for calendar year 1999.

          While operating cash flow, credit available under the Company's bank facility and proceeds from the sale of hotels are expected to be adequate to fund operations and committed construction projects, accessing additional capital is imperative in order for the Company to expand its development and growth plans. Also, given the relatively short maturities of the note payable to Choice and the near term expiration of the bank facility, refinancing or extending maturities is an imperative. If the Company is unsuccessful in arranging for an extension of its bank facility which otherwise expires October 15, 2000, alternative sources of capital will have to be identified and accessed during 2000.

          Excluding development, recurring capital expenditures required to maintain operating assets in the appropriate condition are estimated to be approximately $15 million per year. Planned capital expenditures for the development of hotels in 2000 are projected to be approximately $20 million.


Seasonality
-----------

          Demand at many of the hotels is affected by recurring seasonal patterns, depending upon the location of the hotel. Accordingly, the Company's operations are seasonal in nature, with lower revenue and operating profit in November through February and higher revenue and operating profit in March through October.


Inflation
---------

          Inflation has not had a material effect on the revenues or operating results of the Company during the year ended December 31, 1999 or 1998.


Forward Looking Statements
--------------------------

          Management's Discussion and Analysis, as well as other parts of this Annual Report on Form 10-K, contain information based on management's beliefs and forward-looking statements that involve a number of risks, uncertainties and assumptions. There can be no assurances that actual results will not materially differ from the forward-looking statements as a result of various factors, including, but not limited to: the Company's substantial leverage and its plan to realize cash proceeds through leveraging its remaining assets; its plans to make selected strategic investments and acquisitions and develop new hotels; its success in implementing its business strategy, including its success in arranging financing where required; competition; government regulation; and general economic and business conditions. The Company's intentions with respect to the development of MainStay Suites and other new hotels is subject to: the Company's ability to access sufficient capital to continue such development; the acceptance of and demand for such products by the consumer and competition.

             Item 8.  Financial Statements and Supplementary Data

                                                                                                     Page
                                                                                                     ----
     Report of Independent Public Accountants.......................................................    22
     Consolidated Balance Sheets....................................................................    23
     Consolidated Statements of Income..............................................................    24
     Consolidated Statements of Cash Flows..........................................................    25
     Consolidated Statements of Stockholders' Equity and Comprehensive Income.......................    26
     Notes to Consolidated Financial Statements ....................................................    27

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of Sunburst Hospitality Corporation:

          We have audited the accompanying consolidated balance sheets of Sunburst Hospitality Corporation and subsidiaries (the "Company" formerly Choice Hotels International, Inc., see Basis of Presentation) as of December 31, 1999 and 1998, the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997. These financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunburst Hospitality Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997, in conformity with accounting principles generally accepted in the United States.

          Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index at Item 14(a)(2) are presented for purposes of complying with the Securities and Exchange Commission rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                                 Arthur Andersen LLP


Vienna, Virginia
February 16, 2000

                       SUNBURST HOSPITALITY CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                     (In thousands, except share amounts)

                                                                                          As of
                                                                            -----------------------------------
                                                                              December 31,       December 31,
                                                                                 1999               1998
                                                                            ---------------   ----------------
                                             ASSETS
Real estate, net                                                                $   359,258        $   363,023
Real estate held for sale                                                            34,498             37,122
Receivables (net of allowance for doubtful
   accounts of $500 and $611, respectively)                                           7,851              7,271
Other assets                                                                          8,617             10,982
Cash and cash equivalents                                                             2,965              4,113
                                                                            ---------------   ----------------

           Total assets                                                         $   413,189        $   422,511
                                                                            ===============   ================


                             LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Debt
      Senior debt and capital leases                                            $   151,807        $   153,341
      Subordinated debt                                                             141,856            127,848
                                                                            ---------------   ----------------
                                                                                    293,663            281,189

Accounts payable and accrued expenses                                                30,096             32,633
Deferred income taxes ($5,368 and $1,352, respectively) and
  other liabilities                                                                   6,383              6,052
                                                                            ---------------   ----------------

           Total liabilities                                                        330,142            319,874
                                                                            ---------------   ----------------

STOCKHOLDERS' EQUITY

Common stock (60,000,000 authorized, at $0.01 par value,
   22,148,313 and 21,545,305 issued and 14,808,060 and 19,606,006
   outstanding at December 31, 1999 and 1998, respectively)                             245                244
Additional paid-in-capital                                                          173,363            171,462
Treasury stock (7,340,253 and 1,939,299 shares, respectively)                       (93,284)           (65,856)
Retained earnings (deficit)                                                           2,723             (3,213)
                                                                            ---------------   ----------------

           Total stockholders' equity                                                83,047            102,637
                                                                            ---------------   ----------------

           Total liabilities and stockholders' equity                           $   413,189        $   422,511
                                                                            ===============   ================

   The accompanying notes are an integral part of these consolidated balance sheets.

                       SUNBURST HOSPITALITY CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share amounts)


                                                                                                    For the seven    For the fiscal
                                                                For the year       For the year         months           year
                                                                   ended               ended             ended           ended
                                                                December 31,       December 31,      December 31,        May 31,
                                                                    1999               1998              1997             1997
                                                              ----------------    ---------------   ---------------  --------------
REVENUES
     Rooms                                                       $     184,833      $     178,755      $    100,670    $   165,239
     Food and beverage                                                  17,153             17,247             9,231         13,356
     Other                                                               8,050              8,094             4,652          7,158
                                                              ----------------    ---------------   ---------------  -------------

         Total revenues                                                210,036            204,096           114,553        185,753
                                                              ----------------    ---------------   ---------------  -------------

OPERATING EXPENSES
     Departmental expenses
         Rooms                                                          52,932             51,227            33,484         58,502
         Food and beverage                                              12,935             13,183             7,319         10,887
         Other                                                           3,631              3,056             1,530          2,674
     Undistributed operating expenses                                   68,683             64,415            34,801         57,636
     Depreciation and amortization                                      26,240             26,983            14,246         20,632
     Corporate                                                          10,405             13,961             8,244          7,691
     (Net gains on property dispositions)/ provision for
     asset impairment and non-recurring charges                         (1,878)             4,264             5,119              -
                                                              ----------------    ---------------   ---------------  -------------
         Total operating expenses                                      172,948            177,089           104,743        158,022
                                                              ----------------    ---------------   ---------------  -------------

OPERATING INCOME                                                        37,088             27,007             9,810         27,731
                                                              ----------------    ---------------   ---------------  -------------

INTEREST EXPENSE                                                        24,677             20,756            10,138         15,891
                                                              ----------------    ---------------   ---------------  -------------

INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES                                          12,411              6,251              (328)        11,840
         Income taxes                                                    5,104              2,563               (44)         5,035
                                                              ----------------    ---------------   ---------------  -------------

INCOME (LOSS) FROM CONTINUING OPERATIONS                                 7,307              3,688              (284)         6,805

DISCONTINUED OPERATIONS:  Income from operations
     of discontinued franchising business (less applicable
     income taxes of $0, $0, $11,825, and $25,165,
     respectively)                                                           -                  -            16,369         35,219
                                                              ----------------    ---------------   ---------------  -------------

INCOME BEFORE EXTRAORDINARY ITEM AND
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
PRINCIPLE                                                                7,307              3,688            16,085         42,024

EXTRAORDINARY ITEM -- Loss from early extinguishment
of debt (net of $476, $201, and $747 tax benefit)                          772                308                 -          1,144

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
PRINCIPLE - (net of $421 tax benefit)                                      599                  -                 -              -
                                                              ----------------    ---------------   ---------------  -------------

NET INCOME                                                       $       5,936      $       3,380      $     16,085    $    40,880
                                                              ================    ===============   ===============  =============

Basic earnings per share
------------------------
         From continuing operations                              $        0.38      $        0.18      $      (0.01)   $      0.32
         From discontinued operations                                        -                  -              0.82           1.69
         From extraordinary item                                         (0.04)             (0.01)                -          (0.05)
         From cumulative effect of a change in accounting
         principle                                                       (0.03)                 -                 -              -
                                                              ----------------    ---------------   ---------------   ------------
         Earnings per share                                      $        0.31      $        0.17      $       0.81    $      1.96
                                                              ================    ===============   ===============   ============

Diluted earnings per share
--------------------------
         From continuing operations                              $        0.38      $        0.18      $      (0.01)   $      0.32
         From discontinued operations                                        -                  -              0.82           1.66
         From extraordinary item                                         (0.04)             (0.01)                -          (0.05)
         From cumulative effect of a change in accounting
         principle                                                       (0.03)                 -                 -              -
                                                              ----------------    ---------------   ---------------  -------------
         Earnings per share                                      $        0.31      $        0.17      $       0.81    $      1.93
                                                              ================    ===============   ===============  =============

The accompanying notes are an integral part of these consolidated statements of income.

                       SUNBURST HOSPITALITY CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                        For the year    For the year   For the seven  For the fiscal
                                                                           ended           ended         months ended   year ended
                                                                        December 31,    December 31,    December 31,      May 31,
Cash Flows From Operating Activities                                        1999            1998            1997           1997
                                                                       --------------  --------------  -------------   ------------
Income (loss) from continuing operations before extraordinary item
and cumulative effect of a change in accounting principle                  $    7,307     $     3,688    $       (284)   $    6,805
Reconciliation of net income (loss) to net cash
   provided by operating activities:
     Depreciation and amortization                                             26,240          26,983          14,246        20,632
     Amortization of deferred financing fees                                      287             244             248             -
     Amortization of debt discount                                              1,543           1,921             528            29
     Accrued interest on Choice Hotels International, Inc. note                12,646           8,808           2,648             -
     Provision for bad debts, net                                                 531             424             247           560
     Increase in deferred taxes                                                 4,016             466             695         2,920
     (Gain) loss on sale of property                                           (1,878)            (65)              -           220
     Provision for asset impairment and other non-recurring charges                 -           3,983           5,119             -
Change in assets and liabilities:
     Change in receivables                                                     (1,111)         (1,434)           (152)       (1,686)
     Change in other assets                                                     4,167          (2,351)           (357)       (3,963)
     Change in accounts payable, accrued expenses and other
     liabilities                                                               (6,222)           (790)         (9,323)       17,391
     Change in payable to Choice Hotels International, Inc.                         -          (8,601)         10,066             -
     Change in current taxes receivable                                        (2,089)          2,018          (2,310)         (483)
                                                                       --------------  --------------  --------------  ------------
          Net cash provided by continuing operations                           45,437          35,294          21,371        42,425
          Net cash provided by discontinued operations                              -               -          20,876        44,833
                                                                       --------------  --------------  --------------  ------------
          Net cash provided by operating activities                            45,437          35,294          42,247        87,258
                                                                       --------------  --------------  --------------  ------------

Cash Flows From Investing Activities
     Investment in property and equipment                                     (54,923)        (60,476)        (61,460)      (75,523)
     Acquisition of operating hotels                                                -               -               -        (5,550)
     Distribution of Choice                                                         -               -          (4,166)            -
     Proceeds from sale of property and equipment                              36,950           5,864             170         2,522
                                                                       --------------  --------------  --------------  ------------
          Net cash utilized by continuing operations                          (17,973)        (54,612)        (65,456)      (78,551)
          Net cash utilized by discontinued operations                              -               -        (118,474)      (15,864)
                                                                       --------------  --------------  --------------  ------------
          Net cash utilized by investing activities                           (17,973)        (54,612)       (183,930)      (94,415)
                                                                       --------------  --------------  --------------  ------------

Cash Flows From Financing Activities
     Proceeds from mortgages and other long term debt                          10,000          25,000          16,023       208,000
     Proceeds from note payable to Choice Hotels
     International, Inc.                                                            -               -         115,000             -
     Principal payments of debt                                               (11,715)         (5,256)        (92,171)       (1,157)
     Principal payments on notes payable to Manor Care, Inc.                        -               -         (37,022)     (110,000)
     Payment of financing fees                                                      -               -               -        (3,959)
     Payment of prepayment penalty                                               (772)           (439)              -        (1,891)
     Proceeds from issuance of common stock                                     1,303             359           1,153         3,410
     Purchases of treasury stock                                              (27,428)         (2,141)        (10,554)      (53,150)
     Payable to Choice Hotels International, Inc. for net worth
     guarantee                                                                      -               -          15,000             -
     Advances to Manor Care, Inc., net                                              -               -               -        (9,971)
                                                                       --------------  --------------  --------------  ------------
          Net cash (utilized by) provided by continuing operations
                                                                              (28,612)         17,523           7,429        31,282
          Net cash provided by (utilized by) discontinued operations                -               -         129,337       (17,839)
                                                                       --------------  --------------  --------------  ------------
          Net cash (utilized by) provided by financing activities
                                                                              (28,612)         17,523         136,766        13,443
                                                                       --------------  --------------  --------------  ------------

Net change in cash and cash equivalents                                        (1,148)         (1,795)         (4,917)        6,286
Cash and cash equivalents at beginning of period                                4,113           5,908          10,825         4,539
                                                                       --------------  --------------  --------------  ------------
Cash and cash equivalents at end of period                                 $    2,965     $     4,113    $      5,908    $   10,825
                                                                       ==============  ==============  ==============  ============

 Cash and cash equivalents of continuing operations                         $   2,965     $     4,113    $      5,908    $    7,033
 Cash and cash equivalents of discontinued operations                       $       -     $         -    $          -    $    3,792

     The accompanying notes are an integral part of these consolidated statements of cash flows.

                       SUNBURST HOSPITALITY CORPORATION
   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                         (In thousands, except shares)

                                                                             Accumulated
                                                                Additional      Other
                                             Common Stock        Paid-in-    Comprehensive  Retained     Treasury     Comprehensive
                                         ---------------------
                                           Shares      Amount     Capital        Income     Earnings       Stock         Income
                                         ----------- ---------  -----------  ------------- -----------  -----------   -------------
Distribution from Manor Care, Inc.        63,081,129   $   631    $  162,512  $   (1,750)   $       -    $      -      $          -
Net income                                                                                     40,880                        40,880

Transfer of net income to Manor Care,
Inc.                                                                                          (23,805)

Exercise of stock options                    781,542         8         4,651

Translation adjustment                                                            (5,268)                                    (5,268)

                                                                                                                      -------------
Comprehensive income                                                                                                  $      35,612
                                                                                                                      =============

Treasury purchases                        (3,697,724)                                                     (53,372)
                                         -----------  --------   -----------  ----------    ---------    --------
Balance, May 31, 1997                     60,164,947  $    639   $   167,163  $   (7,018)   $  17,075    $(53,372)
                                         -----------  --------   -----------  ----------    ---------    --------
Net income                                                                                 $   16,085                $      16,085


Adjustment to Nov. 1, 1996
  distribution from Care Inc.                                                                  (1,044)

Exercise of stock options                    202,386         2         1,910

Issuance of stock                             13,786                      65

Treasury purchases                          (588,931)                                                     (10,554)

Translation adjustment                                                            (1,644)                                    (1,644)
                                                                                                                      -------------
Comprehensive Income                                                                                                  $      14,441
                                                                                                                      =============

Distribution of Franchising                                                        8,662      (48,662)

One-for-three reverse stock split on
    October 15, 1997                     (39,845,146)     (398)          398
                                         -----------  --------   -----------  ----------    ---------    --------
Balance, December 31, 1997                19,947,042  $    243   $   169,536  $        -    $ (16,546) $  (63,926)
                                         -----------  --------   -----------  ----------    ---------    --------
Net income                                                                                      3,380

Sale of MainStay brand option to
Choice Hotels International, Inc.                                                               9,953

Exercise of stock options                     79,414         1         1,926

Issuance of stock                             89,962                                                          216

Treasury purchases                          (510,412)                                                      (2,146)
                                         -----------  --------   -----------  ----------    ---------    --------
Balance, December 31, 1998                19,606,006  $    244   $   171,462  $        -    $  (3,213) $  (65,856)
                                         -----------  --------   -----------  ----------    ---------    --------
Net income                                                                                      5,936

Exercise of stock options                    105,663         1         1,388

Issuance of stock                            497,345                     513

Treasury purchases                        (5,400,954)                                                     (27,428)
                                         -----------  --------   -----------  ----------    ---------    --------
Balance, December 31, 1999                14,808,060  $    245   $   173,363  $        -    $   2,723  $  (93,284)
                                         ===========  ========   ===========  ==========    =========    ========

     The accompanying notes are an integral part of these consolidated statements of stockholders' equity and comprehensive income.

                       SUNBURST HOSPITALITY CORPORATION
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - DECEMBER 31, 1999 AND 1998


1.   Summary of Significant Accounting Policies

Basis of Presentation

On March 7, 1996, Manor Care, Inc. ("Manor Care") announced its intention to proceed with the separation of its lodging business from its health care business through a spin-off of its lodging business (the "Manor Care Distribution"). On September 30, 1996, the Board of Directors of Manor Care declared a special dividend to its shareholders of one share of common stock of Choice Hotels International Inc. (the "Company") for each share of Manor Care stock, and the Board of Directors set the Record Date and the Distribution Date. The Manor Care Distribution was made on November 1, 1996 to holders of record of Manor Care's common stock on October 10, 1996.

The Manor Care Distribution separated the lodging and health care businesses of Manor Care into two public corporations. At that time, the operations of the Company consisted principally of the hotel franchise operations and the owned and managed domestic and European hotel operations formerly conducted by Manor Care directly or through its subsidiaries (the "Lodging Business").

On November 1, 1996, concurrent with the Manor Care Distribution, the Company changed its name from Choice Hotels Holdings, Inc. to Choice Hotels International, Inc. and the Company's franchising subsidiary, formerly named Choice Hotels International, Inc., changed its name to Choice Hotels Franchising, Inc. ("Choice").

On April 29, 1997, the Company's Board of Directors announced its intention to separate the Company's franchising business from its owned, domestic hotel business. On September 16, 1997 the Board of Directors and shareholders of the Company approved the separation of the businesses through a Spin-off of the franchising business, along with the Company's European hotel and franchising operations, to its shareholders (the "Distribution"). The Board of Directors set October 15, 1997 as the date of distribution and on that date, Company shareholders received one share in Choice (renamed "Choice Hotels International, Inc.") for every share of Company stock held on October 7, 1997 (the date of record). Concurrent with the October 15, 1997 distribution date, the Company changed its name to Sunburst Hospitality Corporation and effected a one-for-three reverse stock split of its common stock.

In connection with the Spin-off of the franchising business, the Company has presented the franchising business as a discontinued operation in the accompanying consolidated financial statements. Although the Company's European hotel operations were distributed to shareholders along with the franchising business, generally accepted accounting principles do not permit presenting this operation as discontinued. Therefore, the European hotel operations are included in continuing operations. The following tables illustrate the impact of the European hotel operations on the continuing operations of the Company (in thousands).

         Seven months ended              Domestic hotel     European hotel       Continuing
          December 31, 1997                operations         operations         operations
-----------------------------------------------------------------------------------------------
Revenues                                         $107,574            $ 6,979           $114,553
Operating expenses                                 98,169              6,574            104,743
                                       --------------------------------------------------------
Operating income                                    9,405                405              9,810
                                       --------------------------------------------------------
Interest expense                                    9,800                338             10,138
                                       --------------------------------------------------------
Pretax (loss) income                                 (395)                67               (328
   Income tax (benefit) expense                       (71)                27                (44)
                                       --------------------------------------------------------
Net (loss) income from
   continuing operations                         $   (324)           $    40           $   (284)
                                       ========================================================

          Fiscal year ending              Domestic hotel      European hotel      Continuing
             May 31, 1997                   operations          operations        operations
--------------------------------------- -------------------- ------------------ ---------------
Revenues                                           $168,016           $ 17,737         $185,753
Operating expenses                                  140,468             17,554          158,022
                                        -------------------------------------------------------
Operating income                                     27,548                183           27,731
                                        -------------------------------------------------------
Interest expense                                     14,899                992           15,891
                                        -------------------------------------------------------
Pretax income (loss)                                 12,649               (809)          11,840
   Income tax expense (benefit)                       5,355               (320)           5,035
                                        -------------------------------------------------------
Net income (loss) from
  continuing operations                            $  7,294           $   (489)        $  6,805
                                        =======================================================

Fiscal Year

In October 1997, the Company changed its fiscal year end from May 31 to December
31. Therefore, the period ending December 31, 1997 includes seven months of operations. The following table presents the Company's results of operations for the full calendar year 1997 (unaudited, in thousands, except per share data).

                                                        Calendar Year 1997
                                      --------------------------------------------------------
                                                            (Unaudited)
                                       Domestic hotel     European hotel       Continuing
                                         operations         operations         operations
                                      -----------------  -----------------  -----------------
Revenues                                       $180,052            $13,741          $ 193,793
Operating expenses                              135,388             12,401            147,789
Depreciation and amortization                    22,142              1,399             23,541
                                      -------------------------------------------------------
Operating income (loss)                          22,522                (59)            22,463
Interest expense                                 16,461                724             17,185
                                      -------------------------------------------------------
Pretax income (loss) from
   continuing operations                          6,061               (783)             5,278
Income tax expense (benefit)                      2,629               (310)             2,319
                                      -------------------------------------------------------
Income (loss) from continuing
   operations                                  $  3,432            $  (473)         $   2,959
                                      =======================================================
Earnings (loss) per share:
    Basic                                      $   0.17            $ (0.02)         $    0.15
                                      =======================================================

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Pre-opening Costs

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting on the Costs of Start-up
Activities" (the "SOP"). The SOP was adopted by the Company effective January 1, 1999 and required that costs related to start-up activities be expensed as incurred. Initial application of the SOP is reported as a cumulative effect of a change in accounting principle for the year ended December 31, 1999. Prior to the adoption of the SOP, pre-opening costs of an operating nature incurred were deferred and amortized over two years for hotels opened prior to November 1, 1996 and one year for hotels opened after that date. Such costs, which were included in other assets, amounted to $724,000, net of accumulated amortization, at December 31, 1998.

If the Company would have adopted this SOP on January 1, 1998, the effect would have been to increase income from continuing operations by approximately $274,000 for the year ended December 31, 1998, and to decrease net income for the year by approximately $420,000, as a result of a charge for the cumulative effect of a change in accounting principle of $694,000 (net of taxes).

Real Estate

The components of real estate are as follows:

                                                 December 31,     December 31,
                                                     1999             1998
                                                ---------------- -------------
          Land                                    $  61,397        $   56,007
          Buildings                                 295,414           281,821
          Furniture, fixtures and equipment          87,016            77,127
          Hotels under construction                  14,100            31,962
                                                ---------------- -------------
                                                    457,927           446,917
          Less:  accumulated depreciation           (98,669)          (83,894)
                                                ---------------- -------------
                                                  $ 359,258        $  363,023
                                                ================ =============

Depreciation has been computed for financial reporting purposes using the straight-line method. A summary of the ranges of estimated useful lives upon which depreciation rates have been based follows:

        Building and improvements                               10-40 years
        Furniture, fixtures and equipment                        3-20 years

Self-Insurance Program

Prior to the Manor Care Distribution, the Company participated in Manor Care's self-insurance program for certain levels of general and professional liability, automobile liability and workers' compensation coverage. All self-insurance liabilities through November 1, 1996, were assumed by Manor Care.

Subsequent to the Manor Care distribution, the Company has maintained its own insurance program, which includes certain levels of retained risk. Estimated costs are accrued at present values based on actuarial projections for known and anticipated claims.

Impairment Policy

The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured based on net, undiscounted expected cash flows. Assets are considered to be impaired if the undiscounted expected cash flows are less than the carrying amount of the assets. Impairment charges are recorded based upon the difference between the carrying value of the asset and fair value. Real estate held for sale is recorded based on its estimated fair value less cost to sell.

Capitalization Policies

The Company capitalizes interest costs and property taxes incurred during the construction of capital assets. The Company capitalized $1.3 million and $2.4 million in interest costs for the years ended December 31, 1999 and 1998, respectively. Maintenance, repairs and minor replacements are charged to expense as incurred.

Impact of New Accounting Pronouncements

The Company is required to adopt Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," in 2000. As the Company does not routinely use derivative instruments, the standard will not have a material impact on the consolidated financial statements of the Company.

Stock-based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. In the event the stock options are issued at an exercise price below the market price, compensation expense is recorded ratably over the vesting period for the options issued at a discount. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires the Company to make certain disclosures as if the fair value based method of accounting had been applied to the Company's stock option grants (see Note 9).

Reclassifications

Certain amounts previously presented have been reclassified to conform to the December 31, 1999 presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Income Taxes

The Company was included in the consolidated Federal income tax returns of Manor Care prior to the Manor Care Distribution. Subsequent to November 1, 1996, the Company is a separate taxpayer and files its own tax returns. The income tax provision included in these consolidated statements reflects the historical income tax provision and temporary differences attributable to the operations of the Company on a separate return basis. Deferred taxes are recorded for the tax effect of temporary differences between book and tax income.

Income before income taxes from continuing operations was derived from the following (in thousands):

                                                 For the year      For the year      For the seven    For the fiscal
                                                    ended              ended         months ended       year ended
                                                 December 31,      December 31,      December 31,         May 31,
                                                     1999              1998              1997              1997
                                               -----------------  ---------------- ------------------ ----------------
Income (loss) from continuing
operations before income taxes
      Domestic operations                             $  12,411         $   6,251          $    (395)        $ 12,649
      Foreign operations                                      -                 -                 67             (809)
                                               ----------------   ---------------  -----------------  ---------------
           Income (loss) before income taxes          $  12,411         $   6,251          $    (328)        $ 11,840
                                               ================   ===============  =================  ===============

The provision for income taxes for continuing operations (in thousands):

                                            For the year        For the year      For the seven     For the fiscal
                                               ended               ended           months ended       year ended
                                            December 31,        December 31,       December 31,         May 31,
                                                1999                1998               1997              1997
                                          ----------------    ----------------   ----------------   ---------------
Current tax expense (benefit)
      Federal                                      $   210           $   1,723           $    621          $  2,583
      Foreign operations                                 -                   -                 27              (320)
      State                                            468                 386                134               292

Deferred tax expense (benefit)
      Federal                                        3,989                 371              (680)             2,048
      Foreign operations                                 -                   -                 -                  -
      State                                            437                  83              (146)               432
                                          ----------------    ----------------   ---------------    ---------------
                                                 $   5,104           $   2,563          $    (44)          $  5,035
                                          ================    ================   ===============    ===============

Deferred tax liabilities were composed of the following (in thousands):

                                                         December 31,
                                                     1999             1998
                                                 -------------   -------------
Depreciation and amortization                      $  (8,372)      $  (2,667)
Accrued expenses                                       3,493           2,428
Other                                                   (489)         (1,113)
                                                 -----------     -----------
Net deferred tax liability                         $  (5,368)      $  (1,352)
                                                 ===========     ===========

A reconciliation of income tax expense (benefit) at the statutory rate to income tax expense included in the accompanying consolidated statements follows (in thousands, except Statutory Federal income tax rate):

                                                  For the year      For the year      For the seven    For the fiscal
                                                     ended             ended          months ended       year ended
                                                  December 31,      December 31,      December 31,         May 31,
                                                      1999              1998              1997              1997
                                                ----------------- ----------------- ------------------ ----------------
Statutory Federal income tax rate                             35%               35%               35%               35%

Federal taxes at statutory rate                        $   4,344         $   2,188          $   (115)         $  4,144
State income taxes, net of Federal tax benefit               588               305                (4)              573
Other                                                        172                70                75               318
                                                ----------------  ----------------  ----------------   ---------------
Income tax expense (benefit)                           $   5,104         $   2,563          $    (44)         $  5,035
                                                ================  ================  ================   ===============

Cash paid for state income taxes was $972,000, $1,262,000, $486,000 and $805,000 for the years ended December 31, 1999 and 1998, the seven months ending December 31, 1997 and the fiscal year ending May 31, 1997, respectively. The Company paid Federal income taxes of $4,650,000 and $2,055,000 for the years ended December 31, 1999 and 1998, respectively. At December 31, 1999, the Company had an income tax receivable of $2.1 million.

2.  Accrued Expenses

Accrued expenses were as follows (in thousands):

                                          December 31,
                                 -------------------------------
                                     1999               1998
                                 ------------      -------------
Payroll                              $  4,887           $  5,534
Taxes, other than income                4,108              4,331
Other                                   6,415              6,354
                                 ------------      -------------
                                     $ 15,410           $ 16,219
                                 ============      =============

3.  Long-Term Debt and Notes Payable

Debt consisted of the following at December 31, 1999 and 1998 (in thousands):

                                                                 December 31,
                                                      ------------------------------------
                                                            1999               1998
                                                      ------------------  ----------------
$80.0 million revolving Credit Facility with an
   average rate of 7.96% and 7.68% at December 31,
   1999 and 1998, respectively                                 $ 51,000          $ 41,000
Multi-class mortgage pass-through certificates
   with a blended weighted average rate of 7.8% at
   December 31, 1999 and 1998                                    98,821           110,913
Note payable to Choice Hotels International with an
   effective rate of 10.60% at December 31, 1999 and
   1998                                                         141,856           127,849
Capital lease obligations                                         1,986             1,427
                                                      -----------------   ---------------

Total indebtedness                                            $ 293,663         $ 281,189
                                                      =================   ===============

Maturities of debt at December 31, 1999 were as follows (in thousands):

                                                 Subordinated      Capital
Year                           Senior Debt           Debt          Leases          Total
----                           -----------           ----          -------         -----
2000                              $  54,144         $     -        $   730        $ 54,874
2001                                  3,397               -          1,006           4,403
2002                                  3,670         141,856            250         145,776
2003                                  3,964               -              -           3,964
2004                                  4,282               -              -           4,282
Thereafter                           80,364               -              -          80,364
                             --------------  --------------  -------------  --------------
Total                             $ 149,821       $ 141,856       $  1,986       $ 293,663
                             ==============  ==============  =============  ==============

On April 23, 1997 the Company, through its indirect subsidiary First Choice Properties Corporation, completed an offering of $117.5 million multi-class mortgage pass through certificates (collectively, "the CMBS debt"). The CMBS debt, which carries a blended, weighted average interest rate of 7.8% and has a final maturity of May 5, 2012, contain customary covenants with respect to, among other things, limits on levels of indebtedness, liens, certain investments, transactions with affiliates, asset sales, mergers, consolidations, and transfers of cash to affiliates. Restricted net assets related to the CMBS debt were $27.5 million and $31.3 million as of December 31, 1999 and 1998, respectively. The Company had $1.9 million and $2.2 million in escrow at December 31, 1999 and 1998, respectively, related to the CMBS debt. The escrow, which is included in other assets, is for property taxes, insurance and capital expenditures of the properties collateralizing the CMBS debt. The CMBS debt is non-recourse and is collateralized by 28 hotels owned by the Company. The offering's net proceeds of $110 million were used to prepay a portion of a loan from Manor Care. The prepayment resulted in an extraordinary loss from early debt redemption of $1.1 million, net of taxes, in the fiscal year ended May 31, 1997. During 1998, the sale of one of the collateralized hotels resulted in a prepayment of CMBS debt in the amount of $2.2 million and a prepayment penalty. During 1999, the sale of five collateralized hotels resulted in a prepayment of CMBS debt in the amount of $9.2 million and a prepayment penalty. These prepayments resulted in extraordinary losses of $772,000 and $308,000, net of tax, for the years ended December 31, 1999 and 1998, respectively.

In conjunction with the April 1997 issuance of the CMBS debt, the Company entered into a series of interest rate swap agreements having a total notional principal amount of $50.0 million. The agreements were terminated concurrent with the pricing of the mortgage securities, resulting in a $862,000 gain. The gain has been deferred and is being amortized over the life of the mortgage securities as an offset to interest expense.

The Company entered into two debt facilities in October 1997 in connection with the distribution: (i) a $80.0 million revolving Credit Facility (the "October 1997 Credit Facility"); and (ii) a $115.0 million pay-in-kind note payable to Choice (the "Choice Note"). Proceeds from the new debt were used to repay the Company's remaining portion of the loan from Manor Care and the outstanding balance of its revolving Credit Facility, and for advances previously made by Choice to the Company. The unused portion of the October 1997 Credit Facility will be used by the Company for working capital, capital expenditures and acquisitions.

The October 1997 Credit Facility expires in October 2000 and includes customary financial and other covenants that will require the maintenance of certain ratios including maximum leverage, minimum net worth and interest coverage. Additional covenants restrict the Company's ability to make certain investments, repurchase stock, incur debt, and dispose of assets. Availability under the October 1997 Credit Facility is a function of trailing cash flow. At the Company's option, the interest rate may be based on LIBOR, a certificate of deposit rate or an alternate base rate (as defined), plus a facility fee. The rate is determined based on the Company's consolidated leverage ratio at the time of borrowing. At December 31, 1999, the Company had the full $80.0 million of availability under the October 1997 Credit Facility, resulting in excess borrowing capacity of $29.0 million. The Company and the banks participating in the October 1997 Credit Facility have entered into negotiations to extend its expiration date.

The Choice Note has a maturity of five years from October 1997 and accrues simple interest at a rate equal to 500 basis points above the interest rate on a five-year U.S. Treasury Note, resulting in an effective rate of 8.8% through December 28, 1998. In December 1998, the Choice Note terms were amended providing that the Choice Note will accrue interest at a rate of 11.0% per annum compounded daily on principal and unpaid interest beginning on October 15, 2000. As a result of the amendment, the Company began accruing interest at the effective rate of the note of 10.6%. The Choice Note contains restrictive covenants that restrict or limit the ability of the Company to merge or consolidate with any other person or entity unless the Company is the surviving entity, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

Cash paid for interest was $12.8 million, $9.9 million, $10.7 million, and $14.8 million for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and fiscal year ended May 31, 1997, respectively. At December 31, 1999 and 1998, real estate property with a net book value of $124.9 million and $138.6 million, respectively, was pledged or mortgaged as collateral.

4.  Leases

The Company operates certain property and equipment under leases that expire at various dates through 2014. Future minimum lease payments are as follows (in thousands):

                                        Operating          Capital
                                         Leases            Leases
                                       -------------     -------------
2000                                       $  1,231          $    825
2001                                          1,258             1,173
2002                                          1,103               250
2003                                            825                 -
2004                                            850                 -
Thereafter                                   21,417                 -
                                       ------------      ------------
Total minimum lease payments               $ 26,684             2,248
                                       ============
Less:  interest                                                  (262)
                                                         ------------
Present value of lease payments                              $  1,986
                                                         ============

Rental expense under non-cancelable operating leases was $789,000, $1.9 million, $1.9 million and $329,000 in the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997, and the fiscal year 1997, respectively. For the year ended December 31, 1998 and the seven months ended December 31, 1997, the Company paid $2.5 million and $2.9 million, respectively, to Manor Care for office rent, of which Choice reimbursed the Company $1.0 million each of the respective years for its portion of the total space occupied. In February 1999, the Company entered into a release agreement with Manor Care which effectively terminated all inter-company service, consulting and lease agreements.

5.  Acquisitions and Divestitures

During 1999, the Company sold eleven hotels containing 1,343 rooms for $37 million. During 1998, the Company sold two hotels containing 193 rooms for $4.5 million and two parcels of unimproved land for $1.6 million. During fiscal year 1997, the Company acquired two hotels containing 324 rooms for $10.7 million and disposed of one hotel containing 153 rooms for $2.5 million.

In addition to the eleven hotels sold in 1999, the Company has seven hotels that are currently being marketed for sale with a carrying value of $34.5 million as of December 31, 1999. The Company anticipates the sale of the properties to be completed during 2000. In accordance with Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company has discontinued depreciating these assets while they are held for sale. In addition, SFAS No. 121 requires that assets held for sale be reported at the lower of the carrying amount or the fair value less costs to sell. At December 31, 1999, the assets held for sale are reported at the lower of the carrying amount or the fair value less costs to sell. The seven hotels held for sale reported total revenues of $23.7 million for the year ended December 31, 1999. Income from operations before interest, taxes, depreciation and amortization and allocations for corporate expenses of the seven hotels was $5.3 million for the year ended December 31, 1999.

6.  Discontinued Operations

The revenues, income from discontinued hotel franchise operations before income taxes, and net income from discontinued hotel franchise operations were as follows (in thousands):

                                          Seven months       Fiscal year
                                              ended            ended
                                           December 31,        May 31,
                                              1997              1997
                                          --------------    -------------
Revenue                                        $ 112,286        $ 249,822
Expenses                                          84,092          189,438
                                          --------------    -------------
Income from discontinued
  operations before income taxes                  28,194           60,384
Income taxes                                      11,825           25,165
                                          --------------    -------------
Net income from discontinued
  Operations                                     $16,369          $35,219
                                          ==============    =============

Net income from discontinued hotel franchise operations for the seven months ended December 31, 1997 includes the results of operations of the franchising business through October 15, 1997 and costs associated with the distribution of $1.9 million (net of taxes).

7.  Commitments and Contingencies

The Company is a defendant in a number of lawsuits arising in the ordinary course of business. In the opinion of management and legal counsel, the ultimate outcome of such litigation will not have a material adverse effect on the Company's business, financial position, or results of operations.

8.  Pension, Profit Sharing and Incentive Plans

Bonuses accrued for key executives of the Company under incentive compensation plans were $1.1 million, $1.1 million, $357,000 and $200,000 for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and in fiscal year ended May 31, 1997, respectively.

Employees participate in retirement plans sponsored by the Company, and prior to the Manor Care Distribution, employees participated in retirement plans sponsored by Manor Care. Costs allocated to the Company were based on the size of its payroll relative to the sponsor's payroll. Retirement costs were approximately $111,000, $506,000, $217,000 and $800,000 for the years ended
December 31, 1999 and 1998, the seven months ended December 31, 1997 and fiscal year ended May 31, 1997, respectively.

9.  Capital Stock

On December 8, 1999, the Company's Board of Directors approved a plan for the Company to repurchase up to 3.5 million shares of common stock. The 3.5 million shares approved is in addition to the 2.5 million shares approved by the Company's Board of Directors on September 16, 1998. During the year ended December 31, 1999, the Company repurchased 5.4 million shares of its common stock at a total cost of $27.4 million. During the year ended December 31, 1998, the Company repurchased 510,412 shares of its common stock at a total cost of $2.1 million.

On February 23, 1998, the Board of Directors adopted a shareholder rights plan under which a dividend of one preferred stock purchase right will be distributed for each outstanding share of the Company's common stock to shareholders of record on April 3, 1998. Each right will, upon exercise, entitle the holder to buy 1/100th of a share of a newly issued series of junior participating preferred stock of the Company at an exercise price of $50 per share. The rights are exercisable, subject to certain exceptions, after a person or group acquires beneficial ownership of 10% or more of the Company's common stock (such a person or group, an "Acquiring Person"), or begins a tender or exchange offer that would result in a person or group becoming an Acquiring Person. The rights are non-voting and expire on January 31, 2008, unless exercised or previously redeemed by the Company for $.001 each. If the Company is involved in a merger or certain other business combinations not approved by the Board of Directors, each right will entitle its holder, other than the acquiring person or group, to purchase common stock of either the Company or the acquirer having a value of twice the exercise price of the right.

At December 31, 1999, the Company had 254,062 shares authorized under its stock option program. Stock options may be granted to officers, key employees and non-employee directors with an exercise price not less than the fair market value of the common stock on the date of grant.

Option activity under the above plans is as follows:

                                                     Number of          Weighted
                                                       Shares          Option Price
                                                 -----------------   ----------------
Outstanding at May 31, 1997                             4,949,032               $3.02
Adjustment as a result of the Distribution             (2,687,141)
Granted                                                   552,441                8.04
Exercised                                                (202,386)               2.03
Cancelled                                                 (30,241)               4.94
                                                 ----------------    ----------------
Outstanding at December 31, 1997                        2,581,705                5.67
Granted                                                   442,536                6.57
Exercised                                                 (79,414)               1.80
Cancelled                                                (114,458)               7.29
                                                 ----------------    ----------------
Outstanding at December 31, 1998                        2,830,369                5.88
Granted                                                    10,000                5.00
Exercised                                                (105,663)               1.80
Cancelled                                                (154,325)               6.92
                                                 ----------------    ----------------
Outstanding at December 31, 1999                        2,580,381               $5.99
                                                 ================    ================

In connection with the Distribution, the outstanding options held by current and former employees of the Company as of October 15, 1997 were redenominated in both Company and Choice stock, and the number and exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies to retain the intrinsic value of the options. The option prices for the period prior to May 31, 1997 in the table above have been adjusted for the reverse stock split.

The following table provides information on the exercise prices of options outstanding at December 31, 1999:

                           Number of            Weighted        Weighted Average        Number of
 Exercise Price             Options              Average        Contractual Life     Options Currently
    Range                 Outstanding         Exercise Price       (in years)           Exercisable
    -----                 -----------         --------------       ----------           -----------
  $ 1.79 to $ 2.00                 69,323             $1.79             .69                     69,323
    2.01 to 3.50                  329,655              2.75            1.89                    262,335
    3.51 to 5.50                  400,374              4.35            3.79                    225,950
    5.51 to 8.50                1,672,430              6.98            6.98                    811,193
   8.51 to 10.00                  108,599              9.23            7.72                     35,676
                          ---------------                                            -----------------
                                2,580,381                                                    1,404,477
                          ===============                                            =================

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"), requires companies to provide additional disclosures about employee stock-based compensation plans based on a fair value based method of accounting. As permitted by this accounting standard, the Company continues to account for these plans under Accounting Principles Board Opinion 25, under which no compensation cost has been recognized.

For the purpose of these disclosures required by SFAS No. 123, compensation cost for the Company's stock option plan was determined based on the fair value at the grant dates for awards under those plans. The fair value of each option grant has been estimated on the date of grant using an option-pricing model. For the years ended December 31, 1999 and 1998, the Company assumed a risk free interest rate of 6.4% and 4.7%, respectively, expected volatility of 38.2% and 34.5%, respectively, a dividend yield of 0% and expected lives of ten years from the date of grant. The weighted average fair value per option granted during the year ended December 31, 1999 and 1998 was $2.66 and $4.16, respectively. If options had been reported as compensation expense based on their fair value pro forma, net income and earnings per share would have been as follows for the years ended December 31, 1999 and 1998.

                                     For the year ended    For the year ended
                                      December 31, 1999     December 31, 1998
                                    -------------------------------------------
Net income:

         As reported                           $ 5,936                $ 3,380
         Pro forma                             $ 4,905                $ 2,352

Earnings per share:

         Basic, as reported                    $  0.31                $  0.17
         Basic, pro forma                      $  0.26                $  0.12
         Diluted, as reported                  $  0.31                $  0.17
         Diluted, pro forma                    $  0.25                $  0.12

10.  Earnings Per Share from Continuing Operations

The following table illustrates the reconciliation of income from continuing operations and number of shares used in the calculation of basic and diluted earnings per share from continuing operations (in thousands, except per share amounts).

                                                                                              For the seven     For the fiscal
                                                                                              months ended      year ended
                                                        December 31,      December 31,        December 31,         May 31,
                                                            1999              1998                1997              1997
                                                      -----------------  ----------------   -----------------  ----------------
Computation of basic earnings per share from
continuing operations:

   Income from continuing operations before
      extraordinary item and cumulative effect of
      a change in accounting principle                        $  7,307          $  3,688            $   (284)         $  6,805
   Weighted average shares outstanding                          19,036            19,956              19,979            20,893
                                                      ----------------   ---------------    ----------------   ---------------
       Basic earnings per share from continuing
         operations                                           $   0.38          $   0.18            $  (0.01)         $   0.32
                                                      ================   ===============    ================   ===============

Computation of diluted earnings per share from continuing operations:

   Income from continuing operations before
       extraordinary item and cumulative effect of
       a change in accounting principle                       $  7,307          $  3,688            $   (284)         $  6,805
   Weighted average shares outstanding                          19,036            19,956              19,979            20,893
   Effect of dilutive securities:
       Employee stock option plan                                  210               320               1,052               298
                                                      ----------------   ---------------    ----------------   ---------------
   Shares for diluted earnings per share                        19,246            20,276              21,031            21,191
                                                      ----------------   ---------------    ----------------   ---------------
       Diluted earnings per share from continuing
         operations                                           $   0.38          $   0.18            $  (0.01)         $   0.32
                                                      ================   ===============    ================   ===============

The effect of dilutive securities is computed using the treasury stock method and average market prices during the period.

Certain options to purchase common stock were not included in the computation of diluted earnings per share because the exercise price of the options exceeded the average market price of the common shares for the period. The following table summarizes such options.


                                             December 31,        December 31,
                                                 1999               1998
                                            -------------       -------------
Number of shares (in thousands)                    1,834               1,734
Weighted average exercise price                   $ 7.08              $ 7.28

Earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding. The weighted average number of common shares outstanding is after giving effect to the one for three reverse stock split. Because the Company's continuing operations had a net loss for the seven months ended December 31, 1997, diluted earnings per share was not calculated as any potentially dilutive securities would have an anti-dilutive effect on earnings per share from continuing operations.

11.  Relationship with Manor Care

The Company entered into various agreements in connection with the Manor Care Distribution which provided for various service, consulting and lease arrangements and tax sharing commitments. For the year ended December 31, 1998, the Company incurred $1.3 million in rent expense for office space leased from Manor Care and $2.0 million in corporate expense for corporate services provided by Manor Care. In February 1999, the Company entered into a release agreement with Manor Care which effectively terminated all inter-company service, consulting and lease agreements.

12.  Relationship with Choice Hotels International, Inc.

For purposes of providing an orderly transition after the Distribution, the Company and Choice entered into various agreements, including, among others, a Distribution Agreement, a Tax Sharing Agreement, a Corporate Services Agreement and an Employee Benefits Allocation Agreement. Effective as of October 15, 1997, these agreements provide, among other things, that the Company (i) would receive and/or provide certain corporate and support services, such as accounting, tax and computer systems support, (ii) would adjust outstanding options to purchase shares of Company common stock held by Company employees, Choice employees, and employees of Manor Care, (iii) is responsible for filing and paying the related taxes on consolidated Federal tax returns and consolidated or combined state tax returns for itself and any of its affiliates (including Choice) for the periods of time that the affiliates were members of the consolidated group, (iv) would be reimbursed by Choice for the portion of income taxes paid that relate to Choice and its subsidiaries, (v) would enter into a five-year loan agreement with Choice for $115.0 million at an interest rate of 500 basis points over the interest rate of a five-year U.S. Treasury Note, and (vi) guarantees that Choice would, at the date of distribution, have a specified level of net worth. At December 31, 1997, approximately $25 million of liabilities were due to Choice that related to the net worth guarantee. This liability related to the net worth guarantee and the reimbursement of various expenses subsequent to the distribution date.

On December 28, 1998, the Company and Choice entered into an agreement to amend a prior strategic alliance agreement and amend the Choice Note. The amendment provided for, among other things, (i) the elimination of the Company's option to purchase the MainStay Suites Hotel system from Choice in exchange for the satisfaction of $16.5 million of the remaining $19.5 million payable to Choice;
(ii) waiver of liquidated damage provisions on all franchising agreements entered into prior to December 28, 1998 (excluding MainStay Suites or Sleep
Inns) and limitation of liquidated damages on all other franchise agreements to $100,000; (iii) commitment by the Company to develop a total of 25 MainStay Suites hotels by October 2001; (iv) an increase in the effective interest rate of the Note during its final two years and (v) credits for royalty, marketing and reservation fees. During 1999, the Company recorded $1.9 million of credits against franchise fees, which are favorably impacting undistributed operating expenses. In conjunction with this agreement, the Company paid the remaining $3.0 million due to Choice for the net worth guarantee. The satisfaction of the Choice payable, net of tax, is reflected as a credit to equity, during 1998, as an adjustment to the accounting for the Distribution.

The Company operates substantially all of its hotels pursuant to franchise agreements with Choice. Total fees paid to Choice included in the accompanying consolidated financial statements for franchising marketing, reservation and royalty fees are $10.2 million, $11.5 million, $6.2 million and $9.5 million for the years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and the fiscal year ended May 31, 1997.

13.  Fair Value of Financial Instruments

The balance sheet carrying amount of cash and cash equivalents and receivables approximate fair value due to the short term nature of these items. Mortgages and other long-term debt consist of bank loans and mortgages. The interest rate on the October 1997 Credit Facility adjusts frequently based on market rates; accordingly, the carrying amount is equivalent to fair value. At December 31, 1999, the fair value of the Choice Note and the mortgage securities is $135.0 million and $98.9 million, respectively, based on rates for similarly structured instruments. At December 31, 1998, the carrying amount of the Choice note and the mortgage securities approximated fair value.

14.  Provision for Asset Impairment and Other Non-Recurring Charges

The Company recognized a provision for asset impairment and other non-recurring charges of $4.3 million (pre-tax) in the year ended December 31, 1998. Included in the provision is a $4.0 million asset impairment charge related to certain hotels held for sale and $300,000 in non-recurring charges. Non-recurring charges includes a restructuring charge of $146,000 to account for a reduction in force at the Company's corporate headquarters. The restructuring charge includes transition pay and benefits of the twelve employees terminated. Benefits totaling $109,000 have been paid and charged against the liability through December 31, 1998. There was no provision for asset impairment or other non-recurring charges recorded during the year ended December 31, 1999.

15.  Geographic and Business Segment Information

The Company operates in one business segment, hotel ownership. The Company's hotels are operated under Choice Hotels International, Inc. brands, contain an average of 140 rooms, and supply other amenities such as meeting space, a variety of restaurants and lounges, gifts shops and swimming pools. They are typically located in suburban locations. The Company evaluates the performance of its segment based primarily on operating profit before depreciation, corporate expenses, and interest expense.

         The following table presents segmented financial information, (in thousands):

                                                                    For the year ended December 31, 1999
                                                       ---------------------------------------------------------------
                                                              Hotels          Corporate & Other      Consolidated
                                                       ---------------------------------------------------------------
Revenues........................................               $209,986             $      50             $   210,036
Operating income................................                 34,086                 3,002                  37,088
Interest expense................................                      -                24,677                  24,677
Depreciation and amortization...................                      -                26,240                  26,240
Capital expenditures............................                      -                54,923                  54,923
Total assets....................................                406,750                 6,439                 413,189

                                                                    For the Year Ended December 31, 1998
                                                       ---------------------------------------------------------------
                                                              Hotels          Corporate & Other      Consolidated
                                                       ---------------------------------------------------------------
Revenues........................................               $203,822             $     274             $   204,096
Operating income................................                 33,636                (6,629)                 27,007
Interest expense................................                      -                20,756                  20,756
Depreciation and amortization...................                      -                26,983                  26,983
Capital expenditures............................                      -                60,476                  60,476
Total assets....................................                419,661                 2,850                 422,511

16.  Summary of Quarterly Results (unaudited)


                                                Operating      Net Income       Basic    Diluted
Quarters ended                Revenues (1)      Income (2)       (loss)          EPS       EPS
                             ---------------------------------------------------------------------
                                            (in thousands, except per share data)
1999
March 31, 1999                   $ 50,272         $ 8,610        $   811          $  0.04    $  0.04
June 30, 1999                      55,706          11,687          2,889             0.15       0.15
September 30, 1999                 56,771          12,711          3,512             0.19       0.18
December 31, 1999                  47,287           4,080         (1,276)           (0.07)     (0.07)

1998
March 31, 1998                   $ 46,139         $ 6,181        $   708          $  0.04    $  0.03
June 30, 1998                      54,440           9,271          2,358             0.12       0.12
September 30, 1998                 56,320           6,315            448             0.02       0.02
December 31, 1998                  47,197           5,240           (134)           (0.01)     (0.01)

(1)  Revenues reflect revenues from continuing operations.

(2) Operating income reflects income from continuing operations before interest expense, income taxes and extraordinary items.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

          Not applicable.



                                   PART III

Item 10.  Directors and Executive Officers of the Registrant

          The required information on directors is included on pages 6-8 of the Proxy Statement dated April 10, 2000 and is incorporated herein by reference. The required information on executive officers is set forth in Part I of this Form 10-K under an unnumbered item captioned "Executive Officers of Sunburst Hospitality Corporation."

Item 11.  Executive Compensation.

          The required information is included on pages 7-14 of the Proxy Statement dated April 10, 2000 and is incorporated herein by reference.

Item 12.  Security Ownership of Certain Beneficial Owners and Management.

          The required information is included on pages 5-7 of the Proxy Statement dated April 10, 2000 and is incorporated herein by reference.

Item 13.  Certain Relationships and Related Transactions.

          The required information is included on pages 14-20 of the Proxy Statement dated April 10, 2000 and is incorporated herein by reference.



                                    PART IV

Item 14.  Exhibits, Financial Statement Schedules and Reports on Form 8-K

     (a)  List of Documents Filed as Part of this Report

          1.   Financial Statements

          The Consolidated Financial Statements filed with this Form 10-K are listed in Item 8 above.

          2.   Financial Statement Schedules

          The following reports are filed herewith on the pages indicated:
          Schedule I:  Condensed Financial Information..................... p.44
          Schedule III: Real Estate and Accumulated Depreciation........... p.48
          All other schedules are not applicable.

          3.   Exhibits


          3.01   Restated Certificate of Incorporation of the Registrant*
          3.02   Amendments to Restated Certificate of Incorporation*

          3.03   By-laws of the Registrant*
          4.01   Common Stock Certificate*
          4.02 Competitive Advance and Multi-Company Facility Agreement between the Registrant and Chase Manhattan Bank dated October 15, 1997 *****
          4.03 Subordinated Note due October 15, 2002 by the Registrant payable to Choice Hotels International, Inc.***
          4.05 Promissory Note dated April 22, 1997 by and between First Choice Properties Corp in favor of QI Capital Corp in the principal amount of $117,500,000****
          4.06 Loan Agreement dated as of April 22, 1997 by and between First Choice Properties Corp and QI Capital Corp.****
          10.01 Distribution Agreement, dated October 31, 1996, between Manor Care, Inc. and the Registrant*
          10.02 Corporate Services Agreement between Manor Care, Inc. and the Registrant*
          10.03  Office Lease between Manor Care, Inc. and the Registrant*
          10.04  Office Lease between Manor Care, Inc. and the Registrant*
          10.05 Strategic Alliance Agreement dated as of October 15, 1997 by and between the Registrant and Choice Hotels Franchising, Inc. (renamed Choice Hotels International, Inc.)**
          10.06 Non-Competition Agreement dated as of October 15, 1997 by and between the Registrant and Choice Hotels Franchising, Inc. (renamed Choice Hotels International, Inc.)**
          10.07 Amended and Restated Agreement dated as of October 15, 1997 by and between the Registrant and Stewart Bainum, Jr.**
          10.08 Employment Agreement between the Registrant and James A. MacCutcheon*
          10.09  Supplemental Executive Retirement Plan*
          10.10 Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan*
          10.11  1996 Non-Employee Director Stock Compensation Plan*
          10.12  1996 Long-Term Incentive Plan*
          10.13  Pikesville Sublease between Manor Care, Inc. and the
                 Registrant*
          10.14 Employee Benefits and Other Employment Matters Allocation Agreement between Manor Care, Inc. and the Registrant*
          10.15 Distribution Agreement dated as of October 15, 1997 by and between Registrant and Choice Hotels Franchising, Inc. (renamed Choice Hotels International, Inc.)**
          10.16 Employee Benefits Allocation Agreement dated as of October 15, 1997 by and between the Registrant and Choice Hotels Franchising , Inc. (renamed Choice Hotels International, Inc.)**
          10.17 Employee Benefits Allocation Agreement dated as of October 15, 1997 by and between the Registrant and Choice Hotels Franchising, Inc. (renamed Choice Hotels International, Inc.)**
          10.18 Tax Administration Agreement dated as of October 15, 1997 by and between the Registrant and Choice Hotels Franchising, Inc. (renamed Choice Hotels International, Inc.)**
          10.19 Tax Sharing Agreement dated as of October 15, 1997 by and between the Registrant and Choice Hotels Franchising, Inc. (renamed Choice Hotels International, Inc.)**
          10.20 Office Sublease dated as of October 15, 1997 by and between the Registrant and Choice Hotels Franchising, Inc. (renamed Choice Hotels International, Inc.)**
          10.21 Corporate Services Agreement dated as of October 15, 1997 by and between the Registrant and Choice Hotels Franchising, Inc. (renamed Choice Hotels International, Inc.)**
          10.22 Omnibus Agreement and Guaranty dated as of October 15, 1997 by and among the Registrant, Choice Hotels Franchising, Inc. (renamed Choice Hotels International, Inc.) and Manor Care, Inc. **
          10.23 The Rights Agreement dated February 23, 1998 by and between the Registrant and Chase Mellon Shareholder Services, L.L.C., as Rights Agents*****
          10.24 Omnibus Amendment Agreement dated as of December 29, 1998 by and among Registrant and Choice Hotels International, Inc.******

          10.25 Second Omnibus Amendment Agreement dates as of February 29, 2000 by and among Registrant and Choice Hotels International, Inc.
          21.01  Subsidiaries of the Registrant
          23.01  Consent of Arthur Andersen L.L.P.
          27.01  Financial Data Schedule
          99.01 Proxy Statement dated April 10, 2000 (information incorporated by reference)

_____________
    * Incorporated by reference to the Company's Registration Statement on Form 10, File No. 001-11915.
   ** Incorporated by reference to the Company's 8-K dated October 15, 1997, filed October 29, 1997.
  *** Incorporated by reference to the Company's 8-K dated October 15, 1997, filed December 17, 1997.
 **** Incorporated by reference to the Company's Registration Form 10-K for the fiscal year ended May 31, 1997, filed August 15, 1997.
***** Incorporated by reference to the Company's 8-K dated February 23, 1998, filed March 11, 1998. ****** Incorporated by reference to Company's 8-K dated December 29, 1998, filed December 31, 1998.

    (b)      Reports on Form 8-K.

             None

                                  SIGNATURES

Pursuant to the requirements of Section 13 and 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  March 29, 2000                SUNBURST HOSPITALITY CORPORATION



                                      By: /s/ James A. MacCutcheon
                                          -----------------------------------

                                                  James A. MacCutcheon
                                                Executive Vice President,
                                           Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dated indicated.

       Signature                          Title                   Date
       ---------                          -----                   ----

       /s/ Stewart Bainum, Jr.   Chairman                         March 29, 2000
------------------------------
       Stewart Bainum, Jr.

       /s/ Donald J. Landry      Vice Chairman, Chief Executive   March 29, 2000
------------------------------
       Donald J. Landry          Officer and President

       /s/ Paul A. Gould         Director                         March 29, 2000
------------------------------
       Paul A. Gould

       /s/ Leland C. Pillsbury   Director                         March 29,2000
------------------------------
       Leland C. Pillsbury

       /s/ Keith B. Pitts        Director                         March 29, 2000
------------------------------
       Keith B. Pitts

       /s/ Carole Y. Prest       Director                         March 29, 2000
------------------------------
       Carole Y. Prest

       /s/ Christine A. Shreve   Director                         March 29, 2000
------------------------------
       Christine A. Shreve

   /s/ Charles G. Warczak, Jr.   Vice President, Finance and      March 29, 2000
------------------------------
       Charles G. Warczak, Jr.   Systems (Chief Accounting
                                 Officer)

                                                                      SCHEDULE I
                                                                     Page 1 of 4

                       SUNBURST HOSPITALITY CORPORATION
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                BALANCE SHEETS
                                (In thousands)



                                                                    December 31,          December 31,
                                                                       1999                  1998
                                                                  ---------------       ---------------
                            ASSETS

Real estate, net                                                      $   244,983           $   253,812
Real estate held for sale                                                  23,861                 7,698
Receivables, net                                                            4,911                 4,620
Net investment in restricted subsidiaries                                  27,547                31,342
Other assets                                                                3,831                 4,914
Cash and cash equivalents                                                   2,243                 3,576
                                                                  ---------------       ---------------

   Total assets                                                       $   307,376           $   305,962
                                                                  ===============       ===============

             LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Debt                                                                  $   194,842           $   170,292
Accounts payable and accrued expenses                                      22,537                26,981
Other liabilities                                                           6,950                 6,052
                                                                  ---------------       ---------------

   Total liabilities                                                      224,329               203,325
                                                                  ---------------       ---------------

Stockholders' Equity
Common stock                                                                  245                   244
Additional paid-in-capital                                                173,363               171,462
Retained earnings                                                           2,723                (3,213)
Treasury stock, at cost                                                   (93,284)              (65,856)
                                                                  ---------------       ---------------

   Total stockholders' equity                                              83,047               102,637
                                                                  ---------------       ---------------

   Total liabilities and stockholders' equity                         $   307,376           $   305,962
                                                                  ===============       ===============

      See accompanying notes to condensed financial statements.

                                                                      SCHEDULE I
                                                                     Page 2 of 4


                       SUNBURST HOSPITALITY CORPORATION
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                             STATEMENTS OF INCOME
                                (In thousands)


                                                     For the year         For the year       For the year        For the seven
                                                        ended                ended               ended           months ended
                                                     December 31,         December 31,       December 31,           May 31,
                                                         1999                 1998               1997                1997
                                                   -----------------    -----------------    ----------------    ---------------
Revenues                                                $   116,959          $   104,494         $    55,487         $    87,262

Operating expenses                                           79,460               82,480              44,506              69,780
(Net gains on property
  dispositions)/provision for asset
  impairment and other non-recurring charges                 (1,878)               4,264               5,119                   -
Depreciation and amortization                                16,560               17,118               8,561              10,988
Interest expense                                             16,402               11,549               4,580               6,484
                                                   ----------------     ----------------      --------------     ---------------
     Total expenses                                         110,544              115,411              62,766              87,252
                                                   ----------------     ----------------      --------------     ---------------

Income (loss) before income taxes and equity
   in earnings of restricted subsidiaries                     6,415              (10,917)             (7,279)                 10
Equity in earnings of restricted subsidiaries                 5,996               17,168               6,951              11,830
Income tax (benefit) expense                                  5,104                2,563                 (44)              5,035
                                                   ----------------     ----------------      --------------     ---------------

Income (loss) from continuing operations                      7,307                3,688                (284)              6,805

Income from discontinued operations, net of tax                   -                    -              16,369              35,219
                                                   ----------------     ----------------      -------------      ---------------

Net income before extraordinary item                          7,307                3,688              16,085              42,024

Extraordinary item -- loss from early
extinguishment of debt (net of tax)                             772                  308                   -               1,144

Cumulative effect of a change in accounting
principle                                                       599                    -                   -                   -
                                                   ----------------     ----------------      --------------     ---------------

Net income                                              $     5,936          $     3,380         $    16,085         $    40,880
                                                   ================     ================      ==============     ===============

     See accompanying notes to condensed financial statements.

                                                                      SCHEDULE I
                                                                     Page 3 of 4


                       SUNBURST HOSPITALITY CORPORATION
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                              For the year       For the year    For the year     For the seven
                                                                  ended             Ended           ended         months ended
                                                              December 31,       December 31,     December 31,       May 31,
                                                                  1999               1998             1997            1997
                                                             ----------------   --------------  --------------  --------------
Net cash provided by continuing operations                        $    30,467      $    27,411     $     2,316     $    20,282
Net cash provided by discontinued operations                                -                -          20,876          46,724
                                                             ----------------   --------------  --------------  --------------
     Net cash provided from operating activities                       30,467           27,411          23,192          67,006
                                                             ----------------   --------------  --------------  --------------

Cash flows from investing activities
   Investment in property and equipment                               (38,218)         (52,735)        (51,213)        (60,641)
   Acquisition of operating hotel                                           -                -               -          (5,550)
   Distribution of Franchising segment                                      -                -          (4,166)              -
                                                             ----------------   --------------  --------------  --------------
        Net cash utilized by continuing operations                    (38,218)         (52,735)        (55,379)        (66,191)
        Net cash utilized by discontinued operations                        -                -        (118,474)        (15,864)
                                                             ----------------   --------------  --------------  --------------
        Net cash utilized by investing activities                     (38,218)         (52,735)       (173,853)        (82,055)
                                                             ----------------   --------------  --------------  --------------

Cash flows from financing activities
   Proceeds from mortgages and other long term debt                    10,000           25,000          16,023          90,500
   Principal payments of debt                                               -           (2,238)        (90,694)           (951)
   Repayment of notes payable to Manor Care, Inc.                           -                -         (37,022)              -
   Proceeds from note payable to Choice
     Hotels International                                                   -                -         115,000               -
   Proceeds from issuance of common stock                               1,303              359           1,153           3,410
   Purchases of treasury stock                                        (27,428)          (2,141)        (10,554)        (53,150)
   Payable to Choice Hotels International, Inc. for net
     worth guarantee                                                        -                -          15,000               -
   Advances from restricted subsidiaries                               22,543            3,572           6,503          11,028
   Advances to Manor Care, Inc., net                                        -                -               -          (9,971)
                                                             ----------------   --------------  --------------  --------------
        Net cash provided by continuing operations                      6,418           24,552          15,409          40,866
        Net cash provided by (utilized by) discontinued
        operations                                                          -                -         129,337         (19,730)
                                                             ----------------   --------------  --------------  --------------
        Net cash provided by financing activities                       6,418           24,552         144,746          21,136
                                                             ----------------   --------------  --------------  --------------
        Net change in cash and cash equivalents                        (1,333)            (772)         (5,915)          6,087
        Cash and cash equivalents at beginning of period                3,576            4,348          10,263           4,176
                                                             ----------------   --------------  --------------  --------------
        Cash and cash equivalents at end of period                $     2,243      $     3,576     $     4,348     $    10,263
                                                             ================   ==============  ==============  ==============

        Cash and cash equivalents of continuing operations        $     2,243      $     3,576     $     4,348     $     6,471
        Cash and cash equivalents of discontinued operations      $         -      $         -     $         -     $     3,791

      See accompanying notes to condensed financial statements.

                                                                      SCHEDULE I
                                                                     Page 4 of 4



                       SUNBURST HOSPITALITY CORPORATION
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.   Basis of Presentation

The accompanying condensed financial information of Sunburst Hospitality Corporation (the "Parent Company") presents the financial condition, results of operations and cash flows of the Parent Company with the investment in and operations of its restricted subsidiary, First Choice Properties Corporation ("First Choice") on the equity method of accounting. Pursuant to the rules and regulations of the Securities and Exchange Commission, the condensed financial statements of the registrant do not include all of the information and notes normally included with financial statements prepared in accordance with generally accepted accounting principles and the statements should therefore be read in conjunction with the consolidated financial statements and notes thereto included in this Form 10-K.

As more fully described in the notes to the Parent Company's consolidated financial statements, the Parent Company distributed its franchising business to its shareholders on October 15, 1997 (distribution date). The accompanying condensed financial information has been stated to reflect the franchising business as discontinued operations through the distribution date.

In April 1997, First Choice, an indirect, wholly-owned subsidiary of the Parent Company issued $117.5 million multi-class mortgage pass-through certificates (collectively, "the mortgage securities"). The mortgage securities are non-recourse and collateralized by 28 hotels owned by First Choice. The mortgage securities bear a blended weighted average interest rate of 7.8% and have a final maturity of May 5, 2012.

The mortgage securities contain customary covenants with respect to, among other things, limits on the incurrence of debt, liens, certain investments, transactions with affiliates, asset sales, mergers, and consolidations and transfer of cash to affiliates.

The accompanying condensed financial statements present the debt of First Choice as a component of net investment in restricted subsidiaries. Prior to the April 1997 issuance of the mortgage securities, the financial statements include the push down effect of $110 million in Manor Care notes payable, as the April 1997 proceeds of the mortgage securities were used to repay the Manor Care notes payable.

B.   Debt

Aggregate debt maturities at December 31, 1999, are (in thousands):

         2000                                                $51,730
         2001                                                  1,006
         2002                                                142,106
                                                        ------------
        Total                                               $194,842
                                                        ============


C.   Dividends

First Choice has never paid dividends to the Parent Company.

                                                                    SCHEDULE III
                                                                     Page 1 of 2


                       SUNBURST HOSPITALITY CORPORATION
                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1999
                                (In thousands)


                               Initial cost to Company   Subsequent                     Gross Amount at December 31, 1999
                              -------------------------                             ---------------------------------------
                                        Building and   Capitalized      Asset                   Buildings and
 Description    Encumbrances    Land    Improvements      Costs       Writedowns      Land       Improvements       Total
-------------- --------------------------------------- ------------  ------------   ---------   ---------------  ----------
All properties,
each less than
5% of total       $ 98,821    $ 51,275   $  224,206     $   85,630    $   (4,300)   $  61,397     $   295,414    $  356,811

                    Accumulated      Date of         Date      Depreciable
 Description        Depreciation   Construction     Acquired       Life
--------------     -------------- --------------  ----------- --------------
All properties,
each less than
5% of total           $  62,484       Various       Various       Various

      See accompanying notes to condensed financial statements.

                                                                    SCHEDULE III
                                                                     Page 2 of 2

                       SUNBURST HOSPITALITY CORPORATION
                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1999
                                (In thousands)

(A) The change in total cost of properties for the calendar years ended December 31, 1999 and 1998, the seven months ended December 31, 1997 and fiscal year ended May 31, 1997 is as follows:

Balance at May 31, 1996                                              $  248,736
      Additions:
             Acquisitions                                                21,278
             Capital expenditures                                        16,363
             Transfers from construction-in-progress                      3,831
      Deductions:
             Dispositions and other                                      (7,008)
                                                                    -----------
Balance at May 31, 1997                                                 283,200
      Additions:
             Acquisitions                                                     -
             Capital expenditures                                        22,562
             Transfer from construction-in-progress                      19,772
      Deductions:
             Dispositions and other                                        (170)
                                                                    -----------
Balance at December 31, 1997                                            325,364
      Additions:
             Acquisitions                                                     -
             Capital expenditures                                         6,478
             Transfer from construction-in-progress                      48,930
      Deductions:
             Dispositions and other                                     (42,944)
                                                                     ----------
Balance at December 31, 1998                                            337,828
             Acquisitions                                                     -
             Capital expenditures                                        13,540
             Transfer from construction-in-progress                      86,790
      Deductions:
             Dispositions and other                                     (81,347)
                                                                     ----------
Balance at December 31, 1999                                          $ 356,811
                                                                     ==========


(B) The change in accumulated depreciation and amortization for the calendar years ended December 31, 1999 and 1998, the seven months ended December 31, 1997, and fiscal year ended May 31, 1997 is as follows:

Balance at May 31, 1996                                                $ 29,817
      Depreciation and amortization                                       8,992
      Disposals                                                          (2,145)
                                                                     ----------
Balance at May 31, 1997                                                  36,664
      Depreciation and amortization                                       7,247
                                                                     ----------
Balance at December 31, 1997                                             43,911
      Depreciation and amortization                                      16,154
      Disposals                                                          (4,987)
                                                                     ----------
Balance at December 31, 1998                                             55,078
      Depreciation and amortization                                      12,442
      Disposals                                                          (5,036)
                                                                     ----------
Balance at December 31, 1999                                           $ 62,484
                                                                     ==========

(C) The total cost of properties excludes construction-in-progress and European hotels, which were distributed on October 15, 1997 with Franchising.

(D) The aggregate cost of properties for Federal income tax purposes is approximately $357 million at December 31, 1999.

                                    ANNEX E

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 10-Q

          [X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                       OR

          [ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        FOR THE QUARTER ENDED JUNE 30, 2000 COMMISSION FILE NO. 1-11915


                        SUNBURST HOSPITALITY CORPORATION
                              10770 COLUMBIA PIKE
                            SILVER SPRING, MD. 20901
                                 (301) 592-3800

           Delaware                                        53-1985619
           --------                                        ----------
   (STATE OF INCORPORATION)                             (I.R.S. EMPLOYER
                                                     IDENTIFICATION NUMBER)


                  -------------------------------------------
                  (Former name, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days.
                               Yes  X      No
                                   ---        ---


                                                    SHARES OUTSTANDING
         CLASS                                       AT JUNE 30, 2000
         -----                                       ----------------
  Common Stock, $0.01
  par value per share                                   15,818,000
                                                        ----------


================================================================================

                        SUNBURST HOSPITALITY CORPORATION

                                     INDEX
                                     -----


                                                                       PAGE NO.
                                                                       -------


PART I.  FINANCIAL INFORMATION:

Condensed Consolidated Balance Sheets -

     June 30, 2000 (Unaudited) and December 31, 1999                      3

Condensed Consolidated Statements of Income -

    Three and six months ended June 30, 2000 and 1999 (Unaudited)         4

Condensed Consolidated Statements of Cash Flows -

     Six months ended June 30, 2000 and 1999 (Unaudited)                  5

Notes to Condensed Consolidated Financial Statements (Unaudited)          6

Management's Discussion and Analysis of Operations and
   Financial Condition                                                    8

PART II.  OTHER INFORMATION                                              11

                       SUNBURST HOSPITALITY CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                                                          As of
                                                            ----------------------------------
                                                               June 30,         December 31,
                                                                 2000               1999
                                                            ---------------    ---------------
                                                              (Unaudited)
                  ASSETS

Real estate, net                                               $    314,404       $    359,258
Real estate held for sale                                            53,873             34,498
Receivables (net of allowance for doubtful
   accounts of $553 and $500, respectively)                          13,852              7,851
Other assets                                                          7,088              8,617
Cash and cash equivalents                                             4,099              2,965
                                                            ---------------    ---------------

                   Total assets                                $    393,316       $    413,189
                                                            ===============    ===============

      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Debt
     Senior debt and capital leases                            $    113,312       $    151,807
     Subordinated debt                                              149,534            141,856
                                                            ---------------    ---------------
                                                                    262,846            293,663

Accounts payable and accrued expenses                                30,773             30,096
Deferred income taxes ($6,985 and $5,368, respectively)
   and other liabilities                                              7,984              6,383
                                                            ---------------    ---------------

               Total liabilities                                    301,603            330,142

               Total stockholders' equity                            91,713             83,047
                                                            ---------------    ---------------

               Total liabilities and stockholders' equity      $    393,316       $    413,189
                                                            ===============    ===============



The accompanying notes are an integral part of these Condensed Consolidated
                                Balance Sheets.

                        SUNBURST HOSPITALITY CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                                           For the three months ended  For the six months ended
                                                                                    June 30,                    June 30,
                                                                           ------------  -----------   -----------  -----------
                                                                               2000         1999           2000        1999
                                                                           ------------  -----------   -----------  -----------
        REVENUES
            Rooms                                                            $   50,784    $  49,240     $  94,420    $  93,392
            Food and beverage                                                     4,822        4,434         9,060        8,500
            Other                                                                 2,146        2,032         4,252        4,085
                                                                           ------------  -----------   -----------  -----------
                           Total revenues                                        57,752       55,706       107,732      105,977
                                                                           ------------  -----------   -----------  -----------

        OPERATING EXPENSES
            Departmental expenses                                                17,723       18,425        33,885       34,335
            Undistributed operating expenses                                     17,986       16,686        34,673       33,550
            Depreciation and amortization                                         6,305        6,447        12,737       12,668
            Corporate                                                             3,396        2,462         6,555        5,129
            Gains on property dispositions, net of impairment charges            (7,401)           -       (7,639)            -
                                                                           ------------  -----------   -----------  -----------
                           Total operating expenses                              38,009       44,020        80,211       85,682
                                                                           ------------  -----------   -----------  -----------

        OPERATING INCOME                                                         19,743       11,686        27,521       20,295
                                                                           ------------  -----------   -----------  -----------

        INTEREST EXPENSE                                                          6,673        6,285        13,170       12,382
                                                                           ------------  -----------   -----------  -----------

        INCOME BEFORE INCOME TAXES, EXTRAORDINARY
        ITEM AND CUMULATIVE EFFECT OF A CHANGE IN
        ACCOUNTING PRINCIPLE                                                     13,070        5,401        14,351        7,913

                           Income taxes                                           5,584        2,176         6,104        3,181
                                                                           ------------  -----------   -----------  -----------

        INCOME BEFORE EXTRAORDINARY ITEM AND
        CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
        PRINCIPLE                                                                 7,486        3,225         8,247        4,732
                                                                           ------------  -----------   -----------  -----------

        EXTRAORDINARY ITEM - Loss from early extinguishment of
        debt (net of $116, $213, $116 and $255 tax benefit, respectively)           176          336           176          433

        CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
        PRINCIPLE - (net of $421 tax benefit)                                         -            -             -          599
                                                                           ------------  -----------   -----------  -----------

        NET INCOME                                                            $   7,310     $  2,889      $  8,071     $  3,700
                                                                           ============  ===========   ===========  ===========

        Basic earnings per share
        ------------------------
                    Income before extraordinary item and cumulative
                         effect of a change in accounting principle           $    0.48     $   0.17      $   0.54     $   0.25
                    Extraordinary item                                            (0.01)       (0.02)        (0.01)       (0.03)
                    Cumulative effect of a change in accounting principle             -            -             -        (0.03)
                                                                           ------------  -----------   -----------  -----------
                    Net income                                                $    0.47     $   0.15      $   0.53     $   0.19
                                                                           ============  ===========   ===========  ===========

        Diluted earnings per share
        --------------------------
                    Income before extraordinary item and cumulative
                      effect of a change in accounting principle              $    0.48     $   0.17      $   0.53     $   0.24
                    Extraordinary item                                            (0.02)       (0.02)        (0.01)       (0.02)
                    Cumulative effect of a change in accounting principle             -            -             -        (0.03)
                                                                           ------------  -----------   -----------  -----------
                    Net income                                                $    0.46     $   0.15      $   0.52     $   0.19
                                                                           ============  ===========   ===========  ===========

  The accompanying notes are an integral part of these Condensed Consolidated
                             Statements of Income.

                       SUNBURST HOSPITALITY CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)
                                  (Unaudited)

                                                                                                  For the six months ended June 30,
                                                                                                  --------------------------------
                                                                                                        2000             1999
                                                                                                  --------------    --------------
        Cash Flows From Operating Activities
                 Income before extraordinary item and cumulative effect of a change
                   in accounting principle                                                          $      8,247     $      4,732
                 Adjustments to reconcile income before extraordinary item and cumulative effect of a change in accounting principle to net cash provided by operating activities:
                  Depreciation and amortization                                                           12,737           12,816
                  Other non-cash items                                                                     9,544            7,238
                  Changes in assets and liabilities                                                       (3,839)          (2,418)
                                                                                                  --------------    -------------
                 Net cash provided by operating activities                                                26,689           22,368
                                                                                                  --------------    -------------

        Cash Flows From Investing Activities
                 Investment in property and equipment                                                    (19,058)         (28,053)
                 Proceeds from sale of property and equipment                                             31,800           10,390
                                                                                                  --------------    -------------
                 Net cash provided by (utilized in) investing activities                                  12,742          (17,663)
                                                                                                  --------------    -------------

        Cash Flows From Financing Activities
                 Net repayment of debt                                                                   (38,491)          (1,485)
                 Proceeds from issuance of stock                                                             226              175
                 Purchases of treasury stock                                                                 (32)          (2,415)
                                                                                                  --------------    -------------
                 Net cash utilized in financing activities                                               (38,297)          (3,725)
                                                                                                  --------------    -------------

        Increase in cash and cash equivalents                                                              1,134              980
        Cash and cash equivalents at beginning of period                                                   2,965            4,113
                                                                                                  --------------    -------------

        Cash and cash equivalents at end of period                                                  $      4,099      $     5,093
                                                                                                  ==============    =============




The accompanying notes are an integral part of these Condensed Consolidated
                           Statements of Cash Flows.

                       SUNBURST HOSPITALITY CORPORATION
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2000
                                  (Unaudited)

The accompanying condensed consolidated financial statements of Sunburst Hospitality Corporation and subsidiaries (the "Company") have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes the disclosures made are adequate to make the information presented not misleading. The condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements for the year ended December 31, 1999 and notes thereto included in the Company's Form 10-K, dated March 30, 2000.

In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of June 30, 2000, the results of operations for the three and six months ended June 30, 2000 and 1999, respectively, and cash flows for the six months ended June 30, 2000 and 1999, respectively. Interim results are not necessarily indicative of full year performance because of the impact of seasonal and short-term variations.

The following table illustrates the reconciliation of net income and number of shares used in the basic and diluted earnings per share ("EPS") calculations (in thousands, except per share data).

                                                                    For the three                         For the six
                                                                     months ended                         months ended
                                                                       June 30,                             June 30,
                                                     -----------------------------------------------------------------------
                                                                2000              1999              2000              1999
                                                     -----------------------------------------------------------------------
Income before extraordinary item and cumulative
effect of a change in accounting principle                     $ 7,486           $ 3,225           $ 8,247           $ 4,732
Weighted average shares                                         15,619            19,199            15,202            19,305
                                                     -----------------------------------------------------------------------

Basic EPS before extraordinary item and cumulative
effect of a change in accounting principle                     $  0.48           $  0.17           $  0.54           $  0.25
                                                     =======================================================================

Shares for basic EPS                                            15,619            19,199            15,202            19,305
Effect of dilutive employee stock options                          118               205               263               179
                                                     -----------------------------------------------------------------------

Shares for diluted EPS                                          15,737            19,404            15,465            19,484
                                                     -----------------------------------------------------------------------

Diluted EPS before extraordinary item and cumulative
effect of a change in accounting principle                     $  0.48           $  0.17           $  0.53           $  0.24
                                                     =======================================================================

The effect of dilutive securities is computed using the treasury stock method and average market prices during the period. Certain options to purchase common stock were not included in the computation of diluted earnings per share because the exercise price of the options exceeded the average market price of the common shares for the period. In February, 2000, the Board of Directors authorized the Company, through March 16, 2000, to offer current employees the opportunity to terminate stock options with a strike price of $5.25 (the then current fair market price) or higher, and replace the terminated options with an award of restricted stock based upon a Black-Scholes valuation of the stock options terminated. At the expiration of the offer, 1,300,994 shares under option with an average strike price of $7.00, were, accordingly, terminated and 638,355 shares of restricted stock were issued.

As of June 30, 2000, the Company owned and managed 79 hotels with 10,747 rooms in 26 states under the following brand names: Comfort, Clarion, Sleep, Quality and MainStay.

At June 30, 1999, the Company has nine hotels that are currently being marketed
for sale with a carrying value of $53.9 million.   In accordance with Statement
of Financial Accounting Standards No. 121 ("SFAS No. 121"),

"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company has discontinued depreciating these assets while they are held for sale. In addition, SFAS No. 121 requires that assets held for sale be reported at the lower of the carrying amount or fair value less costs to sell. The Company began actively marketing an additional six hotels for sale during the quarter ended June 30, 2000. In accordance with SFAS No. 121, the Company recorded an impairment charge of approximately $1.9 million during the quarter to write certain properties down to their fair value less costs to sell. The nine hotels held for sale reported total revenues of $10.1 million and $18.6 million for the three and six months ended June 30, 2000, and $9.8 million and $18.0 million for the three and six months ended June 30, 1999, respectively. Income from operations before interest, taxes, depreciation and amortization and allocations for corporate expenses of the nine hotels was $2.5 million and $3.9 million for the three and six months ended June 30, 2000, and $2.5 million and $3.8 million for the three and six months ended June 30, 1999, respectively.

During the six months ended June 30, 2000, the Company sold five hotels (738 rooms) for total proceeds of approximately $31.8 million. The Company recorded net gains from these dispositions of approximately $9.5 million during the six months ended June 30, 2000

At the time of the Choice Spin-off and as subsequently amended, Choice and the Company entered into a Strategic Alliance Agreement pursuant to which: (i) requires the Company to give Choice two weeks notice of the filing of a hotel franchise application with any competitor of Choice; (ii) the Company has also agreed, barring a material change in market conditions, to continue to develop MainStay Suites hotels so that it will have opened a total of 25 MainStay Suites hotels by October 15, 2001; (iii) Choice will provide certain credits against MainStay Suites franchise fees otherwise payable by the Company if certain financial performance goals for those hotels are not achieved; (iv) provides a put/call option for Choice to acquire three of Sunburst's MainStay Suites hotels in 2000 at a price equal to Sunburst's original cost, with the proceeds used to reduce the balance of Sunburst's term note to Choice; (v) Choice and the Company have agreed to continue to cooperate with respect to matters of mutual interest, including new product and concept testing for Choice in hotels owned by the Company; and (vi) the Company has authorized Choice, on a non-exclusive basis, to negotiate with third-party vendors on the Company's behalf for the purchase of certain items. The Strategic Alliance Agreement expires on October 15, 2002.

                        SUNBURST HOSPITALITY CORPORATION
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS AND FINANCIAL CONDITION
                                 June 30, 2000

The Company is a national owner and operator of hotel properties with a portfolio at June 30, 2000 of 79 hotels (10,747 rooms) in a total of 26 states. The Company operates its hotels under the following brands: MainStay, Comfort, Quality, Clarion and Sleep. The Company's continuing business consists primarily of guest room revenue, meeting room revenue, and food and beverage revenue from owned and operated hotels.

COMPARISON OF RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2000 and 1999:
------------------------------------------------------------------------

Total revenues for the three months ended June 30, 2000 increased 3.7% to $57.8 million, compared to $55.7 million in the prior year, in spite of a 10.3% decrease in the number of rooms to 10,747 at June 30, 2000 from 11,987 at June 30, 1999. The increase in revenue is primarily due to a 10.3% overall increase in revenue per available room ("RevPAR"). Significant to the 10.3% increase in RevPAR is the 24.7% increase in RevPAR for the extended-stay segment. The Company has opened 21 mid-priced, extended-stay hotels since October 1996. As the extended-stay hotels continue to ramp-up, occupancy increased to 78.5% in the second quarter of 2000 from 71.5% in the second quarter of the prior year and average daily rates increased to $64.94 from $57.09, or 13.8%. At June 30, 2000, extended-stay revenue represented approximately 17.1% of total revenue compared to 10.6% in the prior year.

For those properties opened at least one year, occupancies increase to 74.2% in the second quarter of 2000 from 72.1% in the second quarter of the prior year and average daily rates increased to $67.08 from $66.08, or 1.5%. This resulted in an increase in RevPAR of 4.4% on a "same store" basis.

Hotel operating profit increased to 38.2% in the second quarter of 2000 from 37.0% in the prior year. Notwithstanding the tight labor markets within which the Company operates, various cost control measures enabled the Company to hold most operating cost increases below the rate of total revenue increases. In addition, operating margins benefit as the Company opens and ramps-up newly developed, mid-priced extended-stay hotels, which operate at higher margins than the Company's traditional hotels.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased to $18.6 million in the second quarter of 2000 from $18.1 million in the second quarter of the prior year. The Company considers EBITDA to be an indicative measure of operating performance for its business. Such information should not be considered an alternative to net income, operating income, cash flow from operations or any other operating or liquidity performance measure defined by generally accepted accounting principles. EBITDA presented by the Company may not necessarily be comparable to EBITDA defined and presented by other companies.

Interest expense increased 6.2% to $6.7 million in the second quarter of the current year from $6.3 million in the second quarter of the prior year. The increase is principally the result of increased short-term rates associated with the floating rate bank debt.

Notwithstanding the opening of a number of newly developed hotels during the past year, depreciation expense decreased slightly to $6.3 million in the current quarter from $6.4 million in the second quarter of the prior year. The increased depreciation expense associated with newly developed hotels was offset by a decline in depreciation expense relative to hotels held for sale. In accordance with Statement of Financial Accounting Standards No. 121, the Company discontinued depreciating those assets while they are held for sale. The nine hotels held for sale at June 30, 1999, have been reported at the lower of the carrying amount or fair value less cost of sale. The nine hotels held for sale have a combined book value of $53.9 million at June 30, 1999.

Income before income taxes, extraordinary item and cumulative effect of a change in accounting principle increased $7.7 million to $13.1 million in the second quarter of 2000 from $5.4 million in the second quarter of 1999. The increase results from the net gains on the sale of assets during the second quarter of 2000. After the effect of an extraordinary loss from early debt redemption and cumulative effect of a change in accounting principle, the Company reported an increase of $4.4 million in net income to $7.3 million for the second quarter of 2000 from $2.9 million during the prior year's second quarter. The extraordinary loss from early debt redemption during the current quarter of $176,000 (net of $116,000 tax benefit) and the second quarter of 1999 of $336,000 (net of $213,000 tax benefit) related to the early redemption of debt collateralized by one property sold during the second quarter of 2000 and two properties sold during the second quarter of 1999, respectively.


COMPARISON OF RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2000 and 1999:
----------------------------------------------------------------------

Total revenues for the six months ended June 30, 2000 increased 1.7% to $107.7 million, compared to $106.0 million in the prior year. The increase results
primarily from the 7.5% increase in revenues per available room.   For those
properties opened at least one year, occupancies increased to 69.7% from 67.5% and average daily rates increased to $66.06 from $65.60.

For the six months ended June 30, 2000, hotel operating profit increased to 36.4% from 35.9% in the prior year. EBITDA decreased 1.0%, to $32.6 million for the six months ended June 30, 2000 from $33.0 million for the same period in the prior year as a result of the sale of twelve hotels over the last twelve months. Interest expense increased $788,000 or 6.4% to $13.2 million for the six months ended June 30, 2000 from $12.4 million from the prior year as a result of increased short-term rates associated with the floating rate bank debt.

Income before income taxes, extraordinary item and cumulative effect of a change in accounting principle increased $6.4 million to $14.4 million for the six months ended June 30, 2000 from $7.9 million in the prior year. The increase results from the gain on the sale of assets during the first six months of 2000. After the effect of an extraordinary loss from early debt redemption and cumulative effect of a change in accounting principle, the Company reported an increase of $4.4 million in net income to $8.1 million for the six months ended June 30, 2000 from $3.7 million during the prior year. The extraordinary loss from early debt redemption during the first six months of the current year of $176,000 (net of $116,000 tax benefit) and the prior year of $433,000 (net of $255,000 tax benefit) related to the early redemption of debt collateralized by one property sold during the first six months of 2000 and three properties sold during the same period of 1999, respectively.

On January 1, 1999, the Company adopted the AICPA Accounting Standards Executive Committee's Statement of Position 98-5, "Reporting on the Cost of Start-Up
Activities" ("SOP 98-5").   In accordance with that new accounting
pronouncement, the Company wrote off the unamortized balance of deferred pre-opening costs on its balance sheet at January 1, 1999 and recorded an after-tax charge of $599,000 (net of $421,000 tax benefit) for the cumulative effect of that change in accounting principle. Beginning January 1, 1999, pre-opening costs associated with properties under construction are expensed as incurred.

Liquidity and Capital Resources:
-------------------------------

The Company maintains an $80 million committed line of credit with a group of four banks to support on-going operations and to fulfill capital requirements. The Credit Facility expires in October 2000. Availability under that line of credit is a function of trailing cash flow, but amounted to the full $80.0 million during the quarter ended June 30, 2000. Borrowings under the line amounted to $19 million at June 30, 2000 compared to $51 million at December 31, 1999. The Company is currently exploring refinancing options, but expects that planned asset sales will result in the outstanding balance under the Credit Facility being significantly reduced prior to its expiration.

At June 30, 2000, the Company has $262.8 million of long-term debt outstanding. The $149.5 million of subordinated debt payable to Choice Hotels International, Inc. matures in October, 2002. The Choice note provides additional financial flexibility as interest is not payable until maturity.

The Company has been a developer of MainStay Suites, a mid-priced extended-stay hotel product. At June 30, 2000, twenty-one Sunburst-owned MainStay Suites were open and operating. The cost of developing a MainStay Suites approximates $6.0 million. At June 30, 2000, costs incurred to date on acquiring sites amounted to $5.4 million. Accordingly, the estimated cost to complete is approximately $16.8 million. In order for the Company to continue the extended-stay development program, additional capital will be required.

On March 27, 2000, the Company entered into a Put/Call agreement with Choice which provides an option for Choice to acquire three of Sunburst's MainStay Suites hotels in 2000 at a price equal to Sunburst's original cost, with the proceeds used to reduce the balance of Sunburst's term note to Choice. On August 31, 2000, Choice will acquire three of Sunburst's MainStay Suites located in Brentwood, Tennessee; Greenville, South Carolina and Pittsburgh, Pennsylvania. Proceeds of $16.3 million will be used to reduce the balance of Sunburst's term note to Choice. The three put/call hotels reported total revenues of $4.4 million and EBITDA of $1.5 million over the last twelve months.

The Company's objective is to reduce its overall leverage. The Company continuously evaluates its existing portfolio and seeks to sell hotels that have limited upside potential, or that are projected to under-perform, in order to reduce debt and redeploy capital to higher yielding opportunities. The Company has identified nine such properties that as of June 30, 2000, are being marketed for sale. During the quarter ended June 30, 2000, the Company sold four hotels for total proceeds of $29.7 million. The five hotels sold during 2000 reported last twelve months revenue of $11.4 million and EBITDA of $2.3 million.

The Company's Board of Directors authorized a Treasury share purchase program aggregating six million shares. The program was completed in January, 2000 and six million shares have been purchased at an aggregate cost of $30 million, or $5.00 per share. The Company does not anticipate expanding the Treasury share purchase program, at least until such time as additional financing is arranged.

At June 30, 2000, the Company's debt to book capitalization amounted to 74.1% and debt to market capitalization was 78.9%.

While operating cash flow, credit available under the Company's bank facility and proceeds from the sale of hotels are expected to be adequate to fund operations and committed construction projects, accessing additional capital is imperative in order for the Company to implement development and growth plans. Also, given the relatively short maturities of the note payable to Choice and the near term expiration of the bank facility, refinancing or extending maturities is an imperative. If the Company is unsuccessful in completing planned asset sales or otherwise arranging for an extension of its bank facility which otherwise expires October 15, 2000, alternative sources of capital will have to be identified and accessed.

FORWARD-LOOKING STATEMENTS
---------------------------

     The statements contained in this document that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

     A number of important factors could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company.

     Certain statements contained in this Form 10-Q, including those in the section entitled "Management's Discussion and Analysis of Operating Results and Financial Condition," contain forward-looking information that involves risk and uncertainties. Actual future results and trends may differ materially depending on a variety of factors discussed in the "Risk Factors" section included in the Company's SEC filings, including (a) the Company's success in implementing its business strategy, including its success in arranging financing where required and (b) the nature and extent of future competition, and political, economic and demographic developments in regions where the Company does business or in the future may do business.

     Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or update these forward-looking statements.

                           PART II OTHER INFORMATION
                           -------------------------



ITEM 1.         LEGAL PROCEEDINGS
                -----------------


The Company is not party to any litigation, other than routine litigation incidental to the business of the Company. None of such litigation, either individually or in the aggregate, is expected to be material to the business, financial condition or results of operations of the Company.



ITEM 6.         EXHIBITS AND REPORTS ON FORM 8-K
                --------------------------------


(a)  Exhibits

     Exhibit 27.01 - Financial Data Schedule - June 30, 2000


(b) The following reports were filed pertaining to the quarter ended June 30, 2000.

     None

                                   SIGNATURE

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          SUNBURST HOSPITALITY CORPORATION

Date: August 9, 2000                         /s/   James A. MacCutcheon
      ---------------                        --------------------------

                                           By:     James A. MacCutcheon
                                                   Executive Vice President,
                                                   Chief Financial Officer and
                                                   Treasurer

                       SUNBURST HOSPITALITY CORPORATION
                   Special Meeting of Stockholders -- [DATE]
          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Leland C. Pillsbury and Carole Y. Prest as Proxies, each with the power to appoint their substitute, to act alone, and to represent and vote, as designated on the reverse side, all shares of Common Stock of Sunburst Hospitality Corporation ("Sunburst") held of record by the undersigned, as of the close of business, on __________, at the Special Meeting of Stockholders to be held on ___________ or any adjournments or postponements thereof, and in the Proxies' discretion, upon such other business, as may properly come before the Special Meeting.

     The shares represented hereby will be voted in accordance with the specifications made on the reverse side or, IF NO SPECIFICATION IS MADE, THEY WILL BE VOTED FOR THE PROPOSAL SET FORTH ON THE REVERSE SIDE.
              ---

                          (Continued on reverse side)

                        Please date, sign and mail your
                      proxy card back as soon as possible

                        Special Meeting of Stockholders
                       SUNBURST HOSPITALITY CORPORATION

                                  [MTG DATE]










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                                                      FOR     AGAINST    ABSTAIN

1.  Approval and adoption of the Recapitalization     [ ]       [ ]        [ ]
    Agreement and the related merger




    If you plan to attend the Special Meeting         [ ]
    of Stockholders, please mark the following box and promptly return your Proxy Card






_____________________________   _____________________________  Date _______ 2000
          Signature               Signature if held jointly


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